[LOGO]

                      Bank of Northumberland, Incorporated


                                                                December 2, 1997


Dear Fellow Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders of Bank of Northumberland, Incorporated ("BNI") to be held at the Northumberland County Historical Society, 86 Back Street, Heathsville, Virginia on December 29, 1997 at 3:00 p.m.

         At the meeting shareholders will consider and vote on the Agreement and Plan of Reorganization, dated as of September 26, 1997 (the "Agreement"), between BNI, Southside Bank ("SSB") and Eastern Virginia Bankshares, Inc. ("EVB"), pursuant to which, among other things, BNI and SSB each will engage in a Share Exchange with EVB (the "Reorganization"). Under the terms of the Agreement, each share of common stock of BNI outstanding immediately prior to consummation of the Reorganization will be exchanged for 1.0 share of EVB Common Stock. In addition, each share of common stock of SSB outstanding immediately prior to consummation of the Reorganization will be exchanged for 2.5984 shares of EVB Common Stock, with cash being paid in lieu of issuing fractional shares. As a result, BNI's shareholders will receive approximately 2,541,920 shares, or 49.0% of the outstanding shares of EVB Common Stock, and SSB's shareholders will receive approximately 2,647,375 shares, or 51.0% of the outstanding shares of EVB Common Stock. Following the Reorganization, BNI and SSB each will continue to carry on its banking business as a wholly-owned subsidiary of EVB in substantially the same manner as before the Reorganization.

         The exchange of shares (other than for cash in lieu of any fractional shares) will be a tax-free transaction for federal income tax purposes. Details of the proposed Reorganization are set forth in the accompanying Joint Proxy Statement, which you are urged to read carefully in its entirety. Approval of the Reorganization requires the affirmative vote of more than two-thirds of the outstanding shares of BNI common stock.

         Your Board of Directors unanimously approved the Reorganization and believes that it is in the best interests of BNI and its shareholders. Accordingly, the Board unanimously recommends that you VOTE FOR the Reorganization.

         We hope you can attend the Meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own. We look forward to seeing you at the Meeting.

                                          Sincerely,


                                          Lewis R. Reynolds
                                          President and Chief Executive Officer

                              Route 360, P.O. Box 9
                        Heathsville, Virginia 22473-0009

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                  To be held on December 29, 1997 at 3:00 p.m.


         A Special Meeting of Shareholders of Bank of Northumberland, Incorporated ("BNI") will be held on December 29, 1997 at 3:00 p.m. at the Northumberland County Historical Society, 86 Back Street, Heathsville, Virginia for the following purposes:

          1. To approve the Agreement and Plan of Reorganization, dated as of September 26, 1997, between BNI, Southside Bank ("SSB") and Eastern Virginia Bankshares, Inc. ("EVB") and a related Plan of Share Exchange (collectively, the "Reorganization Agreement"), providing for a Share Exchange between BNI and EVB (the "Reorganization") upon the terms and conditions therein, including among other things that each issued and outstanding share of BNI common stock will be exchanged for 1.0 share of EVB Common Stock. The Reorganization Agreement also provides for the simultaneous exchange of 2.5984 shares of EVB Common Stock for each issued and outstanding share of SSB Common Stock, with cash being paid in lieu of issuing fractional shares. The Reorganization Agreement is enclosed with the accompanying Joint Proxy Statement as Appendix A. Shareholders are entitled to assert dissenters' rights under Article 15 of the Virginia Stock Corporation Act, a copy of which is attached to the Joint Proxy Statement as Appendix B.

          2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed November 21, 1997 as the record date for the Meeting, and only holders of record of BNI Common Stock at the close of business on that date are entitled to receive notice of and to vote at the Meeting or any adjournments or postponements thereof.

                                       By Order of the Board of Directors



                                       Lewis R. Reynolds
                                       President and Chief Executive Officer


December 2, 1997


             PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

         THE BOARD OF DIRECTORS OF BANK OF NORTHUMBERLAND, INCORPORATED
                RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE
                         THE REORGANIZATION AGREEMENT.

                                     [LOGO]

                                 Southside Bank



                                                                December 2, 1997


Dear Fellow Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders of Southside Bank ("SSB") to be held at the Operations Center of SSB, 412 Duke Street, Tappahannock, Virginia on December 29, 1997 at 3:00 p.m.

         At the meeting shareholders will consider and vote on the Agreement and Plan of Reorganization, dated as of September 26, 1997 (the "Agreement"), between SSB, Bank of Northumberland, Incorporated ("BNI") and Eastern Virginia Bankshares, Inc. ("EVB"), pursuant to which, among other things, SSB and BNI each will engage in a Share Exchange with EVB (the "Reorganization"). Under the terms of the Agreement, each share of common stock of SSB outstanding immediately prior to consummation of the Reorganization will be exchanged for
2.5984 shares of EVB Common Stock, with cash being paid in lieu of issuing fractional shares. In addition, each share of common stock of BNI outstanding immediately prior to consummation of the Reorganization will be exchanged for
1.0 share of EVB Common Stock. As a result, SSB's shareholders will receive approximately 2,647,375 shares, or 51.0% of the outstanding shares of EVB Common Stock, and BNI's shareholders will receive approximately 2,541,920 shares, or 49.0% of the outstanding shares of EVB Common Stock. Following the Reorganization, SSB and BNI each will continue to carry on its banking business as a wholly-owned subsidiary of EVB in substantially the same manner as before the Reorganization.

         The exchange of shares (other than for cash in lieu of any fractional shares) will be a tax-free transaction for federal income tax purposes. Details of the proposed Reorganization are set forth in the accompanying Joint Proxy Statement, which you are urged to read carefully in its entirety. Approval of the Reorganization requires the affirmative vote of more than two-thirds of the outstanding shares of SSB common stock.

         Your Board of Directors unanimously approved the Reorganization and believes that it is in the best interests of SSB and its shareholders. Accordingly, the Board unanimously recommends that you VOTE FOR the Reorganization.

         We hope you can attend the Meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own. We look forward to seeing you at the Meeting.

                                       Sincerely,



                                       Thomas M. Boyd, Jr.
                                       President and Chief Executive Officer

                                 307 Church Lane
                                  P.O. Box 1005
                        Tappahannock, Virginia 22560-1005

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                  To be held on December 29, 1997 at 3:00 p.m.


         A Special Meeting of Shareholders of Southside Bank ("SSB") will be held on December 29, 1997 at 3:00 p.m., at the Operations Center of SSB, 412 Duke Street, Tappahannock, Virginia for the following purposes:

          1. To approve the Agreement and Plan of Reorganization, dated as of September 26, 1997, between SSB, Bank of Northumberland, Incorporated ("BNI") and Eastern Virginia Bankshares, Inc. ("EVB") and a related Plan of Share Exchange (collectively, the "Reorganization Agreement"), providing for a Share Exchange between SSB and EVB (the "Reorganization") upon the terms and conditions therein, including among other things that each issued and outstanding share of SSB common stock will be exchanged for
               2.5984 shares of EVB Common Stock, with cash being paid in lieu of issuing fractional shares. The Reorganization Agreement also provides for the simultaneous exchange of 1.0 share of EVB Common Stock for each issued and outstanding share of BNI Common Stock. The Reorganization Agreement is enclosed with the accompanying Joint Proxy Statement as Appendix A. Shareholders are entitled to assert dissenters' rights under Article 15 of the Virginia Stock Corporation Act, a copy of which is attached to the Joint Proxy Statement as Appendix B.

          2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed November 21, 1997 as the record date for the Meeting, and only holders of record of SSB Common Stock at the close of business on that date are entitled to receive notice of and to vote at the Meeting or any adjournments or postponements thereof.

                                    By Order of the Board of Directors



                                    Thomas M. Boyd, Jr.
                                    President and Chief Executive Officer


December 2, 1997


             PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY,
              WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                    THE BOARD OF DIRECTORS OF SOUTHSIDE BANK
                RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE
                          THE REORGANIZATION AGREEMENT.

                                 SOUTHSIDE BANK
                                       AND
                      BANK OF NORTHUMBERLAND, INCORPORATED

                              JOINT PROXY STATEMENT
                                    ---------

                                   PROSPECTUS
                                       of
                        EASTERN VIRGINIA BANKSHARES, INC.

                                  INTRODUCTION

         This Joint Proxy Statement is being furnished to shareholders of Bank of Northumberland, Incorporated ("BNI") and shareholders of Southside Bank ("SSB") in connection with the solicitation of proxies by the Board of Directors of BNI for use at a Special Meeting of Shareholders (the "BNI Meeting") and by the Board of Directors of SSB for use at a Special Meeting of Shareholders (the "SSB Meeting"), and any postponements or adjournments of either meeting.

         BNI. At the BNI Meeting, shareholders of BNI will be asked to approve the Agreement and Plan of Reorganization, dated as of September 26, 1997, between BNI, SSB and Eastern Virginia Bankshares, Inc. ("EVB") and a related Plan of Share Exchange (collectively, the "Reorganization Agreement"), which provides for, among other things, the exchange of common stock of BNI ("BNI Common Stock") for common stock of EVB ("EVB Common Stock") and the exchange of common stock of SSB ("SSB Common Stock") for EVB Common Stock (the "Reorganization"). Upon consummation of the Reorganization, each outstanding share of BNI Common Stock, other than shares as to which dissenters' rights have been duly exercised, will be exchanged for 1.0 share of EVB Common Stock.

         SSB. At the SSB Meeting, shareholders of SSB will be asked to approve the Reorganization Agreement, which provides for, among other things, the exchange of SSB Common Stock for EVB Common Stock and the exchange of BNI Common Stock for EVB Common Stock. Upon consummation of the Reorganization, each outstanding share of SSB Common Stock, other than shares as to which dissenters' rights have been duly exercised, will be exchanged for 2.5984 shares of EVB Common Stock, with cash being paid in lieu of issuing fractional shares.

         In order for a shareholder of BNI or a shareholder of SSB to perfect dissenters' rights, a notice must be sent to BNI or SSB, as the case may be, before the vote is taken on the Reorganization Agreement at the BNI Meeting or the SSB Meeting, as the case may be, and the shareholder must not vote in favor of the Reorganization by proxy or otherwise. See "Summary - The Reorganization - Rights of Dissent and Appraisal." See "The Reorganization" for a more complete description of the Reorganization. A copy of the Reorganization Agreement is enclosed as Appendix A.

         This Joint Proxy Statement also serves as the prospectus of EVB relating to approximately 2,541,920 shares of EVB Common Stock issuable to the shareholders of BNI upon consummation of the Reorganization and approximately 2,647,375 shares of EVB Common Stock issuable to the shareholders of SSB upon consummation of the Reorganization.


         This Joint Proxy Statement is first being mailed to shareholders of BNI and SSB on or about December 2, 1997.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF EVB COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.


           The date of this Joint Proxy Statement is December 2, 1997.

                              AVAILABLE INFORMATION


         BNI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as administered by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), and in accordance therewith files reports, proxy statements and other information with the Federal Reserve. Copies of such reports, proxy statements and other information can be obtained from the Federal Reserve at prescribed rates by addressing written requests for such copies to the Federal Reserve, Records Office, 20th and C Streets, N.W., Washington, D.C. 20551, or the Federal Reserve Bank of Richmond, 701 East Byrd Street, Richmond, Virginia 23219.

         SSB is subject to the informational requirements of the Exchange Act, as administered by the Federal Deposit Insurance Corporation (the "FDIC"), and in accordance therewith files reports, proxy statements and other information with the FDIC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the FDIC, at 1776 F Street, N.W., Room F-643, Washington, D.C. 20006. Copies of such material can also be obtained from the FDIC at prescribed rates by addressing written requests for such copies to the FDIC, Registration and Disclosure Section, 550 17th Street, N.W., Washington, D.C. 20429.

         EVB is not subject to the informational requirements of the Exchange Act and, accordingly, does not file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). EVB has filed with the Commission a Registration Statement on Form S-4, as amended (the "Registration Statement"), under the Securities Act of 1933, as amended, with respect to the shares of EVB Common Stock to be issued in connection with the Reorganization. This Joint Proxy Statement constitutes a part of the Registration Statement and does not contain all of the information set forth therein and in the exhibits thereto, certain items of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to EVB and the shares of EVB Common Stock issuable in the Reorganization, reference is made to the Registration Statement and amendments and exhibits thereto, which can be inspected and copied at the offices of the Commission, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at regional offices of the Commission at the following locations:
Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site (address: http://www.sec.gov) that contains the Registration Statement, and other information regarding registrants, such as EVB, that file electronically with the Commission.

                            -------------------------

         No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Joint Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement in any jurisdiction to or from any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement nor any distribution of the securities being offered pursuant to this Joint Proxy Statement shall, under any circumstances, create an implication that there has been no change in the affairs of EVB, BNI or SSB or the information set forth herein since the date of this Joint Proxy Statement.

                            -------------------------

                           FORWARD-LOOKING STATEMENTS

         This Joint Proxy Statement contains certain forward-looking statements with respect to the financial condition, results of operations and business of both BNI and SSB. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure in the banking industry increases significantly; (2) changes in the interest rate environment reduce margins; (3) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (4) changes occur in the regulatory environment; (5) changes occur in business conditions and inflation; and (6) changes occur in the securities markets.

                                TABLE OF CONTENTS

                                                                           Page


Introduction................................................................  1
Available Information.......................................................  2
Forward-Looking Statements..................................................  3
Summary
     The Companies..........................................................  5
     The Shareholder Meetings...............................................  5
     The Reorganization.....................................................  6
Comparative Per Share Information........................................... 10
Selected Financial Information.............................................. 12
     BNI Selected Historical Financial Information.......................... 13
     SSB Selected Historical Financial Information.......................... 14
     BNI and SSB Selected Pro Forma Combined Financial Information.......... 15
The Shareholder Meetings.................................................... 16
The Reorganization.......................................................... 19
Investment Advisor Opinions................................................. 34
Southside Bank.............................................................. 40
Southside Bank Management's Discussion and Analysis of
     Financial Condition and Results of Operations.......................... 43
Shareholder Proposals....................................................... 64
Bank of Northumberland, Incorporated........................................ 65
Bank of Northumberland, Incorporated Management's Discussion
     and Analysis of Financial Condition and Results of Operations.......... 69
Shareholder Proposals....................................................... 89
Eastern Virginia Bankshares, Inc............................................ 90
Description of EVB Capital Stock............................................ 94
Comparative Rights of Security Holders...................................... 95
Supervision and Regulation..................................................102
Legal Opinion...............................................................106
Experts  ...................................................................106
Pro Forma Combined Financial Information (Unaudited)........................107
     Pro Forma Combined Balance Sheets (Unaudited)..........................107
     Pro Forma Combined Statements of Income (Unaudited)....................109
     Notes to Pro Forma Combined Financial Information (Unaudited)..........114


Appendices

General
A    Agreement and Plan of Reorganization...................................A-1
B    Excerpts from the Virginia Stock Corporation Act Relating
     to Dissenting Shareholders.............................................B-1


Southside Bank
C    Southside Bank Financial Statements
         (including audited December 31, 1996 Financial Statements
          and unaudited September 30, 1997 Financial Statements)............C-1

D    Opinion of Austin Financial Services, Inc..............................D-1

Bank of Northumberland, Incorporated

E    Bank of Northumberland, Incorporated Financial Statements
         (including audited December 31, 1996 Financial Statements
          and unaudited September 30, 1997 Financial Statements)............E-1

F    Opinion of Crestar Securities Corporation..............................F-1

                                     SUMMARY


         The following summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Joint Proxy Statement, including the Appendices hereto and the documents incorporated herein by reference.

THE COMPANIES

         EVB. EVB was incorporated under Virginia law on September 5, 1997. It has no material assets or liabilities and has not conducted any business. Prior to the Effective Date of the Reorganization, EVB will not acquire any material assets, incur any material liabilities or conduct any business, except to perform its obligations under the Reorganization Agreement. EVB has one share of stock issued and outstanding, held by a nominee shareholder solely to facilitate the Reorganization. Accordingly, there currently is no market price for EVB Common Stock.

         The Board of Directors of EVB consists of nine individuals, five of whom are Directors of SSB and four of whom are Directors of BNI. All of the executive officers of EVB also are either officers of SSB or BNI.

         SSB. SSB is a Virginia-chartered bank headquartered in Tappahannock, Virginia, and operates eight banking offices offering a full range of banking services to individuals and small businesses. Its trade area covers the Virginia counties of Essex, Richmond, Middlesex, King and Queen, King William, Caroline, Hanover and Gloucester. SSB was founded in 1910. At September 30, 1997, SSB had total assets of $185.7 million, deposits of $164.5 million, and total stockholders' equity of $18.3 million. SSB's principal executive offices are located at 307 Church Lane, Tappahannock, Virginia 22560 and its telephone number is (804) 443-4333. See "Southside Bank," and "Southside Bank Management's Discussion and Analysis of Financial Condition and Results of Operation."


         BNI. BNI is a Virginia-chartered bank and member of the Federal Reserve System. BNI is headquartered in Heathsville, Virginia, and operates three banking offices that provide commercial and consumer banking services. Its trade area covers the Virginia counties of Northumberland, Lancaster, Richmond and Westmoreland. At September 30, 1997, BNI had total assets of $133.6 million, deposits of $112.5 million, and stockholders' equity of $20.4 million. The principal executive offices of BNI are located at Route 360, P.O. Box 9, Heathsville, Virginia 22473-0009, and its telephone number is (804) 580-3621. See "Bank of Northumberland, Incorporated" and "Bank of Northumberland, Incorporated Management's Discussion and Analysis of Financial Condition and Results of Operation."

THE SHAREHOLDER MEETINGS

         EVB. The sole shareholder of EVB has approved the Reorganization Agreement.

         SSB. The SSB Meeting will be held at the Operations Center of SSB, 412 Duke Street, Tappahannock, Virginia on December 29, 1997 at 3:00 p.m. Only holders of record of SSB Common Stock at the close of business on November 21, 1997, will be entitled to vote at the SSB Meeting. See "The Shareholder Meetings - The SSB Meeting."


         BNI. The BNI Meeting will be held at the Northumberland County Historical Society, 86 Back Street, Heathsville, Virginia on December 29, 1997 at 3:00 p.m. Only holders of record of BNI Common Stock at the close of business on November 21, 1997, will be entitled to vote at the BNI Meeting. See "The Shareholder Meetings The BNI Meeting."

THE REORGANIZATION

         At the effective date of the Reorganization, each outstanding share of SSB Common Stock, except for shares as to which dissenters' rights have been duly exercised, shall be exchanged for 2.5984 shares of EVB Common Stock and cash in lieu of any fractional share (the "SSB Exchange Ratio"), and each outstanding share of BNI Common Stock, except for shares as to which dissenters' rights have been duly exercised, shall be exchanged for 1.0 share of EVB Common Stock (the "BNI Exchange Ratio"). As a result, SSB's shareholders will receive approximate 2,541,920 shares of EVB Common Stock (or 51.0% of the outstanding shares of EVB Common Stock), and BNI's shareholders will receive approximately 2,647,375 shares of EVB Common Stock (or 49.0% of the outstanding shares of EVB Common Stock). EVB will then serve as the parent bank holding company for both SSB and BNI, both of which will continue to carry on their respective banking business in substantially the same manner as before the Reorganization and with no change in their respective names or management.

Recommendation of the Board of Directors


         SSB. The Board of Directors of SSB has unanimously approved the Reorganization, including the Reorganization Agreement. The Board of Directors believes that the Reorganization is fair to and in the best interests of shareholders of SSB and recommends a VOTE FOR the Reorganization. Holders of voting stock of SSB should be aware that certain members of SSB's Board of Directors and senior management have certain interests in the Reorganization that are in addition to the interests of stockholders of SSB generally. The potential shares of EVB Common Stock that the SSB directors and executive officers may receive in aggregate pursuant to the Reorganization are 132,071 shares. See "The Reorganization - Interest of Certain Persons in the Reorganization."


         BNI. The Board of Directors of BNI has unanimously approved the Reorganization, including the Reorganization Agreement. The Board of Directors believes that the Reorganization is fair to and in the best interests of shareholders of BNI and recommends a VOTE FOR the Reorganization. Holders of voting stock of BNI should be aware that certain members of BNI's Board of Directors and senior management have certain interests in the Reorganization that are in addition to the interests of stockholders of BNI generally. The potential shares of EVB Common Stock that the BNI directors and executive officers may receive in aggregate pursuant to the Reorganization are 488,680 shares. See "The Reorganization - Interest of Certain Persons in the Reorganization."

         EVB. The Board of Directors and the sole shareholder of EVB have unanimously approved the Reorganization, including the Reorganization Agreement.

Opinion of Financial Advisor

         SSB. Austin Financial Services, Inc. has served as financial advisor to SSB in connection with the Reorganization and has rendered its opinion to the Board of Directors of SSB that, as of the date of this Joint Proxy Statement and on the basis of the matters referred to herein, the consideration to be received pursuant to the Reorganization Agreement is fair, from a financial point of view, to the SSB shareholders. A copy of the opinion of Austin Financial Services, Inc. is attached as Appendix D to this Joint Proxy Statement and should be read in its entirety for information with respect to the assumptions made and other matters considered by Austin Financial Services, Inc. in rendering its opinion. See "The Reorganization - Opinion of Financial Advisor of SSB."

         BNI. Crestar Securities Corporation has served as financial advisor to BNI in connection with the Reorganization and has rendered its opinion to the Board of Directors of BNI that, as of the date of this Joint Proxy Statement and on the basis of the matters referred to herein, the consideration to be received pursuant to the Reorganization Agreement is fair, from a financial point of view, to the BNI shareholders. A copy of the opinion of Crestar Securities Corporation is attached as Appendix F to this Joint Proxy Statement and should be read in its entirety for information with respect to the assumptions made and other matters considered by Crestar Securities Corporation in rendering its opinion. See "The Reorganization - Opinion of Financial Advisor of BNI."

Vote Required

         SSB. Approval of the Reorganization requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of SSB Common Stock. As of the record date for the SSB Meeting, directors and executive officers of SSB and their affiliates owned beneficially an aggregate of 50,828 shares of SSB Common Stock, or approximately 5.0% of the shares of SSB Common Stock outstanding on such date. The directors and executive officers of SSB have indicated their intention to vote their shares of SSB Common Stock in favor of the Reorganization. See "The SSB Meeting - Vote Required."

         BNI. Approval of the Reorganization requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of BNI Common Stock. As of the record date for the BNI Meeting, directors and executive officers of BNI and their affiliates owned beneficially an aggregate of 488,420 shares of BNI Common Stock, or approximately 19.2% of the shares of BNI Common Stock outstanding on such date. The directors and executive officers of BNI have indicated their intention to vote their shares of BNI Common Stock in favor of the Reorganization. See "The BNI Meeting - Vote Required."

Effective Date

         If the Reorganization is approved by the requisite vote of the shareholders of SSB and BNI, and the applications of EVB to acquire SSB and BNI pursuant to the Reorganization are approved by the Federal Reserve and the Virginia State Corporation Commission (the "SCC"), and other conditions to the Reorganization are satisfied (or waived to the extent permitted by applicable law), the Reorganization will be consummated and effected on the date and at the time set forth in Certificates of Share Exchange issued by the SCC pursuant to the Virginia Stock Corporation Act (the "Effective Date"). The Reorganization Agreement provides that the acquisitions of both SSB and BNI by EVB will become effective at the same time. Unless EVB acquires both SSB and BNI, it will not acquire either SSB or BNI. If the Reorganization is approved by the shareholders of SSB and BNI, the Federal Reserve and the SCC, it is anticipated that the Effective Date will be on or about December 31, 1997, or as soon thereafter as practicable. Under the Reorganization Agreement, either party may terminate the agreement if the transaction is not consummated by March 31, 1998.

Management and Operations After the Reorganization

         On the Effective Date, SSB and BNI will become bank subsidiaries of EVB, which will then serve as the parent holding company for both SSB and BNI and will operate under the name "Eastern Virginia Bankshares, Inc." See "The Reorganization."

         The  Board  of  Directors  of  EVB  consists  of  the  following   nine
individuals, five of whom are Directors of SSB and four of whom are Directors of BNI.

                    Name                               Affiliation

             Robert L. Covington                           BNI
              F.L. Garrett, III                            SSB
             Thomas M. Boyd, Jr.                           SSB
              Lewis R. Reynolds                            BNI
            L. Edelyn Dawson, Jr.                          BNI
            F. Warren Haynie, Jr.                          BNI
                W. Rand Cook                               SSB
               Eric A. Johnson                             SSB
              William L. Lewis                             SSB

The EVB Board of Directors will remain the same after consummation of the Reorganization. All nine directors will serve as such until the first annual meeting of EVB's shareholders, or until their successors are elected and qualify.

         The principal executive officers of EVB are Thomas M. Boyd, Jr., President and Chief Executive Officer, and Lewis R. Reynolds, Executive Vice President. Robert L. Covington is Chairman of the Board of EVB, and F.L. Garrett is Vice Chairman of the Board of EVB. The Boards of Directors, officers and employees of SSB and BNI will not change as a result of the Reorganization.

         Following the Reorganization, SSB and BNI will keep their existing names and office locations and will continue to carry on their respective banking businesses in the same manner as before the Reorganization. See "The Reorganization."

         The Bylaws of EVB include several provisions that are intended to preserve the autonomy of SSB and BNI after the Effective Date, as well as to preserve the number of Directors of each of SSB and BNI who serve on the Board of Directors of EVB. The EVB Bylaws provide that in the first five annual elections of Directors of EVB, beginning in 1998, nominations made by the Board of EVB will consist of five individuals designated by Directors of EVB who are also are Directors of SSB and four individuals designated by Directors of EVB who also are Directors of BNI.

         Consistent with the foregoing provision, if a vacancy on the Board of Directors of EVB arises for any reason before the Annual Meeting of Shareholders in 2003, the vacancy shall be filled by an individual designated by Directors of EVB who also are Directors of BNI or an individual designated by Directors of EVB who also are Directors of SSB, as the case may be, in order that at all times before the Annual Meeting of Shareholders in 2003, five Directors shall have been designated by Directors of EVB who also are Directors of SSB and four Directors shall have been designated by Directors of EVB who also are Directors of BNI.

         The Bylaws of EVB also provide that the affirmative vote of more than a simple majority of the entire Board of Directors will be required to take certain actions. So long as the Board of Directors of EVB consists of nine individuals, at least six votes will be required to (i) amend the Bylaws of EVB,
(ii) submit to the shareholders of EVB any plan of merger or share exchange or any proposal to dissolve EVB or to sell, lease, exchange or otherwise dispose of all or substantially all of EVB's property, other than in the usual and regular course of business; (iii) submit to the shareholders any proposal to change the name of EVB; (iv) cause SSB or BNI to change its name or amend its Articles of Incorporation or Bylaws; (v) cause SSB or BNI to appoint, remove or transfer its Chief Executive Officer; (vi) dispose of any of the stock of SSB or BNI or cause either of such Banks to dissolve or enter into a plan of merger or share exchange or to sell, lease, exchange or otherwise dispose of all or substantially all of its property, other than in the usual and regular course of business; or (vii) appoint, remove or transfer the Chief Executive Officer of EVB.

         The Bylaws of EVB also provide that the Directors of each of SSB and BNI shall nominate individuals for election to their respective Boards each year. The Bylaws of EVB provide that it will not remove any Director of SSB or BNI or refuse to vote its shares of either of such Bank's common stock in favor of the election of those nominated unless a Director of either of such Banks violates a code of conduct that is generally applicable to the Directors of EVB and its subsidiaries; EVB's Board of Directors determines that either of such Bank is experiencing business, financial or regulatory difficulties and, as a result, EVB determines that a change in the Board of Directors of such Bank is necessary or advisable in order to protect EVB and its investment in such Bank; or a Director of either of such Banks acts in a manner inconsistent with his fiduciary duty to such Bank.

Distribution of Stock Certificates and Payment for Fractional Shares

         As soon as practicable after the Effective Date, SSB, as the exchange agent, will mail to each SSB shareholder and each BNI shareholder (other than dissenting shareholders) a letter of transmittal and instructions for use in order to surrender the certificates which immediately prior to the Effective Date represented shares of SSB Common Stock or BNI Common Stock in exchange for certificates representing shares of EVB Common Stock. Cash (without interest) will be paid to SSB shareholders in lieu of the issuance of any fractional shares in an amount equal to the fraction of a share of EVB Common Stock to which such shareholder would otherwise be entitled multiplied by $12.70. Under the Reorganization Agreement, either party may terminate the Reorganization Agreement if the transaction is not consummated by March 31, 1998. See "The Reorganization Surrender of Stock Certificates."

Certain Federal Income Tax Consequences

         Williams, Mullen, Christian & Dobbins, counsel for EVB, will deliver an opinion that, among other things, (i) no gain or loss will be recognized by SSB shareholders and BNI shareholders who receive solely shares of EVB Common Stock pursuant to the Reorganization, (ii) the aggregate tax basis of EVB Common Stock received by a SSB shareholder will equal the aggregate tax basis of the SSB Common Stock surrendered in exchange therefor by such shareholder (reduced by any amount allocable to fractional share interests for which cash is received),
(iii) the aggregate tax basis of EVB Common Stock received by a BNI shareholder will equal the aggregate tax basis of the BNI Common Stock surrendered in exchange therefore by such shareholder, and (iv) the holding period of the EVB Common Stock received will generally include the holding period of the SSB Common Stock or BNI Common Stock surrendered if such SSB Common Stock or BNI Common Stock is held as a capital asset at the Effective Date. For a more complete description of the federal income tax consequences of the Reorganization, see "The Reorganization - Certain Federal Income Tax Consequences." Due to the individual nature of the tax consequences of the Reorganization, it is recommended that each SSB shareholder and each BNI shareholder consult his or her own tax advisor concerning the tax consequences of the Reorganization.

Conditions to Consummation of the Reorganization

         Consummation of the Reorganization is subject to various conditions, including among other matters: (i) receipt of the approval of the shareholders of SSB and BNI solicited hereby; (ii) receipt of an opinion of counsel as to the tax-free nature of the Reorganization for shareholders of SSB and BNI (except for cash received by SSB shareholders in lieu of fractional shares or by SSB shareholders or BNI shareholders upon the exercise of dissenters' rights); and
(iii) approval of the Federal Reserve under the Bank Holding Company Act of 1956, as amended ("BHC Act"), and the SCC. Substantially all of the conditions to consummation of the Reorganization may be waived, in whole or in part, to the extent permissible under applicable law by the party for whose benefit the condition has been imposed, without the approval of the shareholders of that party. Shareholder and regulatory approvals, however, may not be waived. See "The Reorganization - Representations and Warranties;" "Conditions to the Reorganization" and "The Reorganization - Regulatory Approvals."

         The Reorganization Agreement may be terminated and the Reorganization abandoned notwithstanding shareholder approval (i) by mutual agreement of the Boards of Directors of EVB, BNI and SSB or (ii) by EVB, BNI or SSB if the Effective Date has not occurred by March 31, 1998 or if certain specified events occur. See "The Reorganization - Waivers, Amendment and Termination."

Effects of the Reorganization on the Rights of SSB Shareholders

         Upon consummation of the Reorganization, SSB shareholders and BNI shareholders shall become shareholders of EVB. The rights of the former shareholders of SSB and BNI, now governed by the Virginia Stock Corporation Act (the "Virginia SCA"), will continue to be governed by the Virginia SCA after the Effective Date and the rights of SSB shareholders and BNI shareholders will also be as provided for under the Articles of Incorporation and Bylaws of EVB. The provisions of the Articles of Incorporation and Bylaws of EVB differ in certain material respects from the Articles of Incorporation and Bylaws of SSB and BNI. See "Comparative Rights of Shareholders."

Accounting Treatment

         It is intended that the Reorganization will be accounted for as a pooling of interests. It is intended that EVB will receive a letter from Deloitte & Touche LLP that the Reorganization will be accounted for as a pooling of interests, which is a condition to the consummation of that transaction. Although pooling of interests accounting, like other terms in the Agreement, can be waived, EVB has indicated that it is unlikely to waive that requirement. If independent accountants determine that pooling of interests accounting treatment is not available and both parties agree to waive that term, the Reorganization would have to be resubmitted to shareholders of BNI and SSB for their approval. See "The Reorganization - Accounting Treatment."

Rights of Dissent and Appraisal

         Each SSB shareholder and each BNI shareholder may dissent from the Reorganization and is entitled to the rights and remedies of dissenting shareholders provided in Article 15 of the Virginia SCA, subject to compliance with the procedures set forth therein, including the right to appraisal of his or her stock. A copy of Article 15 is attached as Appendix B to this Joint Proxy Statement and a summary thereof is included under "The Reorganization - Rights of Dissenting Shareholders."

Markets and Market Prices

         Neither SSB Common Stock nor BNI Common Stock is registered on any exchange, traded in the over-the-counter market, or quoted by The Nasdaq Stock Market. Both SSB Common Stock and BNI Common Stock have periodically been sold in a limited number of privately negotiated transactions. Based on information available to it, SSB believes that the per share selling price of SSB Common Stock ranged from $28.00 to $34.00 in 1996 and in the first three quarters of 1997. There may, however, have been other transactions at other prices not known to SSB. Based on information available to it, BNI believes that the per share selling price of BNI Common Stock ranged from $8.00 to $14.00 in 1996 and in the first three quarters of 1997. There may, however, have been other transactions at other prices not known to BNI.


         To the best knowledge of SSB, the predominant price at which SSB Common Stock has traded since year-end 1996 is $33.00 per share. To the best knowledge of BNI, the predominant price at which BNI Common Stock has traded since year-end 1996 is $12.50 per share. See "Comparative Stock Prices and Dividends."

         No assurance can be given as to the market price or trading value of EVB Common Stock at or after the Effective Date.

                        COMPARATIVE PER SHARE INFORMATION

         The following unaudited  consolidated  financial  information  reflects certain comparative per share data relating to the Reorganization. The information shown below should be read in conjunction with the historical financial statements of BNI and SSB, including the respective notes thereto, which are included elsewhere in this Joint Proxy Statement or in documents delivered herewith, and in conjunction with the unaudited pro forma consolidated financial information appearing elsewhere in this Joint Proxy Statement. See "Pro Forma Condensed Financial Information."

         The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Reorganization been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods.

         The following table presents selected comparative consolidated unaudited per share information (i) for BNI on a historical basis and on a pro forma combined basis assuming the Reorganization had been effective during the periods presented and accounted for as a pooling of interests and (ii) for SSB on a historical basis and on a pro forma equivalent basis.

                                   SSB AND BNI

                                            For the Nine
                                            Months Ended
                                            September 30
                                                                        For the Year Ended December 31,
                                                 1997              1996       1995      1994       1993       1992
                                                 ----              ----       ----      ----       ----       ----
Per Common Share:
Net Income:
  SSB-historical                                 $2.31            $2.51      $2.10     $2.03      $1.81      $1.60
  BNI-historical                                  0.85             0.98       0.78      0.80       0.81       0.78
  EVB pro forma combined (1)                      0.87             0.97       0.79      0.79       0.75       0.69
  SSB pro forma equivalent (2)                    2.26             2.52       2.05      2.05       1.95       1.79
  BNI pro forma equivalent (2)                    0.87             0.97       0.79      0.79       0.75       0.69

Cash Dividends Declared:
  SSB-historical                                 $0.16            $0.76      $0.71     $0.70      $0.68      $0.63
  BNI-historical                                  0.18             0.33       0.23      0.21       0.19       0.17
  EVB pro forma combined (1)                      0.12             0.31       0.25      0.24       0.23       0.20
  SSB pro forma equivalent (2)                    0.31             0.81       0.65      0.62       0.60       0.52
  BNI pro forma equivalent (2)                    0.12             0.31       0.25      0.24       0.23       0.20



                                          At September 30,       At December 31,
Book Value:                                    1997                  1996
                                               ----                  ----
  SSB-historical                             $18.67                 $16.53
  BNI-historical                               8.04                   7.33
  EVB pro forma combined (1)                   7.60                   6.83
  SSB pro forma equivalent (2)                19.75                  17.75
  BNI pro forma equivalent (2)                 7.60                   6.83

----------------

(1) Pro forma combined and equivalent amounts represent historical information adjusted for the SSB Exchange Ratio of 2.5984 shares of EVB Common Stock for each share of SSB Common Stock, and the BNI Exchange Ratio of 1.0 share of EVB Common Stock for each share of BNI Common Stock. The approximate number of EVB shares outstanding for current SSB and BNI shareholders following consummation will be 2,647,375 and 2,541,920, respectively.
(2) The pro forma equivalent information is computed by multiplying the EVB pro forma combined information by the exchange ratio of 2.5984 shares of EVB Common Stock for SSB Common Stock and 1.0 share of EVB Common Stock for BNI Common Stock.

                         SELECTED FINANCIAL INFORMATION

         The following tables set forth certain selected historical financial information for BNI and SSB and certain unaudited combined pro forma financial information giving effect to the Reorganization using the pooling of interests method of accounting. See "The Reorganization - Accounting Treatment." The selected historical financial information is based on, derived from and should be read in conjunction with the historical financial statements of BNI and the historical financial statements of SSB and the respective notes thereto included elsewhere in this Joint Proxy Statement. See "Available Information". All of the following selected financial information should be read in conjunction with the unaudited pro forma combined financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement. See "Pro Forma Combined Financial Information." The pro forma combined financial information is not necessarily indicative of the results that actually would have occurred had the Reorganization been consummated on the dates indicated or that may be obtained in the future.

                      Bank of Northumberland, Incorporated
                    Selected Historical Financial Information


                                                  Nine Months Ended
                                                      September 30,               Years Ended December 31,
                                          ------------------------------   ----------------------------------------
                                               1997            1996            1996            1995            1994
                                               ----            ----            ----            ----            ----
                                               (In thousands, except ratios and share and per share data)
Income Statement Data:
Net interest income............             $ 4,104         $ 3,809        $  5,166        $  4,642         $ 4,648
Provision for loan losses......                   -               -              92             252             316
                                            -------        --------        --------         -------         -------
Net interest income after provision
  for loan losses..............               4,104           3,809           5,074           4,390           4,332
Noninterest income.............                 319             330             435             417             445
Noninterest expense............               1,588           1,550           2,266           2,279           2,225
                                            -------        --------        --------         -------         -------
Income before income taxes.....               2,835           2,589           3,243           2,528           2,552
Income taxes...................                 686             625             748             542             524
                                            -------        --------        --------         -------         -------
Net income.....................             $ 2,149        $  1,964        $  2,495         $ 1,986         $ 2,028
                                            =======        ========        ========         =======         =======

Per Share Data:
Net income.....................              $ 0.85          $ 0.77         $  0.98         $  0.78         $  0.80
Cash dividends.................                0.18               -            0.33            0.23            0.21

Book value at period end.......                8.04            7.41            7.33

Balance Sheet Data:
Total assets...................           $ 133,610       $ 128,255        $131,546
Loans, net.....................              79,512          72,959          74,696
Securities.....................              46,486          45,961          49,692
Deposits.......................             112,513         108,715         112,096
Stockholders' equity...........              20,431          18,842          18,621
Average shares outstanding (1).           2,541,920       2,541,920       2,541,920

Performance Ratios (2):
Return on average assets.......               2.17%           2.11%           1.98%           1.67%           1.76%
Return on average equity.......              14.55%          14.47%          13.68%          12.15%          13.39%
Net interest margin (3)........               4.81%           4.75%           4.76%           4.52%           4.72%
Average loans to deposits......              69.75%          68.33%          67.61%          69.14%          67.76%
Dividend payout to net income..              21.30%               -          33.62%          29.44%          26.25%
Equity to assets...............              15.29%          14.69%          14.15%

Asset Quality Ratios:
Allowance for loan losses to
  period end loans.............               1.56%           1.74%           1.66%
Allowance for loan losses to
  nonaccrual loans.............               4.60x           3.02x           3.40x
Nonperforming assets to period
  end loans and other real estate
  owned........................               0.55%           0.57%           0.54%
Net chargeoffs to average loans                   -          (0.04)%          0.13%

---------------

(1) The weighted average shares outstanding during 1994 is retroactively adjusted by a 1994 stock split effected in the form of a stock dividend.

(2)      Annualized for the nine months ended September 30, 1997 and 1996.

(3) Net interest margin is calculated as tax-equivalent net interest income divided by average earning assets and represents the net yield on its earning assets.

                                 Southside Bank
                    Selected Historical Financial Information


                                                  Nine Months Ended
                                                      September 30,               Years Ended December 31,
                                          ------------------------------   ----------------------------------------
                                               1997            1996            1996            1995            1994
                                               ----            ----            ----            ----            ----
                                               (In thousands, except ratios and share and per share data)
Income Statement Data:
Net interest income............              $6,101          $5,557          $7,480          $6,713          $6,724
Provision for loan losses......                 262             227             345             324             480
                                            -------        --------        --------         -------         -------
Net interest income after provision
  for loan losses..............               5,839           5,330           7,135           6,389           6,244
Noninterest income.............                 888             756           1,050           1,020             799
Noninterest expense............               3,522           3,289           4,674           4,494           4,208
                                              -----           -----           -----           -----           -----
Income before income taxes.....               3,205           2,797           3,511           2,914           2,835
Income taxes...................                 855             684             962             775             768
                                                ---             ---             ---             ---             ---
Net income.....................              $2,350          $2,113          $2,549          $2,139          $2,066
                                             ======          ======          ======          ======          ======
Per Share Data:
Net income.....................               $2.31           $2.08           $2.51           $2.10           $2.03
Cash dividends.................                0.16            0.14            0.76            0.71            0.70

Book value at period end.......               18.67           16.57           16.53

Balance Sheet Data:
Total assets...................            $185,745        $169,156        $177,182
Loans, net.....................             138,341         129,934         128,008
Securities.....................              32,099          31,531          32,600
Deposits.......................             164,481         151,264         157,765
Stockholders' equity...........              19,020          16,818          16,836
Average shares outstanding.....           1,018,587       1,019,355       1,014,281

Performance Ratios:
Return on average assets.......               1.73%           1.69%           1.49%           1.36%           1.42%
Return on average equity.......              17.49%          17.56%          15.88%          14.90%          15.88%
Net interest margin (1)........               4.71%           4.76%           5.06%           4.87%           5.26%
Average loans to deposits......              84.21%          82.50%          80.46%          80.93%          79.78%
Dividend payout to net income..               6.93%           6.73%          30.28%          33.81%          34.49%
Equity to assets...............              10.24%           9.94%           9.50%

Asset Quality Ratios:
Allowance for loan losses to
  period end loans.............               1.86%           1.87%           1.86%
Allowance for loan losses to
  nonaccrual loans.............               0.99x           0.80x           0.68x
Nonperforming assets to period
  end loans and other real estate
  owned........................               1.88%           2.62%           2.73%
Net chargeoffs to average loans               0.01%           0.32%           0.42%

--------------

(1) Net interest margin is calculated as tax-equivalent net interest income divided by average earning assets and represents the net yield on its earning assets.

                        Eastern Virginia Bankshares, Inc.

               Selected Pro Forma Combined Financial Information
                                    Unaudited


                                                  Nine Months Ended
                                                      September 30,               Years Ended December 31,
                                          ------------------------------   ----------------------------------------
                                               1997            1996            1996            1995            1994
                                               ----            ----            ----            ----            ----
                                               (In thousands, except ratios and share and per share data)

Income Statement Data:
Net interest income............             $10,205          $9,366         $12,646         $11,354         $11,371
Provision for loan losses......                 262             227             437             576             796
                                                ---             ---             ---             ---             ---
Net interest income after provision
  for loan losses..............               9,943           9,139          12,209          10,778          10,575
Noninterest income.............               1,207           1,086           1,485           1,437           1,244
Noninterest expense............               5,110           4,839           6,940           6,773           6,433
                                              -----           -----           -----           -----           -----
Income before income taxes.....               6,040           5,386           6,754           5,442           5,386
Income taxes...................               1,541           1,309           1,710           1,317           1,292
                                              -----           -----           -----           -----           -----
Net income.....................              $4,499          $4,077          $5,044          $4,125          $4,094
                                             ======          ======          ======          ======          ======

Per Share Data:
Net income.....................               $0.87           $0.79           $0.97           $0.79           $0.79
Cash dividends.................                0.12            0.03            0.31            0.25            0.24
Book value at period end.......                7.60            6.81            6.83

Balance Sheet Data:
Total assets...................           $ 319,355        $297,411        $308,728
Loans, net.....................             217,853         196,893         202,704
Securities.....................              78,585          77,492          82,292
Deposits.......................             276,994         259,979         269,862
Stockholders' equity...........              39,120          35,330          35,457
Average shares outstanding.....           5,188,616       5,190,612       5,177,428

Performance Ratios:
Return on average assets.......               1.88%           1.86%           1.69%           1.48%           1.55%
Return on average equity.......              15.38%          16.13%          14.87%          13.56%          14.83%
Net interest margin (1)........               4.71%           4.76%           4.94%           4.77%           5.11%
Average loans to deposits......              78.29%          75.44%          75.13%          75.28%          73.64%
Dividend payout to net income..              13.80%           3.80%          31.96%          31.65%          30.38%
Equity to assets...............              12.26%          11.88%          11.48%

Asset Quality Ratios:
Allowance for loan losses to
  period end loans.............               1.75%           1.82%           1.80%
Allowance for loan losses to
  nonaccrual loans.............               1.35x           1.09x           0.94x
Nonperforming assets to period
  end loans and other real estate
  owned........................               1.30%           1.67%           1.91%
Net chargeoffs to average loans               0.01%           0.19%           0.31%

---------------

(1) Net interest margin is calculated as tax-equivalent net interest income divided by average earning assets and represents the net yield on its earning assets.

                            THE SHAREHOLDER MEETINGS

The SSB Meeting

         Date, Place and Time. The SSB Meeting will be held at the Operations Center of SSB, 412 Duke Street, Tappahannock, Virginia on December 29, 1997 at 3:00 p.m.


         Record Date. The Board of Directors of SSB has fixed the close of business on November 21, 1997 as the record date (the "SSB Record Date") for the determination of the holders of SSB Common Stock entitled to receive notice of and to vote at the SSB Meeting or any adjournment thereof. At the close of business on the SSB Record Date, there were 1,018,848 shares of SSB Common Stock outstanding held by 1,243 shareholders of record.

         Vote Required. Each share of SSB Common Stock outstanding on the SSB Record Date entitles the holder to cast one vote upon each matter properly submitted at the SSB Meeting. The affirmative vote of the holders of more than two-thirds of the shares of SSB Common Stock outstanding, as of the SSB Record Date, in person or by proxy, is required to approve the Reorganization Agreement.

         As of the SSB Record Date, directors and executive officers of SSB and their affiliates, persons and entities as a group, owned of record and beneficially a total of 50,828 shares of the Common Stock or approximately 5.0% of the shares of SSB Common Stock outstanding, on such date. Directors and executive officers of SSB have indicated an intention to vote their shares of SSB Common Stock FOR the Reorganization.

         A failure to vote, either by not returning the enclosed proxy or by checking the "abstain" box thereon, will have the same effect as a vote against approval of the Reorganization Agreement.

         A shareholder may abstain or withhold his vote (collectively, "abstentions") with respect to the Reorganization Agreement. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will be counted as not voting in favor of the Reorganization Agreement. Since approval of the Reorganization Agreement requires an affirmative vote of a specified number of shares outstanding, abstentions will have the effect of a negative vote with respect thereto.

         A broker who holds shares in street name has the authority to vote on certain items when he has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters put to shareholders without instructions from the beneficial owner. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a broker nonvote. Under the circumstances where the broker is not permitted to or does not exercise its discretion, assuming proper disclosure to SSB of such inability to vote, broker nonvotes will be counted for purposes of determining the existence of a quorum, but also will be counted as not voting in favor of the particular matter. Since the approval of the Reorganization Agreement requires an affirmative vote of a specified number of shares outstanding, broker nonvotes, if any, will have the effect of a negative vote with respect thereto.

         Voting and Revocation of Proxies. Shareholders of SSB are requested to complete, date and sign the accompanying form of proxy and return it promptly to SSB in the enclosed envelope. If a proxy is properly executed and returned in time for voting, it will be voted as indicated thereon. If no voting instructions are given, proxies received by SSB will be voted for approval of the Reorganization Agreement.

         A proxy may be revoked at any time before it is voted by giving written notice of revocation to SSB by executing and delivering a substitute proxy to SSB or by attending the SSB Meeting and voting in person. If a SSB shareholder desires to revoke a proxy by written notice, such notice should be mailed or delivered on or prior to the meeting date to J. Thomas Newman, Southside Bank, 307 Church Lane, P.O. Box 1005, Tappahannock, Virginia 22560-1005. If a proxy is signed and returned without indicating any voting instructions, shares of SSB Common Stock represented by the proxy will be voted FOR the Reorganization Agreement.

         If a sufficient number of signed proxies enabling the persons named as proxies to vote in favor of the Reorganization are not received by SSB by the time scheduled for the SSB Meeting, the persons named as proxies may propose one or more adjournments of the SSB Meeting to permit continued solicitation of proxies with respect to such approval. If an adjournment is proposed, the persons named as proxies will vote in favor of such adjournment those proxies that are entitled to be voted in favor of the Reorganization Agreement and against such adjournment those proxies containing instructions to vote against approval of the Reorganization Agreement. Abstentions with respect to approval of the Reorganization Agreement will be voted against such adjournment. Adjournment of the SSB Meeting will be proposed only if the Board of Directors of SSB believes that additional time to solicit proxies might permit the receipt of sufficient votes to approve the Reorganization Agreement, or at the request of EVB. It is anticipated that any such adjournment would be for a relatively short period of time, but in no event for more than 120 days. Any shareholder may revoke such shareholder's proxy during any period of adjournment in the manner described above.

         Solicitation of Proxies. SSB will bear the costs of its solicitation of proxies. Solicitations may be made by mail, facsimile, telephone, telegraph or personally by directors, officers and employees at SSB, none of whom will receive additional compensation for performing such services. SSB and BNI each shall pay half of the expenses incurred in preparing, printing and mailing the Joint Proxy Statement.

         The Board of Directors of SSB recommends a vote FOR the Reorganization.

The BNI Meeting

         Date,   Place  and  Time.   The  BNI  Meeting   will  be  held  at  the
Northumberland County Historical Society, 86 Back Street, Heathsville, Virginia on December 29, 1997 at 3:00 p.m.


         Record Date. The Board of Directors of BNI has fixed the close of business on November 21, 1997 as the record date (the "BNI Record Date") for the determination of the holders of BNI Common Stock entitled to receive notice of and to vote at the BNI Meeting or any adjournment thereof. At the close of business on the BNI Record Date, there were 2,541,920 shares of BNI Common Stock outstanding held by 599 shareholders of record.


         Vote Required. Each share of BNI Common Stock outstanding on the BNI Record Date entitles the holder to cast one vote upon each matter properly submitted at the BNI Meeting. The affirmative vote of the holders of more than two-thirds of the shares of BNI Common Stock outstanding, as of the BNI Record Date, in person or by proxy, is required to approve the Reorganization Agreement.

         As of the BNI Record Date, directors and executive officers of BNI and their affiliates, persons and entities as a group, owned of record and beneficially a total of 488,420 shares of the Common Stock or approximately 19.2% of the shares of BNI Common Stock outstanding, on such date. Directors and executive officers of BNI have indicated an intention to vote their shares of BNI Common Stock FOR the Reorganization.

         A failure to vote, either by not returning the enclosed proxy or by checking the "abstain" box thereon, will have the same effect as a vote against approval of the Reorganization Agreement.

         A shareholder may abstain or withhold his vote (collectively, "abstentions") with respect to the Reorganization Agreement. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will be counted as not voting in favor of the Reorganization Agreement. Since approval of the Reorganization Agreement requires an affirmative vote of a specified number of shares outstanding, abstentions will have the effect of a negative vote with respect thereto.

         A broker who holds shares in street name has the authority to vote on certain items when he has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters put to shareholders without instructions from the beneficial owner. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a broker nonvote. Under the circumstances where the broker is not permitted to or does not exercise its discretion, assuming proper disclosure to BNI of such inability to vote, broker nonvotes will be counted for purposes of determining the existence of a quorum, but also will be counted as not voting in favor of the particular matter. Since the approval of the Reorganization Agreement requires an affirmative vote of a specified number of shares outstanding, broker nonvotes, if any, will have the effect of a negative vote with respect thereto.

         Voting and Revocation of Proxies. Shareholders of BNI are requested to complete, date and sign the accompanying form of proxy and return it promptly to BNI in the enclosed envelope. If a proxy is properly executed and returned in time for voting, it will be voted as indicated thereon. If no voting instructions are given, proxies received by BNI will be voted for approval of the Reorganization Agreement.

         A proxy may be revoked at any time before it is voted by giving written notice of revocation to BNI by executing and delivering a substitute proxy to BNI or by attending the BNI Meeting and voting in person. If a BNI shareholder desires to revoke a proxy by written notice, such notice should be mailed or delivered on or prior to the meeting date to Lewis R. Reynolds, President and Chief Executive Officer, Bank of Northumberland, Incorporated, Route 360, P.O. Box 9, Heathsville, Virginia 22473-0009. If a proxy is signed and returned without indicating any voting instructions, shares of BNI Common Stock represented by the proxy will be voted FOR the Reorganization Agreement.

         If a sufficient number of signed proxies enabling the persons named as proxies to vote in favor of the Reorganization are not received by BNI by the time scheduled for the BNI Meeting, the persons named as proxies may propose one or more adjournments of the BNI Meeting to permit continued solicitation of proxies with respect to such approval. If an adjournment is proposed, the persons named as proxies will vote in favor of such adjournment those proxies that are entitled to be voted in favor of the Reorganization Agreement and against such adjournment those proxies containing instructions to vote against approval of the Reorganization Agreement. Abstentions with respect to approval of the Reorganization Agreement will be voted against such adjournment. Adjournment of the BNI Meeting will be proposed only if the Board of Directors of BNI believes that additional time to solicit proxies might permit the receipt of sufficient votes to approve the Reorganization Agreement, or at the request of EVB. It is anticipated that any such adjournment would be for a relatively short period of time, but in no event for more than 120 days. Any shareholder may revoke such shareholder's proxy during any period of adjournment in the manner described above.

         Solicitation of Proxies. BNI will bear the costs of its solicitation of proxies. Solicitations may be made by mail, facsimile, telephone, telegraph or personally by directors, officers and employees at BNI, none of whom will receive additional compensation for performing such services. BNI and SSB each shall pay half of the expenses incurred in preparing, printing and mailing the Joint Proxy Statement.

         The Board of Directors of BNI recommends a vote FOR the Reorganization.

                               THE REORGANIZATION


         The following is a summary description of the material terms of the Reorganization, and is qualified in its entirety by reference to the Reorganization Agreement which is attached as Appendix A hereto. All holders of SSB Common Stock or BNI Common Stock are urged to read the Reorganization Agreement in its entirety.

Background

         General. As community banks operating for over the past 80 years in geographically close markets, SSB and BNI each has generally been aware of the other's operations and performance. The Presidents of SSB and BNI have known each other for 15 years. The two banks serve the Northern Neck and Middle Peninsula markets with no overlapping of branch facilities. SSB's strategic plan focuses on the expansion of its retail franchise in the Middle Peninsula area. Over the last ten years, SSB has increased its number of offices from three to eight locations. With its focus on technological and operational support, SSB can provide certain functional support to BNI, which enjoys a strong capital base.

         On May 22, 1997, Thomas M. Boyd, Jr., F.L. Garrett, III, and William L. Lewis from SSB and Robert L. Covington, Lewis R. Reynolds, and Howard R. Straughan, Jr. from BNI, together with representatives from Crestar Securities Corporation, BNI's financial advisor and a Richmond, Virginia based investment banking and brokerage firm and an affiliate of Crestar Financial Corporation ("Crestar Securities"), met to began informal discussions about a possible "merger of equals" transaction, and, by the beginning of June 1997, the parties began serious discussions that led to the preparation of a draft letter of intent outlining the financial and other terms of such a transaction. This same group, with representatives of Austin Financial Services, Inc., SSB's financial advisor and a nationally recognized bank consultant firm ("AFSI"), participating by telephone conference, met again on June 26, 1997 to discuss further the terms of the letter of intent.

         BNI. During the twelve month period leading up to discussions with SSB, the BNI Board of Directors reviewed and examined the ability of BNI to continue to grow and successfully compete as an independent institution and the various strategic alternatives available to BNI. Among the strategic alternatives that the Board considered were the affiliation of BNI with a larger community-based institution, a merger of equals transaction, and a policy of internal growth. The Board retained Crestar Securities to serve as its financial advisor in connection with this review and long-term planning process.

         Initially, BNI engaged in informal preliminary discussions with a larger community-based institution with respect to a possible affiliation, but those discussions did not proceed to more formal discussions. The Board then authorized Crestar Securities to contact two other larger community oriented institutions to determine their possible interest in pursuing an affiliation with BNI, but neither of those institutions exhibited strong interest. At that juncture, the Board of Directors decided to determine whether a small and select group of institutions would be interested in pursuing a merger of equals transaction, and at a meeting held on April 23, 1997, the Board of Directors of BNI authorized representatives of Crestar Securities to contact SSB.

         At a meeting of BNI's Board of Directors on July 9, 1997, representatives of Crestar Securities led a discussion regarding the proposed terms of a merger of equals transaction between BNI and SSB as set forth in the proposed letter of intent. The Board continued its consideration of the transaction at a special meeting on July 11, 1997 with representatives of Crestar Securities present at the meeting. At that meeting, the Board elected to defer final action on letter of intent, pending further discussion concerning, among other issues, the composition of the Board of Directors of the proposed holding company.

         At the suggestion of SSB, the two banks' Boards of Directors met on July 30, 1997 for further discussion. At that meeting and in subsequent discussions, the terms of the letter of intent were agreed to, and on August 14, 1997, a non-binding letter of intent between BNI and SSB was executed. At a meeting of BNI's Board of Directors on September 10, 1997, following a review and discussion of the Reorganization Agreement, the Board unanimously approved the Reorganization Agreement and authorized the appropriate officers to sign the Reorganization Agreement on behalf of BNI.

         SSB. On June 11, 1997, a special meeting of the Board of Directors of SSB was called for the purpose of discussing the possibility of affiliating with BNI. SSB engaged Dr. Douglas Austin, President and CEO of AFSI, to analyze a possible merger with BNI. Following Dr. Austin's report, the SSB Board of Directors recommended that Messrs. Garrett and Boyd, SSB's Chairman and President, respectively, and Mr. Lewis meet with Charles W. Byrd, Jr. of Crestar Securities and Messrs. Covington and Reynolds, BNI's Chairman and President, respectively, and Mr. Straughan to discuss the financial and other terms of a proposed affiliation.

         At a special meeting of SSB's Board of Directors on July 7, 1997, Mr. Boyd apprised the Board of the discussions and meetings with the BNI representatives. Included in his account were negotiation scenarios with regard to the composition of a holding company Board of Directors and the financial terms and conditions of a merger of equals. The Board discussed a merger proposal in which SSB shareholders would own 51% of the combined entity, and President Boyd presented a draft letter of intent. No action was taken at the meeting, and discussions were tabled until a meeting on the following day. On July 8, 1997, Craig Bernard, a consultant with AFSI, led a discussion regarding the merger of equals between SSB and BNI. The Board of Directors arrived at a decision to pursue a transaction that would result in SSB shareholders' owning 51% of the combined equity and SSB directors having a majority of seats on the Board of Directors of the holding company.

         On July 11, 1997, the Chairman and President of SSB recommended that the two banks' Boards of Directors meet without consultants present for further discussion. In accordance with this recommendation, entire boards of both banks met on July 30, 1997. The meeting further convinced all parties that this affiliation was in the best interests of both institutions, and, on August 14, 1997, a non-binding letter of intent between SSB and BNI was signed. At a meeting of SSB's Board of Directors on September 11, 1997, following a review and discussion of the Reorganization Agreement, the Board unanimously approved the Reorganization Agreement and authorized the appropriate officers to sign the Reorganization Agreement on behalf of SSB.

         Under the proposal, EVB's officers will include Robert L. Covington, Chairman of BNI, as chairman, and F. L. Garrett, III, Chairman of SSB, as vice chairman. Thomas M. Boyd, President and Chief Executive Officer of SSB, will serve in the same capacity for EVB, and Lewis R. Reynolds, President and CEO of BNI, will be executive vice president.

Reasons for the Reorganization -- BNI

         In deciding to enter into the Reorganization Agreement, the BNI Board considered a number of factors. The BNI Board did not assign any relative or specific weights to the factors considered. A principal factor that led the BNI Board to approve the Reorganization was the balanced, merger of equals approach and the ability of BNI to remain a separate bank under the new holding company structure with a local Board continuing to manage its affairs. The Board also considered BNI's future prospects for continued earnings growth in view of its dominant market position in Northumberland County, its primary market area where it has a 72% deposit market share based on the most recent June 30, 1996 deposit data. With operations in a broader geographic market, the Board of Directors concluded that an affiliation with SSB would enhance future earnings growth potential and diversify the risks associated with operations in a limited market area. It would also allow for the more effective deployment of BNI's historically large capital base. BNI also anticipates that the larger capital resources and depth of management that would result from the Reorganization will enable the parties to offer certain customer services, including trust services, that neither BNI nor SSB offers today. While the realization of cost savings is not a principal reason for the Reorganization, BNI and SSB do anticipate that certain efficiencies and economies of scale may be realized over time in areas such as data processing, loan review, human resources and compliance.

         Other material factors considered were: the exchange ratio offered for BNI Common Stock; the financial condition and history of performance of SSB; the well capitalized position and earnings of SSB; and the compatibility of the managements of the two organizations. The BNI Board believes that the addition of resources resulting from the Reorganization will enable BNI to provide a wider and improved array of financial services to consumers and businesses and to achieve added flexibility in dealing with the changing competitive environment in their market areas. In addition, the BNI Board believes that the Reorganization will help provide BNI with the financial resources needed to meet the competitive challenges arising from recent and anticipated changes in the banking and financial services industry.

         The BNI Board has concluded that the terms of the Reorganization Agreement, which were determined on the basis of arms-length negotiations, are fair to BNI shareholders. As explained below, this conclusion is supported by the opinion of an independent financial advisor. In establishing the Exchange Ratio, the BNI Board also considered the Exchange Ratio in relation to the market value and earnings per share of BNI Common Stock and SSB Common Stock; information concerning the financial condition, results of operations and the prospects of BNI and SSB; and the tax-free nature of the Reorganization to the shareholders of BNI to the extent they receive EVB Common Stock in exchange for their shares of BNI Common Stock.

         Following the Effective Date, Messrs. Covington, Reynolds, Dawson and Haynie, directors of BNI, will continue to serve as directors of EVB. However, pursuant to the Reorganization Agreement, the directors, officers and employees of BNI will not change as a result of the Reorganization. The Reorganization Agreement notwithstanding, EVB will have the power after the Effective Date to elect the entire Board of Directors of BNI.

         The Board of Directors of BNI believes that the Reorganization is in the best interests of BNI and its shareholders. The BNI directors have all committed to vote shares under their control in favor of the Reorganization to the extent of their fiduciary ability. The BNI directors unanimously recommend that BNI shareholders vote FOR the approval of the Reorganization Agreement.

Reasons for the Reorganization -- SSB

         In deciding to enter into the Reorganization Agreement, the SSB Board considered a number of factors. The SSB Board did not assign any relative or specific weights to the factors considered. Several factors, however, predominated. BNI operates north of the Rappahannock River (the "Northern Neck") where SSB currently has no offices. SSB has considered the Northern Neck an attractive market, but believes it can be more successful in that area by combining with BNI, which already has established customer and community relationships than by de novo branching. Additionally, BNI has excess capital, which can be used by EVB to help SSB and BNI expand more rapidly in new and existing markets. SSB also anticipates that the larger capital resources and depth of management that would result from the Reorganization will enable the parties to offer certain customer services, including trust services, that neither SSB nor BNI offers today. While the realization of cost savings is not a principal reason for the Reorganization, SSB and BNI do anticipate that certain efficiencies and economies of scale may be realized over time in areas such as data processing, loan review, human resources and compliance. Other material factors considered were: the exchange ratio offered for SSB Common Stock; the financial condition and history of performance of BNI; diversification of risk associated with ownership of an institution with a broader geographic market area; the well capitalized position and earnings of BNI; the compatibility of the managements of the two organizations; and the ability of SSB to remain a separate entity with a local Board managing its affairs. The SSB Board believes that the addition of resources resulting from the Reorganization will enable SSB to provide a wider and improved array of financial services to consumers and businesses and to achieve added flexibility in dealing with the changing competitive environment in their market areas. In addition, the SSB Board believes that the Reorganization will help provide SSB with the financial resources needed to meet the competitive challenges arising from recent and anticipated changes in the banking and financial services industry.

         The SSB Board has concluded that the terms of the Reorganization Agreement, which were determined on the basis of arms-length negotiations, are fair to SSB shareholders. As explained below, this conclusion is supported by the opinion of an independent financial advisor. In establishing the SSB Exchange Ratio, the SSB Board also considered the market value and earnings per share of SSB Common Stock and BNI Common Stock; information concerning the financial condition, results of operations and the prospects of SSB and BNI; and the tax-free nature of the Reorganization to the shareholders of SSB to the extent they receive EVB Common Stock in exchange for their shares of SSB Common Stock.


         Following the Effective Date, Messrs. Garrett, Boyd, Cook, Johnson and Lewis, directors of SSB, will continue to serve as directors of EVB. However, pursuant to the Reorganization Agreement, the directors, officers and employees of SSB will not change as a result of the Reorganization. The Reorganization Agreement notwithstanding, EVB will have the power after the Effective Date to elect the entire Board of Directors of SSB.


         The Board of Directors of SSB believes that the Reorganization is in the best interests of SSB and its shareholders. The SSB directors have all committed to vote shares under their control in favor of the Reorganization to the extent of their fiduciary ability. The SSB directors unanimously recommend that SSB shareholders vote FOR the approval of the Reorganization Agreement.

Terms of the Reorganization

         SSB Common Stock. At the Effective Date, each outstanding share of SSB Common Stock (other than shares held by shareholders who perfect their dissenters' rights) will be exchanged for 2.5984 shares of EVB Common Stock and cash in lieu of any fractional shares. SSB shareholders will thereby become shareholders of EVB. The amount of cash which may be paid to a SSB shareholder in lieu of issuing any fractional shares will be equal to the fraction of a share of EVB Common Stock to which such shareholder would otherwise be entitled multiplied by $12.70.

         BNI Common Stock. At the Effective Date, each outstanding share of BNI Common Stock (other than shares held by shareholders who perfect their dissenters' rights) will be exchanged for 1.0 share of EVB Common Stock.
BNI shareholders will thereby become shareholders of EVB.

Effective Date

         If the Reorganization is approved by the requisite vote of the shareholders of SSB and BNI and by the Federal Reserve and the SCC (See "The Reorganization - Regulatory Approvals") and other conditions to the
Reorganization are satisfied (or waived to the extent permitted by the Reorganization Agreement and applicable law), the Reorganization will be consummated and effected on the date and at the time set forth in Certificates of Share Exchange issued by the SCC pursuant to the Virginia SCA. The Reorganization Agreement provides that the acquisitions of SSB and BNI by EVB will become effective at the same time. Unless EVB acquires both SSB and BNI, it will not acquire either SSB or BNI. See "The Reorganization - Representations and Warranties; Conditions to the Reorganization."

         It is anticipated that the Effective Date will be on or about December 31, 1997, but there can be no assurance as to whether or when the Reorganization will occur.

Management and Operations After the Reorganization

         On the Effective Date, SSB and BNI will become bank subsidiaries of EVB, which will then serve as the parent holding company for both SSB and BNI and will operate under the name "Eastern Virginia Bankshares, Inc." See "The Reorganization."

         The  Board  of  Directors  of  EVB  consists  of  the  following   nine
individuals, five of whom are Directors of SSB and four of whom are Directors of BNI.

                       Name                               Affiliation

                Robert L. Covington                           BNI
                 F.L. Garrett, III                            SSB
                Thomas M. Boyd, Jr.                           SSB
                 Lewis R. Reynolds                            BNI
               L. Edelyn Dawson, Jr.                          BNI
               F. Warren Haynie, Jr.                          BNI
                   W. Rand Cook                               SSB
                  Eric A. Johnson                             SSB
                 William L. Lewis                             SSB



The EVB Board of Directors will remain the same after consummation of the Reorganization. All nine directors will serve as such until the first annual meeting of EVB's shareholders, or until their successors are elected and qualify.

         The principal executive officers of EVB are Thomas M. Boyd, Jr., President and Chief Executive Officer, and Lewis R. Reynolds, Executive Vice President. Robert L. Covington is Chairman of the Board of EVB, and F.L. Garrett is Vice Chairman of the Board of EVB. The Boards of Directors, officers and employees of SSB and BNI will not change as a result of the Reorganization.

         Following the Reorganization, SSB and BNI will keep their existing names and office locations and will continue to carry on their respective banking businesses in the same manner as before the Reorganization. See "The Reorganization."

         The Bylaws of EVB include several provisions that are intended to preserve the autonomy of SSB and BNI after the Effective Date, as well as to preserve the number of Directors of each of SSB and BNI who serve on the Board of Directors of EVB. The EVB Bylaws provide that in the first five annual elections of Directors of EVB, beginning in 1998, nominations made by the Board of EVB will consist of five individuals designated by Directors of EVB who are also are Directors of SSB and four individuals designated by Directors of EVB who also are Directors of BNI.

         Consistent with the foregoing provision, if a vacancy on the Board of Directors of EVB arises for any reason before the Annual Meeting of Shareholders in 2003, the vacancy shall be filled by an individual designated by Directors of EVB who also are Directors of BNI or an individual designated by Directors of EVB who also are Directors of SSB, as the case may be, in order that at all times before the Annual Meeting of Shareholders in 2003, five Directors shall have been designated by Directors of EVB who also are Directors of SSB and four Directors shall have been designated by Directors of EVB who also are Directors of BNI.

         The Bylaws of EVB also provide that the affirmative vote of more than a simple majority of the entire Board of Directors will be required to take certain actions. So long as the Board of Directors of EVB consists of nine individuals, at least six votes will be required to (i) amend the Bylaws of EVB,
(ii) submit to the shareholders of EVB any plan of merger or share exchange or any proposal to dissolve EVB or to sell, lease, exchange or otherwise dispose of all or substantially all of EVB's property, other than in the usual and regular course of business; (iii) submit to the shareholders any proposal to change the name of EVB; (iv) cause SSB or BNI to change its name or amend its Articles of Incorporation or Bylaws; (v) cause SSB or BNI to appoint, remove or transfer its Chief Executive Officer; (vi) dispose of any of the stock of SSB or BNI or cause either of such Banks to dissolve or enter into a plan of merger or share exchange or to sell, lease, exchange or otherwise dispose of all or substantially all of its property, other than in the usual and regular course of business; or (vii) appoint, remove or transfer the Chief Executive Officer of EVB.

         The Bylaws of EVB also provide that the Directors of each of SSB and BNI shall nominate individuals for election to their respective Boards each year. The Bylaws of EVB provide that it will not remove any Director of SSB or BNI or refuse to vote its shares of either of such Bank's common stock in favor of the election of those nominated unless a Director of either of such Banks violates a code of conduct that is generally applicable to the Directors of EVB and its subsidiaries; EVB's Board of Directors determines that either of such Bank is experiencing business, financial or regulatory difficulties and, as a result, EVB determines that a change in the Board of Directors of such Bank is necessary or advisable in order to protect EVB and its investment in such Bank; or a Director of either of such Banks acts in a manner inconsistent with his fiduciary duty to such Bank.

Surrender of Stock Certificates

         Promptly after the Effective Date, SSB as the exchange agent, will mail to the former holders of SSB Common Stock and BNI Common Stock a letter of transmittal and instructions relating to the exchange of their share certificates for share certificates representing the number of shares of EVB Common Stock to which they are entitled as a result of the Reorganization. The former holders of SSB Common Stock will be asked to mail or deliver their share certificates to SSB's main office in Tappahannock, and the former holders of BNI Common Stock will be asked to mail or deliver their share certificates to BNI's main office in Heathsville.

         SSB SHAREHOLDERS AND BNI SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE SUCH INSTRUCTIONS.

         Promptly after surrender of one or more certificates for BNI Common Stock or SSB Common Stock, together with a properly completed letter of transmittal, the holder of such certificates will receive a certificate or certificates representing the number of shares of EVB Common Stock to which he or she is entitled and, in the case of SSB Shareholders, a check for the amount payable in cash in lieu of issuing a fractional share. Lost, stolen, mutilated or destroyed certificates will be treated in accordance with the procedures of EVB.

         All EVB Common Stock issued as a result of the conversion of SSB Stock and BNI Common Stock pursuant to the Reorganization will be deemed issued as of the Effective Date. After the Effective Date, SSB shareholders and BNI shareholders will be entitled to vote the number of shares of EVB Common Stock for which their shares of SSB Common Stock and BNI Common Stock have been exchanged, regardless of whether they have surrendered their SSB or BNI certificates. The Reorganization Agreement provides, however, that no dividend or distribution payable to the holders of record of EVB Common Stock at or as of any time after the Effective Date will be paid to the holder of any SSB certificate or BNI certificate until such holder physically surrenders such certificate, promptly after which time all such dividends or distributions will be paid (without interest).

Representations and Warranties; Conditions to the Reorganization

         The Reorganization Agreement contains representations and warranties by EVB, BNI and SSB, including representations and warranties with respect to their respective organizations, authorizations to enter into the Reorganization Agreement, capitalization, financial statements and pending and threatened litigation. These representations and warranties (except as otherwise provided in the Reorganization Agreement) will not survive the Effective Date.

         The obligations of EVB, BNI and SSB to consummate the Reorganization are subject to the following conditions: approval and adoption of the Reorganization Agreement and the appropriate Plan of Share Exchange by the requisite shareholder votes; receipt of all regulatory approvals necessary to consummate the Reorganization, not conditioned or restricted in a manner that, in the judgment of the Boards of Directors of EVB, BNI or SSB, materially adversely affects the economic or business benefits of the Reorganization so as to render inadvisable consummation thereof; the absence of certain actual or threatened proceedings before a court or other governmental body relating to the Reorganization; receipt of current fairness opinions from the investment advisors for BNI and SSB; and the receipt of an opinion of counsel as to certain Federal income tax consequences of the Reorganization; and the qualification of the Reorganization for pooling-of-interests accounting treatment. Also, under the terms of the Reorganization Agreement, EVB has agreed that, following the Effective Date, it will indemnify those persons associated with SSB, BNI and their subsidiaries who are entitled to indemnification as of the Effective Date of the Reorganization.

         In addition, each party's obligation to effect the Reorganization, unless waived, is subject to performance by the other party of its obligations under the Reorganization Agreement, the accuracy, in all material respects, of the representations and warranties of the other party contained therein, and the receipt of certain opinions and certificates from the other party.

Regulatory Approvals

         EVB's acquisition of SSB and BNI pursuant to the Reorganization is subject to approval by the Federal Reserve under the BHC Act, which requires that the Federal Reserve take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. The BHC Act prohibits the Federal Reserve from approving the Reorganization if it would result in a monopoly or if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect may be substantially to lessen competition or to tend to create a monopoly, or if it would be in any other manner a restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of the Reorganization are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Reorganization may not be consummated for 15 days after such approval, pursuant to federal law, in order to provide a period for the Reorganization to be challenged under the antitrust laws.

         The BHC Act provides for the publication of notice and the opportunity for administrative hearings relating to the applications, and it authorizes the regulatory agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could substantially delay the regulatory approvals required for consummation of the Reorganization.

         The Reorganization is further subject to the approval of the SCC. To obtain such approval, the SCC must conclude that the Reorganization will not affect detrimentally the safety or soundness of a Virginia bank.

         Applications for approval of the Reorganization have been filed with the Federal Reserve and the SCC. None of the agencies has yet approved the applications. EVB, BNI and SSB are not aware of any other governmental approvals or actions that are required for consummation of the Reorganization, except as described above. Should any such approval or action be required, it is currently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained.

Business Pending the Reorganization

         Until consummation of the Reorganization (or termination of the Reorganization Agreement), each of SSB, BNI and EVB is obligated to operate its businesses only in the ordinary and usual course, consistent with past practice, and to use its best efforts to maintain its business organization, employees and business relationships and to retain the services of its officers and key employees. Until consummation of the Reorganization (or termination of the Reorganization Agreement) SSB may not, without the consent of BNI and EVB, and BNI may not, without the consent of SSB and EVB, among other things: (a) declare or pay dividends on its capital stock, except in the regular course of business consistent with past practice; (b) enter into any merger, consolidation or business combination (other than the Reorganization) or any acquisition or disposition of a material amount of assets or securities or solicit proposals in respect thereof; (c) amend its charter or bylaws (except as may be required by the Reorganization Agreement); (d) issue any capital stock, except upon exercise of rights, warrants or options issued pursuant to existing employee benefits plans, programs or arrangements or effect any stock split or otherwise change its capitalization; or (e) purchase or redeem any of its capital stock.

Waiver, Amendment and Termination

         At any time on or prior to the Effective Date, any term or condition of the Reorganization may be waived by the party which is entitled to the benefits thereof, without shareholder approval, to the extent permitted under applicable law. The Reorganization Agreement may be amended at any time prior to the Effective Date by agreement of the parties whether before or after the SSB and BNI Meetings (except that the Exchange Ratios shall not be changed after approval of the Reorganization Agreement by the SSB and BNI shareholders). Any material change in a material term of the Reorganization Agreement after this Joint Proxy Statement is mailed to shareholders of SSB and BNI would require a resolicitation of SSB's and BNI's shareholders. Such a material change would include, but not be limited to, a change in the tax consequences to SSB's or BNI's shareholders.

         The Reorganization Agreement may be terminated by EVB, BNI or SSB, whether before or after the approval of the Reorganization Agreement by the shareholders: (a) if another party materially breaches any representation, warranty or agreement which is not properly cured by such breaching party; (b) if the Reorganization is not consummated by March 31, 1998; or (c) if the Federal Reserve or the SCC have denied approval of the Reorganization. The Reorganization Agreement also may be terminated at any time by the mutual consent of EVB, BNI and SSB. In the event of termination, the Reorganization Agreement shall become null and void, except that certain provisions thereof relating to expenses and confidentiality of information exchanged between the parties shall survive any such termination.

Resales of EVB Common Stock

         All shares of EVB Common Stock received by SSB shareholders and BNI shareholders in connection with the Reorganization will be freely transferable, except that EVB Common Stock received by persons who are deemed to be "affiliates" (as such term is defined in Rule 144 under the Securities Act of 1933 (the "1933 Act")) of SSB or BNI may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the 1933 Act. For purposes of Rule 144 as applied to SSB and BNI, the directors and executive officers of SSB and BNI are the only affiliates who will be subject to the resale limitations.

Interest of Certain Persons in the Reorganization

         In considering the recommendations of the Boards of Directors of SSB and BNI with respect to the Reorganization, holders of voting stock should be aware that certain members of the Boards of Directors and senior management of SSB and BNI have certain interests in the Reorganization that are in addition to the interest of shareholders of SSB and BNI generally. The Boards of Directors of SSB and BNI were aware of these interests and considered them, among other factors, in approving the Reorganization. These interests are as follows:

         Board of Directors. The Board of Directors of EVB after the Effective Date will include five current members of SSB's Board of Directors and four current members of BNI's Board of Directors. See "The Reorganization -
Background and Reasons for the Reorganization - SSB"; "The Reorganization - Background and Reasons for the Reorganization - BNI."

         Employment Agreements. Messrs. Reynolds and Dawson have employment agreements with BNI to serve as officers of BNI. Both contracts will continue after the Reorganization without any change to the terms of such contracts. Both contracts are for five-year terms and expire on November 13, 2001. Each contract also provides for automatic renewals for successive terms of one year at a time, unless the contract is terminated by BNI or the employee. Both officers' salary are determined at the sole discretion of BNI's Board of Directors, with a minimum 1996 salary of $72,628 for Mr. Reynolds and $67,450 for Mr. Dawson. In the event that either officer's employment is terminated under his agreement within six months before or 18 months after a change of control of BNI, the officer is entitled to receive the greater of

(i) his current salary and benefits or (ii) the level of such salary and benefits in effect over the most recent 12 months preceding the date of his termination of employment. Each officer would be eligible to receive this compensation subsequent to his termination in these circumstances over the longer of (i) an additional 12 months or (ii) the remainder of his unexpired original term.

         Projected EVB Common Stock Ownership.

         SSB. The table below sets forth (i) the projected holdings of EVB Common Stock by all SSB Directors and executive officers, both individually and in the aggregate, upon the Reorganization and (ii) the percentage of ownership in EVB such shares would represent.


                                        No. of        No. of        Projected Post-Share
                                         SSB            EVB          Exchange Percent of
                                        Shares      Shares (1)      EVB Common Stock (2)
                                        ------      ----------      --------------------

E. Gary Ball                             1,200          3,118               0.06
Thomas M. Boyd, Jr.                      9,115         23,684               0.46
W. Rand Cook                               413          1,073               0.02
W. Gerald Cox                            2,011          5,225               0.10
F.L. Garrett, III                        8,138         21,146               0.41
Eric A. Johnson                          1,895          4,924               0.10
William L. Lewis                         8,076         20,985               0.40
William W. Lowery, III                   1,872          4,864               0.09
Lawrence R. Moter, M.D.                    344            894               0.02
J. Thomas Newman                         8,158         21,198               0.41
Charles R. Revere                          845          2,196               0.04
Leslie E. Taylor                           455          1,182               0.02
Emmett M. Upshaw                         5,959         15,484               0.30

All present executive officers and
  directors as a group (18 persons)     50,828        132,071               2.55

---------------
(1) Includes shares of BNI Common Stock currently owned by SSB Directors and Executive Officers.

(2) Based on 1,018,848 shares of SSB Common Stock outstanding on November 21, 1997 and 2,541,920 shares of BNI Common Stock outstanding on November 21, 1997.


         BNI. The table below sets forth (i) the projected holdings of EVB Common Stock by all BNI Directors and executive officers, both individually and in the aggregate, upon the Reorganization and (ii) the percentage of ownership in EVB such shares would represent.


                                        No. of           No. of        Projected Post-Share
                                         BNI               EVB          Exchange Percent of
                                        Shares         Shares (1)      EVB Common Stock (2)
                                        ------         ----------      --------------------

Robert L. Covington                      83,534            83,534              1.61
S. Lake Cowart, Sr.                      43,080            43,080              0.83
L. Edelyn Dawson, Jr.                    16,256            16,256              0.31
F. Warren Haynie, Jr.                     4,000             4,000              0.08
W. Leslie Kilduff                       104,056           104,056              2.01
Lewis R. Reynolds                        18,238            18,238              0.35
Charles R. Rice                          58,568            58,568              1.13
William E. Sanford, Jr.                  44,688            44,688              0.86
Howard R. Straughan, Jr.                116,000           116,260              2.24

All present executive officers and
  directors as a group (9 persons)      488,420           488,680              9.42

-------------

(1) Includes the conversion of 100 shares of SSB Common Stock currently owned by Mr. Straughan.

(2) Based on 2,541,920 shares of BNI Common Stock outstanding on November 21, 1997 and 1,018,848 shares of SSB Common Stock outstanding on November 21, 1997.


Accounting Treatment

         It is anticipated that the Reorganization will be accounted for as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, recorded assets and liabilities of EVB, BNI and SSB are carried forward at their previously recorded amounts; income of the combined corporations will include income of EVB, BNI and SSB for the entire fiscal year in which the Reorganization occurs; and the reported income of the separate corporations for prior periods will be combined. No recognition of goodwill in the combination is required of any party to the Reorganization.

         For the Reorganization to qualify as a pooling of interests, it must satisfy certain conditions, including the condition that the total cash paid by EVB pursuant to the Reorganization Agreement for (a) fractional shares and (b) all SSB Common Stock and BNI Common Stock held by dissenting shareholders, may not exceed 10% of the value of EVB Common Stock at the Effective Date. In addition, affiliates of BNI and SSB must have agreed that, among other things, they will not sell any BNI Common Stock or SSB Common Stock within 30 days prior to the Effective Date, nor sell any EVB Common Stock until such time as EVB has published financial results covering at least 30 days of the combined operations of EVB, BNI and SSB after the Reorganization. Although pooling of interests accounting, like other terms in the Agreement, is waivable, EVB has indicated that it is unlikely to waive that requirement. If outside auditors determine that pooling of interest accounting treatment is not available and both parties agree to waive that term, the Reorganization would have to be resubmitted to shareholders of BNI and SSB for their approval. See "Summary" and "Pro Forma Condensed Financial Information."

Federal Income Tax Matters

         Set forth below is a discussion of all material federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code"), to SSB shareholders and BNI shareholders who receive EVB Common Stock solely in exchange for SSB Common Stock or BNI Common Stock as a result of the Reorganization; SSB shareholders who receive cash in lieu of fractional shares; and BNI shareholders and

SSB shareholders who receive cash for their shares upon exercise of dissenters' rights. The discussion does not deal with all aspects of federal taxation that may be relevant to particular SSB shareholders and BNI shareholders. In view of the individual nature of tax consequences, SSB shareholders and BNI shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Reorganization, including the applicability of federal, state, local and foreign tax laws.

         Neither EVB, BNI nor SSB has requested a ruling from the Internal Revenue Service ("IRS") in connection with the Reorganization. To meet a condition to consummation of the Reorganization, EVB, BNI and SSB will receive from Williams, Mullen, Christian & Dobbins, counsel to EVB, an opinion as to certain of the federal income tax consequences of the Reorganization. Such opinion is neither binding on the IRS nor precludes it from adopting a contrary position.

         In the opinion of counsel, the Reorganization will constitute a tax-free reorganization under Section 368 of the Code if consummated in the manner set forth in the Reorganization Agreement. Accordingly, among other things, in the opinion of such counsel:

         1. No gain or loss will be recognized by EVB, BNI or SSB as a result of the Reorganization;

         2. No gain or loss will be recognized by the SSB shareholders or BNI shareholders who receive solely shares of EVB Common Stock pursuant to the Reorganization;

         3. The aggregate basis of EVB Common Stock received by each SSB shareholder will be the same as the aggregate basis of the SSB Common Stock surrendered in exchange therefor (reduced by any amount allocable to fractional share interests for which a shareholder receives cash);

         4. The aggregate basis of EVB Common Stock received by each BNI shareholder will be the same as the aggregate basis of the BNI Common Stock surrendered in exchange therefor; and

         5. The holding period for each share of EVB Common Stock received by each SSB shareholder and each BNI shareholder in exchange for SSB Common Stock or BNI Common Stock will generally include the period for which such shareholder held the SSB Common Stock or BNI Common Stock exchanged therefor, provided such SSB Common Stock or BNI Common Stock is a capital asset in the hands of such holder at the Effective Date.

         Any cash received by shareholders, whether as a result of an exercise of their dissenters' rights or in lieu of the issuance of fractional shares with respect to SSB Common Stock, could result in taxable income to the shareholders. The receipt of such cash generally will be treated as a sale or exchange of the stock resulting in capital gain or loss measured by the difference between the cash received and an allocable portion of the basis of the stock relinquished. The receipt of such cash may be treated as a dividend and taxed as ordinary income in certain limited situations. In the case of cash payments in lieu of fractional shares, however, such payments will be small in amount and not a material concern to SSB shareholders. Shareholders should consult their own tax advisors concerning proper treatment of such cash amounts.

Rights of Dissenting Shareholders

         Any shareholder of SSB Common Stock or BNI Common Stock who objects to the Reorganization (a "Dissenting Shareholder") and who complies with provisions of Article 15 of Title 13.1 of the Virginia SCA ("Article 15") may demand the right to receive a cash payment, if the Reorganization is consummated, for the fair value of his or her stock immediately before the Reorganization Effective Date, exclusive of any appreciation or depreciation in anticipation of the Reorganization unless such exclusion would be inequitable. In order to receive payment, a Dissenting Shareholder must deliver to SSB or BNI, as the case may be (referred to in this subsection as the "Bank"), prior to the SSB Meeting or the BNI Meeting, as the case may be, a written notice of intent to demand payment for his or her shares if the Reorganization is consummated (an "Intent to Demand Payment") and must not vote his or her shares in favor of the Reorganization. With respect to shareholders of SSB Common Stock, the Intent to Demand Payment should be addressed to Thomas E. Stephenson, Vice President and Chief Financial Officer,

Southside Bank, 307 Church Lane, P.O. Box 1005, Tappahannock, Virginia 22560-1005. With respect to shareholders of BNI Common Stock, the Intent to Demand Payment should be addressed to Lewis R. Reynolds, President and Chief Executive Officer, Bank of Northumberland, Incorporated, Route 360, P.O. Box 9, Heathsville, Virginia 22473-0009. A VOTE AGAINST THE REORGANIZATION WILL NOT ITSELF CONSTITUTE SUCH WRITTEN NOTICE AND A FAILURE TO VOTE WILL NOT CONSTITUTE A TIMELY WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT.

         A shareholder of record of SSB Common Stock or BNI Common Stock may assert dissenters' rights as to fewer than all the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the Bank in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders. A beneficial shareholder of SSB Common Stock or BNI Common Stock may assert dissenters' rights as to shares held on his behalf by a shareholder of record only if (i) he submits to the Bank the record shareholder's written consent to the dissent not later than the time when the beneficial shareholder asserts dissenters' rights, and (ii) he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

         Within 10 days after the Effective Date, the Bank is required to deliver a notice in writing (a "Dissenter's Notice") to each Dissenting Shareholder who has filed an Intent to Demand Payment and who has not voted such shares in favor of the Reorganization. The Dissenter's Notice shall (i) state where the demand for payment (the "Payment Demand") shall be sent and where and when stock certificates shall be deposited; (ii) supply a form for demanding payment; (iii) set a date by which the Bank must receive the Payment Demand; and
(iv) be accompanied by a copy of Article 15. A Dissenting Shareholder who is sent a Dissenter's Notice must submit the Payment Demand and deposit his or her stock certificates in accordance with the terms of, and within the time frames set forth in, the Dissenter's Notice. As a part of the Payment Demand, the Dissenting Shareholder must certify whether he or she acquired beneficial ownership of the shares before or after the date of the first public announcement of the terms of the proposed Reorganization (the "Announcement Date"), which was August 14, 1997. The Bank will specify the Announcement Date in the Dissenter's Notice.

         Except with respect to shares acquired after the Announcement Date, the Bank shall pay a Dissenting Shareholder the amount the Bank estimates to be the fair value of his or her shares, plus accrued interest. Such payment shall be made within 30 days of receipt of the Dissenting Shareholder's Payment Demand. As to shares acquired after the Announcement Date, the Bank is only obligated to estimate the fair value of the shares, plus accrued interest, and to offer to pay this amount to the Dissenting Shareholder conditioned upon the Dissenting Shareholder's agreement to accept it in full satisfaction of his or her claim.

         If a Dissenting Shareholder believes that the amount paid or offered by the Bank is less than the fair value of his or her shares, or that the interest due is incorrectly calculated, that Dissenting Shareholder may notify the Bank of his or her own estimate of the fair value of his shares and amount of interest due and demand payment of such estimate (less any amount already received by the Dissenting Shareholder) (the "Estimate and Demand"). The Dissenting Shareholder must notify the Bank of the Estimate and Demand within 30 days after the date the Bank makes or offers to make payment to the Dissenting Shareholder.

         Within 60 days after receiving the Estimate and Demand, the Bank must either commence a proceeding in the appropriate circuit court to determine the fair value of the Dissenting Shareholder's shares and accrued interest, or the Bank must pay each Dissenting Shareholder whose demand remains unsettled the amount demanded. If a proceeding is commenced, the court must determine all costs of the proceeding and must assess those costs against the Bank, except that the court may assess costs against all or some of the Dissenting Shareholders to the extent the court finds that the Dissenting Shareholders did not act in good faith in demanding payment of the Dissenting Shareholder's Estimates.

         The  foregoing  discussion  is a summary of the material  provisions of
Article 15. Shareholders are strongly encouraged to review carefully the full text of Article 15, which is included as Appendix B to this

Joint Proxy Statement. The provisions of Article 15 are technical and complex, and a shareholder failing to comply strictly with them may forfeit his Dissenting Shareholder's rights. Any shareholder who intends to dissent from the Reorganization should review the text of those provisions carefully and also should consult with his attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished SSB shareholders and BNI shareholders, except as indicated above or otherwise required by law.

         Any Dissenting Shareholder who perfects his right to be paid the fair value of his shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code. See "The Reorganization - Certain Federal Income Tax Consequences."

Certain Differences in Rights of Security Holders

         EVB is a corporation subject to the provisions of the Virginia SCA, and SSB and BNI also are corporations subject to the provisions of the Virginia SCA. Shareholders of SSB and BNI, whose rights are governed by the respective Articles of Incorporation and Bylaws of SSB and BNI, will, upon consummation of the Reorganization, become shareholders of EVB. The rights of the former SSB shareholders and BNI shareholders will then be governed by the Articles of Incorporation and Bylaws of EVB and the Virginia SCA.

         There are no material differences between the rights of a SSB shareholder under SSB's Articles of Incorporation and Bylaws and the Virginia SCA, on the one hand, and the rights of a EVB shareholder under the Articles of Incorporation and Bylaws of EVB and the Virginia SCA, on the other hand, except as disclosed in the section "Comparative Rights of Shareholders."

         There are no material differences between the rights of a BNI shareholder under BNI's Articles of Incorporation and Bylaws and the Virginia SCA, on the one hand, and the rights of a EVB shareholder under the Articles of Incorporation and Bylaws of EVB and the Virginia SCA, on the other hand, except as disclosed in the section "Comparative Rights of Shareholders."

Expenses of the Reorganization

         Whether or not the Reorganization is consummated, SSB and BNI will pay their own expenses incident to preparing, entering into and carrying out the Reorganization Agreement, preparing and filing the Registration Statement of which this Joint Proxy Statement is a part, except under circumstances involving willful breaches of certain provisions of the Reorganization Agreement. In general, the Reorganization Agreement provides for each party to pay its own expenses in this regard. If, for any reason, the Reorganization is not consummated, BNI and SSB each will pay half the expenses incurred by EVB in connection with the Reorganization.

         If, however, either party materially breaches the Reorganization Agreement, that party must pay the costs associated with this transaction incurred by the non-breaching party. In no event, however, can the liability for such costs incurred by either party exceed the sum of $100,000 and the amount owed for the expenses incurred by EVB.

         SSB and BNI have incurred and will continue to incur expenses related to the Reorganization, which expenses include, among other things, legal fees, filing fees, accounting fees, investment banking fees, printing charges and costs of mailing.

BNI and SSB Market Prices and Dividends

         SSB. SSB Common Stock is neither listed on any stock exchange nor quoted on the Nasdaq Stock Market and trades infrequently. SSB Common Stock has periodically been sold in a limited number of privately negotiated transactions. The prices set forth below do not necessarily reflect the price that would be paid in an active and liquid market.

                         SSB Market Price and Dividends

                                             Sales Price ($)     Dividends ($)
                                             ---------------     -------------

                                             High          Low
1995:
         1st quarter                        24.00         24.00
         2nd quarter                        26.00         25.00     0.125
         3rd quarter                        26.00         26.00
         4th quarter                        28.00         26.00     0.585
1996:
         1st quarter                        28.00         28.00
         2nd quarter                        29.00         28.00      0.14
         3rd quarter                        30.00         30.00
         4th quarter                        32.00         30.00      0.62
1997:
         1st quarter                        33.00         33.00
         2nd quarter                        33.00         33.00      0.16
         3rd quarter                        33.50         33.00

         4th quarter                        34.00         33.00
              (through November 14, 1997)


         The future payment of dividends is solely in the discretion of the Board of Directors of SSB and is dependent upon certain legal and regulatory considerations and upon the earnings and financial condition of SSB and such other factors as SSB's Board of Directors may, from time to time, deem relevant.

         SSB is subject to certain regulatory restrictions on the amount of dividends it is permitted to pay shareholders, and will be subject to the same restrictions upon consummation of the Reorganization. Dividends are generally restricted to net profits, as defined by FDIC regulations, for the current year plus retained net profits for the preceding two years. At September 30, 1997, dividends were so limited to approximately $5.38 million.


         As of November 21, 1997, SSB had 1,243 shareholders of record.

         BNI. BNI Common Stock is neither listed on any stock exchange nor quoted on the Nasdaq Stock Market and trades infrequently. BNI Common Stock has periodically been sold in a limited number of privately negotiated transactions. The prices set forth below do not necessarily reflect the price that would be paid in an active and liquid market.

                         BNI Market Price and Dividends

                                          Sales Price ($)         Dividends ($)
                                          ---------------         -------------

                                          High        Low
1995:
         1st quarter                      7.50        7.50
         2nd quarter                      8.00        7.50
         3rd quarter                      8.00        8.00
         4th quarter                      8.00        8.00            0.23
1996:
         1st quarter                      8.50        8.00
         2nd quarter                      9.00        9.00
         3rd quarter                     10.00        8.00
         4th quarter                     10.00       10.00            0.33
1997:
         1st quarter                     10.00       10.00
         2nd quarter                     12.50       10.00            0.18 (1)
         3rd quarter                     14.00       12.50

         4th quarter                     14.00       12.50

             (through November 14, 1997)



---------------
(1) As of January 1, 1997, BNI began paying dividends on a semi-annual basis.


         The future payment of dividends is solely in the discretion of the Board of Directors of BNI and is dependent upon certain legal and regulatory considerations and upon the earnings and financial condition of BNI and such other factors as BNI's Board of Directors may, from time to time, deem relevant.

         BNI is subject to certain regulatory restrictions on the amount of dividends it is permitted to pay shareholders, and will be subject to the same restrictions upon consummation of the Reorganization. Dividends are generally restricted to net profits, as defined by FDIC regulations, for the current year plus retained net profits for the preceding two years. At September 30, 1997, dividends were so limited to approximately $4.75 million.


         As of November 21, 1997, BNI had 599 shareholders of record.


         EVB. If the Reorganization is consummated, EVB will be a legal entity separate and distinct from its subsidiary banks, and its revenues will depend primarily on the payment of dividends from its subsidiary banks. BNI and SSB each will be subject to certain legal restrictions on the amount of dividends it will be permitted to pay to EVB. At September 30, 1997, BNI and SSB, together, had available for distribution as dividends to EVB approximately $4.75 million and $5.38 million, respectively.

         EVB management has discussed the possibility of filing the application necessary for shares of EVB Common Stock to be listed with The Nasdaq Stock Market. EVB has not yet made a decision. In order for shares of EVB Common Stock to be listed for quotation on The Nasdaq Stock Market, EVB will need to have at least three investment firms committed as market makers for approval of such an application. If EVB decides to file such an application, there is no guarantee that it will be approved.

Even if EVB Common Stock becomes listed for trading on The Nasdaq Stock Market, there is no assurance that an active trading market will develop or be sustained following the Reorganization. If EVB decides not to list its stock on The Nasdaq Stock Market, it is unlikely that there will be an active trading market for EVB Common Stock.


                           INVESTMENT ADVISOR OPINIONS


         Both BNI and SSB management relied upon the advice of qualified investment advisors in analyzing the Reorganization and recommending it to BNI's and SSB's respective shareholders. SSB relied on the advice of Austin Financial Services, Inc., an investment banking firm headquartered in Toledo, Ohio ("AFSI"). AFSI determined that the Reorganization is in the best interest of SSB shareholders, from a financial point of view. BNI relied on the advice of Crestar Securities Corporation, an investment banking firm headquartered in Richmond, Virginia ("Crestar Securities"). Crestar Securities determined that the Reorganization is in the best interest of SSB shareholders, from a financial point of view. A more detailed analysis of the Reorganization, from the point of view of SSB's and BNI's financial advisors, follows.

SSB - Opinion of Financial Advisor

         SSB's board of directors retained AFSI to act as exclusive financial advisor with respect to a review of SSB's strategic alternatives and the possible merger, involving all or a substantial amount of the business, securities, or assets of SSB. SSB selected AFSI as its financial advisor because of its reputation and because AFSI has significant experience in transactions similar to the Reorganization Agreement. As part of its services, AFSI analyzed SSB and its operations, historical performance and future prospects, participated in negotiations concerning the financial aspects of the Reorganization Agreement under the guidance of the SSB board of directors, and provided an opinion as to the fairness, from a financial point of view, of the terms of the Reorganization Agreement.

         AFSI is a nationally recognized investment banking firm specializing in the banking and financial services industry. AFSI is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. In the past ten years, AFSI has not provided professional services and/or products to BNI or SSB in the ordinary course of business. Furthermore, AFSI does not contemplate any future business with SSB and/or BNI arising from this engagement, nor has its opinion concerning the fairness, from a financial point of view, of the terms of the Reorganization Agreement been subject to indications of future business with either SSB or BNI.

         AFSI has rendered a written opinion to the SSB board of directors to the effect that, as of the date of this Joint Proxy Statement, the terms of the Reorganization Agreement are fair, from a financial point of view, to the stockholders of SSB. No limitations were imposed by the board of directors of SSB upon AFSI with respect to the investigations made or procedures followed by AFSI in rendering its opinion. The full text of the opinion of AFSI dated the date of this Joint Proxy Statement, which sets forth assumptions made, matters considered and limits on the review undertaken by AFSI, is attached as Appendix
D. SSB STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY.

         AFSI's opinion is directed only to the fairness, from a financial point of view, of the terms of the Reorganization Agreement and does not constitute a recommendation to any SSB stockholder as to how such stockholder should vote at the special meeting of SSB stockholders or any other matter.

         In connection with its opinion, AFSI reviewed material bearing upon the financial operating condition of SSB and BNI including, but not limited to: (1) the audited financial statements of SSB and BNI for the years ending 1994-1996;
(2) the financial statements of SSB and BNI for August 31, 1997; (3) Consolidated Reports of Condition and Income of SSB and BNI for the years ending 1992-1996 and for June 30, 1997; (4) federal income tax return of SSB and BNI for the year 1996; (5) certain other public information  on  SSB  and  BNI;  (6)  other  internal  financial  and  operating information which was provided to AFSI by SSB and BNI; (7) publicly available information concerning certain other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other merger and acquisition transactions believed relevant to its inquiry; (8) discussed the foregoing as well as other matters relevant to its inquiry, including the past and current business operations, results of regulatory examinations, financial condition, current loan quality and trends, and future prospects of SSB and BNI, both separately and on a combined basis with certain officers and representatives of SSB and BNI; (9) reviewed the reported price and trading activity for SSB Common Stock and BNI Common Stock, compared certain financial and stock market information for SSB and BNI with similar information for certain other companies the securities of which are publicly traded; (10) reviewed the financial terms of certain recent business combinations in the financial institution industry and performed such other studies and analyses as it considered appropriate; (11) the Reorganization Agreement; and (12) this Joint Proxy Statement. AFSI also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. AFSI's opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to AFSI through that date.

         AFSI relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information provided to it by SSB and BNI or from public sources. AFSI has not made an independent evaluation of the assets of SSB or BNI, but has relied upon the books and records of SSB, BNI, and the audited financial statements as presented to AFSI as the valuators of the fair value of SSB. In addition, AFSI did not independently verify and relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheet of each of SSB and BNI at August 31, 1997, were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Furthermore, AFSI did not independently verify the carrying values of other real estate owned and loans classified as in-substance foreclosures of each of SSB and BNI in their respective August 31, 1997, balance sheets, and AFSI assumed that such carrying values complied fully with applicable law, regulatory policy and sound banking practice as of such date. AFSI was not retained to and did not conduct a physical inspection of any of the properties or facilities of SSB or BNI, nor did AFSI make any independent evaluation or appraisal of the assets, liabilities or prospects of SSB or BNI, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. AFSI also assumed that the Reorganization Agreement is, and will be, in compliance with all laws and regulations that are applicable to SSB and BNI.

         In connection with rendering its opinion to SSB's board, AFSI performed a variety of financial analyses which are summarized below. AFSI's summary of such analyses as set forth in this Joint Proxy Statement does not purport to be a complete description of such analyses. AFSI believes that its analyses and the summary set forth in this Joint Proxy Statement must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying AFSI's opinion. The preparation of a fairness opinion is a complex process involving AFSI's subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, AFSI made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of SSB and BNI. Any estimates contained in AFSI's analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. AFSI's estimates of values of companies do not purport to be appraisals or necessarily reflect the price at which companies or their securities actually may be sold. No company or transaction utilized in AFSI's analyses was identical to SSB or BNI or the Reorganization Agreement. Accordingly such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments by AFSI concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions and prospective buyer interest, as well as other factors that could affect the public trading markets of the company or companies to which they are being compared. None of the analyses performed by AFSI was assigned a greater significance by AFSI than any other.

         The following is a brief description of the analyses performed by AFSI in connection with its opinion as described to SSB's board of directors by AFSI:

         Summary. The terms of the Reorganization Agreement between SSB, BNI, and EVB provide that each share of SSB Common Stock and BNI Common Stock will be exchanged for EVB Common Stock under the exchange ratio described in the Reorganization Agreement. Under the terms of the Reorganization Agreement, each share of BNI Common Stock outstanding immediately prior to consummation of the Reorganization will be exchanged for 1.0 share of EVB Common Stock. In addition, each share of SSB Common Stock outstanding immediately prior to consummation of the Reorganization will be exchanged for 2.5984 shares of EVB Common Stock. Following the Reorganization, BNI and SSB each will continue to carry on its banking business as a wholly-owned subsidiary of EVB in substantially the same manner as before the Reorganization.

         Discounted Cash Flow Analysis. AFSI utilized a discounted cash flow analysis in order to determine the fair market values of both SSB and BNI. AFSI projected SSB's cash flow from June 30, 1997, through June 30, 2002, assuming a minimum equity capital to asset ratio of 6.00%. The present value per fully diluted share of SSB Common Stock resulting from this analysis was $32.75. Using the same approach for BNI resulted in a value per fully diluted share of BNI Common Stock of $12.76. Based on these values, the resulting exchange ratio of each share of SSB Common Stock outstanding would be for 2.5666 shares of EVB Common Stock. Correspondingly, the resulting exchange ratio of each share of BNI Common Stock outstanding would be for 1.0 share of EVB Common Stock. Therefore, the exchange terms of the Reorganization Agreement provide an additional 0.032 shares of EVB Common Stock for each share of SSB Common Stock in comparison to the exchange ratio based on the values of SSB and BNI determined by AFSI.

         Analysis of Other Merger Transactions. AFSI analyzed certain other mergers and acquisitions that have consummated over the past twelve months in Virginia as well as other nearby states (including the states of Maryland, North Carolina, South Carolina, Kentucky, and West Virginia) involving financial institutions with assets between $200 million and $600 million. AFSI compared the multiples produced by this Reorganization to the median multiples for the transactions analyzed. AFSI's analysis showed that the range of implied valuations of SSB, applying the median transaction multiples described above to SSB's earnings and book value was $68.34 to $31.06 per share. Furthermore, AFSI's analysis showed that the range of implied valuations of BNI, applying the median transaction multiples described above to BNI's earnings and book value was $25.54 to $13.31 per share. The results produced in this analysis do not purport to be indicative of actual values or expected values of SSB and BNI or shares of SSB Common Stock and BNI Common Stock.

         Analysis of Comparable Companies. AFSI examined the operating and trading performance of SSB and BNI in comparison to selected publicly traded bank/bank holding companies located in Virginia with total assets between $200 million and $600 million. AFSI analyzed the relative performance and outlook for SSB and BNI by comparing certain financial and trading market information of SSB and BNI with the group of comparable banks. AFSI compared SSB and BNI with the comparable banks based upon selected operating statistics, including capitalization, profitability and credit quality. Using data at, or for the 12 months ended, June 30, 1997, the multiple of median market price to latest 12 months earnings was 16.54 for the comparable banks. The median price to stated book value was 172.64 percent for the comparable banks. The implied market trading values for SSB derived from such comparable company analysis utilizing the resulting median valuation ratios ranged from approximately $46.46 to $31.01 per share. The implied market trading values for BNI derived from such comparable company analysis utilizing the resulting median valuation ratios ranged from approximately $17.36 to $13.29 per share.

         SSB and AFSI have entered into an arrangement relating to the services to be provided by AFSI in connection with the Reorganization Agreement. SSB has agreed to pay AFSI on an hourly basis for its services which as of August 31, 1997, totaled $25,514. In regards to AFSI's services in determining an opinion as to the fairness, from a financial point of view, of the terms of the Reorganization Agreement, the cost is a contractual $10,000, plus out-of-pocket expenses. In addition, SSB also has agreed to indemnify

AFSI and its officers, directors, shareholders, employees and agents for all of its time, expenses, and any liability incurred as a result of AFSI's proposed engagement by means of legal action, administrative proceedings or threat thereof, unless such action, pending or threat thereof is caused by AFSI's own unlawful conduct, breach of duty or negligence during the course of performing AFSI's services.

         AFSI, in rendering its opinion, has assumed that the transaction will be a tax-free reorganization with no material adverse tax consequences to any of the parties involved, or to SSB shareholders receiving EVB Common Stock. In addition, AFSI has assumed that in the course of obtaining the necessary regulatory approvals for the transaction, no condition will be imposed upon SSB or BNI that will have a materially adverse impact on the contemplated benefits of the proposed transaction to SSB and BNI and their shareholders.

BNI - Opinion of Financial Advisor

         BNI retained the investment banking firm of Crestar Securities to act as its financial advisor and as such, among other things, to evaluate the terms of the Reorganization Agreement. In such capacity, Crestar Securities participated in the negotiations with respect to the pricing and other terms and conditions of the Reorganization. Crestar Securities has rendered its opinion to the Board of Directors of BNI that the terms of the Reorganization Agreement are fair from a financial point of view to BNI and its shareholders. In developing its opinion, Crestar Securities reviewed and analyzed: (1) the Reorganization Agreement (2) the Form S-4 Registration Statement filed with the Securities and Exchange Commission in connection with the Reorganization; (3) BNI's annual report to shareholders and audited financial statements for the three years ended December 31, 1996; (4) BNI's unaudited financial statements for the six months ended June 30, 1997 and 1996, and other information related to BNI prepared by BNI's management, including, but not limited to asset quality, reserve adequacy, margin analysis, interest rate sensitivity, internal controls, loan policies, regulatory matters and legal matters; (5) information regarding the trading market for the common stocks of BNI and SSB and the price range within which the respective stocks have traded; (6) the relationship of prices paid to relevant financial data such as net worth, loans, deposits and earnings in certain financial institution mergers and acquisitions in Virginia in recent years; (7) SSB's annual reports to shareholders and its audited financial statements for the three years ended December 31, 1996; (8) SSB's unaudited financial statements for the six months ended June 30, 1997 and 1996; and (9) and other information related to SSB prepared by SSB's management including but not limited to asset quality, reserve adequacy, margin analysis, interest rate sensitivity, internal controls, loan policies, regulatory matters and legal matters. Crestar Securities has discussed with members of BNI's and SSB's management the background of the Reorganization, the reasons and basis for the Reorganization, and the business and future prospects of BNI and SSB individually and as a combined entity. No instructions or limitations were given or imposed by BNI or SSB in connection with the scope of the examination or investigation made by Crestar Securities in arriving at its findings. Finally, Crestar Securities has conducted such other studies, analysis and investigations particularly of the banking industry, and considered such other information as it deemed appropriate, the material portion of which is described below. A copy of that opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix F hereto and should be read in its entirety. The opinion of Crestar Securities is directed only to the consideration to be received by BNI shareholders in the Reorganization and does not constitute a recommendation to any BNI shareholder as to how such shareholder should vote at the Special Meeting.

         Crestar Securities used the information gathered to evaluate the financial terms of the transaction using a variety of financial analyses as described below. In conducting its review and arriving at its opinion, Crestar Securities relied upon and assumed the accuracy and completeness of the information furnished to Crestar Securities by or on behalf of BNI and SSB or from public sources. Crestar Securities did not attempt independently to verify such information, nor did Crestar Securities make any independent appraisal of the assets of BNI or SSB.

         In its analyses, Crestar Securities made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond BNI's or SSB's control. Any estimates contained in the analyses of Crestar Securities are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

         The opinion of Crestar Securities dated as of the date of this Joint Proxy Statement was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date of such opinion, including the market price of BNI's and SSB's Common

Stock. Events occurring after that date, including a material change in the market price of BNI Common Stock and SSB Common Stock as compared to the current market price, could materially affect the assumptions and conclusions contained in its opinion. Crestar Securities has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date thereof.

         The following is a brief summary of the analyses and procedures performed by Crestar Securities in the course of arriving at its opinion:

         Contribution Analysis. Crestar Securities analyzed the contribution as of June 30, 1997 of BNI to, among other things, the total assets, total equity and net income of EVB on a pro forma basis and determined BNI's contribution to be 42.2%, 51.7%, and 47.2%, respectively. This analysis did not include any assumed cost savings from the Reorganization. Upon consummation of the Reorganization and after giving effect to the BNI Exchange Ratio and the SSB Exchange Ratio, BNI's existing shareholders would own approximately 49.0% of EVB Common Stock.

         The Reorganization provides for the exchange of each outstanding share of BNI Common Stock for one share of EVB Common Stock. Crestar analyzed the changes in the amount of earnings, book value, and dividends represented by one share of BNI Common Stock before the Reorganization and one share of EVB Common Stock after the Reorganization. This analysis indicated that, based on internal estimates of BNI and SSB, current holders of BNI Common Stock would realize an 11.8% increase in per share earnings, a 5.0% decrease in book value per share, and an 11.8% increase in dividends per share in 1997 from the Reorganization.


         Analysis of Selected Publicly Traded Companies. In preparing its opinion, Crestar Securities, using publicly available information, reviewed and compared selected financial information of BNI, SSB, and EVB, on a pro forma basis, relative to a group of 17 Virginia-based financial institutions (the "Virginia Bank Group"). These financial institutions included (i) seven financial institutions with total assets ranging from $122 million to $558 million comprised of Union Bankshares Corporation, FFVA Financial Corporation, James River Bankshares, Inc., Bank of Tidewater, First National Corporation, Mid-Atlantic Community Bank Group, Inc., Salem Bank & Trust N.A. (the "Peer Group"); and (ii) ten financial institutions with total assets ranging from $710 million to $22.8 billion consisting of Crestar Financial Corporation, Signet Banking Corporation, Central Fidelity Banks, Inc., First Virginia Banks, Inc., F&M National Corporation, Jefferson Bankshares, Inc., Life Bankcorp, Inc., Mainstreet BankGroup Inc., George Mason Bankshares, Inc., and Cenit Bankcorp, Inc. Financial data reviewed and compared by Crestar Securities included, among other things, return on assets, return on equity, equity to assets, loans to deposits, asset quality and loan loss reserve ratios, and asset and deposit growth rates. Historical financial information used in computing the preceding ratios was as of June 30, 1997. The ratio of equity-to-assets, the return on assets, and the return on equity was: 9.6%, 1.1% and 11.2%, respectively, for the Virginia Bank Group; 14.8%, 2.1%, and 14.4%, respectively, for BNI; 10.1%, 1.7%, and 17.3%, respectively for SSB; and 12.1%, 1.9% and 15.8%, respectively, for EVB, on a pro forma basis. Crestar Securities concluded that EVB, on a pro forma basis, has significantly higher profitability levels as measured by return on equity and return on assets than the Virginia Bank Group despite having a higher capital base as measured by equity-to-assets.


         Crestar Securities also analyzed the relative performance and value of BNI and SSB by comparing certain market trading statistics for BNI and SSB with the Peer Group. The market trading information used in the valuation analysis was as of June 30, 1997 and included market price to book value per share and market price to trailing twelve months earnings per share. The multiple of price to stated book value per share and price to trailing twelve months earnings per share was: 1.7x and 17.7x, respectively, for the Peer Group; 1.6x and 12.0x, respectively, for BNI; and 1.8x and 12.2x, respectively, for SSB.

         Analysis of Comparable Acquisition Transactions. Crestar Securities reviewed all known merger and acquisition transactions, completed and pending, since the beginning of 1996, of banks with total assets ranging from $100 million to $300 million. Crestar Securities determined the median acquisition price paid to book value, latest twelve months earnings, assets, and deposits to be 2.0x, 16.7x, 19.1%, and 21.7%, respectively, for all such transactions nationally. For transactions completed or pending in Virginia, North Carolina, West Virginia, Tennessee, Maryland, and Pennsylvania, Crestar Securities determined the median acquisition price paid to book value, latest twelve months earnings, assets, and deposits to be 2.2x, 21.2x, 20.3%, and 24.9%, respectively. Equally weighting the mean multiples of price to stated book, latest twelve months earnings, assets and deposits and applying these to BNI and SSB, Crestar Securities calculated the implied per share merger values of BNI to be $13.07 to $15.08 and EVB, on a pro forma basis and assuming no cost savings from the Reorganization, to be $13.75 to $15.83.

         Present Value Analysis. Using a discounted cash flow analysis, Crestar Securities determined a range of present values per share of BNI Common Stock assuming BNI continued to operate as a stand alone entity. This range was determined by adding (i) the present value of the future dividend stream that BNI could produce over a five-year period, and (ii) the present value of a share of BNI Common Stock at the end of five years. To determine a projected dividend stream, Crestar Securities assumed, among other things, assets and earnings growth rates for BNI ranging between 3.0% and 5.0% and a dividend payout equal to 33% of projected earnings. The value of BNI at the end of five years was calculated by applying price/earnings multiples to BNI's projected earnings in the fifth year. The range of price/earnings multiples considered was 14.0x to 18.0x. Crestar Securities calculated the implied multiples of book value in the fifth year to be 1.7x to 2.1x. The discount rates used ranged from 11.0% to 14.0%, which reflect different assumptions regarding the required rates of return of holders and prospective buyers of BNI Common Stock. On the basis of such varying assumptions, Crestar Securities calculated a present value of BNI Common Stock on a stand-alone basis ranging from $11.34 to $16.03.

         Crestar Securities determined a range of present values per share of EVB Common Stock on a pro forma basis, assuming, among other things, assets and earnings growth rates for EVB ranging between 5.0% and 7.0% and a dividend payout equal to 33% of projected earnings. The value of EVB at the end of five years was calculated by applying price/earnings multiples ranging from 14.0x to 18.0x. Crestar Securities calculated the implied multiples of book value in the fifth year to be 2.0x to 2.5x. The discount rates used ranged from 11.0% to 14.0%. On the basis of such varying assumptions, Crestar Securities calculated a present value of EVB Common Stock, on a pro forma basis, ranging from $13.33 to $18.88.

         The summary set forth above includes all material factors considered, but does not purport to be a complete description of the presentation by Crestar Securities to the Board of Directors of BNI or of the analyses performed by Crestar Securities. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Crestar Securities believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the process underlying the preparation of its opinion.

         Crestar Securities is an investment banking and brokerage firm headquartered in Richmond, Virginia, that provides a broad array of services to corporations, financial institutions and state and local governments. The Investment Banking Division of Crestar Securities actively works with community banks in the Mid-Atlantic region and has extensive experience with the Virginia banking markets and banking organizations operating in the Virginia market. As part of its investment banking business, Crestar Securities is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. Crestar Securities was selected by the Board of Directors of BNI based upon its experience and expertise in providing valuation, merger and acquisition, and advisory services to banks and bank holding companies.

         In exchange for its services, Crestar Securities will receive from BNI upon consummation of the Reorganization a fee of $150,000. In addition, during 1996 Crestar Securities received fees totaling $7,500 for acting as a financial advisor to BNI on other matters.


                                 SOUTHSIDE BANK

Business

         SSB is a community bank headquartered in Tappahannock, Virginia. SSB opened for business in 1910 and currently operates eight branches throughout Essex, King William, Middlesex, Caroline, and Hanover counties. SSB has applied for regulatory approval to open another branch in Gloucester county. SSB also owns an operations center in Tappahannock.

         Principal Market Area. The primary service areas of SSB consist of Essex, King William, Middlesex, Caroline, and Hanover counties. SSB also serves customers in surrounding counties. SSB solicits business from individuals and small- to medium-sized businesses within these service areas. SSB's present intention is to continue to concentrate its activities in its current service area and expand into the Gloucester area.

         Banking Services. SSB provides a wide range of banking services including various deposit products, loan services, automated teller machines, debit cards, and telephone banking. No material portion of SSB's deposits has been obtained from a single or small group of customers and the loss of deposits of any one customer or of a small group of customers would not have a material adverse effect on the business of SSB.

Lending Activities

         SSB's primary focus is on making loans to individuals and small businesses within its market area. SSB's legal lending limit to any one customer was approximately $2,852,959 at September 30, 1997. SSB had $2,753,700 in loan commitments outstanding at September 30, 1997.

         Commercial Business Lending. SSB's commercial loans are made primarily to service, retail and wholesale businesses in SSB's market area. Such loans are generally collateralized by real estate and personal guarantees, and have a higher degree of risk than residential mortgage loans. To manage these risks, SSB charges slightly higher interest rates on commercial loans, maintains specific reserves where necessary, and maintains an internal watch system to monitor the financial condition of these borrowers and the market value of associated collateral. Due to the diversification of the local economy, no significant concentrations of credit exist in any single industry.

         Commercial business loans generally have a higher degree of risk than residential mortgage loans, but also offer commensurately higher yields. Pricing of commercial business loans is tied to the prevailing interest rate, at a factor over prime. Pricing decisions in individual cases are based on perceived credit risk and anticipated administrative costs. Pricing on commercial loans also takes into account any depository relationship between the borrower and SSB, which in many cases, can provide for both a stable lending and depository relationship. Although SSB typically looks to the borrower's cash flow as the principal source of repayments of these types of loans, the large majority of SSB's commercial loans are secured by assets, such as real estate, accounts receivable and other forms of collateral. In addition, SSB's commercial loans are personally guaranteed by the principals of the business as necessary under SSB's credit standards.

         Real Estate Construction Loans. SSB's construction loans for residential purposes are generally structured as construction-permanent loans where the borrower will remain as a permanent mortgage customer of SSB. SSB obtains a first lien on the security property as collateral for its construction loans, limits loan amounts to 80% of the appraised value, and limits its lending activities to borrowers with demonstrated financial strength. SSB has experienced modest losses involving its construction loan portfolio.

         Residential Mortgage Lending. The residential mortgage loans made by SSB have a three year adjustable rate feature with terms up to 30 years. Its lending and asset/liability strategies currently do not allow SSB to maintain conventional 30 year fixed rate mortgage loans. However, SSB has established a relationship with a third party for placement of loan requests for this type, for which SSB earns a portion of the origination fees associated with these types of loans.

         Consumer Lending. SSB currently offers most types of consumer installment loans in addition to VISA(R) credit cards. The performance of the consumer loan portfolio is directly tied to and dependent upon the general economic conditions in SSB's market area.

         Credit Policies and Loan Administration. SSB has adopted a comprehensive lending policy which includes stringent underwriting standards for all types of loans and pricing guidelines, as well as the "New Standards for Prudent Real Estate Lending" set forth in a recent FFIEC opinion statement. SSB's policy specifies "permitted" loans, as well as "undesirable and prohibited" loans. Collateral requirement and maturity limits also are addressed. In an effort to manage risk, all credit decisions are made according to prescribed lending authorities for each loan officer and the Loan Committee of the Board. These lending authorities are approved by the full Board.

Employees

         On September 30, 1997, SSB had 82 full-time and 11 part-time employees. None of its employees are represented by any collective bargaining agreements, and relations with employees are considered excellent.

Competition

         SSB's primary market is generally defined as each county in which a branch is located. SSB is subject to intense competition from various other financial institutions and other companies that offer financial services. Among financial institutions, the primary method of competition is the efficient delivery of quality services at competitive prices.

Property

         SSB currently operates eight retail facilities, two of which are located in Tappahannock, Virginia, and one each in Urbanna, Deltaville, Hartfield, Bowling Green, Aylett, and Mechanicsville, Virginia. All facilities except the Hartfield facility are owned by SSB, and the Hartfield facility is in the sixth year of a 50-year lease. In addition, SSB owns an operations center in Tappahannock, Virginia, in which data processing functions are housed. The corporate headquarters is housed in the Tappahannock office, where the greatest concentration of deposits and loans are serviced. All other offices are physically equipped to provide all services available at SSB, including ATM service.

         The offices in Urbanna and Mechanicsville are each subject to purchase money deeds of trust securing amounts totaling $170,000 at September 30, 1997.

Security Ownership of Management


         The following table sets forth information as of November 21, 1997 regarding the number of shares of SSB Common Stock beneficially owned by all directors of SSB, by the executive officers of SSB and by all directors and executive officers as a group. For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities and Exchange Act of 1934 (the "Exchange Act"), as amended, under which, in general, a person is deemed to be a beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose or direct disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.




                                         Common Stock
Name                                 Beneficially Owned         Percent of Class
----                                 ------------------         ----------------

Director
--------

E. Gary Ball                                 1,200                    0.1
Thomas M. Boyd, Jr.                          9,115                    0.9
W. Rand Cook                                   413                     *
W. Gerald Cox                                2,011                    0.2
F.L. Garrett, III                            8,138                    0.8
Eric A. Johnson                              1,895                    0.2
William L. Lewis                             8,076                    0.8
William W. Lowery, III                       1,872                    0.2
Lawrence R. Moter, M.D.                        344                     *
J. Thomas Newman                             8,158                    0.8
Charles R. Revere                              845                     *
Leslie E. Taylor                               455                     *
Emmett M. Upshaw                             5,959                    0.6

All present executive officers
  and directors as a group
  (18 persons)                              50,828                    5.0


*        Represents less than 0.1% ownership.

                                 SOUTHSIDE BANK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion provides information about the major components of the results of operations and financial condition of SSB. This discussion and analysis should be read in conjunction with SSB's consolidated financial statements and accompanying notes.

Overview

         In 1996 SSB experienced asset growth of $12.9 million (7.8%) compared to asset growth of $13.0 million in 1995. In 1996 SSB had net income of $2.5 million or $2.51 per share, compared to net income of $2.1 million, or $2.10 per share in 1995. Asset growth was due to increased loan balances, which were funded by increased deposits. Increased earnings resulted primarily from increased net interest income.

Net Income

         For the nine months ended September 30, 1997, net income was $2.3 million, or $2.31 per share, compared to $2.1 million, or $2.08 per share, for the same period in 1996, an increase of 11.2%. The principal reason for the increase in net income was a 9.8% increase in net interest income, which was $6.1 million for the first nine months of 1997, compared to $5.6 million for the same period in 1996. At September 30, 1997, total assets were $185.7 million, compared to $169.1 million at September 30, 1996 and $177.2 million at December 31, 1996. Deposits at September 30, 1997 were $164.5 million, compared to $151.3 million and $157.8 million at September 30, 1996 and December 31, 1996, respectively.

         Net income for the year ended December 31, 1996 of $2.5 million was an increase of 19.1% over the year ended December 31, 1995. The increase in net income during 1996 reflects primarily an increase in the lending volume and improvement in the rates earned on interest-earning assets. In addition, deposit volume increased by 7.1% while the total cost of those deposits increased by only 1.1%, thereby contributing substantially to the improvement in net income. SSB has shown an increase of 56% in net income over the five years ended December 31, 1996, from $1.6 million in 1992 to $2.5 million during 1996. The increase in income over the past five years is attributable to the 46% growth in the loan portfolio and the 58% decrease in provision for loan losses when comparing the expense for the year ended December 31, 1992 to the year ended December 31, 1996. As total assets grew from $129.8 million as of December 31, 1992 to $177.2 million as of December 31, 1996, net loans increased from $87.6 million to $128.0 million.

         SSB increased net income 3.5% to $2.1 million during 1995 over 1994. This increase was largely attributable to a decrease in the provision for loan losses and not from any improvement in net interest income. Net income during 1994 of $2.1 million was an 11.9% increase over 1993. On a per share basis, net income was $2.03 in 1994.

         SSB's return on average equity increased for the year ended December 31, 1996 when compared to the year ended December 31, 1995. The return on average equity was 15.88% for the year ended December 31, 1996, compared to 14.90% for 1995 and 15.88% for 1994. SSB's return on average assets was 1.49%, 1.36%, and 1.42% for the three years ended December 31, 1996, 1995, and 1994, respectively.

         SSB is not aware of any current recommendations by the bank regulatory authorities which, if implemented, would have a material effect on its liquidity, capital reserve or results of operations. There are no agreements between SSB and either the FDIC or the SCC, nor has either regulatory agency made any recommendations concerning the operations of SSB that could have a material effect on its liquidity, capital reserves or results of operations.

Net Interest Income

         Net interest income is the difference between interest income and interest expense and represents SSB's gross profit margin. For comparative purposes, the income from tax-exempt securities and loans is adjusted to a tax-equivalent basis. This adjustment, based on the statutory federal corporate tax rate of 34 percent, causes tax exempt income and resultant yields to be presented on a basis comparable with income and yields from fully taxable earning assets. The net interest margin represents tax-equivalent net interest income divided by average earning assets. It reflects the average effective rate earned by SSB on its average earning assets. Net interest income and the net interest margin are influenced by fluctuations in market rates and changes in both the volume and mix of average earning assets and the liabilities used to fund those assets.


         Table 1 presents average balances, related interest income and expense, and average yield/cost rate for the first nine months of 1997 and 1996 and for each of the last three years. Table 2 reflects changes in interest income and interest expense resulting from changes in average volume and changes due to rates.


Table 1




                   Average Balances, Interest Income and Expenses, and Average Yields and Rates

                                                             Nine Months Ended September 30
                                      ----------------------------------------------------------------------
                                                  1997                                    1996
                                      ------------------------------          ------------------------------
                                                Interest                                Interest
                                       Average   Income/   Yield               Average   Income/  Yield
                                       Balance   Expense    Rate               Balance   Expense  Rate
                                                       (Dollars in thousands)
Assets:
  Securities (1)                        $31,590    $1,409 5.95 %                $32,534    $1,469 6.02 %
  Federal funds sold                      5,456       229 5.60                    2,870       116 5.39 %
  Loans (net)                           135,561     9,377 9.22 %                121,792     8,453 9.25 %
                                        -------     ----- ------                -------     ----- ------
      Total earning assets              172,607    11,015 8.51 %                157,196    10,038 8.51 %
Non-interest earning assets:
  Cash and due from banks                 4,945                                   4,655
  Premises and equipment                  3,176                                   3,236
  Other assets                            2,955                                   3,049
  Less: allowance for loan losses         2,466                                   2,479
                                          -----                                   -----
      Total assets                     $181,217                                $165,657
                                       ========                                ========
Liabilities and Stockholders'
  Equity
Interest-bearing deposits:
  Money Market and NOW                   29,106       640 2.93                   28,115       621 2.94 %
    accounts
  Regular savings                        44,077     1,302 4.17 %                 40,914     1,243 4.05 %
  Time deposits                          62,073     2,549 5.48 %                 55,540     2,252 5.41 %
  Time deposits > $100,000               10,189       423 5.54 %                  8,903       365 5.47 %
                                         ------       --- ------                  -----       --- ------
  Total interest-bearing deposits       145,445     4,914 4.50 %                133,472     4,481 4.46 %
                                                    -----                                   -----
Non-interest bearing liabilities:
  Demand deposits                        15,754                                  14,816
  Other liabilities                       2,060                                   1,441
                                          -----                                   -----
    Total liabilities                   163,259                                 149,729
Stockholders' equity                     17,958                                  15,928
                                         ------                                  ------
      Total liabilities and
           stockholders' equity        $181,217                                $165,657
                                       ========                                ========
Net interest income                                $6,101                                  $5,557
                                                   ======                                  ======
Interest rate spread (2)                                  4.01 %                                  4.05 %
Interest expense as a percent                             3.80 %                                  3.80 %
  of average earning assets
Net interest margin (3)                                   4.71 %                                  4.71 %




                                                          Years Ended December 31,
                             --------------------------------------------------------------------------------------
                                        1996                        1995                         1994
                             ---------------------------  --------------------------  -----------------------------
                                       Interest                     Interest                    Interest
                             Average   Income/  Yield      Average  Income/  Yield     Average   Income/  Yield
                              Balance  Expense  Rate       Balance  Expense  Rate      Balance   Expense  Rate
                                                           (Dollars in thousands)
Assets:
  Securities (1)               $32,452  $2,435   7.50%      $30,473   $2,267 7.44%      $30,835    $2,286 7.41%
  Federal funds sold             3,150     171   5.43         3,997      231 5.78         2,027        87 4.29
  Loans (net)                  123,842  10,918   8.82       117,156   10,210 8.71       107,822     8,942 8.29
      Total earning assets     159,444  13,524   8.48       151,626   12,708 8.38       140,684    11,315 8.04
Non-interest earning assets:
  Cash and due from banks        4,884                        4,238                       3,730
  Premises and equipment         3,192                        3,377                       2,753
  Other assets                   2,645                        2,615                       2,556
  Less: allowance for loan
    losses                       2,463                        2,550                       2,304
                                 -----                        -----                       -----
      Total assets            $167,702                     $159,306                    $147,419
                              ========                     ========                    ========
Liabilities and
Stockholders'
  Equity
Interest-bearing deposits:
  Money Market and NOW
    accounts                    28,416     840   2.96        27,943      904 3.24        30,666       921 3.00
  Regular savings               40,874   1,667   4.08        37,339    1,599 4.28        26,292       871 3.31
  Time deposits                 56,283   3,021   5.37        55,768    2,977 5.34        53,715     2,308 4.30
  Time deposits >$100,000        9,071     500   5.51         8,689      482 5.55         9,261       405 4.37
                                 -----     ---                -----      ---              -----       ---
  Total interest-bearing
    deposits                   134,644   6,028   4.48       129,739    5,962 4.60       119,934     4,505 3.76
                                         -----                         -----                        -----
Non-interest bearing
liabilities:
  Demand deposits               15,400                       13,784                      12,872
  Other liabilities              1,437                        1,237                       1,295
                                 -----                        -----                       -----
    Total liabilities          151,481                      144,760                     134,101
Stockholders' equity            16,221                       14,546                      13,318
                                ------                       ------                      ------
    Total liabilities and
       stockholders' equity   $167,702                     $159,306                    $147,419
                              ========                     ========                    ========
Net interest income                     $7,496                        $6,746                       $6,810
                                        ======                        ======                       ======
Interest rate spread (2)                         4.00%                       3.78%                        4.28%
Interest expense as a percent
  of average earning assets                      3.78%                       3.93%                        3.20%
Net interest margin (3)                          4.70%                       4.45%                        4.84%

(1) Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

(2) Interest spread is the average yield earned on earning assets, calculated on a fully taxable equivalent basis, less the average rate incurred on interest-bearing liabilities.

(3) Net interest margin is the net interest income, calculated on a fully taxable basis assuming a federal income tax rate of 34%, expressed as a percentage of average earning assets.

         Interest income and interest expense are affected by changes in both average interest rates and average volumes of interest-earning assets and interest-bearing liabilities. The following table analyzes changes in net interest income attributable to changes in the volume of interest-bearing assets and liabilities compared to changes in interest rates. Nonaccruing loans are included in average loans outstanding. The change in interest due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.

Table 2


                            Volume and Rate Analysis

                                          Nine Months Ended September 30,
                                      --------------------------------------
                                                   1997 vs. 1996
                                                Increase (decrease)
                                                 Due to changes in:
                                           Volume         Rate        Total
                                               (Dollars in thousands)
Increase (decrease) in:
Earning assets:
   Securities                             $   (20)    $   (40)      $  (60)
   Federal funds sold                         105           8          113
   Loans                                      911          13          924
                                               --          --           --
       Total                              $   996     $   (19)      $  977
                                          -------     --------      ------

Interest expense:
   Savings and time
      deposits                            $   402     $    12       $  414
   Money market and
      NOW accounts                             21          (2)          19
                                               --          --           --
       Total                              $   423     $    10      $   433
                                          -------     -------      -------
Net interest earnings                       $ 573       $ (29)       $ 544
                                            =====       =====        =====




                                                          Years Ended December 31,
                          ------------------------------------------------------------------------------------------
                                 1996 vs. 1995                 1995 vs. 1994                  1994 vs. 1993
                              Increase (decrease)           Increase (decrease)            Increase (decrease)
                              Due to changes in:            Due to changes in:             Due to changes in:
                            Volume      Rate     Total    Volume      Rate     Total    Volume      Rate     Total
                            ------      ----     -----    ------      ----     -----    ------      ----     -----
                                                           (Dollars in thousands)
Increase (decrease) in:
Earning assets:
   Securities              $   147    $   19   $   166    $   27   $     9    $ (18)   $  (91)  $  (228)  $  (319)
   Federal funds sold         (49)      (11)      (60)        84        60       144       (7)        30        23
   Loans                       574       134       708       776       492     1,268     1,157     (205)       952
                               ---       ---       ---       ---       ---     -----     -----     -----       ---
       Total               $   672    $  142   $   814     $ 833    $  561    $1,394    $1,059  $  (403)  $    656
                           -------    ------   -------     -----    ------    ------    ------  --------  --------

Interest expense:
   Savings and time
      deposits              $  220   $  (96)    $  124    $  502     $ 977   $ 1,479    $  307   $  (89)    $  218
   Money market and
      NOW accounts              15      (80)      (65)      (82)        67      (15)        64      (25)        39
                            ------      ----  --------      ----        --      ----        --      ----        --
       Total                $  235    $(176)    $   59    $  420    $1,044   $ 1,464    $  371   $ (114)    $  257
                            ------    ------    ------    ------    ------   -------    ------   -------    ------
Net interest earnings         $437     $(34)      $755      $413    $(483)     $(70)      $688    $(289)      $399
                              ====     =====      ====      ====    ======     =====      ====    ======      ====

* The change in interest income due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.


         In the nine months ended September 30, 1997, net interest income was $6.1 million, compared to $5.6 million for the same period in 1996. The net interest margin decreased to 4.71%, compared to 4.76% for the nine months ended September 30, 1996 and increased compared to 4.70% for the year ended December 31, 1996.

         Tax-equivalent income from earning assets increased 6.4% in 1996 to $13.5 million from $12.7 million in 1995. The net interest margin increased to 4.70% in 1996 from 4.45% in 1995. This increase was due to an increase in SSB yields on its earning assets and a decrease in the cost of its interest bearing liabilities.

         Net interest income and the net interest margin benefited in 1996 from a 5.16% increase in average earning assets. The loan portfolio experienced growth throughout 1996, and average loans increased 5.71% during the year. Securities, on average, increased 6.49% in 1996.

         Influenced by interest rate trends, competitive factors, and management's efforts to stabilize SSB's expenses associated with obtaining and maintaining deposits, its cost of funds declined in 1996 from 4.48% compared to 4.60% in 1995. By comparison, the yield on earning assets was 10 basis points higher in 1996 as tax-equivalent interest income increased 6.4%.

         Comparing 1995 with 1994, tax-equivalent net interest income decreased .9%, and the net interest margin decreased to 4.45% in 1995 from 4.84% in 1994.
This decrease was due to a larger increase in the cost of interest bearing liabilities compared to the increase in yields on earning assets experienced in 1995. Net interest income and the net interest margin benefited in 1995 from a 7.8% increased in average earning assets when compared to 1994. The loan portfolio experienced growth in 1995, and average loans increased 8.7% over the average in 1994. Securities decreased in 1995, by 1.2%.

Interest Sensitivity

         An important element of earnings performance and the maintenance of sufficient liquidity is proper management of the interest sensitivity gap. The interest sensitivity gap is the difference between interest sensitive assets and liabilities in a specific time interval. This gap can be managed by repricing assets or liabilities, which can be effected by replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability. Matching the amounts of assets and liabilities maturing in the same time interval helps to hedge the risk and minimize the impact on net interest income in periods of rising or falling interest rates.

         SSB determines the overall magnitude of interest sensitivity risk and then formulates policies governing asset generation and pricing, funding sources and pricing and off-balance-sheet commitments. These decisions are based on management's outlook regarding future interest rate movements, the state of the local and national economy, and other financial and business risk factors. SSB uses computer simulations to measure the effect on net interest income of various interest rate scenarios. This modeling reflects interest rate changes and the related impact on net income over specified time horizons.

         The following tables present SSB's interest sensitivity position at September 30, 1997 and at December 31, 1996. This is a one-day position which continually is changing and is not necessarily indicative of SSB's position at any other time.


Table 3

                          Interest Sensitivity Analysis


                                                                       September 30, 1997 (1)
                                                 ------------------------------------------------------------------
                                                      Within          3-12       1 to 5         Over
                                                    3 Months         Months        Years      5 Years         Total
                                                    ---------        ------        -----      -------         -----
                                                                       (Dollars in thousands)
Earning Assets:
  Loans (net)                                        $ 31,669      $ 19,331     $ 89,519     $    400      $140,919
  Investment securities, at amortized cost                550         2,462        7,169        8,238        18,419
  Securities available for sale, at fair value          1,477         1,580        7,701        3,927        14,685
  Federal funds sold                                    2,075             -            -            -         2,075
                                                     --------      --------     --------     --------      --------
    Total earning assets                               35,771        23,373      104,389       12,565       176,098
Interest Bearing Liabilities:
  Deposits:
    Demand & Savings                                    5,864        16,063       41,816            -        63,743
    Money Market                                        1,844         5,271        3,603            -        10,718
    Time deposits, $100,000 and over                    2,149         4,042        4,022            -        10,213
    Other time deposits                                11,164        27,995       24,016            -        63,175
                                                       ------        ------       ------      -------        ------
      Total interest-bearing liabilities               21,021        53,371       73,457            -       147,849
Period Gap                                           $ 14,750     $(29,998)     $730,932     $ 12,565      $ 28,249
Cumulative Gap                                       $ 14,750     $(15,248)     $ 15,684     $ 28,249      $ 28,249
Ratio of cumulative gap to total earning
  assets                                               8.38 %      (8.66 %)       8.91 %      16.04 %
Target Cumulative Gap Range                          +(-) 15%     +(-) 15 %    +(-) 15 %    +(-) 25 %
Ratio of interest-earning assets
  to interest-bearing liabilities                    170.2  %      43.8  %      142.1  %
Cumulative ratio of interest-earning
  assets to interest-bearing liabilities             170.2  %      79.5  %      110.6  %






                                                                        December 31, 1996 (1)
                                                  ------------------------------------------------------------------
                                                       Within          3-12       1 to 5         Over
                                                    3 Months         Months        Years      5 Years         Total
                                                    ---------        ------        -----      -------         -----
                                                                       (Dollars in thousands)
Earning Assets:
  Loans (net)                                         $36,826       $19,921      $70,878       $  383      $128,008
  Investment securities, at amortized cost                519         1,232        9,362        6,708        17,820
  Securities available for sale, at fair value          1,218         2,698        7,089        3,775        14,780
  Federal funds sold                                    5,037             -            -            -         5,037
                                                       ------        ------      -------      -------       -------
    Total earning assets                               43,600        23,851       87,329       10,866       165,645
                                                       ------        ------      -------      -------       -------

Interest Bearing Liabilities:
  Deposits:
    Demand and savings                                  5,014        15,498       40,410            -        60,922
    Money Market                                        1,791         5,215        3,399            -        10,405
    Time deposits, $100,000 and over                    1,764         5,056        3,369            -        10,189
    Other time deposits                                11,658        28,463       20,902            -        61,023
                                                       ------        ------      -------      -------       -------
      Total interest-bearing liabilities               20,227        54,232       68,080            -       142,539
                                                       ------        ------      -------      -------       -------
Period Gap                                            $23,373     $(30,381)     $(19,249)     $10,866       $23,106
Cumulative Gap                                        $23,373     $ (7,008)     $ 12,241      $23,107
Ratio of cumulative gap to total earning
  assets                                              14.11 %       (4.23%)       7.39 %      13.95 %
Target Cumulative Gap Range                         +(-) 15 %     +(-) 15 %     +(-) 15%    +(-) 25 %

(1) The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.

         As of September 30, 1997 SSB had $14.7 million more in assets than liabilities subject to repricing within three months or less and was, therefore, in an asset sensitive position. The cumulative gap at the end of one year was a negative $30.0 million and, therefore in a liability-sensitive position. The one year negative gap position reflects a loan base weighted predominantly in loans repricing within one year. Approximately $74.4 million, or 50% of SSB's interest-bearing liabilities, matures or reprices within one year or less. An asset-sensitive institution's net interest margin generally will be impacted favorably by increasing interest rates, while that of a liability sensitive institutions will be impacted favorably by declining interest rates. To reduce the impact of shifts in prevailing rates, a significant portion of SSB's loan portfolio is either short-term or based upon a floating rate.

Noninterest Income

         Noninterest income includes service charges and other income from services rendered by SSB. In addition, other operating income includes gains and losses realized from the sales and calls of investment securities and other income items.

         Noninterest income increased slightly from $1.02 million in 1995 to $1.05 million in 1996. In the nine months ended September 30, 1997 noninterest income was $888,000, compared to $756,000 for the same period in 1996. The increase as attributable to growth in products producing fee income, such as retail and commercial checking accounts and rental of safe deposit boxes.

           Noninterest income increased from $799,000 in 1994 to $1.0 million in 1995 or 27.6%. The increase was attributable to increases associated with service charges on deposit accounts which increased from $617,000 in 1994 to $693,000 in 1995 and a loss of $85,000 from sale of securities in 1994.

Table 4


                                                Noninterest Income

                                                 Nine Months Ended                      Years Ended
                                                   September 30,                        December 31,
                                                ------------------------    -----------------------------------------
                                                     1997          1996           1996          1995          1994
                                                     ----          ----           ----          ----          ----
                                                                    (Dollars in thousands)
Service charges on deposit accounts                  $555          $536           $730          $693          $617
Other fees and commissions                            348           272            376           327           267
                                                      ---           ---            ---           ---           ---
Non-interest income                                   903           808          1,106         1,020           884
Securities gains, net                                (15)          (52)           (56)             0          (85)
                                                     ----          ----           ----             -          ----
Total noninterest income                             $888          $756         $1,050        $1,020          $799
                                                     ====          ====         ======        ======          ====


Noninterest Expense

         Noninterest expense increased from $4.5 million in 1995 to $4.7 million in 1996 or 4.0%. In the nine months ended September 30, 1997 noninterest expense was $3.5 million, compared to $3.3 million for the same period in 1996. The category with the largest increase over 1995 was other operating expenses, which increased 9.0% in 1996. Expense factors involved in this increase include printing and supplies, consultant fees, and collection fees. The cost of providing deposit insurance from the Federal Deposit Insurance Corporation ("FDIC") reflected a significant decrease from the $159,000 expenses incurred in 1995 to $2,000 in 1996. This decrease was due to reductions in FDIC insurance premiums as a result of the re-capitalization of the FDIC's insurance fund.

         Noninterest expenses increased from $4.2 million in 1994 to $4.5 million in 1995 or 6.8%. The category with the largest increase over 1994 was salaries, which increased $219,000 or 15.1% in 1995. Factors involved in this change included staffing for a new branch and a full year's expenses for our operations center which opened in the middle of 1994. The cost of providing deposit insurance from the FDIC continued to be a significant portion of noninterest expense, although it declined from $289,000 in 1994 to $159,000 in 1995 due to the reductions in FDIC premiums as a result of the re-capitalization of the FDIC's insurance fund.

Table 5


                                               Noninterest Expenses

                                                  Nine Months Ended                      Years Ended
                                                    September 30,                        December 31,
                                                ------------------------  -----------------------------------------

                                                     1997          1996           1996          1995          1994
                                                     ----          ----           ----          ----          ----

                                                                    (Dollars in thousands)

Salaries and employee benefits                      $1,662        $1,544         $2,195        $2,179         $1,949
Occupancy expenses                                     520           484            677           662            606
Other expenses                                       1,340         1,261          1,802         1,653          1,653
                                                     -----         -----          -----         -----          -----
Total noninterest expenses                          $3,522        $3,289         $4,674        $4,494         $4,208
                                                    ======        ======         ======        ======         ======


Income Taxes

         Reported income tax expense for the year ended December 31, 1996 was $962,000, a 24.2% increase from the $775,000 for the year end December 31, 1995. The effective tax rate increased slightly to 27.4% in 1996 compared to 26.6% in 1995. The increase in income tax expense in 1996 was due to the increase in taxable income. Reported income tax expense for the year ended December 31, 1994 was

$768,000 or a 27.1% effective tax rate. Note 7 to the consolidated financial statements provides a reconciliation between the amount of income tax expense computed using the federal statutory income tax rate and the Bank's actual income tax expense and information regarding the principal items giving rise to deferred taxes as of December 31, 1996 and 1995.

Loan Portfolio

         SSB's loan portfolio is comprised of commercial loans, real estate loans, home equity loans, consumers loans, and other miscellaneous types of credit. The primary markets in which SSB makes loans are generally areas contiguous to its branch locations. The philosophy is consistent with SSB's focus on providing community-based financial services.

         As of December 31, 1996, the loan portfolio was $128.0 million, net of unearned income, an increase from the prior year of 9.0% or $10.6 million. Net loans increased an additional $10.3 million from December 31, 1996 to September 30, 1997. This increase was due in part to the improved local economy as well as management's increased efforts to grow the portfolio. Real estate loans continue to be the major portion of the portfolio, with loans from that category totaling $87.8 million, or 66.0% of gross loans at December 31, 1996, and $95.8 million, or 66.5% of gross loans at September 30, 1997. During 1996 loans to individuals increased by $6.1 million or 21.7% as management attempted to diversify the portfolio and increase its emphasis on providing competitive consumer lending products. Growth in this segment of the loan portfolio moderated in the first nine months of 1997.

         Total loans increased 5.0% from year-end 1994 to year-end 1995. The composition of SSB's portfolio continued to be in real estate loans, increasing from $80.0 million at year-end 1994 to $85.5 million at year-end 1995, an increase of 6.8%. The installment category increased from $25.1 million at year-end 1994 to $28.0 million at year-end 1995. An analysis of the loan portfolio for the most recent three years is included in the following table:


Table 6


                                                  Loan Portfolio

                                                             September 30,
                                      ------------------------------------------------------------
                                                 1997                            1996
                                      ---------------------------     ----------------------------
                                                            % to                           % to
                                                            Total                          Total
                                                            Gross                          Gross
                                              Amount        Loans             Amount       Loans
                                              ------        -----             ------       -----
                                                        (Dollars in thousands)
Real Estate Loans                            $95,838      66.53%             $80,551       65.42%
Commercial, industrial
& agricultural loans                          10,970       7.61%               9,838        7.99%
Loans to individuals for
household, family and other
consumer expenditures                         36,957      25.65%              32,250       26.19%
All Other Loans                                  298        .21%                 493         .40%
  Total Gross Loans                          144,063     100.00%             123,132      100.00%
                                             -------                         -------
Less unearned income                         (2,566)                         (2,090)
Less deferred loan fee                         (525)                           (417)
Less allowance for loan losses               (2,630)                         (2,368)
   Total Net Loans                          $138,342                        $128,007
                                            ========                        ========


                                                                            December 31,
                                      -----------------------------------------------------------------------------------------
                                                 1996                            1995                          1994
                                      ---------------------------     ---------------------------    --------------------------
                                                      % to                                % to                         % to
                                                      Total                               Total                         Total
                                                      Gross                               Gross                         Gross
                                              Amount  Loans                  Amount       Loans              Amount     Loans
                                                                       (Dollars in thousands)
Real Estate Loans                            $87,803      65.98%            $85,503       70.05%         $80,044        68.95%
Commercial, industrial
& agricultural loans                          10,332       7.76%              7,938        6.50%          10,402         8.96%
Loans to individuals for
household, family and other
consumer expenditures                         34,065      25.60%             28,002       22.94%          25,099        21.62%
All Other Loans                                  868        .66%                613         .51%             552          .47%
  Total Gross Loans                          133,068     100.00%            122,056      100.00%         116,097       100.00%
                                             -------                        -------                      -------
Less unearned income                         (2,211)                        (1,579)                      (1,328)
Less deferred loan fee                         (469)                          (478)                        (503)
Less allowance for loan losses               (2,380)                        (2,552)                      (2,436)
   Total Net Loans                          $128,008                       $117,447                     $111,830
                                            ========                       ========                     ========


                                                            December 31,
                                      ---------------------------------------------------------
                                                 1993                           1992
                                      ---------------------------     -------------------------
                                                      % to                                % to
                                                      Total                              Total
                                                      Gross                              Gross
                                              Amount  Loans                  Amount      Loans
                                                       (Dollars in thousands)
Real Estate Loans                            $66,904      66.19%            $57,030     62.89%
Commercial, industrial
& agricultural loans                           9,538       9.44%              9,287     10.24%
Loans to individuals
for household, family and other
consumer expenditures                         24,185      23.93%             24,149     26.63%
All Other Loans                                  449        .44%                220       .24%
  Total Gross Loans                          101,075     100.00%             90,686    100.00%
                                             -------                        -------
Less unearned income                         (1,173)                        (1,310)
Less deferred loan fee                         (416)                          (246)
Less allowance for loan losses               (2,015)                        (1,556)
   Total Net Loans                           $97,471                        $87,574
                                             =======                        =======

         Consistent with its focus on providing community-based financial services, SSB generally does not make loans outside its principal market areas. SSB maintains a policy not to originate or purchase loans classified by regulators as highly leveraged transactions or loans to foreign entities or individuals.

         SSB's unfunded loan commitments (excluding unused lines of credit and credit card lines) were approximately $2.5 million at December 31, 1996 compared to $2.1 million at December 31, 1995.

         Included in Table 7 is a maturity schedule of selected loans within the portfolio. Actual maturities may differ from those shown in the table as loans often are refinanced or repaid prior to maturity. A significant portion of SSB's loans have a variable rate feature which allows SSB to change rates as "prime rates" change, thus reducing SSB's interest rate risk.

Table 7

                             Loan Maturity Schedule

                                                                  December 31, 1996
                                               ---------------------------------------------------------

                                                                 Maturing
                                               ---------------------------------------------
                                                                   After One
                                                       Within     But Within          After
                                                     One Year     Five Years     Five Years       Total
                                                     --------     ----------     ----------       -----
                                                                (Dollars in thousands)

         Commercial                                    $2,066         $8,264     $        -     $10,330
         Installment                                    6,553         24,713            234      31,500
         Bank Card                                        381              -              -         381
         Real Estate                                    4,085         12,255         71,836      88,176
                                                        -----        -------        -------     ------

            Total                                     $13,085        $45,232        $72,070    $130,387
                                                      =======        =======       ========    ========

    Loans maturing after one year with:
         Fixed interest rates                                        $19,770        $   124   $  19,894
         Variable interest rates                                      25,462         71,946      97,408
                                                                     -------        -------      ------

         Total                                                       $45,232        $72,070    $117,302
                                                                    ========       ========    ========


Allowance for Loan Losses

         The allowance for loan losses represents an amount management believes is adequate to provide for potential loan losses inherent in the loan portfolio. However, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because those risks are influenced by general economic trends as well as conditions affecting individual borrowers, management's judgment of the allowance is necessarily approximate and imprecise. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer Companies identified by regulatory agencies. SSB is examined at different times by the FDIC and the State Corporation Commission's Bureau of Financial Institutions. The last examination of SSB was conducted by the Bureau of Financial Institutions as of June 30, 1997.

         The provision for loan losses for the year ended December 31, 1996 was $345,000, an increase of $21,000 over the previous year. Management charged income for the provision deemed necessary based on its analysis of the loan portfolio. After reviewing the increase in nonperforming loans and specifically nonaccrual loans, management believes that the allowance for loan losses is at the appropriate level to cover potential losses. SSB had recoveries of $133,000 during 1996, compared to charge-offs of $650,000. Recoveries in 1995 totaled $83,000 while charge-offs totaled $291,000. For the nine months ended September 30, 1997, the provision for loan losses was $262,000. The allowance for loan losses was $2.6 million at September 30, 1997, compared to $2.4 million at September 30, 1996 and $2.4 million at December 31, 1996.

Table 8

                            Allowance for Loan Losses


                                           September 30,                          December 31,
                                      --------------------   ---------------------------------------------------------
                                         1997        1996        1996        1995         1994        1993        1992
                                         ----        ----        ----        ----         ----        ----        ----

                                                             (Dollars in thousands)
Balance, beginning of period           $2,380      $2,551      $2,551      $2,436       $2,015      $1,556      $1,110
Loans charged off:
  Real Estate                               -          10          23           -           11          43          62
 Commercial                               123         307         324         166           90         149         215
 Installment                              216         189         294         122          140         125         205
 Credit card                               18           1           9           3           12           4          11
                                          ---         ---         ---         ---          ---         ---         ---

    Total loans charged off               357         507         650         291          253         321         493
Recoveries of loans previously
   charged off:
 Real Estate                                4          16          17          11           11           1           -
 Commercial                               239           2           -           -           91           -           3
 Installment                               97          78         114          71           90         106         114
 Credit card                                5           -           3           -            2           1           0
                                          ---         ---         ---         ---          ---         ---         ---
    Total recoveries                      345          96         134          82          194         108         117
                                          ---         ---         ---         ---          ---         ---         ---
Net loans recovered (charged off)          12         411       (516)       (209)         (59)       (213)       (376)
Provision for loan losses                 262         228         345         324          480         672         822
                                          ---         ---         ---         ---          ---         ---         ---
Balance, end of period                 $2,630      $2,368      $2,380      $2,551       $2,436      $2,015      $1,556
                                       ======      ======      ======      ======       ======      ======      ======

Average total loans                   138,438     124,029    $123,842    $117,156     $105,518      94,172      82,230
Total loans (net of unearned
   income)                            136,053     122,233    $130,856    $120,476     $112,332      99,902      87,820
Selected Loan Loss Ratios:
Net charge-offs (recoveries) to
   average loans                         .01%        .34%        .42%       0.18%        0.06%       0.23%       0.46%
Provisions for loan losses to
   average loans                         .19%        .19%       0.28%       0.28%        0.45%        .07%        .10%
Provision for loan losses to
   net charge-offs                 (2381.82)%    (55.47)%     (66.7)%   (155.00)%    (813.60)%   (315.49)%   (218.62)%
Allowance for loan losses to
   year-end loans                      1.87 %       1.87%       1.82%       2.12%        2.17%       2.02%       1.77%


         Total loans charged off, net of recoveries, when compared to 1994, increased in 1995, a result of losses in the commercial loan portfolio. Net charge-offs increased from $59,000 in 1994 to $209,000 in 1995. Also included in Table 8 is the ratio of net charge-offs to average loans outstanding during the period. This ratio increased to 0.18% for 1995 compared to 0.05% in 1994.

         Effective January 1, 1995, SSB adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan (as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure). The effect of adopting this new accounting standard was immaterial to the operating results of SSB for the year ended December 31, 1995.

         Under the new accounting standard, a loan is considered to be impaired when it is probable that SSB will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. A loan is not considered to be impaired if (a) there is an insignificant delay in or shortfall in the amounts of payments, or (b) SSB expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay. SSB does not aggregate loans for risk classification.

         The allowance for loan losses related to loans identified as impaired is primarily based on the excess of the loan's current outstanding principal balance over the estimated fair market value of the related collateral. For a loan that is not collateral-dependent, the allowance is recorded at the amount by which the outstanding principal balance exceeds the current best estimate of the future cash flows on the loan discounted at the loan's effective interest rate. At September 30, 1997 and at December 31, 1996 and 1995, the recorded investment in loans which had been identified as impaired loans, in accordance with SFAS No. 114, totaled $1.2 million, $1.5 million and $972,000, respectively. The related specific valuation allowance of these loans was $225,000 at December 31, 1995. There was no specific valuation allowance for impaired loans at December 31, 1996. The average recorded investment in impaired loans for the years ended December 31, 1995 was $1.2 million and $857,000 respectively. During the years ended December 31, 1996 and 1995 the bank did not recognize any interest income on the impaired loans.

         Presented in Table 9 are details of the allocation of the allowance for loan losses. The allocation for loan losses has remained relatively constant over the past five years.

Table 9

               Allocation for Allowance for Loan Losses in Dollars


                                                          September 30,
                                       ---------------------------------------------------
                                                1997                        1996
                                       ------------------------    -----------------------
                                                   % of Loans                 % of Loans
                                                     in Each                    in Each
                                                    Category                   Category
                                                    to Total                   to Total
                                         Amount       Loans         Amount       Loans
                                         ------       -----         ------       -----
                             (Dollars in thousands)
Commercial                                 $  205       7.78 %        $  184      7.78 %
Real Estate                                 1,794      68.21 %         1,615     68.21 %
Installment                                   607      23.09 %           547     23.09 %
Other Loans                                    24       0.92 %            22      0.92 %
                                               --       ------            --      ------
Total allowance for loan losses            $2,630     100.00 %        $2,368    100.00 %
                                           ======     ========        ======    ========




                                                                        December 31,
                                       -------------------------------------------------------------------------------
                                                1996                        1995                       1994
                                       ------------------------    -----------------------    ------------------------
                                                   % of Loans                 % of Loans                  % of Loans
                                                     in Each                    in Each                     in Each
                                                    Category                   Category                    Category
                                                    to Total                   to Total                    to Total
                                         Amount       Loans         Amount       Loans          Amount       Loans
                                         ------       -----         ------       -----          ------       -----
                                                                   (Dollars in thousands)

Commercial                                   $185      7.76%            $166      6.50%             $218      8.96%
Real Estate                                 1,570     65.99            1,787     70.06             1,679     68.94
Installment                                   607     25.60              585     22.94               527     21.62
Other Loans                                    15      0.65               13      0.50                12      0.48
                                               --      ----               --      ----                --      ----
Total allowance for loan losses            $2,379    100.00%          $2,551    100.00%           $2,436    100.00%
                                           ======    =======          ======    =======           ======    =======


                                                            December 31,
                                       ---------------------------------------------------
                                                1993                        1992
                                       ------------------------    -----------------------
                                                   % of Loans                 % of Loans
                                                     in Each                    in Each
                                                    Category                   Category
                                                    to Total                   to Total
                                         Amount       Loans         Amount       Loans
                                         ------       -----         ------       -----
                                                    (Dollars in thousands)
Commercial                                   $190      9.44%            $159     10.24%
Real Estate                                 1,334     66.19              979     62.89
Installment                                   482     23.93              414     26.63
Other Loans                                     9      0.44                4      0.24
                                                -      ----                -      ----
Total allowance for loan losses            $2,015    100.00%          $1,556    100.00%
                                           ======    =======          ======    =======


Nonperforming Assets

         Total nonperforming assets, which consist of nonaccrual loans, restructured loans, loans 90 days or more past due, and other real estate owned were $3.7 million at December 31, 1996. An decrease of $655,000 from one year earlier. Total nonperforming assets decreased further to $2.6 million at September 30, 1997. Total nonperforming assets were $4.3 million at December 31, 1995 compared to $2.9 million at December 31, 1994. Table 10 indicates that as of December 31, 1996 SSB had a total of $33,000 of loans that were 90 days past due and still accruing interest and as of December 31, 1995 SSB had $41,000 of loans in that category. Sales of foreclosed properties totaled $405,000 for the year ended December 31, 1996. The ratio of nonperforming assets to period-end loans and foreclosed properties is also detailed within Table 10.

Table 10



                              Nonperforming Assets

                                         September 30,                        December 31,
                                     ------------------------------------------------------------------
                                        1997        1996        1996       1995        1994        1993        1992
                                        ----        ----        ----       ----        ----        ----        ----

                                                               (Dollars in thousands)
Nonaccrual loans                      $2,618      $2,977      $3,500     $3,741      $2,712      $1,862      $2,290
Loans past due 90 days accruing
  interest                                27          23          33         41          26          24           7
Troubled debt restructuring                -           -           -                      -           -           -
                                         ---         ---         ---        ---         ---         ---         ---

   Total nonperforming loans          $2,645      $3,000      $3,533     $3,782      $2,738      $1,886      $2,297
Other real estate owned:
  Foreclosed properties                    9         323         153        558         200         325         393

  Other real estate owned, net             9         323         153        558         200         325         393
                                         ---         ---         ---        ---         ---         ---         ---
Total nonperforming assets            $2,654      $3,323      $3,686     $4,340      $2,938      $2,211      $2,690
                                      ======      ======      ======     ======      ======      ======      ======
Nonperforming assets to
  period-end total loans and
  other real estate                   1.88 %      2.66 %       2.73%      3.17%       2.42%       1.90%       2.60%

Foregone interest income on
  nonaccrual loans                      $287        $205        $260       $133        $188        $131        $250

Interest income recorded on
  non- accrual loans during the
  year                                     -           -           -          -           -           -           -
                                         ---         ---         ---        ---         ---         ---         ---



(1) This total represents one property acquired in 1989 for future branch expansion, which in 1991 was placed on the market for resale and has subsequently been reclassified as a nonperforming asset.


         Nonaccrual loans decreased from $3.7 million as of year-end 1995 to $3.5 million as of year-end 1996 and to $2.6 million at September 30, 1997. Loans are placed on nonaccrual status when collection of interest and principal is doubtful, generally when loans become 90 days past due unless they are well secured and in the process of collection. There are three negative implications for earnings when a loan is placed on nonaccrual status. All interest accrued but unpaid at the date the loan is placed on nonaccrual status is either deducted from interest income or written off as a loss. Second, accruals of interest are discontinued until it becomes certain that both principal and interest can be repaid. Third, there may be actual losses which necessitate additional provisions for loan losses charged against earnings.

         During 1996, approximately $260,000 in additional interest would have been recorded if SSB's nonaccrual loans had been current and performing in accordance with their original terms.

         SSB closely monitors loans that are deemed to be potential problem loans. Loans are viewed as potential problem loans when possible credit problems of the borrowers or industry trends cause management to have doubts as to the ability of such borrowers to comply with current repayment terms. Those loans are subject to regular management attention, and their status is reviewed on a regular basis.

         As of September 30, 1997, management is not aware of any loans other than those disclosed in the foregoing table and discussion, for which management has serious doubt as to the ability of the borrower to comply with loan repayment terms.

Securities

         The securities portfolio is maintained to manage excess funds in order to provide diversification and liquidity in the overall asset management policy. The maturity of securities purchased are based on the needs of SSB and current yields and other market conditions.

         When securities are purchased, they are classified as investment securities when management has the positive intent and SSB the ability at the time of purchase to hold them until maturity. Investment securities are carried at cost adjusted for amortization of premium and accretion of discounts. Unrealized losses in the portfolio are not recognized unless management believes that other than a temporary decline has occurred. Securities to be held for indefinite periods of time and not intended to be held to maturity, are classified as available for sale. Securities available for sale are recorded at fair value, based on quoted market prices. The net unrealized holding gain or loss on securities available for sale, net of deferred income taxes, is included as a separate component of stockholders' equity. A decline in the fair value of any securities available for sale below cost that is deemed other than temporary is charged to earnings resulting in a new cost basis for the security. Cost of securities sold are determined on the basis of specific identification.


         The carrying value of investment securities amounted to $32.5 million at December 31, 1996 compared to $30.8 million at December 31, 1995. The comparison of book value to fair value is shown in note 2 of the notes to the consolidated financial statements. Note 2 also provides an analysis of gross unrealized gains and losses of investment securities. Securities available for sale are used as part of SSB's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, liquidity needs, the need to increase regulatory capital and other factors. The fair value of securities available for sale totaled $14.8 million at December 31, 1996 compared to $13.0 million at December 31, 1995. The comparison of fair value to book value is shown in Note 2 of the notes to the consolidated financial statements. Note 2 also provides an analysis of gross unrealized gains and losses of securities available for sale. Included in Table 11 are the carrying values and fair values of investment securities and securities available for sale as of September 30, 1997 and December 31, 1996, 1995 and 1994.


Table 11

                              Securities Portfolio

                                                                           September 30, 1997
                                                    -----------------------------------------------------------------
                                                           Held to Maturity           Available for Sale
                                                           ----------------           ------------------
                                                        Amortized     Fair          Amortized      Fair
                                                          Cost        Value           Cost         Value
                                                                      (Dollars in thousands)

Federal Agencies                                         $     -      $     -        $ 5,432      $ 5,350
  Other Agencies                                                                       8,514        8,530
                                                         -------      -------        -------      -------
    Total Federal Agencies                                     -            -         13,946       13,880
State and political subdivision                           16,834       17,423              -            -
Other securities                                           1,384        1,401              -            -
                                                         -------      -------        -------      -------
    Total                                                $18,218      $18,824        $13,946      $13,880
                                                         =======      =======        =======      =======


                                                                           December 31, 1996
                                                    -----------------------------------------------------------------
                                                                Held to Maturity                  Available for Sale
                                                        Amortized           Fair           Amortized            Fair
                                                             Cost          Value                Cost           Value
                                                             ----          -----                ----           -----
                                                                         (Dollars in thousands)

Federal Agencies                                          $     -        $     -              $6,527          $6,538
  Other Agencies                                                                               8,191           8,242
                                                            -----          -----               -----           -----
    Total Federal Agencies                                      -              -              14,718          14,780
State and political subdivision                            16,184         16,380                   -               -
Other securities                                            1,636          1,665                   -               -
                                                            -----          -----               -----           -----
    Total                                                 $17,820        $18,045             $14,718         $14,780
                                                          =======        =======             =======         =======


                                                                           December 31, 1995
                                                    -----------------------------------------------------------------
                                                                Held to Maturity                  Available for Sale
                                                        Amortized           Fair           Amortized            Fair
                                                             Cost          Value                Cost           Value
                                                             ----          -----                ----           -----
                                                                         (Dollars in thousands)

Federal Agencies                                          $     -        $     -              $4,254          $4,336
                                                                -              -
  Other Agencies                                                -              -               8,588           8,687
                                                            -----          -----               -----           -----
    Total Federal Agencies                                      -              -              12,842          13,023
State and political subdivision                            16,611         17,034                   -               -
Other securities                                            1,387          1,449                   -               -
                                                            -----          -----               -----           -----
    Total                                                 $17,998        $18,483             $12,842         $13,023
                                                          =======        =======             =======         =======


                                                                           December 31, 1994
                                                    -----------------------------------------------------------------
                                                                Held to Maturity                  Available for Sale
                                                        Amortized           Fair           Amortized            Fair
                                                             Cost          Value                Cost           Value
                                                             ----          -----                ----           -----
                                                                         (Dollars in thousands)

Federal Agencies                                          $     -        $     -              $4,641          $4,584
                                                                -              -
  Other Agencies                                                -              -               8,503           8,183
                                                            -----          -----               -----           -----
    Total Federal Agencies                                      -              -              13,144          12,767
State and political subdivision                            12,982         12,750                   -               -
Other securities                                            1,849          1,853                   -               -
                                                            -----          -----               -----           -----
    Total                                                 $14,831        $14,603             $13,144         $12,767
                                                          =======        =======             =======         =======

         Table 12 provides an analysis of maturities of investment securities and securities available for sale at September 30, 1997 and December 31, 1996 and 1995.


Table 12

                            Maturities of Investments


                                                                  September 30, 1997
                                   ----------------------------------------------------------------------------------
                                                                 Weighted                                   Weighted
                                       Amortized       Fair       Average         Amortized        Fair      Average
                                            Cost      Value         Yield              Cost       Value        Yield
                                            ----      -----         -----              ----       -----        -----
                                              Held to Maturity                          Available for Sale
                                   ---------------------------------------    ---------------------------------------
                                                                (Dollars in thousands)
One year or less                          $3,012     $3,032        6.11 %            $3,053      $3,057       5.81 %
After one year to five years               7,169      7,269        5.27 %             7,682       7,701       5.80 %
After five years to ten years              5,480      5,653        5.50 %             1,220       1,236       6.98 %
After ten years                            2,758      2,843        5.88 %             2,623       2,691       7.78 %
                                          ------     ------        ------            ------      ------
Total                                    $18,419    $18,797        5.57 %           $14,578     $14,685       6.26 %


                                                                   December 31, 1996
                                   ----------------------------------------------------------------------------------
                                                                 Weighted                                   Weighted
                                       Amortized       Fair       Average         Amortized        Fair      Average
                                            Cost      Value         Yield              Cost       Value        Yield
                                            ----      -----         -----              ----       -----        -----
                                              Held to Maturity                          Available for Sale
                                   ---------------------------------------    ---------------------------------------
                                                                (Dollars in thousands)
One year or less                          $1,651     $1,673         6.13%            $2,503      $2,512        6.28%
After one year to five years               8,532      8,632         5.32%             7,024       7,025        5.68%
After five years to ten years              3,905      3,959         5.16%               944         950        7.01%
After ten years                            3,732      3,781         5.76%             4,247       4,293        7.84%
                                          ------     ------                          ------      ------
Total                                    $17,820    $18,045         5.46%           $14,718     $14,780        6.50%
                                         =======    =======                         =======     =======



                                                                   December 31, 1995
                                   ----------------------------------------------------------------------------------
                                                                 Weighted                                   Weighted
                                       Amortized       Fair       Average         Amortized        Fair      Average
                                            Cost      Value         Yield              Cost       Value        Yield
                                            ----      -----         -----              ----       -----        -----
                                              Held to Maturity                          Available for Sale
                                   ---------------------------------------    ---------------------------------------
                                                                (Dollars in thousands)
One year or less                          $1,025     $1,043         6.41%            $1,915      $1,928        6.65%
After one year to five years               8,643      8,869         5.61%             7,356       7,392        6.30%
After five years to ten years              4,325      4,448         5.47%             1,185       1,228        7.36%
After ten years                            4,005      4,123         5.63%             2,386       2,475        7.05%
                                           -----      -----                           -----       -----
Total                                    $17,998    $18,483         5.62%           $12,842     $13,023        6.58%
                                         =======    =======                         =======     =======

Deposits

         Deposits provide funds for SSB's investments in loans and securities, and the interest paid for deposits must be managed carefully to control the cost of funds. The table below presents a three year history of total deposits and the rates paid on interest-bearing deposit accounts, beginning with the year ended December 31, 1994.

Table 13

                                Deposit Analysis


                                            For the Nine Months Ended September 30,
                                                 1997                    1996
                                                 ----                    ----
                                                          Rate                 Rate
                                            Balance       Paid      Balance    Paid
                                            -------       ----      -------    ----
                                                           (Dollars in thousands)
Noninterest-bearing accounts                $16,611                 $17,362
                                             ------                  ------
Interest-bearing liabilities:

  Money market and NOW accounts              28,810     2.93 %       29,052    2.94 %
  Savings deposits                           45,651     4.17 %       40,140    4.05 %

  Time Deposits >100M                        10,213     5.54 %        8,530    5.47 %
  Other Time Deposits                        63,196     5.48 %       56,180    5.41 %
                                             ------                  ------
 Total interest-bearing accounts            147,870     4.50 %      133,902    4.46 %
                                            =======                 =======
   Total                                   $164,481                $151,264
                                            =======                 =======



                                                          For the Years Ended December 31,
                                         --------------------------------------------------------------------
                                                 1996                    1995                    1994
                                                 ----                    ----                    ----
                                                          Rate                   Rate                   Rate
                                            Balance       Paid        Balance    Paid      Balance      Paid
                                            -------       ----        -------    ----      -------      ----
                                                               (Dollars in thousands)
Noninterest-bearing accounts                $15,226          -      $15,360         -      $12,597         -
Interest-bearing liabilities:

  Money market and NOW accounts              28,517      2.96%       28,070     3.24%       28,687     3.00%
  Savings deposits                           42,811      4.08%       39,033     4.28%       32,615     3.31%

  Time Deposits >100M                        10,189      5.51%        8,836     5.55%        8,306     4.37%
  Other Time Deposits                        61,022      5.37%       55,984     5.34%       53,800     4.30%
                                            -------                 -------                 ------
 Total interest-bearing accounts            142,539      4.48%      131,923     4.60%      123,408     3.76%
                                            -------                 -------                -------

   Total                                   $157,765                $147,283               $136,005
                                           ========                ========               ========

Table 14

                        Maturity of CDs $100,000 and Over


                            Within       Three To                                   Percent of
                             Three        Twelve     Over One                         Total
                            Months        Months        Year            Total        Deposits
                            ------        ------        ----            -----        --------
                                                 (Dollars in thousands)

September 30, 1997             $2,149        $4,042         $4,022        $10,213        6.38%
December 31, 1996              $1,742        $5,039         $3,408        $10,189        6.46%


         Deposits at December 31, 1996 were $157.8 million, up $10.5 million from December 31, 1995, or 7.12%. The growth in deposits was led by other time deposits which increased to $61.0 million at December 31, 1996, up $5.0 million from year end 1995, or 9.0%. Savings accounts also increased, to a total of $42.8 million at December 31, 1996, for an increase of $3.8 million from year-end December 31, 1995, an increase of 9.7%.

         Deposits at December 31, 1995 were $147.3 million, a 8.29% increase from 1994. Savings accounts increased from $32.6 million at December 31, 1994 to $39.0 million at December 31, 1995, or an increase of 19.7%. Similarly, Certificates of deposit under $100,000 increased from $53.8 million at December 31, 1994 to $56.0 million at December 31, 1995, an increase of 4.1%.

Capital Resources

         Capital represents funds, earned or obtained, over which financial institutions can exercise great or longer control in comparison with deposits and borrowed funds. The adequacy of SSB's capital is reviewed by management on an ongoing basis with reference to the size, composition, and quality of SSB's resources and consistency with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will support anticipated asset growth and absorb potential losses.

         The Federal Reserve, along with the Comptroller of the Currency and the Federal Deposit Insurance Corporation, recently adopted new capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the new guidelines categorize assets and off-balance-sheet items into four risk-weighted categories. After the transition period which ended December 31, 1992, the minimum ratio of qualifying total capital to risk-weighted assets is now 8.0%, of which 4.0% must be Tier 1 capital. Tier 1 capital is defined as common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. SSB had a ratio of risk-weighted assets to total capital of 11.45% on December 31, 1996 and a ratio of risk-weighted assets to Tier 1 capital of 11.18%. Both of these exceed the fully phased-in capital requirements.

         Table 15 labeled Analysis of Capital contains a three year summary, beginning with 1994, of the breakdown between Tier 1 capital, Tier 2 capital, risk-weighted assets, as well as the ratios discussed above.

Table 15

                               Analysis of Capital


                                                         September 30,                     December 31,
                                                  -----------------------------------------------------------------
                                                        1997         1996          1996         1995          1994
                                                        ----         ----          ----         -----         ----

                                                                                    (Dollars in thousands)
Tier 1 Capital
  Common stock                                         $5,094        $5,076       $5,092        $5,118       $5,100
  Surplus                                               2,096         1,993        2,081         2,185        2,102
  Retained earnings (deficit)                          11,810         9,719        9,622         7,844        6,428

  Total Tier 1 capital                                 19,000        16,788       16,795        15,147       13,630

Tier 2 Capital
  Allowance for loan losses                             1,525         1,405        1,429         1,349        1,416
  Allowance for long-term debt                              -             -            -             -            -
                                                        -----         -----         -----         -----        -----
  Total Tier 2 capital                                  1,525         1,405        1,429         1,349        1,416
                                                        -----         -----        -----         -----        -----
  Total risk-based capital                            $20,525       $18,193      $18,224       $16,496      $15,046
                                                      =======       =======      =======       =======      =======

Risk weighted assets                                  120,912       112,452     $113,359      $107,911     $113,133

Capital Ratios:
Tier 1 risk-based capital ratio                       15.71 %       14.92 %       14.82%        14.04%       12.05%
Total risk based capital ratio                        16.98 %       16.18 %       16.08%        15.29%       13.30%
Tier 1 capital to average adjusted total assets       10.30 %       10.05 %        9.70%         9.24%        9.17%



Liquidity

         Liquidity refers to the SSB's ability to meet present and future financial obligations on a timely basis and at reasonable cost. SSB manages its liquidity of both assets and liabilities.

         Asset liquidity is derived from the management of cash due from banks, fed funds sold, and available-for-sale investment securities, all of which provide cash flow to meet liquidity demands. The aggregate of these assets represented 14.1%, 13.2% and 14.5% of total assets at the end of 1996, 1995, and 1994, respectively.

         Liability liquidity is primarily derived from the management of deposits. Demand, savings, and time deposits are used with maturity dates from 1 day to five years. Such deposits represented 98.4%, 98.8% and 98.7% of total liabilities at the end of 1996, 1995, and 1994, respectively. Additionally, management monitors the volume of $100,000 and over time deposits that it considers to be potentially volatile liabilities. Time deposits over $100,000 as a percent of total time deposits were 14.3%, 13.6%, and 13.4% at the end of 1996, 1995, and 1994, respectively. All other time deposits plus savings and demand deposits are considered to be core deposits because of their historical stability and relative low cost. Certificates of deposit amounting to $45.4 million mature within the next 12 months. Management believes that this amount will present no significant liquidity risk in light of SSB's strong capitalization, long history of deposit growth, and minimal dependence upon non-core deposits.

         Additional sources of liquidity available to SSB include the capacity to borrow additional funds when the need arises. SSB has obtained lines of credit with two of its correspondents banks totaling approximately $7,000,000 and $25,000,000 from the Federal Home Loan Bank.

         SSB has no long term debt.

Recent Accounting Pronouncements

         In June 1996, the Financial Accounting Standards Board issued its Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. In addition, a transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Management does not expect the application of this pronouncement to have a material effect on the financial statements of SSB.

Emerging Issues


         The Federal Financial Institutions Examination Council ("FFIEC") first alerted the banking industry to potential year 2000 computer problems in June 1996 and recommended that institutions perform risk assessments and adopt strategies to address vulnerable systems. In a May 1997 policy statement the FFIEC strongly encouraged institutions to complete an inventory of core computer functions and set priorities for year 2000 goals by September 30, 1997. Banks are expected to largely complete programming changes and have systems testing well underway by December 31, 1998. The federal bank regulatory agencies are assessing individual institutions' planning efforts and have announced that they expect to complete examinations of individual institutions' conversion efforts by mid-1998.


         SSB has established a plan to address year 2000 issues. Successful implementation of this plan will eliminate any extraordinary expenses related to the year 2000. The plan includes obtaining confirmation from mission-critical suppliers and vendors regarding their year 2000 plans. If confirmations are unavailable, SSB will request specific documentation of the supplier's or vendor's plans and will regularly follow up with progress checks. Areas to be monitored include but are not limited to mainframe systems, microcomputers, ATMs, all software, electrical systems, phone systems, elevators and vaults. SSB intends to test all mission critical systems beginning in January 1999.


                              SHAREHOLDER PROPOSALS

         If the Reorganization is not consummated, proposals of SSB shareholders intended to be presented at the next annual meeting of SSB, must be received in writing by the Secretary of SSB no later than November 26, 1997, in order to be included in the proxy materials relating to the next annual meeting.

                      BANK OF NORTHUMBERLAND, INCORPORATED

General

         BNI, a Virginia banking corporation headquartered in Heathsville, Virginia, was incorporated under the laws of the Commonwealth of Virginia as a state chartered bank in 1910. BNI is a community oriented financial institution that provides varied banking services to small and medium-sized businesses and individuals located in its market area of the Northern Neck area of Virginia. BNI strives to provide its customers with products comparable to statewide regional banks located in its market area, while maintaining the prompt response and level of service of a community bank. Management believes this operating strategy is effective in BNI's market area.

          Its banking activities include receiving demand, savings and time deposits for personal and commercial accounts; making commercial, agricultural, real estate and consumer loans; acting as a United States tax depository facility; providing money transfer and cash management services, selling traveler's checks, bank money orders; issuing letters of credit; handling domestic collections; providing night depository facilities; and investing in U.S. Treasury securities and securities of other U.S. government agencies and corporations and state and municipal securities.

         Two of its branches are equipped with automatic teller machines purchased during 1995. The automatic teller machine provides 24-hour service to customers wishing to make withdrawals from and deposits to their personal checking accounts, to transfer funds between checking and savings accounts, to make balance inquiries, and to make loan payments. BNI is a member of the CIRRUS(R)/MasterCard(R) and Plus(R)/VISA(R) automatic teller machine networks, providing its customers with access to their funds nationwide and in selected foreign countries.

Lending Activities

         General. BNI engages in a broad range of lending activities, including making real estate, commercial and consumer loans within its primary service area. At December 31, 1996, BNI's loans totaled $76.7 million, representing 58.3% of total assets. At that date, 65.2% of the loans were construction, commercial and residential real estate loans, 24.6% were commercial loans and 10.2% were consumer loans.

         The principal economic risk associated with each of the categories of loans in BNI's portfolio is the creditworthiness of its borrowers. Within each category, such risk is increased or decreased depending on prevailing economic conditions. In an effort to manage the risk, BNI's policy gives loan amount approval limits to individual loan officers based on their level of experience. The risk associated with real estate mortgage loans and installment loans to individuals varies based upon employment levels, consumer confidence, fluctuations and value of residential real estate and other conditions that affect the ability of consumers to repay indebtedness. The risk associated with commercial loans varies based on the strength and activity of the local economy of BNI's market area. The risk associated with real estate construction loans varies based on the supply and demand for the type of real estate under construction. Most of BNI's residential real estate construction loans are for pre-sold and contract homes.

         While BNI does not monitor or track specific economic data from any particular source, it does rely on information contained in local, regional and national publications dealing with economic activity, consumer confidence, employment trends, residential and commercial real estate sales and construction, and resort activities. In addition to this, BNI's directors, officers and staff members are involved in a wide variety of local business, civic and charitable organizations which provides the overall monitoring of the general direction and developing trends that affect the business climate of the region.

         Real Estate Lending-Construction. BNI provides construction financing for a variety of commercial and residential single-family and multi-family developments. These include both construction loans to experienced builders and loans to consumers for owner occupied residences. Construction lending entails significant additional risk as compared with residential mortgage lending. Construction loans to builders can involve larger loan balances concentrated with single borrowers or groups of related borrowers. Also, with construction loans, funds are advanced upon the security of the home under construction, for which the value is uncertain prior to the completion of its construction. Therefore, it is more difficult to evaluate accurately the total loan funds required to complete a project and related loan-to-value ratios. Residential construction loans to consumers, for which a permanent loan commitment from another lender approved prior to loan closing is required, are subject to the additional risk of the permanent lender failing to provide the necessary funds at closing, either due to the borrower's inability to fulfill the terms of his commitment or due to the permanent lender's inability to meet its funding commitments. In addition to its usual credit analysis of the borrowers, BNI seeks to obtain a first lien on the property as security for its construction loans. At December 31, 1996, approximately 3.19% of BNI's total real estate loans were collateralized by properties under construction.

         Real Estate Lending-Commercial. BNI provides permanent financing for a variety of commercial developments but concentrates on owner-occupied projects. Occasionally, in the normal course of business, BNI will provide a limited amount of financing for income producing, non-owner occupied properties which meet all the guidelines established by loan policy. These loans generally do not exceed 75% of current appraised or market value, whichever is lower, and are written on terms that provide for a maturity provision or interest rate adjustment available from three to five years from the note date. At December 31, 1996, approximately 10.49% of BNI's total real estate loans were collateralized by commercial properties.

         Real Estate Lending-Residential. BNI makes residential real estate loans, including home equity loans, to enable borrowers to purchase, refinance or improve residential real property. The loans are collateralized by mortgage liens on the related property, substantially all of which are located in Northumberland County, Virginia. At December 31, 1996, approximately 86.31% of BNI's total real estate loans were collateralized by single-family and multifamily residences.

         Commercial Lending. As a full service community bank, BNI is a major lender to primarily small businesses in its market area. Commercial business loans generally have a higher degree of risk than residential mortgage loans, but have commensurably higher yields. To manage these risks, BNI generally secures appropriate collateral and carefully monitors the financial condition of its business borrowers and the concentration of such loans in its portfolio. Residential mortgage loans are generally made on the basis of the borrower's ability to make repayment from employment and other income and are secured by real estate whose value tends to be easily determined. In contrast, commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral for secured commercial business loans may depreciate over time and cannot be appraised with as much precision as residential real estate.

         Consumer Lending. BNI offers many types of loans and credits to customers. BNI provides lines of credit, uncollateralized or collateralized, and provides various types of personal and automobile loans. Such loans range from demand, time and installment loans to automobile and home equity loans. BNI introduced a VISA(R) debit card bearing its name in late 1995.

         Credit Evaluation and Loan Underwriting. BNI places priority on meeting the borrowing requirements of its credit-worthy depositors. Non-deposit, credit-worthy customers will also be granted loans when their requests meet the established requirements, and there are sufficient funds available to satisfy the demand. General economic conditions in the trade area, loan demand and yield opportunities will be the principal determining factors of loan levels within the categories previously noted. BNI's underwriting practices, which are consistently applied, involve investigation of sources of income, employment history, details of existing debt, obtaining a credit report if the customer is previously unknown to BNI and compiling a summary of the borrower relative to all these areas. The primary source of repayment is normally the ability to pay from operations with the secondary sources usually being collateral.

Market Area

         BNI's market area is in the Northern Neck area of Virginia. The Northern Neck encompasses the counties of Northumberland, Lancaster, Richmond and Westmoreland. Each of BNI's three branches is located on a major federal highway which traverses its market area. BNI maintains the largest market share for deposits in Northumberland County where all three of its branches are located. With a population of approximately 11,300, Northumberland County is known as a summer resort community for vacationers with second homes who enjoy spending their time fishing and boating on the adjoining Chesapeake Bay, Potomac River and Great Wicomico River. Additionally, the Rappahannock River, a popular river for Virginia vacationers, sportsmen and second homeowners is nearby. Northumberland County has experienced steady growth in recent years as nonresident homeowners, particularly retirees, develop and construct homes to be used as vacation or second homes. According to the 1990 census, the population of Northumberland County increased by 7.1% from 1980 to 1990.

Employees

         As of December 31, 1996, BNI had 32 full-time employees. None of its employees are represented by any collective bargaining agreements and relations with employees are considered excellent.

Competition

         Competition in the financial services industry in the Northern Neck area of Virginia is intense. Regional and super-regional banking organizations, along with other financial institutions and companies that offer financial services, such as savings and loan associations, credit unions, securities firms, insurance companies, small loan companies, mortgage companies and other financial service enterprises compete against one another. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality of services rendered, the convenience of banking facilities and in the case of loans to large commercial borrowers, relative lending limits. Additional competition for depositors' funds comes from U.S. Government securities, private issuers of debt obligations and suppliers of other investment alternatives for depositors. Many of BNI's nonbank competitors are not subject to the same extensive federal regulations that govern federally-insured banks and state regulations governing state chartered banks. As a result, such nonbank competitors may have certain advantages over BNI in providing certain services.

         Many of the financial organizations in competition with BNI have greater resources than BNI and are able to offer similar services at varying costs and greater loan capacities.

Property

        BNI currently owns all three of its buildings from which its operations are conducted. Its principal branch and headquarters are located at the county seat of Heathsville and are adjacent to the courthouse. This branch contains BNI's greatest concentration of depositors. Callao, Virginia is the location of the second greatest concentration of depositors. The Callao branch acquired an ATM machine in 1995. The third branch is located in Burgess, Virginia at the corner of US 360 and State Route 200, which is the main road to Kilmarnock, Virginia from Heathsville, Virginia. The Burgess branch also acquired an ATM machine in 1995. All of BNI's branch operations are located on US 360 which is the major federal highway through the Northern Neck linking it to Richmond, Virginia, the State's capital.

        There are no liens on any of the property owned by BNI as of December 31, 1996. Additionally, BNI is not a party to any lease agreements on any of its properties.

Security Ownership of Management


         The following table sets forth information as of November 21, 1997 regarding the number of shares of BNI Common Stock beneficially owned by all directors of BNI, by the executive officers of BNI and by all directors and executive officers as a group. For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities and Exchange Act of 1934 (the "Exchange Act"), as amended, under which, in general, a person is deemed to be a beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose or direct disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

                                  Common Stock
Name                              Beneficially Owned        Percent of Class
----                              ------------------        ----------------

Director

Robert L. Covington                      83,534                 3.3
S. Lake Cowart, Sr.                      43,080                 1.7
L. Edelyn Dawson, Jr.                    16,256                 0.6
F. Warren Haynie, Jr.                     4,000                 0.2
W. Leslie Kilduff                       104,056                 4.1
Lewis R. Reynolds                        18,238                 0.7
Charles R. Rice                          58,568                 2.3
William E. Sanford, Jr.                  44,688                 1.8
Howard R. Straughan, Jr.                116,000                 4.6

All present executive officers
  and directors as a group
  (9 persons)                           488,420                19.2

                      BANK OF NORTHUMBERLAND, INCORPORATED
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following discussion provides information about the major components of the results of operations and financial condition, liquidity and capital resources of BNI. This discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Proxy Statement/Prospectus.

Overview

         For the three-month period ended September 30, 1997, BNI recorded quarterly earnings of $735,000, or $.29 per share. This compares with $689,000, or $.27 per share for the third quarter of 1996. For the nine-month period ended September 30, 1997, BNI posted net income $2.1 million, or $.85 per share, as compared with $2.0 million, or $.77 per share, for the same period in 1996. Earnings per share are based on the weighted average number of shares outstanding during 1997 and 1996. The weighted average number of shares outstanding during the three and nine-month periods ended September 30, 1997 and 1996 were 2,541,920.

         BNI recorded net income for 1996 of $2.5 million, an increase of 25.62% from $2.0 million for 1995. Net income per share for 1996 was $.98 compared to $.78 for 1995. BNI's net income in 1995 of $2.0 million represented a decrease of 2.1% from net income of $2.0 million for 1994. Net income per share for 1995 was $.78 compared to $.80 for 1994.

         The higher net income for 1996 was attributable to the $6.4 million, or 5.6%, increase in average earning assets over the $114.1 million in average earning assets reported in 1995. Although average interest-bearing deposits increased $3.7 million, or 4.0% over the previous year, the interest rates associated with these deposits decreased by 20 basis points (1% equals 100 basis points) which resulted in a $20,000 decrease in interest expense. Additionally, BNI's FDIC premium decreased by $115,000 or 98.3% in 1996 as a result of its "well capitalized" status.

         The lower net income for 1995 was primarily due to the realization of losses from sales of available-for-sale securities of $9,000, as compared to the realization of gains from sales of such securities in the amount of $33,000 during 1994. Additionally, 1995 income tax expense included a charge of $9,000 resulting from an Internal Revenue Service audit on BNI's tax reporting of cash receipts for nonaccrual loans.

         BNI's return on average total assets for 1996 was 1.98% compared to 1.67% for 1995. This rate of return has averaged 1.83% for the most recent two years. For 1996, the return on average stockholders' equity was 13.68% compared to 12.15% for 1995. This rate of return has averaged 12.92% for the most recent two years. BNI's return on average total assets for 1994 was 1.76%. For 1994, BNI's return on average stockholders' equity was 13.39%.

         BNI's asset quality measures improved on an overall loan portfolio basis from 1995 to 1996, with nonperforming assets decreasing to .54% of gross loans from .67% in 1995. Net charge-offs to average loans decreased to .13% for 1996 from .21% in 1995. Similar improvement in asset quality was noted in BNI's overall loan portfolio from 1994 to 1995, with nonperforming assets decreasing to .67% of gross loans from .82% in 1994. Net charge-offs to average loans increased to .21% for 1995 from .20% in 1994.

         BNI's continued commitment to cost containment controls has kept its overhead expense levels below that of its peer group. BNI's efficiency ratio (consisting of noninterest expenses as a percentage of net operating revenue, including net interest income and noninterest income, but exclusive of nonrecurring items such as securities transactions) was 40.48%, 44.97% and 43.97% for 1996, 1995 and 1994, respectively.

         BNI's capital position continues to exceed regulatory guidelines, and BNI is classified as a "well-capitalized institution" under federal banking regulations. At September 30, 1997, BNI's ratios of Tier 1 Capital to risk-weighted assets was 29.10%; its total capital to risk weighted assets was 27.85% and the leverage ratio, which compares Tier 1 Capital to total assets was 15.29%. These ratios are well above the regulatory minimum of 4.0%, 8.0% and 3.0%, respectively. Book value at September 30, 1997 was $8.04 per share compared to $7.41 per share at September 30, 1996.


         At December 31, 1996, BNI's ratios of Tier I Capital to risk-weighted assets and Total Capital to risk-weighted assets were 27.54% and 28.79%, respectively, compared with 26.63% and 27.88%, respectively at December 31, 1995. At December 31, 1994, BNI's ratios of Tier I Capital to risk-weighted assets and Total Capital to risk-weighted assets were 25.88% and 27.13%, respectively. These ratios are well in excess of the respective minimum ratios of 4.00% and 8.00% that are specified by the Board of Governors of the Federal Reserve System.

Net Interest Income

         Net interest income for the three-month period ended September 30, 1997 was $1.4 million as compared with $1.3 million for the same period in 1996, an increase of 4.04%. For the nine-month period ended September 30, 1997 and 1996, BNI recorded net interest income of $4.1 million and $3.8 million, respectively. This represents an increase of $295,000, or 7.74%. This increase can be attributed to a continuing growth in earning assets and effective management of interest rate margins. Investment securities increased $525,000, or 1.14%, from September 30, 1996 to September 30, 1997 and loans, net of unearned discounts and the allowance for loan losses, increased $6.5 million, or 8.98%, for the same period. The environment of stable interest rates and effective asset/liability management have created a positive effect on the net interest margin. BNI's net interest margin increased from 4.75% to 4.81%, on an annualized basis, for the nine months ended September 30, 1996 and 1997, respectively, as earning assets have tended to reprice at a faster rate than interest-bearing liabilities.


         As reflected in Table 1, net interest income on an annualized tax equivalent basis, increased $444,000 or 6 basis points, from $5.6 million during the nine months ended September 30, 1996 to $6.1 million during the same period in 1997. This increase was primarily due to the 6.55% increase in average earning assets. Tables 1, 2 and 3 present an analysis of the components and changes in net interest income for the nine months ended September 30, 1997 and 1996.


         As reflected in Table 2, net interest income on a tax equivalent basis, increased $579,000 or 24 basis points, from $5.2 million in 1995 to $5.7 million in 1996. This increase was primarily due to the 5.6% increase in average earning assets. Tables 1 and 2 present an analysis of the components and changes in net interest income for 1996, 1995 and 1994. Also as reflected in Table 1, net interest income on a tax equivalent basis, decreased $51,000, or 20 basis points, from $5.2 million in 1994 to $5.2 million in 1995. This decrease was due to the 71 basis point increase in rates paid on average interest-bearing deposits.


         In the first nine months of 1997, the prevailing interest rates through most of the year reflected slight decreases comparable with 1996. The yield on average earning assets decreased 4 basis points. However, the rate paid for sources of funds used for such earning assets also decreased 6 basis points. This resulted in an increase in the net interest margin from 4.75% to 4.81%.

         In 1996, the prevailing interest rates through most of the year remained comparable with 1995. The yield on average earning assets increased 2 basis points and the rate paid for sources of funds used for such earning assets decreased 20 basis points. This resulted in an increase in the net interest margin from 4.52% to 4.76%. In 1995, increases in prevailing interest rates through most of the year contributed to an increase of the yield on average earning assets by 36 basis points. Similarly, the rate paid for sources of funds used for such earning assets increased 71 basis points which resulted in a decrease in the net interest margin from 4.72% in 1994 to 4.52% in 1995.

         Average earning assets for the nine months increased from $118.6 million at September 30, 1996 to $126.3 million at September 30, 1997, an increase of 6.55%. The mix of earning assets remained flat as BNI's amount of loans and investment securities in its portfolio remained at 61% and 37% of average earning assets at September 30, 1997 and 1996.

         Average earning assets increased by $6.4 million, or 5.6%, in 1996 over 1995. However, the mix of earning assets changed slightly, as BNI decreased the amount of higher-yielding loans in its portfolio, from 62% in 1995 to 60% in 1996. Average loans increased by $1.7 million, or 2.4%, from 1995 to 1996, as a result of normal growth and an improving economy in the Northern Neck region of Virginia. Also, average earning assets increased by $3.7 million or 3.3% in 1995 over 1994. In addition, the mix of earning assets changed slightly, as BNI increased the amount of higher-yielding loans in its portfolio, from 61% in 1994 to 62% in 1995. Average loans increased by $3.0 million, or 4.5%, from 1994 to 1995.

         During the nine months ended September 30, 1997, average interest-bearing deposits and liabilities increased by $4.7 million, or 4.9%, over the same period in 1996, as a result of normal growth. As reflected in Table 3, the increase in total interest expense of $155,000, from September 30, 1996 to September 30, 1997, consisted of an increase of $197,000 due to higher average balances and a decrease of $42,000 due to lower interest rates.


         During 1996, average interest-bearing deposits and liabilities increased by $3.7 million, or 4.0%, over 1995, as a result of normal growth. As reflected in Table 3, the decrease in total interest expense of $20,000, from 1995 to 1996, consisted of an increase of $200,000 due to higher average balances and a decrease of $220,000 due to lower interest rates. During 1995, average interest-bearing deposits and liabilities increased by $2.6 million, 2.8%, over 1994, as a result of normal growth. As reflected in Table 3, the increase in total interest expense of $764,000, from 1994 to 1995, consisted of an increase of $140,000 due to higher average balances and an increase of $624,000 due to higher interest rates.


Tables 1 and 2: Average Balances, Interest Income, and Yields and Rates (taxable equivalent basis)


         The following table sets forth the condensed average balance sheets, an analysis of annualized interest income/expense and average annualized yield/rate for each major category of earning assets and interest-bearing deposits and liabilities for the nine-month periods indicated on a taxable equivalent basis. The tax equivalent adjustment is made for items exempt from Federal income taxes (assuming a 34% tax rate for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994) to make them comparable with taxable items before any income taxes are applied.


                                                                           Nine Months Ended
                                                                             September 30,
                                            --------------------------------------------------------------------------------
                                                             1997                                     1996
                                            ---------------------------------------- ---------------------------------------
(dollars in thousands)                                       Interest                                Interest
                                                Average      Income/      Yield/        Average       Income/     Yield/
                                                Balance      Expense       Rate         Balance       Expense      Rate
                                                -------      -------       ----         -------       -------      ----
ASSETS
Earning assets:
  Federal funds sold                             $  1,372      $     78      5.69%      $   3,177        $   166      5.23%
  Held-to-maturity securities:
   U.S. Treasury and other U.S. Government
    agencies and corporations                           -             -         -               -              -         -
   States and political subdivisions               21,590         1,803      8.35          19,580          1,696      8.66
   Other                                                -             -         -             153              7      4.58
                                                   ------         -----                    ------          -----
    Total held-to-maturity securities              21,590         1,803      8.35          19,733          1,703      8.63
                                                   ------         -----                    ------          -----
   Available-for-sale securities (1)               25,771         1,565      6.07          23,827          1,432      6.01
   Loans (2)                                       77,614         7,077      9.12          71,839          6,624      9.22
                                                   ------         -----                    ------          -----
     Total earning assets                         126,347        10,523      8.33         118,576          9,925      8.37
                                                  -------        ------                   -------          -----
  Cash and due from banks                           3,093                                   3,001
  Premises and equipment                              549                                     626
  Other assets                                      1,898                                   1,747
                                                    -----                                   -----

     Total assets                               $ 131,887                               $ 123,950
                                                =========                               =========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Interest-bearing deposits and liabilities
   Deposits:
    Interest-bearing demand                    $   27,766    $      859      3.09%      $  25,870      $     799      3.09%
    Savings                                        16,759           613      3.66          16,385            588      3.59
    Time                                           55,951         2,980      5.33          53,557          2,911      5.44
                                                   ------         -----                    ------          -----
     Total interest-bearing
       deposits and liabilities                   100,476         4,452      4.43          95,812          4,298      4.49
                                                  -------         -----                    ------          -----
  Noninterest-bearing demand deposits              10,806                                   9,322
  Other liabilities                                   915                                     720
                                                      ---                                     ---
     Total liabilities                            112,197                                 105,854
  Shareholders' equity                             19,690                                  18,096
                                                   ------                                  ------
     Total liabilities and
       shareholders' equity                     $ 131,887                               $ 123,950
                                                =========                               =========
     Net interest income
       and margin on
       earning assets                                             6,071      4.81%                         5,627      4.75%
     Tax equivalent adjustment                                      599                                      548
                                                                    ---                                      ---
     Net interest income                                   $      5,472                             $      5,079
                                                           =      =====                             =      =====

Notes:

(1) Available-for-sale securities in the above table are reflected at amortized cost.
(2) Nonaccruing loans have been included in the computations of average loan balances.


                                                                     Year Ended December 31,
                                     ----------------------------------------------------------------------------------------
                                                 1996                         1995                          1994
                                     ----------------------------- ----------------------------------------------------------
(dollars in thousands)                          Interest                      Interest                      Interest
                                       Average   Income/   Yield/   Average   Income/  Yield/     Average   Income/    Yield/
                                       Balance   Expense    Rate    Balance   Expense   Rate      Balance   Expense     Rate
                                       -------   -------    ----    -------   -------   ----      -------   -------     ----
ASSETS
Earning assets:
  Federal funds sold                   $ 3,408     $  178   5.22%   $  3,885    $  224   5.77%   $  3,736    $  158    4.23%
  Held-to-maturity securities:
   U.S. Treasury and other U.S.
   Government
    agencies and corporations                -          -      -           -         -      -       4,956       226    4.56
   States and political subdivisions    19,674      1,717   8.73      16,688     1,522   9.12      18,045     1,662    9.21
   Other                                   115          5   4.35         251        12   4.78         251        12    4.78
                                        ------      -----             ------     -----             ------     -----
    Total held-to-maturity securities   19,789      1,722   8.70      16,939     1,534   9.06      23,252     1,900    8.17
                                        ------      -----             ------     -----             ------     -----
   Available-for-sale securities (1)    25,087      1,503   5.99      22,733     1,298   5.71      15,915       958    6.02
   Loans (2)                            72,231      6,664   9.23      70,518     6,452   9.15      67,494     5,779    8.56
                                        ------      -----             ------     -----             ------     -----
     Total earning assets              120,515     10,067   8.35     114,075     9,508   8.33     110,397     8,795    7.97
                                       -------     ------            -------     -----            -------     -----
  Cash and due from banks                3,067                         2,889                        2,976
  Premises and equipment                   616                           663                          576
  Other assets                           1,774                         1,821                        1,762
                                         -----                         -----                        -----

     Total assets                     $125,972                      $119,448                     $115,711
                                      ========                      ========                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Interest-bearing deposits and
  liabilities
   Deposits:
    Interest-bearing demand            $26,727     $  823   3.08%    $27,095    $  999   3.69%    $28,095    $  943    3.36%
    Savings                             16,579        597   3.60      15,986       659   4.12      16,405       599    3.65
    Time                                53,837      2,912   5.41      50,362     2,694   5.35      46,390     2,046    4.41
                                        ------      -----             ------     -----             ------     -----
     Total interest-bearing
       deposits and liabilities         97,143      4,332   4.46      93,443     4,352   4.66      90,890     3,588    3.95
                                        ------      -----             ------     -----             ------     -----
  Noninterest-bearing demand deposits    9,689                         8,548                        8,722
  Other liabilities                        749                           742                          665
                                           ---                           ---                          ---
     Total liabilities                 107,581                       102,733                      100,277
  Shareholders' equity                  18,391                        16,715                       15,434
                                        ------                        ------                       ------
     Total liabilities and
       shareholders' equity           $125,972                      $119,448                     $115,711
                                      ========                      ========                     ========
     Net interest income
       and margin on
       earning assets                               5,735   4.76%                5,156   4.52%                5,207    4.72%
     Tax equivalent adjustment                        569                          514                          559
                                                      ---                          ---                          ---
     Net interest income                         $  5,166                     $  4,642                     $  4,648
                                                 ========                     ========                     ========

Notes:

(1) Available-for-sale securities in the above table are reflected at amortized cost.
(2) Nonaccruing loans have been included in the computations of average loan balances.

Table 3: Analysis of Changes in Net Interest Income (taxable equivalent basis)

         The following table analyzes the dollar amount of change (on a taxable equivalent basis) in interest income and expense and the changes in dollar amounts attributable to (a) changes in volume (change in volume times prior year's rates), (b) changes in rates (change in rate times prior year's volume), and (c) changes in rate/volume (change in rate times change in volume). In this table, the dollar change in rate/volume is prorated to volume and rate proportionately. The tax equivalent adjustment is made for items exempt from Federal income taxes (assuming a 34% tax rate) to make them comparable with taxable items before any income taxes are applied.


                                 September 30, 1997          1996 Compared to 1995       1995 Compared to 1994
                          Compared to September 30, 1996
                             Increase (Decrease) Due to   Increase (Decrease) Due to:  Increase (Decrease) Due to:
                          ----------------------------------------------------------------------------------------
                                                Net                          Net                         Net
                                                Increase                    Increase                     Increase
(in thousands)                Volume    Rate   (Decrease)  Volume    Rate  (Decrease)  Volume    Rate    (Decrease)
                              ------    ----   ----------  ------    ----  ----------  ------    ----    ----------

Interest earned on:
   Federal funds sold         $ (103)   $   15  $  (88)    $ (26)   $ (20)   $  (46)      $  6    $  60    $  66
   Held-to-maturity securities:
       U.S. Treasury and other
           U.S. Government agencies
           and corporations         -        -        -         -        -         -     (226)        -    (226)
       States and political
           subdivisions           164     (57)      107       257     (62)       195     (124)     (16)    (140)
       Other                      (7)       -       (7)       (6)      (1)       (7)        -        -        -

             Total
             held-to-maturity     157     (57)      100       251     (63)       188     (350)     (16)    (366)
                                  ---      ---      ---       ---      ---       ---      ----      ---     ----
   Available-for-sale
     securities (1)               119       15      134       140       65       205       386     (46)      340
   Loans (2)                      525     (72)      453       158       54       212       266      407      673
                                  ---     ----      ---       ---       --       ---       ---      ---      ---
             Total earning assets 698     (99)      599       523       36       559       308      405      713
                                  ---     ----      ---       ---       --       ---       ---      ---      ---
Interest paid on:
   Deposits:
      Interest-bearing demand      59        1       60      (14)    (162)     (176)      (32)       88       56
      Savings                      13       12       25        25     (87)      (62)      (14)       74       60
      Time                        125     (55)       70       189       29       218       186      462      648
                                  ---     ----       --       ---       --       ---       ---      ---      ---
       Total interest-bearing
       deposits                   197     (42)      155       200    (220)      (20)       140      624      764
                                  ---     ----      ---       ---    -----      ----       ---      ---      ---
         Increase (decrease) in
          net interest income (taxable
          equivalent basis     $  501  $  (57)   $  444    $  323   $  256    $  579    $  168  $ (219)  $  (51)

Notes:

(1) Available-for-sale securities in the above table are reflected at amortized cost.
(2) Nonaccruing loans have been included in the computations of average loan balances.


Asset/Liability Management

         BNI actively measures and manages its exposure to interest rate risk in order to maintain relatively stable net interest margins and to allow it to take advantages of profitable business opportunities. Interest rate risk refers to the exposure to earnings and capital arising from changes in future interest rates. BNI carefully measures and monitors its interest rate risk exposure using gap analysis and market value of equity analysis.

         Interest rate risk exposure is managed through the issuance of shorter-period loans, which mature in generally five to seven years, repricing interest rates paid on deposits ahead of repricing interest rates charged on loans in a downward interest rate environment, and vice versa in an upward interest sensitive market and extending or reducing the duration of the investment securities portfolio.

Interest Rate Sensitivity

         BNI's interest rate sensitivity positions as of September 30, 1997 and December 31, 1996 are presented below. The interest rate sensitivity gap, shown at the bottom of the table, refers to the difference between assets and liabilities subject to repricing, maturity and/or volatility during a specified period. BNI's interest rate sensitivity positions presented in the tables below have taken into consideration maturity repricing models that reflect the earlier of the financial instrument's expected maturity or repricing as well as expected volatility. The information presented in the tables below is as of specific date and will continually change as a result of prepayments or other changes that are driven by interest rates. Therefore, the interest sensitivity positions reflected in the tables at September 30, 1997 and December 31, 1996 are not necessarily indicative of BNI's position at any other time.


         Since all interest rates and yields do not adjust at the same velocity or magnitude, and since volatility is subject to change, the gap is only a general indicator of interest rate sensitivity. At September 30, 1997 and December 31, 1996, the cumulative one-year gap for BNI was a negative $8.5 million and $8.5 million, respectively, representing 6.35% and 6.47%, respectively, of total assets. This remains well within BNI's current guidelines of +/-10% of total assets for the cumulative one-year gap. Because of the current asset and liability mix, a change in interest rates is not expected to have a material impact on the net interest margin or liquidity of BNI.



                          Interest Sensitivity Analysis
                               September 30, 1997
----------------------------------------------------------------------------------------------------------------------------
                                                                                                    Over
(Dollars in thousands)                            0-3 months      4-12 months      1-5 years      5 years          Total
                                                  ----------      -----------      ---------      -------          -----
Assets:
    Federal funds sold                         $      1,960    $          -    $          -    $          -    $      1,960
    Investment securities                               950           3,972          22,869          18,695          46,486
    Net loans: (1)
      Commercial, financial and agricultural         12,786           3,783           1,867             827          19,263
      Real estate                                     6,941           7,554          29,894           8,225          52,614
      Other                                             864           2,597           4,116              57           7,634
                                                      -----          ------           -----          ------           -----
        Total earning assets                         23,501          17,906          58,746          27,804         127,957
    Noninterest-earning                               5,653               -               -               -           5,653
                                                      -----          ------           -----          ------           -----

        Total assets                           $     29,154    $     17,906    $     58,746    $     27,804    $    133,610
                                                      -----          ------           -----          ------           -----


Liabilities and shareholders' equity:
    Interest-bearing deposits                  $     14,817    $     28,667    $     57,634    $          -    $    101,118
    Noninterest-bearing deposits                     11,395               -               -               -          11,395
    Stockholders' equity                                  -               -               -          20,431          20,431
    Noninterest-bearing liabilities                     666               -               -               -             666
                                                      -----          ------           -----          ------           -----
        Total liabilities and
            stockholders' equity               $     26,878    $     28,667    $     57,634    $     20,431    $    133,610
                                                      -----          ------           -----          ------           -----

Interest sensitivity gap                       $      2,276    $   (10,761)    $      1,112    $      7,373
Cumulative gap                                 $      2,276    $    (8,486)    $    (7,374)    $          -
Cumulative gap as a percentage to total assets         1.70 %        (6.35) %        (5.52) %             - %
Cumulative gap as a percentage to total
     interest-earning assets                           1.78 %        (6.63) %        (5.76) %             - %
Cumulative gap as a percentage to total
     interest-bearing liabilities                      2.25 %        (8.39) %        (7.29) %             - %


                          Interest Sensitivity Analysis
                                December 31, 1996
----------------------------------------------------------------------------------------------------------------------------
                                                                                                    Over
(Dollars in thousands)                            0-3 months      4-12 months      1-5 years      5 years          Total
                                                  ----------      -----------      ---------      -------          -----
Assets:
    Federal funds sold                         $        490    $         -     $          -    $          -    $        490
    Investment securities                             1,253           3,012          25,328          20,099          49,692
    Net loans: (1)
      Commercial, financial and agricultural         13,278           2,878           1,736             661          18,553
      Real estate                                     6,038           7,921          27,540           7,650          49,149
      Other                                             776           2,453           3,755              10           6,994
                                                      -----          ------          ------          ------           -----
        Total earning assets                         21,835          16,264          58,359          28,420         124,878
    Noninterest-earning                               6,668               -               -               -           6,668
                                                      -----          ------          ------          ------           -----

        Total assets                           $     28,503    $     16,264    $     58,359    $     28,420    $    131,546
                                                      -----          ------          ------          ------           -----


Liabilities and shareholders' equity:
    Interest-bearing deposits                  $     15,312    $     27,003    $     59,653    $         -     $    101,968
    Noninterest-bearing deposits                     10,128               -               -                          10,128
    Stockholders' equity                                  -               -               -          18,621          18,621
    Noninterest-bearing liabilities                     829               -               -               -             829
                                                      -----          ------          ------          ------           -----
        Total liabilities and
            stockholders' equity               $     26,269    $     27,003    $     59,653    $     18,621    $    131,546
                                                      -----          ------          ------          ------           -----

Interest sensitivity gap                       $      2,234    $   (10,739)    $    (1,294)    $      9,799
Cumulative gap                                 $      2,234    $    (8,505)    $    (9,799)    $          -
Cumulative gap as a percentage to total assets         1.70 %        (6.47) %        (7.45) %             - %
Cumulative gap as a percentage to total
     interest-earning assets                           1.79 %        (6.81) %        (7.85) %             - %
Cumulative gap as a percentage to total
     interest-bearing liabilities                      2.19 %        (8.34) %        (9.61) %             - %

(1) Net loans include an allocation of allowance for loan losses based on the respective concentration of loan types to total loans. All such allocations have been included in the 0-3 months column. Unearned discounts of $790,963 and $703,775 have been included with other loans in the 0-3 months column at September 30, 1997 and December 31, 1996, respectively.


Noninterest Income

         Total noninterest income for the third quarter increased 97 basis points from $103,000 to $104,000 at September 30, 1996 and 1997, respectively. The primary components of this increase was attributable to a $4,000 increase in service charges on deposit accounts. For the nine-month period ended September 30, 1997, total noninterest income was $319,000 as compared with $330,000 for the same period a year earlier. This represents a decrease of 3.33%. The decrease was a result of realizing investment securities losses of $3,000 during the six-month period ended September 30, 1997, as compared with net securities gains of $3,000 during the six-month period ended September 30, 1996, and the absence in the current period of a $15,000 gain on the sale of foreclosed properties that was present in the same period a year ago.

         Total noninterest income increased $18,000, or 4.36% from $417,000 in 1995 to $435,000 to 1996. From 1994 to 1995, total noninterest income decreased $28,000, or 6.3%, from $445,000 to $417,000. Service charges on deposit accounts increased $8,000, or 3.81% from 1995 to 1996. From 1994 to 1995, service charges on deposit accounts decreased $2,000, or 86 basis points. Other service charges and fees increased $8,000, or 6.07%, from 1995 to 1996. From 1994 to 1995, other service charges and fees decreased $13,000, or 9.1%. These increases were primarily the result of a slight increase in refinancing activity in 1996. In 1995, the decreases were primarily the result of a softening of refinancing activity as compared to such activity in 1994.

         Net investment securities gains increased $13,000, or 144.7%, from 1995 to 1996 to reflect a net investment securities gain of $4,000. From 1994 to 1995, net investment securities gains decreased $42,000, or 127.7%, to reflect a net investment securities loss of $9,000. On October 18, 1995, the Financial Accounting Standards Board (FASB) announced that a one-time reassessment may be allowed to permit an enterprise to reassess the appropriateness of the classifications of all securities held at that time. The FASB noted in this meeting that any reclassifications made as a result of this one-time reassessment should occur no later than December 31, 1995. Accordingly, and in conjunction with this one-time reassessment, BNI elected to transfer, on December 15, 1995, held-to-maturity securities with an amortized cost basis of $3.7 million and gross unrealized gains of $58,000 and gross unrealized losses of $52,000 to the available-for-sale classification. On December 18, 1995, these U.S. agencies were sold for a gain of $6,000.

         Components of changes in noninterest income are reflected below for the years indicated:


                                        Nine Months Ended             Years Ended            1996/95 Change      1995/94 Change
(Dollars in thousands)                    September 30,              December 31,
                                         1997       1996         1996     1995      1994     Amount               Amount
                                         ----       ----         ----     ----      ----     ------               ------
Service charges on deposit accounts   $     245  $     239    $     216 $    208 $     210 $      8     3.8%   $     (2)   (0.9)%
Other service charges and fees               74         73          141      133       146        8     6.1         (13)   (9.1)
Net investment securities
gains (losses)                              (2)          3            4      (9)        33       13   144.7         (42) (127.8)
Other                                         -         15           74       86        57     (11)  (12.9)           29    50.8
                                             --         --           --       --        --     ----                   --
Total noninterest income              $     317  $     330    $     435 $    417 $     445 $     18     4.4%   $    (28)   (6.3)%
                                            ---        ---          ---      ---       ---       --                 ----


Provision and Allowance for Loan Losses

         The provision for loan losses is based upon management's judgment as to the adequacy of the allowance to absorb future losses. In assessing the adequacy of the allowance for loan losses, management's methodology takes into consideration BNI's historical loan loss experience, value and adequacy of the collateral, level of nonperforming (nonaccrual and renegotiated) loans, loan concentrations, the growth and composition of the portfolio, review of monthly delinquency reports, results of examinations of individual loans and/or evaluation of the overall portfolio by senior credit personnel, Federal and State regulatory agencies and general economic conditions. This assessment is made on a quarterly basis.

         Due to the success of BNI's credit underwriting policies, improving economic conditions and loan portfolio collection experience, as evidenced by static levels of nonperforming assets, its management believes that the allowance for loan losses at September 30, 1997 of 1.56% of the total loan portfolio, exclusive of unearned income is sufficient to cover any specific losses that may occur, and therefore management's provision for loan losses during 1997 has remained substantially unchanged. At September 30, 1996, the allowance for loan losses was 1.74% of the total loan portfolio, exclusive of unearned income.

         The provision for loan losses for 1996 was $92,000, a decrease of 63.34%, or $159,000 less than the amount recorded for 1995. This is primarily due to a decrease in the amount of nonperforming assets from $489,000 in 1995 to $414,000 in 1996. Loans charged off in 1996, net of recoveries, totaled $92,000 compared to $151,000 in 1995. Net charge-offs in 1996 and 1995 represented .13% and .21%, respectively, of average outstanding loans.

         At December 31, 1996, the allowance for loan losses remained unchanged at $1.3 million and represented 1.66% of total outstanding loans compared to 1.73% as of December 31, 1995. The following sets forth the activity in the allowance for loan losses for the periods or years indicated:


                                                    Nine Months Ended
                                                      September 30,                   Years Ended December 31,
                                                  ---------------------- ---------------------------------------------------
(Dollars in thousands)                                1997       1996       1996      1995      1994     1993      1992
                                                      ----       ----       ----      ----      ----     ----      ----
Loans outstanding, including unearned discounts   $   80,773  $  74,250  $  75,959    72,884 $  69,536 $ 67,180 $  66,554
                                                  -   ------  -  ------  -  ------    ------ -  ------ - ------ -  ------

Average loans outstanding                         $   77,614  $  71,839  $  72,231    70,518 $  67,494 $ 66,104 $  64,786
                                                  -   ------  -  ------  -  ------    ------ -  ------ - ------ -  ------

Allowance for loan losses:
    Balance at beginning of year                   $   1,263  $   1,263   $  1,263     1,163 $     983 $    783 $     583
    Loans charged off:
        Commercial, financial and agricultural             9         12        111       112       129       55        30
        Commercial real estate                             5          -          -        17        59       15        22
        Installment                                       20         31         68        71        13       46        95
                                                          --         --         --        --        --       --        --
            Total loans charged off                       34         43        179       200       201      116       147
                                                          --         --        ---       ---       ---      ---       ---
    Recoveries on loans
      previously charged off
        Commercial, financial and agricultural             7         13         19        16        21       21        20
        Commercial real estate                             2         31         31         1         -        -        24
        Installment                                       23         27         37        32        44       23        33
                                                          --         --         --        --        --       --        --
            Total recoveries on loans
                previously charged off                    32         71         87        49        65       44        77
                                                          --         --         --        --        --       --        --
            Net charge-offs                              (2)         28       (92)     (151)     (136)     (72)      (70)
Provisions charged to expense                          -          -             92       251       316      272       270
                                                       -----      -----         --       ---       ---      ---       ---
Balance at end of period or year                   $   1,261  $   1,291   $  1,263     1,263 $   1,163 $    983 $     783
                                                   -   -----  -   -----   -  -----     ----- -   ----- -    --- -     ---

Net loans charged off to average loans                  0.00%    (0.04)%      0.13%     0.21%     0.20%    0.11%     0.11%
Net loans charged off to
    allowance for loan losses                           0.16     (2.17)       7.28     11.96     11.69     7.32      8.94
Allowance for loan losses to
    total loans (end of period or year)                 1.56       1.74       1.66      1.73      1.67     1.46      1.18
Allowance for loan losses to
    nonperforming loans:
        Excluding past due loans                      460.22     301.64     340.43    294.41    319.51   215.57   1909.76
        Including past due loans                      150.48      80.34     104.12     97.68     74.55    60.20     65.47

Average loans                                      $  72,231  $  71,839   $ 72,231    70,518 $  67,494 $ 66,104 $  64,786
Total loans                                           81,564     74,926     76,663    73,474    70,022   67,619    67,032
Unearned discounts included in total loans               791        676        704       590       486      439       478
Total loans, net of unearned discounts                80,773     74,250     75,959    72,884    69,536   67,180    66,554
Total assets                                         133,610    128,255    131,546   122,282   118,525  116,547   110,879
Nonperforming loans excluding past due loans             274        428        371       429       364      456        41
Nonperforming loans including past due loans             838      1,607      1,213     1,293     1,560    1,633     1,196
Nonaccrual loans                                         274        428        371       429       364      456        41


         BNI has allocated the allowance for loan losses based on the ratio of the applicable loan category to total loans (before unearned discount) as of the dates indicated in the table below. This allocation, for purposes of this analysis, is for informational purposes only, and is not necessarily reflective of the risk elements contained in the loan portfolio.

                                                 September 30,
-------------------------------------------------------------------------------
                                            1997                 1996
                                    -------------------------------------------
                                              Percent              Percent
                                                 of                   of
                                               Loans                Loans
                                              in Each              in Each
                                              Category             Category
                                     Allowance to Total  Allowance to Total
                                      Amount   Loans       Amount   Loans

Commercial, financial and
agricultural                        $  303,054   23.99%  $  308,233   24.40%
Real estate:
    Construction                        33,350    2.64       25,897    2.05
    Commercial                          87,543    6.93       91,459    7.24
    Residential                        706,788   55.95      712,094   56.37
Consumer                               132,515   10.49      125,567    9.94
                                       -------   -----      -------    ----

        Total                       $1,263,250  100.00 % $1,263,250  100.00%
                                    ==========  ====== = ==========  =======


                                                                December 31,
----------------------------------------------------------------------------------------------------------------------------
                          1996                 1995                 1994                 1993                 1992
                  ----------------------------------------------------------------------------------------------------------
                             Percent              Percent               Percent              Percent              Percent
                               of                   of                    of                   of                   of
                              Loans                Loans                 Loans                Loans                Loans
                             in Each              in Each               in Each              in Each              in Each
                             Category             Category              Category             Category             Category
                   Allowance to Total  Allowance  to Total   Allowance   to Total  Allowance  to Total  Allowance to Total
                    Amount   Loans      Amount      Loans      Amount     Loans     Amount     Loans     Amount     Loans
                    ------   -----      ------      -----      ------     -----     ------     -----     ------     -----

Commercial,
    financial and
    agricultural  $   310,886  24.61%  $   319,602  25.30%  $   277,552   23.86% $   248,959   25.32% $   196,439   25.08%
Real estate:
    Construction       26,276   2.08        14,906   1.18        21,636    1.86        8,456    0.86        8,224    1.05
    Commercial         86,406   6.84        92,723   7.34        73,983    6.36       59,093    6.01       41,904    5.35
    Residential       710,704  56.26       720,053  57.00       681,897   58.62      575,890   58.57      461,099   58.87
Consumer              128,978  10.21       115,966   9.18       108,182    9.30       90,852    9.24       75,584    9.65
                      -------  -----       -------   ----       -------    ----       ------    ----       ------    ----

        Total     $ 1,263,250 100.00 % $ 1,263,250 100.00   $ 1,163,250  100.00  $   983,250  100.00  $   783,250  100.00%
                  = ========= ====== = = ========= ======   = =========  ======  =   =======  ======  =   =======  =======

         Effective January 1, 1995, BNI adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("FASB 114"), as amended by FASB 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," which requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's market price, if available, or fair value of the collateral (if the loan is collateral dependent). The adoption of FASB 114 did not have any impact on BNI's financial position or results of operations.

Nonperforming Assets and Past Due Loans

         Nonperforming assets and past due loans are reflected below for the years indicated:


-----------------------------------------------------------------------------------------------------------------------------------
                                                               September 30,                        December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                        1997      1996     1996      1995      1994      1993        1992
                                                              ----      ----     ----      ----      ----      ----        ----
Nonperforming loans:
    Nonaccrual:
        Commercial, financial and agricultural                $201    $  377    $  322    $  369    $  336    $   134     $      -
        Real estate                                             73        51        49        60        28        322           41
     Loans past due 90 or more days and accruing interest      564     1,179       842       864     1,196      1,177        1,155
                                                            ------    ------    ------    ------    ------    --------    --------
            Total nonaccrual and nonperforming loans           838     1,607     1,213     1,293     1,560      1,633        1,196
Other real estate owned                                        175       -          43        60       207          -            -
                                                            ------    ------    ------    ------    ------    --------    --------

            Total nonperforming assets                      $1,013    $1,607    $1,256    $1,353    $1,767     $1,633      $ 1,196
                                                            ------    ------    ------    ------    ------    --------    --------


Nonperforming assets to total loans and other
real estate owned (end of year):
        Excluding past due loans                              0.55%     0.57%     0.54%     0.67%     0.81%      0.67%        0.06%
        Including past due loans                              1.24      2.14      1.64      1.84      2.52       2.42         1.77
Nonperforming assets to total assets (end of year)
        Excluding past due loans                              0.34      0.33      0.31      0.40      0.48       0.39         0.04
        Including past due loans                              0.76      1.25      0.95      1.11      1.49       1.40         1.08


         Nonperforming assets, excluding past due loans, at September 30, 1997 are $449,000, or .55% of total loans and other real estate owned ("OREO"), and
 .34% of total assets. These levels compare to total nonperforming assets, excluding past due loans, September 30, 1996 of $428,000, or .57% of total loans and OREO, and .33% of total assets.


         Nonperforming assets at December 31, 1996 are $414,000, or .54% of total loans and OREO, and .31% of total assets. These levels compare to total nonperforming assets at December 31, 1995 of $489,000, or .67% of total loans and OREO, and .4% of total assets. Nonperforming assets at December 31, 1994 were $571,000, or .82% of total loans and OREO and .48% of total assets. These decreases in nonperforming assets were primarily attributable to improving economic conditions in the Northern Neck region of Virginia.


         Past due loans at September 30, 1997 and December 31, 1997 $564,000 of $842,000 include loans which are greater than 90 days past due and still accruing interest. These loans are, in management's judgment, well secured and in the process of collection. Loans which are greater than 90 days past due are generally placed on nonaccrual status by management, unless such loans are well secured and in the process of collection. At September 30, 1997, management does not believe that there will be any significant charge-offs to any individual loans currently outstanding during 1997. Additionally, at September 30, 1997, management does not believe that any problem loans exist that may warrant disclosure in future periods as a nonperforming asset. However, depending on changes in the economy and other future events, other loans not presently identified could be classified as nonperforming assets in the future.


         Interest income which would have been recognized if the nonaccrual loans had been current amounted to $19,000 at September 30, 1997. Interest income received on the cash basis and recorded on these nonaccrual loans amounted to zero for book purposes at September 30, 1997. Interest income which would have been recognized if the nonaccrual loans had been current amounted to $30,000 at December 31, 1996. Interest income received on the cash basis and recorded on these nonaccrual loans amounted to zero for book purposes at December 31, 1996. Interest income which would have been recognized if the nonaccrual loans had been current amounted to $65,000 at December 31, 1995. Interest income received on the cash basis and recorded on these nonaccrual loans amounted to zero for book purposes at December 31, 1995. Interest income which would have been recognized if the nonaccrual loans had been current amounted to $27,000 at December 31, 1994. Interest income received on the cash basis and recorded on these nonaccrual loans amounted to zero for book purposes at December 31, 1994.

Noninterest Expenses

         Compared with the third quarter 1996, noninterest expense decreased $9,000, or 1.79%, to $493,000 at September 30, 1997. The primary component of this decrease during the third quarter was occupancy costs which includes depreciation. For the year to date, noninterest expense increased 2.32% from $1.6 million at September 30, 1996 to $1.6 million at September 30, 1997 and was attributable to increases in salaries and employee benefits. Salaries and employee benefits increased from $748,000 to $795,000, or 6.28%, for the nine months ended September 30, 1996, as compared to the nine months ended September 30, 1997.

         Total noninterest expenses for 1996 amounted to $2.3 million, a decrease of $13,000, or .58%, from 1995. Total noninterest expenses for 1995 amounted to $2.3 million, an increase of $54,000, or 2.4%, from 1994.

         Total personnel expenses for 1996 increased $65,000, or 5.8%, over 1995. Total personnel expenses for 1995 increased $9,000, or 80 basis points, over 1994. Salaries and employee benefits increased $67,000, or 7.1%, reflecting merit increases and higher workers' compensation, health insurance and payroll tax expenses related to such salaries and wages. From 1994 to 1995, salaries and employee benefits increased $14,000, or 1.6%, reflecting nominal increases in the previously mentioned areas.

         Occupancy expense decreased $33,000, or 9.88%, from 1995, as a result of lower maintenance costs, property insurance and depreciation. From 1994 to 1995, occupancy costs increased $80,000, or 31.6%, as a result of higher maintenance costs and depreciation associated with new ATM machines acquired at the Callao and Burgess branches and computer equipment acquired at the Heathsville operations center.

         Other expenses decreased $45,000, or 5.38%, from 1995 to 1996 primarily as a result of a $115,000 decrease in FDIC insurance premiums from $117,000 in 1995 to $2,000 in 1996, or 98.3%. The FDIC reduced the insurance premiums significantly in 1995 and again in 1996 on deposits maintained by BNI. From 1994 to 1995, other expenses decreased $35,000, or 4.1%, primarily as a result of a $105,000 decrease in FDIC insurance premiums from $222,000 in 1994 to $117,000 in 1995, 47.3%.

         Components of and changes in noninterest expenses are reflected below for the periods indicated:


                             Nine Months Ended               Years Ended              1996/95 Change      1995/94 Change
                               September 30,                 December 31,
                         ----------------------------------------------------------- ------------------  ------------------
                             1997        1996          1996      1995       1994     Amount               Amount
                             ----        ----          ----      ----       ----     ------               ------

Salaries and employee
benefits                  $      795  $      748    $    1,177 $   1,113 $    1,104 $     65     5.8%   $       9     0.8%
Occupancy expenses               206         228           301       334        254     (33)   (9.9)           80    31.6
Data processing services         116         137           184       180        176        4     2.0            4     2.2
Stationary printing and
supplies                         119         111           153       146        122        7     5.0           24    19.9
Taxes other than income          154         142           150       160        129     (11)   (6.8)           32    24.6
FDIC premiums                     10           2             2       117        222    (115)  (98.3)        (105)  (47.3)
Other                            186         182           299       229        219       70    30.7           10     4.5
                                 ---         ---           ---       ---        ---       --                   --
Total noninterest expense $    1,586  $    1,550    $    2,266$    2,279 $    2,225 $   (13)   (0.6)%   $      54     2.4%
                               -----  -    -----    -    ------    ----- -    ----- -   ----                   --


Income Taxes

         The provision for income taxes as shown in the Statements of Income represent 23.1%, 21.4% and 20.5% of pre-tax income for 1996, 1995 and 1994, respectively. The effective tax rate differs from the statutory rate of 34%, primarily due to tax-exempt securities. Additional information on BNI's income taxes is provided in Note 8 to the Financial Statements.

Loans

         The following table sets forth the loan portfolio by major categories and loan mix as of September 30, and December 31, for the periods indicated:



----------------------------------------------------------------------------------------------------------------------------

                                             September 30,                              December 31,
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(In thousands)                              1997        1996        1996         1995        1994        1993       1992
                                            ----        ----        ----         ----        ----        ----       ----

Commercial                              $   19,565  $   18,287      18,864   $   18,595  $   16,706      17,118 $   16,814
Real estate:
    Construction                             2,152       1,538       1,596          868       1,304         584        703
    Commercial                               5,651       5,422       5,244        5,389       4,452       4,062      3,583
    Residential                             45,638      42,233      43,132       41,878      41,049      39,606     39,461
Installment                                  8,558       7,446       7,827        6,744       6,511       6,249      6,471
                                             -----       -----       -----        -----       -----       -----      -----

        Total loans                     $   81,564  $   74,926      76,663   $   73,474  $   70,022      67,619 $   67,032
                                        =   ======  =   ======      ======   =   ======  =   ======      ====== =   ======



         The loan population is the largest component of earning assets and accounts for the greatest portion of total interest income. During the nine months ended September 30, 1997, BNI continued to experience steady growth in total loans. At September 30, 1997, total loans were $81.6 million, an increase of 6.4% from December 31, 1996 and an increase of 8.9% from September 30, 1996. Residential real estate loans was the largest volume contributor to this growth during the nine months ended September 30, 1997 by increasing 5.8% and 8.1% from December 31, 1996 and September 30, 1996, respectively. This is attributed to continued expansion in the resort home market. At December 31, 1996, total loans were $77.7 million, an increase of 4.3% from December 31, 1995. This growth was primarily in residential real estate and installment loan borrowings. At
December 31, 1995, total loans were $73.5 million, an increase of 4.9% from December 31, 1994. This growth was primarily in commercial lending and was also supported by modest growth in commercial and residential real estate.

         Total loans at December 31, 1996, represent 58.3% of total assets, 61.4% of total earning assets and 68.4% of total deposits as compared to 60% of total assets, 63.2% of total earning assets and 70.4% of total deposits at December 31, 1995. Total loans at December 31, 1994, represented 59% of total assets, 62.3% of total earning assets and 68.1% of total deposits.

         BNI's total real estate loans totaled $50.0 million or 65.2% of total loans at December 31, 1996, and represents an increase of 3.82% over December 31, 1995. At December 31, 1995, BNI's total real estate loans were $48.1 million, or 65.5% of total loans, and represented an increase of 2.8% over December 31, 1994. These increases was primarily due to improving economic conditions, more favorable interest rates and BNI's introduction, in late 1994, of adjustable rate mortgages.

Contractual Loan Maturities

         The contractual maturities of loans do not necessarily reflect the actual term of the Company's loan portfolio. The actual term of the Company's experience has been that the average life of real estate loans is substantially less than their contractual terms because of loan prepayments and, with respect to fixed-rate loans, enforcement of due-on-sale clauses. Due-on-sale clauses give the Company the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. In general, the average life of real estate loans tends to increase when current interest rates exceed rates on existing real estate loans. Correspondingly, prepayments tend to increase when current interest rates are below the rates on existing real estate loans. Because the volume of such prepayments fluctuates depending upon changes in both the absolute level of interest rates and the relationship between fixed and adjustable-rate loan rates, the average life of the Company's fixed-rate real estate loans has varied widely.

         At September 30, 1997, loans with maturities over one year were comprised of fixed rate loans totaling $49.0 million and floating or adjustable rate loans totaling $7.8 million.

         At December 31, 1996, loans with maturities over one year were comprised of fixed rate loans totaling $44.7 million and floating or adjustable rate loans totaling $7.9 million.

         The following table set forth the contractual maturities of the Company's loan portfolio by loan categories at September 30, 1997 and December 31, 1996. Demand loans are included as due within one year.



                                               September 30, 1997
------------------------------------------------------------------------------------------------------------------
(in thousands)                                                              After One
                                                               Within      but Within    After Five
                                                              One Year     Five Years       Years         Total
------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                      $    15,087   $     2,266   $     2,212   $    19,565
Real estate:
    Construction                                                  2,152             -             -         2,152
    Commercial                                                    3,608         1,804           239         5,651
    Residential                                                   3,937        26,591        15,110        45,638
Consumer                                                            914         7,506           138         8,558
                                                                    ---         -----           ---         -----
        Total                                               $    25,698   $    38,167   $    17,699   $    81,564
                                                            =    ======   =    ======   =    ======   =    ======




                                                December 31, 1996
------------------------------------------------------------------------------------------------------------------
(in thousands)                                                              After One
                                                               Within      but Within    After Five
                                                              One Year     Five Years       Years         Total
------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                      $    16,467   $     1,736   $       661   $    18,864
Real estate:
    Construction                                                  1,596             -             -         1,596
    Commercial                                                    3,333         1,641           270         5,244
    Residential                                                   7,942        27,540         7,650        43,132
Consumer                                                            910         6,881            36         7,827
                                                                  -----         -----            --         -----
        Total                                               $    30,248   $    37,798   $     8,617   $    76,663
                                                            -    ------   -    ------   -     -----   -    ------


Investments

         The book value of BNI's investment securities was $46.5 million at September 30, 1997, compared to $49.9 million at December 31, 1996 and $41.7 million at December 31, 1995. These changes were largely due to a $7.8 million, or 7.4%, increase of deposits from December 31, 1995 to December 31, 1996 and a strengthening economy and improved loan demand from December 31, 1996 to September 30, 1997.

         Securities are classified as held-to-maturity when management has the intent and BNI as the ability at the time of purchase to hold the securities to maturity. Held-to-maturity securities are carried at cost adjusted for amortization of premiums and accretion of discounts. Additional securities are classified as available-for-sale and are carried at fair value.

         The following table presents the book value and fair value of investment securities for the periods presented:


                                       September 30, 1997                            December 31,
                                      --------------------- ----------------------------------------------------------------
                                                                    1996                  1995                 1994
                                      --------------------- --------------------- ------------------------------------------
 (In thousands)                         Amortized   Fair      Amortized   Fair     Amortized   Fair      Amortized   Fair
                                          Cost     Value        Cost     Value       Cost      Value       Cost     Value
Available-for-sale
U.S. Treasury and other U.S.
Government agencies and corporations    $ 19,258  $ 19,267    $ 20,340  $ 20,233   $  17,504 $  17,575   $ 11,926  $ 11,220
States and political  subdivisions           410       415         410       409         204       210          -         -
Mortgage-backed securities                 5,160     5,112       7,044     6,938       5,175     5,128      4,453     4,093
Other                                        262       262         446       446         338       341        297       282
                                             ---       ---         ---       ---         ---       ---        ---       ---
                                          25,090    25,056      28,240    28,026      23,221    23,254     16,676    15,595
                                          ------    ------      ------    ------      ------    ------     ------    ------

Held-to-maturity
U.S. Treasury and other U.S.
Government agencies and corporations         150       151         200       199           -         -      5,236     5,052
States and political  subdivisions        21,280    21,788      21,466    21,895      18,182    18,937     17,143    17,259
Mortgage-backed securities                     -         -           -         -           -         -          -         -
Other                                          -         -           -         -         250       250        251       241
                                          ------    ------      ------    ------         ---       ---        ---       ---
                                          21,430    21,939      21,666    22,094      18,432    19,187     22,630    22,552
                                          ------    ------      ------    ------      ------    ------     ------    ------
        Total                           $ 46,520  $ 46,995    $ 49,906  $ 50,120   $  41,653 $  42,441   $ 39,306  $ 38,147
                                        ========  ========    ========  ========   ========= =========   ========  ========



Investment Securities by Maturities and Weighted Average Yield

         The following table presents the maturities of investment securities, excluding securities which have no stated maturity at September 30, 1997 and December 31, 1997, and the weighted average yields (for obligations exempt from federal income taxes on a taxable equivalent basis assuming a 35% tax rate) of such securities. The tax equivalent adjustment is made for items exempt from federal income taxes to make them comparable with taxable items before any income taxes are applied. The calculation of the weighted average yields is based on effective yield, weighted by the respective book value of the securities, using the cost basis in the case of securities available-for-sale.



                                                                   September 30, 1997
----------------------------------------------------------------------------------------------------------------------------
                                                      After One         After Five
                                     Within           but Within        but Within         After Ten
                                    One Year          Five Years         Ten Years           Years              Total
                                ------------------ ----------------- ------------------------------------ ------------------
(In thousands)                     Amount Yield      Amount Yield       Amount Yield      Amount Yield       Amount Yield
                                   ------ -----      ------ -----       ------ -----      ------ -----       ------ -----
U.S. Treasury and other U.S.
Government agencies and
corporations                    $    3,599 5.87%   $  15,933 6.24%   $    3,989 6.56%  $      397 6.47%   $   23,918  6.24%
States and political subdivisions    1,341 9.08        6,876 8.01        12,349 8.02          592 8.21        21,158  8.09
Collateralized mortgage obligations
of U.S. agencies                         -    -            -    -           500 5.50          498 5.80           998  5.65
Other                                    -    -          100 6.72             -    -          346    -           446  6.72
                                    ------    -          --- ----         -----    -          ---    -           ---  ----
        Total                   $    4,940 6.74 %  $  22,909 6.77%   $   16,838 7.61%  $    1,833 5.63%   $   46,520  7.03%
                                =    ===== ==== =  =  ====== =====   =   ====== =====  =    ===== =====   =   ======  =====



                                                                     December 31, 1996
----------------------------------------------------------------------------------------------------------------------------
                                                      After One         After Five
                                     Within           but Within        but Within         After Ten
                                    One Year          Five Years         Ten Years           Years              Total
                                ------------------ ----------------- ------------------------------------ ------------------
(In thousands)                     Amount Yield      Amount Yield       Amount Yield      Amount Yield       Amount Yield
                                   ------ -----      ------ -----       ------ -----      ------ -----       ------ -----
U.S. Treasury and other U.S.
Government agencies and
corporations                    $    3,206 5.90%   $  17,988 6.22%   $    4,295 6.43%  $      697 6.51%   $   26,186  6.22%
States and political subdivisions    1,051 9.09        7,406 8.59        12,128 8.11        1,292 7.62        21,877  8.30
Collateralized mortgage obligations
of U.S. agencies                         -    -            -    -           901 5.30          497 5.80         1,398  5.55
Other                                    -    -          100 6.72             -    -          345    -           445  6.72
                                    ------    -          --- ----         -----    -          ---    -           ---  ----
        Total                   $    4,257 6.69 %  $  25,494 6.91%   $   17,324 7.55%  $    2,831 6.10%   $   49,906  7.07%
                                =    ===== ==== =  =  ====== =====   =   ====== =====  =    ===== =====   =   ======  =====


Deposits

         Deposits are the largest component of BNI's liabilities and account for the greatest portion of interest expense. At September 30, 1997, total deposits were $112.5 million, an increase of $400,000, or 36 basis points, over December 31, 1996 and increase of $3.8 million, or 3.5%, over September 30, 1996. The increases were attributable to the continued strength in agriculture. At December 31, 1996, total deposits were $112.1 million, an increase of $7.8 million, or 7.4%, over December 31, 1995. The increase from 1995 to 1996 was attributable to the strength in agriculture and fishing during 1996. The increase from 1994 to 1995 was attributable to the normal growth of BNI's customer base. At December 31, 1995, total deposits were $104.3 million, an increase of $1.5 million, or 1.4%, over December 31, 1994.


         For September 30, 1997, average deposits increased $4.4 million and $6.1 million, or 4.2% and 5.8%, over the amounts reflected at December 31, 1996 and September 30, 1996, respectively.

         For 1996, average deposits increased $4.8 million, or 4.75%, as compared to 1995. For 1995, average deposits increased $2.4 million, or 2.39%, as compared to 1994. The increase from 1995 to 1996 was attributable to the strength in agriculture and fishing during 1996. The increase from 1994 to 1995 was attributable to the normal growth of BNI's customer base. The expansion of BNI's customer deposit base during this year was in contrast to many of its competitors, whose customers sought higher-yielding alternative investments, generally with nonfinancial institutions. The following table presents the average amount and average rate paid on deposits for the periods indicated:

                                                  September 30,                             December 31,
                                        ------------------------------------------------------------------------------------
                                              1996             1995            1996             1995             1994
                                        ---------------- -------------------------------- ----------------------------------

(Dollars in thousands)                   Amount   Rate    Amount   Rate   Amount   Rate    Amount   Rate     Amount  Rate
                                         ------   ----    ------   ----   ------   ----    ------   ----     ------  ----

Noninterest-bearing demand              $ 10,806      -% $  9,322      - $  9,689      -% $  8,548      -% $   8,722     -%
Interest-bearing demand                   27,766   3.09    25,870   3.09   26,727   3.08    27,095   3.69     28,095  3.36
Savings                                   16,759   3.66    16,385   3.59   16,579   3.60    15,986   4.12     16,405  3.65
Time                                      55,951   5.33    53,557   5.44   53,837   5.41    50,362   5.35     46,390  4.41
                                          ------   ----    ------   ----   ------   ----    ------   ----     ------  ----

                                        $111,282         $105,134        $106,832         $101,991         $  99,612
                                        ========         ========        ========         ========         =  ======


         The  following  table  presents  the  maturity   distribution  of  time
certificates of deposits of $100,000 or more at September 30 and December 31 for the periods indicated:



----------------------------------------------------------------------------------------------------------------------------
                                                            September 30,                       December 31,
                                                   -------------------------------------------------------------------------
                                                        1997            1996          1996          1995          1994
                                                        ----            ----          ----          ----          ----

Within three months                                 $  2,340,601    $  1,833,718  $  1,821,546  $    501,967  $    702,794
Three to twelve months                                 2,289,765       3,176,014     3,665,360     1,991,241     2,354,093
One year to five years                                 3,166,631       2,115,499     2,242,118     2,803,903     1,337,030
                                                       ---------       ---------     ---------     ---------     ---------

    Total                                           $  7,796,997    $  7,125,231  $  7,729,024  $  5,297,111  $  4,393,917
                                                    =  =========    =  =========  =  =========  =  =========  =  =========



Liquidity Management

         Liquidity refers to BNI's ability to provide sufficient cash flows to fund operations and to meet obligations and commitments on a timely basis at reasonable costs. BNI achieves its liquidity objectives from both assets and liabilities. Asset-based liquidity is derived from its investment securities portfolio and short-term investments which can be readily converted to cash. These liquid assets consist of cash and due from banks, federal funds sold and
available-for-sale   investment  securities.   The  aggregate
of these assets represented 22.3% and 25% of total assets at September 30, 1997 and 1996, respectively. The aggregate of these assets represented 24.7%, 24.3% and 20.8% of total assets at the end of 1996, 1995 and 1994, respectively.

         Liability-based liquidity is provided primarily from deposits. Average total deposits for 1996 increased $4.8 million, or 4.75%, to $106.8 million. For 1995, average total deposits increased $2.4 million, or 2.39%, to $102.0 million. Average total deposits for 1996, 1995 and 1994 funded 84.81%, 85.65% and 86.30% , respectively, of average total assets. Demand, savings and time deposits under $100,000--which BNI considers its core deposits because of their historical stability and relatively low cost--constituted 93.1%, 94.9% and 95.7% of total deposits at December 31, 1996, 1995 and 1994, respectively.

         Additional liquidity was provided from short-term borrowings, which consisted of Federal funds purchased by BNI, although at December 31, 1996, 1995 and 1994, BNI was not in a Federal funds purchased liability position.

         As indicated in the Statement of Cash Flows, net cash provided by operating and financing activities was $9.5 million, and net cash used in investing activities was $11.5 million for 1996. For 1995, net cash provided by operating and financing activities was $3.3 million, and net cash used in investing activities was $5.9 million. For 1994, net cash provided by operating and financing activities was $2.9 million and net cash used in investing activities was $2.9 million.

         BNI's ability to pay dividends is subject to certain limitations as described in Note 13 to the Financial Statements.

Capital Requirements

         Banks are required to comply with risk-based capital guidelines as established by the Federal Reserve Board. The guidelines define qualifying capital (Tier 1 Capital and Total Capital) and risk-weighted assets. Tier 1 Capital includes shareholders' equity less unrealized valuation adjustments and goodwill and, beginning in 1993, all other intangibles, subject to certain exceptions described below.

         Total Capital includes, in addition to Tier 1 Capital, subordinated and other qualifying term debt and a portion of the allowance for loan losses. The Tier 1 component must comprise at least 50% of qualifying Total Capital. Risk-based capital ratios are calculated with reference to risk-weighted assets which include both on- and off-balance sheet exposures. A Bank's risk-based capital ratio is calculated by dividing its qualifying capital (the numerator of the ratio) by its risk-weighted assets (the denominator). The minimum required qualifying Total Capital is 8%, of which at least 4% must consist of Tier 1 Capital.

         In addition, banks are required to maintain a minimum leverage ratio of Tier 1 Capital to total average assets (net of goodwill and other intangibles, subject to certain exceptions). The Federal Reserve Board has stated that the minimum leverage ratio is 3% for the most highly rated banking organizations which are not experiencing or anticipating significant growth. Other banking organizations are expected to maintain leverage ratios of at least one to two percent higher.



         The following tables present BNI's regulatory capital position as of the periods presented:

                                            September 30,                                  December 31,
                                    --------------------------------    ---------------------------------------------------
                                         1997             1996               1996              1995              1994
                                   -----------------------------------------------------------------------------------------
Risk-Based Capital Ratios
----------------------------------------------------------------------------------------------------------------------------
                                     Amount Ratio     Amount Ratio       Amount Ratio      Amount Ratio     Amount  Ratio
Tier 1 Capital                     $  20,454 27.85%  $ 19,070 28.35%   $  18,762 27.54%  $  17,106 26.63%  $ 15,704  25.88%
Tier 1 Capital minimum requirements    2,938  4.00      2,690  4.00        2,725  4.00       2,569  4.00      2,428   4.00
                                       -----  ----      -----  ----        -----  ----       -----  ----      -----   ----

   Excess                          $  17,516 23.85%  $ 16,380 24.35%   $  16,037 23.54%  $  14,537 22.63%  $ 13,276  21.88%
                                   -  ------ ------  - ------ ------   -  ------ ------  -  ------ ------  - ------  ------

Total Capital                      $  21,376 29.10%  $ 19,911 29.60%   $  19,614 28.79%  $  17,909 27.88%  $ 16,463  27.13%
Total Capital minimum requirements     5,876  8.00      5,380  8.00        5,451  8.00       5,139  8.00      4,855   8.00
                                       -----  ----      -----  ----        -----  ----       -----  ----      -----   ----

   Excess                          $  15,500 21.10%  $ 14,531 21.60%   $  14,163 20.79%  $  12,770 19.88%  $ 11,608  19.13%
                                   -  ------ ------  - ------ ------   -  ------ ------  -  ------ ------  - ------  ------


Risk-weighted assets               $  73,455         $ 67,256          $  68,134         $  64,234         $ 60,688
                                   -  ------         - ------          -  ------         -  ------         - ------




Leverage Ratio
----------------------------------------------------------------------------------------------------------------------------
                                     Amount Ratio     Amount Ratio       Amount Ratio      Amount Ratio     Amount  Ratio
                                     ------------     ------------       ------------      ------------     ------  -----
Tier 1 Capital to total average assets
   (Tier 1 Leverage Ratio)         $  20,454 15.51%  $ 19,070 15.36%   $  18,762 14.89%  $  17,106 14.37%  $ 15,704  13.52%
Minimum leverage requirements          3,957  3.00      3,725  3.00        3,779  3.00       3,572  3.00      3,484   3.00
                                       -----  ----      -----  ----        -----  ----       -----  ----      -----   ----

   Excess                          $  16,497 12.51%  $ 15,345 12.36%   $  14,983 11.89%  $  13,534 11.37%  $ 12,220  10.52%
                                   -  ------ ------  - ------ ------   -  ------ ------  -  ------ ------  - ------  ------
Total assets (net of certain
intangibles)                       $ 131,910         $124,177          $ 125,964         $ 119,058         $116,136
                                   - -------         --------          - -------         - -------         --------


Impact of Inflation and Changing Prices and Seasonality

         The financial statements in this document have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation.

Recent Accounting Pronouncements

         In March 1995, the FASB issued FASB No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed of. This Statement requires that long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. In addition, FASB No. 121 requires long-lived assets and certain intangibles to be disposed of to be reported at the lower of carrying value or fair value less cost to sell. FASB No. 121 is effective for fiscal years beginning after December 15, 1995. The application of this pronouncement did not have an impact on BNI's financial statements.

         In May 1995, the FASB issued FASB No. 122, Accounting for Mortgage Servicing Rights which amends FASB No. 65. This Statement requires entities that acquire mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with the servicing rights retained should allocate the total costs of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. In addition, FASB No. 122 requires entities to assess their capitalized mortgage servicing rights for impairment based on the fair value of those rights. FASB No. 122 is effective for fiscal years beginning after December 15, 1995.

Management does not expect the application of this pronouncement to have a material impact on BNI's financial statements in that it does not purchase, sell, or securitize mortgage loans.

         In  October  1995,  the  FASB  issued  FASB  No.  123,  Accounting  for
Stock-Based Compensation. This Statement encourages, but does not require entities to expense the fair value of employee stock options, based on the fair value on the date of the grant. Companies that elect to continue to follow existing accounting rules (the intrinsic value method which often results in no compensation expense) must provide pro forma disclosures of net income and earnings per share which would have been reported had the new fair value method been applied. In addition, FASB No. 123 requires all entities to make significant more disclosures regarding employee stock options than is currently required. FASB No. 123 is effective for fiscal years beginning after December 15, 1995. Management does not presently have a stock-based compensation plan, and, accordingly, BNI has not been impacted by the adoption of this pronouncement.

         In June 1996, the FASB issued FASB No.125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial components approach that focuses on control of the affected asset or liability that it controls or surrenders. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. BNI is not presently expected to be impacted by this Statement in the foreseeable future.

         In October 1996, the FASB issued FASB Statement No. 127, which deferred for one year paragraphs 9-12 (Accounting for Transfers and Servicing of Financial Assets) under FASB No. 125 for securities lending, repurchase agreements, dollar rolls, and other secured transactions. The FASB also agreed to defer for one year paragraph 15 (Secured Borrowings and Collateral) under FASB No. 125 for all transactions.

         In February 1997, the FASB issued FASB No. 128, Earnings Per Share. FASB No. 128 simplifies the calculation of earnings per share (EPS) and makes it comparable to international standards. Under FASB No. 128, primary EPS is replaced with a calculation known as basic EPS. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Fully diluted EPS has not changed significantly but has been renamed diluted EPS. Under the new rules, income available to common shareholders should be adjusted for the assumed conversion of all potentially dilutive securities. The treasury stock method is used to calculate the dilutive effect of options and warrants. The treasury stock method is applied using the average market price of BNI's common stock during the period rather than the higher of the average market price or ending market price. The dilutive effect of convertible debt of convertible preferred stock will be calculated using the if-converted method, which assumes conversion at the beginning of the period of the effect is dilutive. FASB No. 128 is effective for both interim and annual financial statements for periods ending after December 15, 1997. Earlier application is not permitted.

         In February 1997, the FASB also issued FASB No. 129, Disclosure of Information about Capital Structure. FASB No. 129 consolidates the existing guidance from several other pronouncements relating to an entity's capital structure. Management does not expect the application of this pronouncement to have a material impact on BNI's financial statements.

         During June 1997, the FASB issued FASB No. 130, Reporting Comprehensive Income. This pronouncement establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. FASB No. 130 is effective for financial statements beginning after December 15, 1997.

         Additionally during June of 1997, the FASB issued FASB No. 131, Disclosures about Segments of an Enterprise and Related Information. FASB No. 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement becomes effective for financial statements for periods beginning after December 31, 1997.

Emerging Issues


         The Federal Financial Institutions Examination Council ("FFIEC") first alerted the banking industry to potential year 2000 computer problems in June 1996 and recommended that institutions perform risk assessments and adopt strategies to address vulnerable systems. In a May 1997 policy statement the FFIEC strongly encouraged institutions to complete an inventory of core computer functions and set priorities for year 2000 goals by September 30, 1997. Banks are expected to largely complete programming changes and have systems testing well underway by December 31, 1998. The federal bank regulatory agencies are assessing individual institutions' planning efforts and have announced that they expect to complete examinations of individual institutions' conversion efforts by mid-1998.


         BNI has developed and is implementing a plan know as "Year 2000 Project Management Plan," which will alert the institution to the substantial risks faced by the millenium change. It is expected that, through this plan, management will be able to identify and address the multitude of complexities posed by the year 2000 problem and monitor the process of insuring that all systems are year 2000 compliant. This plan is designed in a series of phases that will enable management to monitor the potential risks and determine the appropriate measures necessary to correct the problem. Management expects that the testing of BNI's systems as part of this plan will be completed by the third quarter of 1998.

                              SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at the next annual meeting of BNI must be received in writing by the Secretary of BNI no later than December 18, 1997, in order to be included in the proxy materials relating to the next annual meeting.

                        EASTERN VIRGINIA BANKSHARES, INC.

Business

         Eastern Virginia Bankshares, Inc. is a Virginia corporation that was organized in September 1997 for the purpose of becoming the holding company for SSB and BNI. Currently EVB does not transact any material business.

         If the Reorganization is approved by the requisite vote of the shareholders of SSB and BNI, and by the Federal Reserve, the FDIC and the SCC, and if other conditions of the Reorganization are satisfied (or waived to the extent permitted by the Agreement and applicable law), the Reorganization will be consummated and effected at the time of the last to occur of the following events: (i) a certificate of share exchange is issued by the SCC with respect to the SSB Share Exchange pursuant to the Plan of Share Exchange; (ii) a certificate of share exchange is issued by the SCC with respect to the BNI Share Exchange pursuant to the Plan of Share Exchange; (iii) a certificate of incorporation is issued by the SCC for EVB; and (iv) regulatory approval is issued by the Federal Reserve and the SCC with respect to EVB. Thereafter, EVB will serve as the parent company of SSB and BNI and will transact any material business through these bank subsidiaries and such other subsidiaries as may be established from time to time.

         The principal office of EVB will be located at 307 Church Lane, Tappahannock, Virginia 22560.

Management

         Directors. The Board of Directors of EVB consists of nine individuals, five of whom also are Directors of SSB and four of whom also are Directors of BNI. The following paragraphs set forth certain information, as of October 31, 1997, for each of the persons who are expected to serve as directors of EVB following the consummation of the Reorganization.

         Robert L. Covington, 72, is the Chairman of the Board of Directors of EVB and has been Chairman of the Board of BNI since 1991 and a Director of BNI since 1968. Until December 31, 1990, Mr. Covington served as the President and Chief Executive Officer of BNI.

         F.L. Garrett, III, 57, is the Vice-Chairman of the Board of Directors of EVB and has been a Director of SSB since 1982. Mr. Garrett is an oysterman and a realtor in Essex County, Virginia.

         Thomas M. Boyd, Jr., 57, is the President and Chief Executive Officer of EVB. Mr. Boyd has served as the President and Chief Executive Officer and a Director of SSB since 1982.

         Lewis R. Reynolds, 46, is the Executive Vice President of EVB. Mr. Reynolds has served as the President and Chief Executive Officer of BNI since January 1, 1991 and has been a Director of BNI since 1994.

         W. Rand Cook, 45, is an attorney with McCaul, Martin, Evans & Cook, P.C. in Mechanicsville, Virginia, and has been a Director of SSB since 1996.

         L. Edelyn Dawson, Jr., 56, is Senior Vice President of BNI and has been a Director of BNI since 1997.

         F. Warren Haynie, Jr., 59, is an attorney with F. Warren Haynie, Jr., P.C., in Heathsville, Virginia, and has been a Director of BNI since 1987.

         Eric A. Johnson, 44, is General Manager of Mason Realty, Inc. in Urbanna, Virginia, and has been a Director of SSB since 1988.

         William L. Lewis, 47, is an attorney with Lewis & Ware, P.C. in Tappahannock, Virginia, and has been a Director of SSB since 1989.

Executive Officer Who is Not a Director

         Thomas E. Stephenson, 43, is Chief Financial Officer of EVB. Mr. Stephenson has been Vice President and Chief Financial Officer of SSB since 1987.

Security Ownership of Management


         The following table sets forth, based on information as of November 21, 1997, the beneficial ownership of SSB Common Stock, the beneficial ownership of BNI Common Stock, and the anticipated beneficial ownership, after giving effect to the Reorganization, of EVB Common Stock as to each director of EVB, each of the five most highly compensated executive officers of EVB, and all EVB directors and executive officers, as a group, upon consummation of the Reorganization.




                                             Ownership Before                          Ownership After
                                            the Reorganization                       the Reorganization
                                            ------------------                       ------------------

                                                                                      EVB Common Stock
                                                                                      ----------------

                                         SSB                  BNI                 Number             Percent
Name                                Common Stock          Common Stock          of Shares          of Class (%)
----                                ------------          ------------          ---------          ------------
Robert L. Covington                          -               83,534               83,534               1.61
F.L. Garrett, III                        8,138                    -               21,146               0.41
Thomas M. Boyd, Jr.                      9,115                    -               23,684               0.46
Lewis R. Reynolds                                            18,238               18,238               0.35
W. Rand Cook                               413                    -                1,073               0.02
L. Edelyn Dawson, Jr.                        -               16,256               16,256               0.31
F. Warren Haynie, Jr.                        -                4,000                4,000               0.02
Eric A. Johnson                          1,895                    -                4,924               0.09
William L. Lewis                         8,076                    -               20,985               0.40

All present executive officers
and directors as a group (10 persons)   29,821              122,028              199,515               3.84


Security Ownership of Certain Beneficial Owners


         To the knowledge of EVB, based on information as of November 21, 1997, no person will own more than 5% of the outstanding shares of EVB Common Stock upon consummation of the Reorganization.


Compensation

         Directors. Directors of EVB receive no compensation from EVB. EVB's management has discussed the possibility of compensating directors, but no specific arrangements will be made until the Reorganization has been consummated. At present, however, all directors of EVB also are directors of either SSB or BNI, which do compensate their directors.

         All directors of SSB are paid a retainer of $150 for each Board meeting and a fee of $150 for each such meeting attended, with an additional $100 for each committee meeting of SSB. Directors who are full-time employees of SSB do not receive fees for attending Board or Committee meetings. Total fees paid to the directors in 1996 for attendance at meetings were $97,687.

         All directors of BNI, including directors who are employees of BNI, are paid a fee of $300 for each meeting attended and $75 for each meeting of BNI's Executive Committee. Total fees paid to the directors in 1996 for attendance at meetings were $35,000. In April 1997, the Board revised its directors' compensation policy and discontinued its practice of paying directors' fees to directors who are also employees of BNI, which includes Messrs. Covington, Dawson and Reynolds.

         Executive Officers. Executive officers of EVB receive no compensation from EVB. EVB's management has discussed the possibility of compensating executive officers, but no specific arrangements will be made until the Reorganization has been consummated. At present, however, all executive officers of EVB also are executive officers of either SSB or BNI, which do compensate their executive officers.

         The following table sets forth the annual compensation paid or accrued by SSB to Thomas M. Boyd, Jr., President and Chief Executive Officer of SSB, and by BNI to Lewis R. Reynolds, President and Chief Executive Officer of BNI for the three fiscal years ended December 31, 1996.

                           Summary Compensation Table

                                                                                             Long Term
                                                  Annual Compensation                       Compensation
                                                  -------------------                       ------------

         Name and                                                           Other Annual    All Other Compensation
    Principal Position        Year      Salary (1)           Bonus          Compensation              (3)
    ------------------        ----      ----------           -----          ------------              ---

Thomas M. Boyd, Jr.           1996       $108,000            $100               (2)                  $6,696
  President and Chief         1995       $102,000            $100               (2)                  $7,140
  Executive Officer --        1994        $96,000            $100               (2)                  $7,490
  SSB

Lewis R. Reynolds             1996        $77,428           $17,710             (2)                       -
  President and Chief         1995        $70,553           $13,959             (2)                       -
  Executive Officer --        1994        $66,725           $13,123             (2)                       -
  BNI


(1)      For Mr. Reynolds, includes Director's fees.
(2) The value of perquisites and other personal benefits did not exceed the lesser of $50,000 or ten percent of total annual salary and bonus.
(3) For Mr. Boyd, includes contributions to SSB's Profit Sharing Plan, which was terminated effective December 31, 1996.

         The Executive Officers of SSB are provided with other benefit plans provided to all full-time employees of SSB who meet eligibility requirements; specifically, group life insurance, hospitalization and major medical insurance, as well as a long-term disability plan. SSB implemented a 401(k) Plan effective April 1, 1997. For the calendar year ending December 1997, SSB will contribute two percent of employee compensation, plus an additional two percent when the employee contributes at least four percent. Employees may contribute up to a maximum of 15% of their respective salaries on a pre-tax basis. Qualified employees were initially those employees who were 21 years of age and had 90 days of service and currently those employees who are 21 and had one year of service. Executive Officers of SSB are allowed to participate under the same rules and requirements as other employees.

         SSB participates in a defined-benefit pension plan offered by the Virginia Bankers Association Insurance Trust, managed by Reliance Trust. The plan was fully funded as of December 31, 1987, and the benefits are based on an employee's salary at the time of retirement, normally at age 65. All active, full-time employees are eligible at age 25 with two years of service, at age 36 with one year of service, or at age 41. Employees do not contribute to the plan, and a participant becomes 100% vested upon completion of five years of service. Directors who are full-time employees of SSB are eligible for participation. The estimated annual benefits payable upon retirement are as follows:

                               Pension Plan Table


  Remuneration                                              Years of Service
  ------------                                              ----------------
                            15                  20                 25                 30                  35
                            --                  --                 --                 --                  --

       $25,000            $ 6,075            $ 8,100             $10,125            $11,213            $12,300
       $50,000            $14,513            $19,350             $24,188            $27,150            $30,113
       $75,000            $22,950            $30,600             $38,250            $43,088            $47,925
      $100,000            $31,388            $41,850             $52,313            $59,025            $65,738
      $125,000            $39,825            $53,100             $66,375            $74,963            $83,550


         The estimated credited years of service for Mr. Boyd, Jr. is 23 years.

         Based on a straight-line annuity assuming full benefit at age 65 and 1996 covered compensation of $21,000 for a person age 65 in 1996. Benefits are not subject to deduction for Social Security offset amounts. Benefits are based on an employee's salary at the time of retirement.

Employment Contracts

         Messrs. Reynolds and Dawson have employment agreements with BNI to serve as officers of BNI. Both contracts will continue after the Reorganization without any change to the terms of such contracts. Both contracts are for five-year terms and expire on November 13, 2001. Each contract also provides for automatic renewals for successive terms of one year at a time, unless the contract is terminated by BNI or the employee. Both officers' salary are determined at the sole discretion of BNI's Board of Directors, with a minimum 1996 salary of $72,628 for Mr. Reynolds and $67,450 for Mr. Dawson. In the event that either officer's employment is terminated under his agreement within six months before or 18 months after a change of control of BNI, the officer is entitled to receive the greater of (i) his current salary and benefits or (ii) the level of such salary and benefits in effect over the most recent 12 months preceding the date of his termination of employment. Each officer would be eligible to receive this compensation subsequent to his termination in these circumstances over the longer of (i) an additional 12 months or (ii) the remainder of his unexpired original term.

Transactions with Management

         In the normal course of business, loans are made to Directors and Executive Officers of SSB, as well as certain business organizations and individuals associated with them. These loans are made on substantially the same terms as those prevailing at the time for comparable loans with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. SSB's executive officers and directors, and their associates, have not had any material direct or indirect interest in any business transaction to which SSB is or was a party outside the ordinary course of SSB's business and have not received any payment from SSB where the rates or charges involved in the transaction were not determined by competitive bids.

         BNI has entered into transactions with certain of its directors, significant shareholders and their affiliates (related parties). In the opinion of BNI's management, such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not involve more than normal credit risk or present other unfavorable features. The total direct and indirect indebtedness to BNI of all its directors, principal officers and significant shareholders at December 31, 1996 was $2,736,166, or 14.69% of its equity capital at December 31, 1996.

         The Law Office of F. Warren Haynie, Jr., P.C. serves as counsel to BNI.
F. Warren Haynie, Jr., a principal of the Law Office of F. Warren Haynie, Jr., P.C., is a director of EVB and BNI.

         Lewis & Ware, P.C. serves as counsel to SSB. William L. Lewis, a principal of Lewis & Ware, P.C., is a director of EVB and SSB.

Adverse Proceedings


         Management of EVB, BNI and SSB are not aware of any material proceedings to which any Director, officer or affiliate of such entities, any owner of record or beneficial owner of more than five percent of BNI's Common Stock or SSB's Common Stock, or any associate of any such Director, officer, affiliate of any of such entities, or shareholder is a party adverse to any of such entities or has a material interest adverse to any of such entities.



         There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which EVB or any of its subsidiaries is a party or of which any of their property is subject.


                        DESCRIPTION OF EVB CAPITAL STOCK

Authorized and Outstanding Capital Stock

         EVB is authorized to issue up to 50,000,000 shares of Common Stock, par value $2.00 per share. EVB has one share of Common Stock outstanding held by one shareholder. The following summary description of the capital stock of EVB is qualified in its entirety by reference to the Articles of Incorporation of EVB (the "EVB Articles") and EVB's Bylaws, copies of which are available for inspection as exhibits to the registration statement filed with the Securities and Exchange Commission (the "SEC") in connection with this Joint Proxy Statement.

Common Stock

         The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Subject to certain limitations on the payment of dividends, holders of EVB Common Stock are entitled to receive dividends when and as declared by the EVB Board of Directors from funds legally available therefor.

         All outstanding shares of Common Stock, including the shares offered hereby, are fully paid and non-assessable. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election subject to the rights of preferred stock, if and when issued. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock.

Certain Provisions of Articles of Incorporation and Bylaws

         Provisions with Anti-takeover Implications. A number of provisions of EVB's Articles and Bylaws deal with matters of corporate governance and the rights of shareholders.

         The Bylaws of EVB provide that special meetings of shareholders may be held whenever called by the President, the Chairman or Vice Chairman of the Board of Directors or by the Board of Directors, itself, which means that the shareholders of EVB do not have the right to call special meetings.

         The foregoing provisions, together with certain provisions of the Virginia SCA (See "Comparative Rights of Shareholders - State Anti-Takeover Statutes," below), also could discourage or make more difficult a merger, tender offer or proxy contest, even if they may be favorable to the interests of shareholders, thus depressing the market price of the Common Stock.

         The EVB Articles provide that directors and officers of EVB will be indemnified by EVB to the fullest extent authorized by Virginia law, as it now exists or may in the future be amended, against all expense, liabilities and loss reasonably incurred or suffered in connection with service for or on behalf of EVB, and provide for mandatory advancement of such expenses. The EVB Articles also provides that the right of directors and officers to indemnification is not exclusive of any other right under any statute, agreement or otherwise.

         In addition, the EVB Articles provide that directors of EVB will not be personally liable for monetary damages to EVB, except in cases of willful misconduct or a knowing violation of criminal or securities laws. This provision would have no effect on the availability of equitable remedies or non-monetary relief, such as an injunction or rescission. See "Comparative Rights of Shareholders - State Anti-Takeover Statutes."


                     COMPARATIVE RIGHTS OF SECURITY HOLDERS

General

         EVB is a Virginia corporation subject to the provisions of the Virginia SCA. SSB and BNI each is a Virginia corporation organized as a state bank and also is subject to the provisions of the Virginia SCA. Shareholders of SSB and shareholders of BNI, whose rights are governed by their respective Articles of Incorporation and Bylaws and by the Virginia SCA, will become shareholders of EVB upon consummation of the Reorganization. The rights of such shareholders as shareholders of EVB will then be governed by the Articles of Incorporation and Bylaws of EVB and by the Virginia SCA.

         Except as set forth below, there are no material differences between the rights of a SSB shareholder or BNI shareholder under the respective Articles and Bylaws of SSB and BNI and under the Virginia SCA, on the one hand, and the rights of a EVB shareholder under the Articles of Incorporation and Bylaws of EVB and under the Virginia SCA, on the other hand. This summary is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of SSB and BNI and to the Virginia SCA and the Articles of Incorporation and Bylaws of EVB and the Virginia SCA.

Authorized Capital

         SSB. SSB's Articles of Incorporation (the "SSB Articles") authorize the issuance of up to 1,200,000 shares of SSB Common Stock, par value $5.00 per share, of which 1,018,848 shares were issued and outstanding as of the SSB Record Date. SSB is not authorized to issue shares of preferred stock.

         BNI. BNI's Articles of Incorporation (the "BNI Articles") authorize the issuance of up to 5,000,000 shares of BNI Common Stock, par value $1.00 per share, of which 2,541,920 shares were issued and outstanding as of the BNI Record Date. BNI is not authorized to issue shares of preferred stock.

         EVB. EVB is authorized to issue 50,000,000 shares of Common Stock, par value $2.00 per share, of which one (1) share is issued and outstanding. EVB is not authorized to issue shares of preferred stock. See "Description of EVB Capital Stock" for additional information.

Amendment of Articles of Incorporation or Bylaws

         The Virginia SCA provides that an amendment to a corporation's articles of incorporation must be approved by each voting group entitled to vote on the proposed amendment. Under Virginia law, an amendment to the corporation's articles of incorporation must be approved by more than two-thirds of all votes entitled to be cast by that voting group. However, the corporation's articles of incorporation may require a greater vote or a lesser vote, which may not be not less than a majority, by each voting group entitled to vote on the transaction. A corporation's board of directors may require a greater vote.

         SSB. The SSB Articles do not address amendments, so SSB is governed by the provisions of the Virginia SCA. Accordingly, amendments to SSB's Articles of Incorporation must be approved by two-thirds of all votes entitled to be cast by each voting group.

         SSB's Bylaws provide that the power to amend the Bylaws is vested in the Board of Directors. Thus, SSB's Bylaws may be amended by a majority of the directors present at a meeting which was properly called and at which a quorum is present. Also, under Virginia law, the Bylaws may be amended by action of the majority of the shareholders.

         BNI. The BNI Articles do not address amendments, so BNI is governed by the provisions of the Virginia SCA. Accordingly, amendments to BNI's Articles of Incorporation must be approved by two-thirds of all votes entitled to be cast by each voting group.

         BNI's Bylaws provide that the Bylaws may be amended by a two-thirds vote of the shareholders. Subject to the power of the shareholders to adopt, amend or repeal the Bylaws, the power to amend the Bylaws is vested in the Board of Directors. Thus, BNI's Bylaws may be amended by a majority of the directors present at a meeting which was properly called and at which a quorum is present.

         EVB. The Articles of Incorporation of EVB provide that amendments must be approved by a majority of the votes entitled to be cast by each voting group entitled to vote and, unless such action is approved by at least two-thirds of the Directors, by holders of more than two-thirds of the issued and outstanding shares of EVB Common Stock (the vote generally required under Virginia law).

         EVB's Bylaws may be amended by the vote of more than a simple majority of the directors in office or by the shareholders. Since EVB currently has nine directors, this currently means that the EVB Bylaws can be amended if at least six directors vote in favor of the amendment.

Mergers, Consolidations and Sales of Assets.

         SSB. The Articles of Incorporation of SSB do not specify the vote required to enter into a merger, a share exchange or a direct or indirect sale, lease, exchange or other disposition of all or substantially all of the property of SSB. Accordingly, the vote required for such a transaction is the vote specified in the Virginia SCA, which is the affirmative vote of holders of more than two-thirds of the issued and outstanding shares of SSB Common Stock.

         BNI. The Articles of Incorporation of BNI do not specify the vote required to enter into a merger, a share exchange or a direct or indirect sale, lease, exchange or other disposition of all or substantially all of the property of BNI. Accordingly, the vote required for such a transaction is the vote specified in the Virginia SCA, which is the affirmative vote of holders of more than two-thirds of the issued and outstanding shares of BNI Common Stock.

         EVB. The Articles of Incorporation of EVB provide that a plan of merger or share exchange or a direct or indirect sale, lease, exchange or other disposition of all or substantially all of the property of EVB not in the ordinary course of business may be approved by the same vote that is required in order to amend the Articles of Incorporation. Additionally, consistent with Virginia law, the Board of Directors of EVB may condition its submission of such plan of merger or share exchange or such a sale or disposition of assets to the shareholders on any basis, including the requirement of a greater vote than the required vote described above.

         A proposed merger, share exchange or sale of substantially all assets of EVB that is favored by two-thirds of the Directors could be adopted as long as a majority (rather than two-thirds) of the outstanding shares entitled to vote in each voting group entitled to vote are voted in favor of the proposed action. In addition to requiring the affirmative vote of a majority of the shares entitled to vote in each voting group entitled to vote, the Articles of Incorporation of EVB would require that, unless a proposed action is approved by at least two-thirds of the Directors, more than two-thirds of the issued and outstanding shares vote in favor of the proposed action. The purpose of such additional requirements is to ensure that if a proposed major corporate action does not have the support of a board of directors who can provide continuity to and an in-depth knowledge of the business of EVB, the action must be supported by more than two-thirds of the issued and outstanding shares of EVB Common Stock.

Size and Classification of Board of Directors

         SSB. SSB's Bylaws provide that its Board of Directors shall consist of not less than eight or more than 16 individuals. Under Virginia banking laws a majority of the directors must be residents of Virginia and each director must own SSB stock having a book value of not less than $5,000. Directors are elected at each annual meeting of shareholders.

         BNI. BNI's Bylaws provide that its Board of Directors shall consist of not less than five, nor more than nine, individuals. Under Virginia banking laws, a majority of the Directors must be residents of Virginia and each Director must own BNI stock having a book value of not less than $5,000. Directors are elected at each annual meeting of shareholders.

         EVB. EVB's Bylaws provide for a board of directors consisting of nine individuals. Directors are elected annually and serve until their successors are elected and qualified.

Vacancies and Removal of Directors

         SSB. SSB's Bylaws provide that shareholders may remove any Director with or without cause. However, because the Virginia SCA provides that a Director may be removed only at a special meeting of shareholders, SSB shareholders could not remove a Director of SSB unless the Chairman of the Board, the President or the Board of Directors called a meeting for that purpose. Under the SSB Bylaws, a vacancy on the Board of Directors, including a vacancy resulting from the removal of a Director or an increase in the number of Directors may be filled by the shareholders or the Board of Directors.

         BNI. BNI's Articles of Incorporation and Bylaws provide that any vacancy on the board of directors may be filled by an election by the active board members. BNI's Articles of Incorporation contain no provision relating to removal of directors. Therefore, under the Virginia SCA, shareholders may remove directors with or without cause at a special meeting of shareholders, which can be called by the Chairman or Vice Chairman of the Board, the President, a majority of the Board or holders of at least 10% of BNI Common Stock.

         EVB. Under the Articles of Incorporation of EVB, vacancies occurring in the Board of Directors, including vacancies created by newly created directorships resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, until the next election of directors by shareholders. Shareholders of EVB may not call a special meeting for the purpose of removing a director.

Director Liability and Indemnification

         The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (1) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director; or (2) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation's articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

         SSB. SSB's Articles of Incorporation provide that each director of SSB shall be indemnified by SSB to the full extent permitted and in the manner prescribed by the Virginia SCA unless a liability is incurred as a result of gross negligence or willful misconduct. SSB is permitted to pay for or reimburse reasonable expenses incurred in advance of final determination or other disposition of a proceeding if the applicant furnishes to the corporation a written statement of his good faith belief that indemnity will be due to him, the applicant furnishes to the corporation a written undertaking to repay the advance if it is ultimately determined that he did not meet the standard required, and a majority of the disinterested board members or an independent council appointed by the board determines that facts then known would not preclude indemnification.

         BNI. BNI's Articles of Incorporation provide that each director and officer shall be indemnified by BNI against liability (including amounts paid in settlement) by reason of having been such a director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except such liabilities as are incurred because of willful misconduct or a knowing violation of the criminal law. The Articles of Incorporation limit the liability of BNI Directors to BNI or its shareholders arising out of a single transaction, occurrence or course of conduct to one dollar.

         EVB. The Articles of Incorporation of EVB provide that to the full extent that Virginia law permits the limitation or elimination of the liability of directors and officers, they will not be liable to EVB or its shareholders for any money damages. At this time, Virginia law does not permit any limitation of liability if a director engages in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

         To the fullest extent permitted by Virginia law, EVB's Articles of Incorporation require it to indemnify any director or officer of EVB who is made a party to any proceeding because he was or is a director or officer of EVB against any liability, including reasonable expenses and legal fees, incurred in the proceeding. Under EVB's Articles of Incorporation, "proceeding" is broadly defined to include pending, threatened or completed actions of all types, including actions by or in the right of EVB. Similarly, "liability" is defined to include, not only judgments, but also settlements, penalties, fines and certain excise taxes. EVB's Articles of Incorporation also provide that EVB may, but is not obligated to, indemnify its other employees or agents. EVB must indemnify any person who or is or was serving at the written request of EVB as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the full extent provided by Virginia law. The indemnification provisions also require EVB to pay reasonable expenses incurred by a director or officer of EVB in a proceeding in advance of the final disposition of any such proceeding, provided that the indemnified person undertakes to repay EVB if it is ultimately determined that such person was not entitled to indemnification. Virginia law does not permit indemnification against willful misconduct or a knowing violation of the criminal law.

         The rights of indemnification provided in EVB's Articles of Incorporation are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise. In addition, the Articles of Incorporation authorize EVB to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of EVB, whether or not EVB would have the power to provide indemnification to such person.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Holding Company pursuant to the foregoing provisions, the Holding Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Special Meetings of Shareholders

         SSB. SSB's Bylaws provide that special meetings of shareholders may be held on the call of the Chairman of the Board, the President, or the Board of Directors. Shareholders do not have the right to call a special meeting.

         BNI. BNI's Bylaws provide that special meetings of shareholders may be held on the call of the Chairman or Vice Chairman of the Board, the President, a majority of the Board or holders of at least 10% of BNI Common Stock.

         EVB. The Bylaws of EVB provide that special meetings of shareholders may be held whenever called by the President, the Chairman or Vice Chairman of the Board of Directors or by the Board of Directors, itself, which means that the shareholders of EVB do not have the right to call special meetings.

Director Nominations

         SSB.   SSB's  Bylaws  do  not  prescribe   procedures   for  directors'
nominations. It is the practice of SSB for the board to nominate directors for shareholders' consideration.

         BNI.   BNI's  Bylaws  do  not  prescribe   procedures   for  directors'
nominations. It is the practice of BNI for the board to nominate directors for shareholders' consideration.

         EVB. EVB's Bylaws set forth certain advance notice or information requirements and time limitations on any director nomination or any new business which a shareholder wishes to propose for consideration at an annual or special meeting of shareholders. Any director nomination must be stated in writing and filed with the Secretary of EVB at least 60 days prior to the date of the shareholder meeting. The notice must contain certain information relating to the nominee for director. The presiding officer of the meeting must reject any nomination proposal not timely made or supported by insufficient information.

         The Bylaws of EVB require that the shareholder's notice set forth as to each nominee (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of EVB which are beneficially owned by each nominee, and (iv) any other information relating to such nominee that is required under federal securities laws to be disclosed in solicitations of proxies for the election of directors, or is otherwise required (including, without limitation, such nominee's written consent to being named in a proxy statement as nominee and to serving as a director if elected). The Bylaws of EVB further require that the shareholder's notice set forth as to the shareholder giving the notice (i) the name and address of such shareholder and the names and addresses of any other person or entity who owns, beneficially or of record, any shares of EVB and who, to the knowledge of the shareholders giving notice, supports the nominee and (ii) the class and amount of such shareholder's (or other supporting entity's) beneficial ownership of EVB capital stock. If the information supplied by shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the annual meeting may determine that such shareholder's nomination should not be brought before the annual meeting and that such nominee shall not be eligible for election as a director of EVB.

Shareholder Proposals

         SSB. The Articles of Incorporation and Bylaws of SSB do not contain any requirements relating to the timing or content of shareholder proposals for shareholder vote.

         BNI. The Articles of Incorporation and Bylaws of BNI do not contain any requirements relating to the timing or content of shareholder proposals for shareholder vote.

         EVB. EVB's Articles provides that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely written notice to the Secretary of EVB. This notice must be received at EVB not less than 60 days prior to the date of the annual meeting, except that if less than 70 days notice or prior public disclosure of the date of the meeting is given, notice by the shareholder must be received not later than the close of business on the tenth day following the date on which such notice was made. The notice must set forth each matter and a brief description of the business desired to be brought before the meeting as well as certain other information relating to the Shareholder requesting the proposal. The presiding officer of the meeting must reject any such shareholder proposal not timely made or supported by insufficient information.

Shareholder Voting Rights in General

         The Virginia SCA generally provides that shareholders do not have cumulative voting rights unless those rights are provided in the corporation's articles. The Virginia SCA requires the approval of a majority of a corporation's board of directors and the holders of more than two-thirds of all the votes entitled to be cast by each voting group entitled to vote on any plan of merger or consolidation, plan of share exchange or sale of substantially all of the assets of a corporation not in the ordinary course of business. The Virginia SCA also specifies additional voting requirements for Affiliated Transactions which are discussed below under "State Anti-Takeover Statutes."

         SSB. SSB's Articles of Incorporation do not provide shareholders cumulative voting rights for the election of directors. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

         BNI. BNI's Articles of Incorporation do not provide shareholders cumulative voting rights for the election of directors. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election. The holders of BNI Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

         EVB. See "Description of EVB Capital Stock - Common Stock and Business Combination Provisions."

Pre-emptive Rights

         SSB. The Articles of Incorporation of SSB eliminate the pre-emptive right of shareholders to subscribe for and purchase SSB Common Stock.

         BNI. Because the Articles of Incorporation BNI do not eliminate pre-emptive rights, shareholders of BNI have the pre-emptive right to subscribe for and purchase shares of BNI common stock to the extent provided in the Virginia SCA.

         EVB. The Articles of Incorporation of EVB eliminate the pre-emptive right of shareholders to subscribe for and purchase SSB Common Stock.

State Anti-Takeover Statutes

         The Virginia SCA restricts transactions between a corporation and its affiliates and potential acquirers. The summary below is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the statutory provisions contained in the Virginia SCA. Because EVB, SSB and BNI are Virginia corporations, the provisions of the Virginia SCA described below apply to SSB and BNI and will continue to apply to EVB after the Reorganization.

         Affiliated Transactions. The Virginia SCA contains provisions governing "Affiliated Transactions," found at Sections 13.1-725 - 727.1 of the Virginia SCA. Affiliated Transactions include certain mergers and share exchanges, certain material dispositions of corporate assets not in the ordinary course of business, any dissolution of a corporation proposed by or on behalf of an Interested Shareholder (as defined below), and reclassifications, including reverse stock splits, recapitalizations or mergers of a corporation with its subsidiaries, or distributions or other transactions which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia SCA, an Interested Shareholder is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

         Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, any Affiliated Transaction must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the Disinterested Directors (as defined below). A Disinterested Director is defined in the Virginia SCA as a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 or the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period after a shareholder becomes an Interested Shareholder, these provisions require approval of the Affiliated Transaction by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

         The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the higher of: the highest per share price for their shares as was paid by the Interested Shareholder for his or its shares, or the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the interested Shareholder, unless approved by a majority of the Disinterested Directors.

         None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder who has been an Interested Shareholder continuously since the effective date of the statute (January 26, 1988) or who became an Interested Shareholder by gift or inheritance from such a person or whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Disinterested Directors of the corporation.

         These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the Virginia SCA provides that by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt by meeting certain voting requirements an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. Neither SSB nor BNI has adopted such an amendment. Currently, no shareholder of SSB owns or controls 10% or more of SSB Common Stock, and there are no Interested

Shareholders as defined by the Virginia SCA. Moreover, no shareholder of BNI owns or controls 10% or more of BNI Common Stock, and there are no Interested Shareholders as defined by the Virginia SCA.

         Control Share Acquisitions. The Virginia Control Share Acquisitions statute, found at Sections 13.1-728 - 728.8 of the Virginia SCA, also is designed to afford shareholders of a public company incorporated in Virginia protection against certain types of non-negotiated acquisitions in which a person, entity or group ("Acquiring Person") seeks to gain voting control of that corporation. With certain enumerated exceptions, the statute applies to acquisitions of shares of a corporation which would result in an Acquiring Persons ownership of the corporation's shares entitled to vote in the election of directors falling within any one of the following ranges: 20% to 33-1/3%, 33-1/3% to 50% or 50% or more (a "Control Share Acquisition"). Shares that are the subject of a Control Share Acquisition ("Control Shares") will not be entitled to voting rights unless the holders of a majority of the "Disinterested Shares" vote at an annual or special meeting of shareholders of the corporation to accord the Control Shares with voting rights. Disinterested Shares do not include shares owned by the Acquiring Person or by officers and inside directors of the target company. Under certain circumstances, the statute permits an Acquiring Person to call a special shareholders' meeting for the purpose of considering granting voting rights to the holders of the Control Shares. As a condition to having this matter considered at either an annual or special meeting, the Acquiring Person must provide shareholders with detailed disclosures about his identity, the method and financing of the Control Share Acquisition and any plans to engage in certain transactions with, or to make fundamental changes to, the corporation, its management or business. Under certain circumstances, the statute grants dissenters' rights to shareholders who vote against granting voting rights to the Control Shares. The Virginia Control Share Acquisitions Statute also enables a corporation to make provisions for redemption of Control Shares with no voting rights. A corporation may opt-out of the statute, which neither SSB nor BNI has done, by so providing in its articles of incorporation or bylaws. EVB, however, has opted out of the statute by so providing in its bylaws. Among the acquisitions specifically excluded from the statute are acquisitions which are a part of certain negotiated transactions to which the corporation is a party and which, in the case of mergers or share exchanges, have been approved by the corporation's shareholders under other provisions of the Virginia SCA.

Dissenters' Rights

         The provisions of Article 15 of the Virginia SCA provide shareholders of Virginia corporations certain rights of appraisal or dissent, for payment of the fair value of their shares in the event of mergers, consolidations and certain other corporate transactions. The Virginia SCA provides dissenters' rights in a share exchange only to the acquired corporation, and not the acquiring corporation. Therefore, both the shareholders of SSB and the shareholders of BNI have dissenters' rights and may exercise that right and obtain payment of the fair value of their shares upon compliance and in accordance with the provisions of Article 15 of the Virginia SCA.


                           SUPERVISION AND REGULATION


         Banks and their holding companies are extensively regulated entities. EVB will become a holding company subject to supervision and regulation by the Federal Reserve. SSB is a Virginia chartered bank regulated principally at the federal level by the FDIC and at the state level by the SCC. BNI is a Virginia chartered bank regulated principally at the federal level by the Federal Reserve and at the state level by the SCC. The regulatory oversight of SSB and BNI will not change as a result of the Reorganization.

         The regulatory discussion is divided into two major subject areas, each of which have three subsections. First, the discussion addresses the general regulatory considerations governing bank holding companies. This area focuses on the primary regulatory considerations that will be applicable to EVB as a bank holding company. Second, the discussion addresses the general regulatory provisions governing financial institutions. This focuses on the regulatory considerations of SSB and BNI.

         The discussion below is only a summary of the principal laws and regulations that comprise the regulatory framework before and after the Reorganization. The descriptions of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, do not purport to be complete and are qualified in their entirety by reference to applicable laws and regulations.

Bank Holding Companies

         As a result of the Reorganization, SSB and BNI will become subsidiaries of EVB. The Federal Reserve has jurisdiction under the BHC Act to approve any bank or nonbank acquisition, merger or consolidation proposed by a bank holding company. The BHC Act generally limits the activities of a bank holding company and its subsidiaries to that of banking, managing or controlling banks, or any other activity which is so closely related to banking or to managing or controlling banks as to be a proper incident thereto.

         Formerly the BHC Act prohibited the Federal Reserve from approving an application from a bank holding company to acquire shares of a bank located outside the state in which the operations of the holding company's banking subsidiaries are principally conducted, unless such an acquisition was authorized by statute of the state where the bank whose shares were to be acquired was located. However, under federal legislation enacted in 1994, the restriction on interstate acquisitions was abolished, effective September 1995. A bank holding companies from any state now may acquire banks and bank holding companies located in any other state, subject to certain conditions, including nationwide and state imposed concentration limits. Banks also will be able to branch across state lines by acquisition, merger or de novo, effective June 1, 1997 (unless state law would permit such interstate branching at an earlier date), provided certain conditions are met, including that applicable state law must expressly permit such interstate branching.

         There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries that are designed to reduce potential loss exposure to the depositors of the depository institutions and to the FDIC insurance fund. For example, under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the FDIC as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the BIF. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

         Banking laws also provide that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or shareholder. This provision would give depositors a preference over general and subordinated creditors and shareholders in the event a receiver is appointed to distribute the assets of any bank subsidiaries.

Certain Regulatory Considerations of EVB Following the Reorganization

Regulatory Capital Requirements

         All depository institutions are required to maintain minimum levels of regulatory capital. The federal bank regulatory agencies have established substantially similar risked based and leverage capital standards for financial institutions they regulate. These regulatory agencies also may impose capital requirements in excess of these standards on a case-by-case basis for various reasons, including financial condition or actual or anticipated growth. Under the risk-based capital requirements of these regulatory agencies, SSB and BNI are required to maintain (and EVB will be required to maintain) a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital", which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder ("Tier 2 capital") consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss allowance. The Tier 1 and total capital to risk-weighted asset ratios of EVB on a pro forma combined basis following the Reorganization as of September 30, 1997, are 19.99% and 21.40%, exceeding the minimums required. Based upon the applicable Federal Reserve regulations, at September 30, 1997, EVB (on a pro forma basis), SSB and BNI would be considered "well capitalized". (See the "Capital Ratios" table in this section below.)


         In addition, the federal regulatory agencies have established a minimum leverage capital ratio (Tier 1 capital to tangible assets). These guidelines provide for a minimum leverage capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The pro forma leverage ratio of EVB as of September 30, 1997, was 13.07% which is well above the minimum requirements.


         The following table summarizes the minimum regulatory and current capital ratios for SSB and BNI at September 30, 1997, and also the pro forma combined capital ratios as of September 30, 1997.



                                                  Capital Ratios

                                        Regulatory           SSB               BNI           Pro Forma Combined
                                          Minimum          Current           Current             SSB and BNI
                                          -------          -------           -------             -----------
Risk-based capital (1)
  Tier 1 (3)....................           4.00%            15.59%           27.72%                19.99%
  Total (3).....................           8.00%            16.99%           29.10%                21.40%
Leverage (2)(3).................           4.00%            11.13%           15.98%                13.07%
Total shareholders' equity
  to total assets...............            N/A             10.24%           15.29%                12.26%

---------

(1) The pro forma risk-based capital ratios have been computed using pro forma combined historical data for SSB and BNI at September 30, 1997.

(2) Leverage ratio is calculated by Tier 1 capital as a percentage of quarterly period end assets.

(3) Calculated in accordance with the FDIC's and Federal Reserve's capital rules, with adjustment for net unrealized depreciation on securities available for sale.


Limits on Dividends and Other Payments

         Certain state law restrictions are imposed on distributions of dividends to shareholders of EVB. EVB shareholders are entitled to receive dividends as declared by the EVB Board of Directors. However, no such distribution may be made if, after giving effect to the distribution, it would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than its total liabilities. There are similar restrictions with respect to stock repurchases and redemptions.

         Similarly, SSB and BNI are subject to legal limitations on capital distributions including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is used in the statute). With respect to each of SSB and BNI, the prior approval of its principal federal regulator is required if the total of all dividends declared in any calendar year will exceed the sum of its net profits for that year and its retained net profits for the preceding two calendar years. Federal law also generally prohibits a depository institution from making any capital distribution (including payment of a dividend or payment of a management fee to its holding company) if the depository institution would thereafter fail to maintain capital above regulatory minimums. Federal banking regulators are also authorized to limit the payment of dividends by any state bank if such payment may be deemed to constitute an unsafe or unsound practice. In addition, under Virginia law no dividend may be declared or paid that would impair a Virginia chartered bank's paid-in capital. The Virginia SCC has general authority to prohibit payment of dividends by a Virginia chartered bank if it determines that the limitation is in the public interest and is necessary to ensure the bank's financial soundness.

         Following the consummation of the Reorganization, most of the revenues of EVB and EVB's ability to pay dividends to its shareholders will depend on dividends paid to it by SSB and BNI. Based on SSB's and BNI's current financial conditions, EVB expects that the above-described provisions will have no impact on EVB's ability to obtain dividends from SSB or BNI or on EVB's ability to pay dividends to its shareholders.

The Depository Institutions

         In addition to the regulatory provisions regarding holding companies addressed above, SSB and BNI are subject to extensive regulation as well. The following discussion addresses certain primary regulatory considerations affecting SSB and BNI. Also, certain primary regulatory provisions are applicable to both SSB and BNI, and these provisions are therefore discussed in the last section.

         SSB and BNI are regulated extensively under both federal and state law. SSB and BNI each is organized as a Virginia chartered banking corporation and is regulated and supervised by the Bureau of Financial Institutions of the Virginia SCC. As a member of the Federal Reserve System as well, BNI is regulated and supervised by the Federal Reserve Bank of Richmond. Since SSB is not a member of the Federal Reserve System, its federal regulator is the FDIC. The Virginia SCC, the Federal Reserve Bank of Richmond (in the case of BNI) and the FDIC (in the case of SSB) conduct regular examinations of SSB and BNI, reviewing such matters as the adequacy of loan loss reserves, quality of loans and investments, management practices, compliance with laws, and other aspects of their operations. In addition to these regular examinations, SSB and BNI each must furnish its state and federal regulators with periodic reports containing a full and accurate statement of its affairs. Supervision, regulation and examination of banks by these agencies are intended primarily for the protection of depositors rather than shareholders.

Insurance of Accounts, Assessments and Regulation by the FDIC

         SSB's and BNI's deposits are insured up to $100,000 per insured depositor (as defined by law and regulation) through the Bank Insurance Fund ("BIF"). The BIF is administered and managed by the FDIC. As insurer, the FDIC is authorized to conduct examinations of and to require reporting by BIF-insured institutions. The actual assessment to be paid by each BIF member is based on the institution's assessment risk classification and whether the institution is considered by its supervisory agency to be financially sound or to have supervisory concerns. In 1996, the deposit insurance assessment paid by each of SSB and BNI was $2,000.

         The FDIC is authorized to prohibit any BIF-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the respective insurance fund. Also, the FDIC may initiate enforcement actions against banks, after first giving the institution's primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution, including SSB and BNI, if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that could result in termination of SSB's or BNI's deposit insurance.

Other Safety and Soundness Regulations

         The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," as such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

         In addition, FDIC regulations require that management report on the institution's responsibility to prepare financial statements, and to establish and to maintain an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness; and that independent auditors attest to and report separately on assertions in management's reports concerning compliance with such laws and regulations, using FDIC-approved audit procedures.

         Each of the federal banking agencies also must develop regulations addressing certain safety and soundness standards for insured depository institutions and depository institution holding companies, including compensation standards, operational and managerial standards, asset quality, earnings and stock valuation. The federal banking agencies have issued a joint notice of proposed rulemaking, which requested comment on the implementation of these standards. The proposed rule sets forth general operational and managerial standards in the areas of internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. The proposal contemplates that each federal agency would determine compliance with these standards through the examination process, and if necessary to correct weaknesses, require an institution to file a written safety and soundness compliance plan. EVB has not yet determined the effect that the proposed rule would have on its operations and the operations of its depository institution subsidiary if it is enacted substantially as proposed.

Community Reinvestment

         The requirements of the Community Reinvestment Act ("CRA") affect both SSB and BNI. The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's efforts in meeting community credit needs currently are evaluated as part of the examination process pursuant to twelve assessment factors. These factors also are considered in evaluating mergers, acquisitions and applications to open a branch or facility. To the best knowledge of SSB and BNI, each is meeting its obligations under the CRA. The CRA rating of SSB is "satisfactory", and the CRA rating of BNI is "satisfactory".


                                  LEGAL OPINION


         The validity of EVB Common Stock to be issued in connection with the Reorganization will be passed upon by Williams, Mullen, Christian & Dobbins, P.C.



                                     EXPERTS

         The financial statements of SSB included in this Joint Proxy Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm, given their authority of as experts in accounting and auditing.

         The consolidated financial statements of BNI included in this Joint Proxy Statement have been so included in reliance on the report of Goodman & Company, L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.


                    PRO FORMA COMBINED FINANCIAL INFORMATION
                                   (Unaudited)

Pro Forma Combined Balance Sheets

         The following unaudited pro forma combined balance sheets combines the historical balance sheets of SSB and the historical balance sheets of BNI on the assumption that the Share Exchange had been effective as of September 30, 1997, giving effect to the transaction on a pooling of interests accounting basis. These unaudited pro forma combined balance sheets should be read in conjunction with the historical financial statements of SSB and the historical financial statements of BNI, including the respective notes thereto, included elsewhere in this Joint Proxy Statement.


EASTERN VIRGINIA BANKSHARES, INC.
PRO FORMA COMBINED BALANCE SHEET
AS OF September 30, 1997
                                                                                       PRO FORMA          PRO FORMA
ASSETS                                             SSB                BNI             ADJUSTMENTS         COMBINED
------------------------------------------- ----------------   -----------------   ----------------   ----------------
Cash and due from banks                       $    6,245,166      $    2,819,986   $                   $     9,065,152
Federal funds sold                                 2,075,000           1,960,000                             4,035,000
                                            ----------------   -----------------   ----------------   ----------------
        Total cash and cash equivalents            8,320,166           4,779,986                  -         13,100,152

Investment securities:
   Available for sale                             13,880,431          25,056,130                            38,936,561
   Held to maturity                               18,218,306          21,429,952                            39,648,258
Loans, net                                       138,341,491          79,512,055                           217,853,546
Bank premises and equipment, net                   3,363,729             519,674                             3,883,403
Accrued interest receivable                        1,308,719           1,265,653                             2,574,372
Other assets                                       2,312,050           1,047,271                             3,359,321
                                            ----------------   -----------------   ----------------   ----------------
                                                $185,744,892        $133,610,721   $              -       $319,355,613
                                            ================   =================   ================   ================

LIABILITIES AND STOCKHOLDERS' EQUITY


Deposits:
   Demand deposits                             $  16,611,447       $  11,395,370   $                     $  28,006,817
   Interest bearing demand deposits               28,809,595          27,683,086                            56,492,681
   Savings deposit                                45,650,861          12,024,448                            57,675,309
   Other time deposits                            73,409,362          61,410,477                           134,819,839
                                            ----------------   -----------------   ----------------   ----------------
         Total Deposits                          164,481,265         112,513,381                           276,994,646
Accrued interest payable                             450,703             352,227                               802,930
Other liabilities                                  1,793,200             315,259            330,000          2,438,459

                                            ----------------   -----------------   ----------------   ----------------
         Total Liabilities                       166,725,168         113,180,867            330,000        280,236,035
                                            ----------------   -----------------   ----------------   ----------------

Stockholders' Equity
   Common stock                                    5,094,238           2,541,920          2,742,643         10,378,801
   Surplus                                         2,096,364             865,420        (2,742,643)            219,141
   Retained earnings                              11,809,178          17,045,458          (330,000)         28,524,636
   Net unrealized  gains (losses) on
      available for sale securities,
      net of tax                                      19,944            (22,944)                               (3,000)
                                            ----------------   -----------------   ----------------   ----------------

                                            ----------------   -----------------   ----------------   ----------------
                                                  19,019,724          20,429,854          (330,000)         39,119,578
                                            ----------------   -----------------   ----------------   ----------------
                                                $185,744,892        $133,610,721   $              -       $319,355,613
                                            ================   =================   ================   ================


See Notes to Pro Forma Combined Financial Information.

Pro Forma Combined Statements of Income

         The following unaudited pro forma combined statements of income for the nine months ended September 30, 1997 and the three years ended December 31, 1996 present the combined statements of income of SSB and BNI assuming that SSB and BNI were combined at the beginning of each period presented on a pooling of interests accounting basis. These unaudited pro forma condensed statements of income should be read in conjunction with the consolidated historical financial statements of SSB and the historical financial statements of BNI, including the respective notes thereto, included elsewhere in this Joint Proxy Statement or in documents delivered herewith or incorporated herein by reference.

         The pro forma information is not necessarily indicative of the results of operations that would have resulted had the Share Exchange been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods.


EASTERN VIRGINIA BANKSHARES, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
Nine Months Ended September 30, 1997
                                                                                       PRO FORMA           PRO FORMA
                                                  SSB                  BNI            ADJUSTMENTS          COMBINED
------------------------------------------- ----------------   -----------------   ----------------   ----------------
Interest income:
Interest and fees on loans                   $     9,376,922     $     5,306,839    $             -     $   14,683,761
Interest on investment securities:                 1,409,084           2,084,399                             3,493,483
Interest on federal funds sold                       229,291              57,984                  -            287,275
                                            ----------------   -----------------   ----------------   ----------------
       Total interest income                      11,015,297           7,449,222                  -         18,464,519
                                            ----------------   -----------------   ----------------   ----------------

Interest expense:
   Interest on deposits                            4,914,086           3,339,256                  -          8,253,342
   Interest on federal funds purchased
      and securities sold under
      agreements to repurchase                             -               5,928                  -              5,928
                                            ----------------   -----------------   ----------------   ----------------
       Total interest expense                      4,914,086           3,345,184                  -          8,259,270
                                            ----------------   -----------------   ----------------   ----------------

       Net interest income                         6,101,211           4,104,038                  -         10,205,249

Provision for loan losses                            262,000                   -                  -            262,000
                                            ----------------   -----------------   ----------------   ----------------
       Net interest income after
          provision for loan losses                5,839,211           4,104,038                  -          9,943,249
                                            ----------------   -----------------   ----------------   ----------------

Other income:
   Service charges, commissions and fees             554,472             318,548                  -            873,020
   Security gains / (losses)                        (14,847)             (1,722)                  -           (16,569)
   Other operating income                            348,171                   -                  -            348,171
                                            ----------------   -----------------   ----------------   ----------------
       Total other income                            887,796             316,826                  -          1,204,622
                                            ----------------   -----------------   ----------------   ----------------

Other expenses:
   Salaries and employee benefits                  1,661,931             794,721                  -          2,456,652
   Net occupancy expense                             506,037             206,344                  -            712,381
   Other operating expenses                        1,354,142             585,291                  -          1,939,433
                                            ----------------   -----------------   ----------------   ----------------
       Total other expenses                  $     3,522,110     $     1,586,356    $             -    $     5,108,466
                                            ----------------   -----------------   ----------------   ----------------

       Income before income taxes            $     3,204,897     $     2,834,508    $             -    $     6,039,405

Income taxes                                       (855,000)           (686,246)                  -        (1,541,246)
                                            ----------------   -----------------   ----------------   ----------------
       Net income                            $     2,349,897     $     2,148,262    $             -    $     4,498,159
                                            ================   =================   ================   ================

Per Share Data:
   Net income                                           2.31                 .85                                   .87
   Cash dividends                                        .16                 .18                                   .12
   Average common shares outstanding               1,018,587           2,541,920                             5,188,816



See Notes to Pro Forma Combined Financial Information.

EASTERN VIRGINIA BANKSHARES, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
Year Ended December 31, 1996

                                                                                    PRO FORMA         PRO FORMA
                                                  SSB                BNI           ADJUSTMENTS         COMBINED
------------------------------------------- ----------------- ------------------ ----------------- -----------------
Interest income:
Interest and fees on loans                     $  11,369,223       $  6,664,004              $  -     $  18,033,227
Interest on investment securities:
   U. S. Government agencies and
     corporations                                    895,712          2,313,192                 -         3,208,904
   Other securities                                  157,996                  *                 -           157,996
   States and political subdivisions                 913,853            343,220                 -         1,257,073
Interest on federal funds sold
                                                     171,199            177,537                 -           348,736
                                            ----------------- ------------------ ----------------- -----------------
       Total interest income                      13,507,983          9,497,953                 -        23,005,936
                                            ----------------- ------------------ ----------------- -----------------

Interest expense:
   Interest on deposits                            6,027,624          4,332,421                 -        10,360,045
   Interest on federal funds purchased and
    securities sold under agreements to
    repurchase                                                                                  -                 -
                                            ----------------- ------------------ ----------------- -----------------
       Total interest expense                      6,027,624          4,332,421                 -        10,360,045
                                            ----------------- ------------------ ----------------- -----------------

       Net interest income                         7,480,359          5,165,532                 -        12,645,891

Provision for loan losses                            345,000             92,186                 -           437,186
                                            ----------------- ------------------ ----------------- -----------------
       Net interest income after provision
         for loan losses                           7,135,359          5,073,346                 -        12,208,705
                                            ----------------- ------------------ ----------------- -----------------

Other income:
   Service charges, commissions and fees             730,012            356,691                 -         1,086,703
   Security gains / (losses)                        (56,406)              4,079                 -          (52,327)
   Gain on sale of other real estate                                          -                                   -
   Other operating income                            376,048             74,495                 -           450,543
                                            ----------------- ------------------ ----------------- -----------------
       Total other income                          1,049,654            435,265                 -         1,484,919
                                            ----------------- ------------------ ----------------- -----------------

Other expenses:
   Salaries and employee benefits                  2,194,704          1,177,403                 -         3,372,107
   Net occupancy expense                             676,726            301,078                 -           977,804
   Furniture and equipment expense                         *                  *                 -                 *
   Other operating expenses                        1,802,944            787,281                 -         2,590,225
                                            ----------------- ------------------ ----------------- -----------------
       Total other expenses                     $  4,674,374       $  2,265,762              $  -      $  6,940,136
                                            ----------------- ------------------ ----------------- -----------------

       Income before income taxes               $  3,510,639       $  3,242,849              $  -      $  6,753,488

Income taxes                                         962,096            747,885                 -         1,709,981
                                            ----------------- ------------------ ----------------- -----------------
       Net income                               $  2,548,543       $  2,494,964              $  -      $  5,043,507
                                            ================= ================== ================= =================

Per Share Data:
      Net income                                       $2.51            $  .98                              $   .97
      Cash dividends                                     .76               .33                                  .31
      Average common shares outstanding            1,014,281         2,541,920                            5,177,428

See Notes to Pro Forma Combined Financial Information.

EASTERN VIRGINIA BANKSHARES, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
Year Ended December 31, 1995

                                                                                    PRO FORMA         PRO FORMA
                                                  SSB                BNI           ADJUSTMENTS         COMBINED
------------------------------------------- ----------------- ------------------ ----------------- -----------------
Interest income:
Interest and fees on loans                     $  10,564,942       $  6,451,537              $  -     $  17,016,479
Interest on investment securities:
   U. S. Government agencies and
     corporations                                    923,193          2,018,915                 -         2,942,108
   Other securities                                  171,325                  -                 -           171,325
   States and political subdivisions                 785,463            299,189                 -         1,084,652
Interest on federal funds sold
                                                     230,708            224,165                 -           454,873
                                            ----------------- ------------------ ----------------- -----------------
       Total interest income                      12,675,631          8,993,806                 -        21,669,437
                                            ----------------- ------------------ ----------------- -----------------

Interest expense:
   Interest on deposits                            5,963,064          4,352,158                 -        10,315,222


                                                           -                  -                 -                 -
                                            ----------------- ------------------ ----------------- -----------------
       Total interest expense                      5,963,064          4,352,158                 -        10,315,222
                                            ----------------- ------------------ ----------------- -----------------

       Net interest income                         6,712,567          4,641,648                 -        11,354,215

Provision for loan losses                            324,000            251,473                 -           575,473
                                            ----------------- ------------------ ----------------- -----------------
       Net interest income after provision
         for loan losses                           6,388,567          4,390,175                 -        10,778,742
                                            ----------------- ------------------ ----------------- -----------------

Other income:
   Service charges, commissions and fees             693,257            340,700                 -         1,033,957
   Security gains (losses)                                 -            (9,127)                 -           (9,127)
   Other operating income                            326,320             85,524                 -           411,844
                                            ----------------- ------------------ ----------------- -----------------
       Total other income                          1,019,577            417,097                 -         1,436,674
                                            ----------------- ------------------ ----------------- -----------------

Other expenses:
   Salaries and employee benefits                  2,179,011          1,112,872                 -         3,291,883
   Net occupancy expense                             661,583            334,088                 -           995,671
   Furniture and equipment expense                         *                  *                 -                 *
   Other operating expenses                        1,653,783            832,059                 -         2,485,842
                                            ----------------- ------------------ ----------------- -----------------
       Total other expenses                     $  4,494,377       $  2,279,019              $  -      $  6,773,396
                                            ----------------- ------------------ ----------------- -----------------

       Income before income taxes               $  2,913,767       $  2,528,253              $  -      $  5,442,020

Income taxes                                         774,634            542,129                 -         1,316,763
                                            ----------------- ------------------ ----------------- -----------------
       Net income                               $  2,139,133       $  1,986,124              $  -      $  4,125,257
                                            ================= ================== ================= =================


Per Share Data:
      Net income                                       $2.10            $  .78                              $   .79
      Cash dividends                                     .71               .23                                  .25
      Average common shares outstanding            1,019,647         2,541,920                            5,191,371

See Notes to Pro Forma Combined Financial Information.

EASTERN VIRGINIA BANKSHARES, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
Year Ended December 31, 1994

                                                                                    PRO FORMA         PRO FORMA
                                                  SSB                BNI           ADJUSTMENTS         COMBINED
------------------------------------------- ----------------- ------------------ ----------------- -----------------
Interest income:
Interest and fees on loans                      $  9,300,997       $  5,779,352              $  -     $  15,080,349

Interest on investment securities:
   U. S. Government agencies and
               corporations                          907,272          1,922,896                 -         2,830,168
   Other securities                                  190,562                  -                 -           190,562
   States and political subdivisions                 746,732            375,030                 -         1,121,762
Interest on federal funds sold
                                                      86,958            158,260                 -           245,218
                                            ----------------- ------------------ ----------------- -----------------
       Total interest income                      11,232,521          8,235,538                 -        19,468,059
                                            ----------------- ------------------ ----------------- -----------------

Interest expense:
   Interest on deposits                            4,505,587          3,587,888                 -         8,093,475
   Interest on obligation under capital
lease
                                                       3,158                  -                 -             3,158
                                            ----------------- ------------------ ----------------- -----------------
       Total interest expense                      4,508,745          3,587,888                 -         8,096,633
                                            ----------------- ------------------ ----------------- -----------------

       Net interest income                         6,723,776          4,647,650                 -        11,371,426

Provision for loan losses                            480,000            316,064                 -           796,064
                                            ----------------- ------------------ ----------------- -----------------
       Net interest income after provision
          for loan losses                          6,243,776          4,331,586                 -        10,575,362
                                            ----------------- ------------------ ----------------- -----------------

Other income:
   Service charges, commissions and fees             617,357            355,772                 -           973,129
   Security gains (losses)                          (84,762)             32,838                 -          (51,924)
   Loss on sale of other real estate                       -                  -                 -
   Other operating income                            266,530             56,710                 -           323,240
                                            ----------------- ------------------ ----------------- -----------------
       Total other income                            799,125            445,320                 -         1,244,445
                                            ----------------- ------------------ ----------------- -----------------

Other expenses:
   Salaries and employee benefits                  1,949,367          1,103,832                 -         3,053,199
   Net occupancy expense                             606,391            253,806                 -           860,197
   Furniture and equipment expense                         *                  *                 -                 *
   Other operating expenses                        1,652,594            867,382                 -         2,519,976
                                            ----------------- ------------------ ----------------- -----------------
       Total other expenses                     $  4,208,352       $  2,225,020              $  -      $  6,433,372
                                            ----------------- ------------------ ----------------- -----------------

       Income before income taxes               $  2,834,549       $  2,551,886              $  -      $  5,386,435

Income taxes                                         768,265            524,090                 -         1,292,355
                                            ----------------- ------------------ ----------------- -----------------
       Net income                               $  2,066,284       $  2,027,796              $  -      $  4,094,080
                                            ================= ================== ================= =================


Per Share Data:
      Net income                                       $2.03            $  .80                              $   .79
      Cash dividends                                     .70               .21                                  .24
      Average common shares outstanding            1,020,000         2,541,920                            5,192,288



See Notes to Pro Forma Combined Financial Information.

                Notes to Pro Forma Combined Financial Information


(1) The pro forma combined information presented is not necessarily indicative of the results of operations or the financial position that would gave resulted had the Share Exchange been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

(2) It is assumed that the Share Exchange will be accounted for on a pooling of interests accounting basis and, accordingly, the related pro forma adjustments have been calculated using the exchange ratio, whereby EVB will issue 2.5984 shares of stock for each share of SSB Common Stock and 1.0 share of stock for each share of BNI Common Stock.

(3) Per share data has been computed based on the combined historical income applicable to common shareholders of SSB and BNI using the historical weighted average shares outstanding, adjusted to equivalent shares of EVB stock, of SSB and the weighted average shares, adjusted to equivalent shares of EVB stock, of BNI, as of the earliest period presented.

(4) The pro forma combined information presented includes the total estimated costs associated with the transaction of $330,000, as if the transaction was consummated on September 30, 1997. Such costs include, but are not limited to, legal and accounting fees, regulatory filing fees, financial advisor fees, and fees associated with fairness opinions.

(5) Information was appropriately adjusted to reflect the Share Exchanges for (i) the issuance of shares of EVB Common Stock and (ii) the elimination of surplus to reflect this issuance of EVB Common Stock with a $2.00 par value.

                                                                      Appendix A










                      AGREEMENT AND PLAN OF REORGANIZATION

                                     BETWEEN

                      BANK OF NORTHUMBERLAND, INCORPORATED

                                       AND

                                 SOUTHSIDE BANK

                                       AND

                        EASTERN VIRGINIA BANKSHARES, INC.

                            -------------------------



                               September 26, 1997

                                TABLE OF CONTENTS


                                    ARTICLE 1
                     The Reorganization and Related Matters

                                                                            Page

1.1      The Reorganization .............................................   A-6
1.2      Management and Business of SSB and BNI..........................   A-6
1.3      The Closing and Effective Date..................................   A-6
1.4      Definitions.....................................................   A-7


                                    ARTICLE 2
                          Basis and Manner of Exchange

2.1      Conversion of SSB Stock.........................................   A-7
         Conversion of BNI Stock.........................................   A-8
2.2      Manner of Exchange..............................................   A-8
2.3      Fractional Shares...............................................   A-8
2.4      Dividends.......................................................   A-8
2.5      Dissenting Shares...............................................   A-8



                                    ARTICLE 3
                         Representations and Warranties

3.1      Representations and Warranties of SSB...........................   A-9
         (a)      Organization, Standing and Power.......................   A-9
         (b)      Authority..............................................   A-9
         (c)      Capital Structure......................................   A-10
         (d)      Ownership of the SSB Subsidiaries; Capital Structure
                  of the SSB Subsidiaries; and Organization of the SSB
                  Subsidiaries...........................................   A-10
         (e)      Financial Statements...................................   A-10
         (f)      Absence of Undisclosed Liabilities.....................   A-11
         (g)      Legal Proceedings; Compliance with Laws................   A-11
         (h)      Regulatory Approvals...................................   A-11
         (i)      Labor Relations........................................   A-11
         (j)      Tax Matters............................................   A-11
         (k)      Property...............................................   A-11
         (l)      Reports................................................   A-12
         (m)      Employee Benefit Plans.................................   A-12
         (n)      Investment Securities..................................   A-12
         (o)      Certain Contacts.......................................   A-12
         (p)      Insurance..............................................   A-13
         (q)      Absence of Material Changes and Events.................   A-13
         (r)      Loans, OREO and Allowance for Loan Losses..............   A-13
         (s)      Statements True and Correct............................   A-14
         (t)      Brokers and Finders....................................   A-14
         (u)      Administration of Trust Accounts.......................   A-15
         (v)      Environmental Matters..................................   A-15

3.2      Representations and Warranties of BNI...........................   A-16
         (a)      Organization, Standing and Power.......................   A-16
         (b)      Authority..............................................   A-17
         (c)      Capital Structure......................................   A-17
         (d)      Ownership of the BNI Subsidiaries; Capital Structure
                  of the BNI Subsidiaries; and Organization of the BNI
                  Subsidiaries...........................................   A-17
         (e)      Financial Statements...................................   A-18
         (f)      Absence of Undisclosed Liabilities.....................   A-18
         (g)      Legal Proceedings; Compliance with Laws................   A-18
         (h)      Regulatory Approvals...................................   A-19
         (i)      Labor Relations........................................   A-19
         (j)      Tax Matters............................................   A-19
         (k)      Property...............................................   A-19
         (l)      Reports................................................   A-19
         (m)      Employee Benefit Plans.................................   A-19
         (n)      Investment Securities..................................   A-20
         (o)      Certain Contacts.......................................   A-20
         (p)      Insurance..............................................   A-21
         (q)      Absence of Material Changes and Events.................   A-21
         (r)      Loans, OREO and Allowance for Loan Losses..............   A-21
         (s)      Statements True and Correct............................   A-22
         (t)      Brokers and Finders....................................   A-22
         (u)      Administration of Trust Accounts.......................   A-22
         (v)      Environmental Matters..................................   A-22

3.3      Representations and Warranties of EVB...........................   A-23
         (a)      Organization, Standing and Power.......................   A-24
         (b)      Authority..............................................   A-24
         (c)      Capital Structure......................................   A-24
         (d)      Financial and Business Status..........................   A-24
         (e)      Legal Proceedings; Compliance with Laws................   A-24
         (f)      Regulatory Approvals...................................   A-24
         (g)      Statements True and Correct............................   A-24

                                    ARTICLE 4
                       Conduct Prior to the Effective Date

4.1      Access to Records and Properties................................   A-25
4.2      Confidentiality.................................................   A-25
4.3      Registration Statement, Proxy Statement and
         Shareholder Approval............................................   A-25
4.4      Operation of the Business of SSB, BNI and EVB...................   A-26
4.5      Dividends.......................................................   A-27
4.6      No Solicitation.................................................   A-27
4.7      Regulatory Filings..............................................   A-27
4.8      Public Announcements............................................   A-27
4.9      Notice of Breach................................................   A-27
4.10     Accounting Treatment............................................   A-27
4.11     Reorganization Consummation.....................................   A-27

                                    ARTICLE 5
                              Additional Agreements

5.1      Accounting Treatment............................................   A-28
5.2      Benefit Plans...................................................   A-28
5.3      Indemnification.................................................   A-28
5.4      Timing   .......................................................   A-28

                                    ARTICLE 6
                        Conditions to the Reorganization

6.1      Conditions to Each Party's Obligations to Effect
         the Reorganization..............................................   A-29
         (a)      Shareholder Approvals..................................   A-29
         (b)      Regulatory Approvals...................................   A-29
         (c)      Registration Statement.................................   A-29
         (d)      Tax Opinion............................................   A-29
         (e)      Accountants' Letter....................................   A-29
         (f)      Opinions of Counsel....................................   A-29
         (g)      Legal Proceedings......................................   A-29

6.2      Conditions to Obligations of EVB................................   A-29
         (a)      Representations and Warranties.........................   A-30
         (b)      Performance of Obligations.............................   A-30
         (c)      Affiliate Letters......................................   A-30

6.3      Conditions to Obligations of SSB................................   A-30
         (a)      Representations and Warranties.........................   A-30
         (b)      Performance of Obligations.............................   A-30
         (c)      Investment Banking Letter..............................   A-30

6.4      Condition to Obligations of BNI.................................   A-31
         (a)      Representations and Warranties.........................   A-31
         (b)      Performance of Obligations.............................   A-31
         (c)      Investment Banking Letter..............................   A-31


                                    ARTICLE 7
                                   Termination

7.1      Termination.....................................................   A-31
7.2      Effect of Termination...........................................   A-32
7.3      Non-Survival of Representations, Warranties and Covenants.......   A-32
7.4      Expenses........................................................   A-32

                                    ARTICLE 8
                               General Provisions

8.1      Entire Agreement................................................   A-33
8.2      Waiver and Amendment............................................   A-33
8.3      Descriptive Headings............................................   A-33
8.4      Governing Law...................................................   A-33
8.5      Notices.........................................................   A-33

8.6      Counterparts....................................................   A-34
8.7      Severability....................................................   A-34
8.8      Subsidiaries....................................................   A-34

Exhibit A - Plan of Share Exchange  between  Southside Bank and Eastern Virginia
Bankshares,   Inc.

Exhibit  B  -  Plan  of  Share  Exchange  between  Bank  of
Northumberland, Incorporated and Eastern Virginia Bankshares, Inc.

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of September 26, 1997 by and among Bank of Northumberland, Incorporated, a Virginia state bank with its principal office in Heathsville, Virginia ("BNI"), Southside Bank, a Virginia state bank with its principal office located in Tappahannock, Virginia ("SSB"), and Eastern Virginia Bankshares, Inc., a Virginia corporation with its principal office located in Tappahannock, Virginia ("EVB").

                                   WITNESSETH:

         WHEREAS, SSB AND BNI entered into a non-binding agreement in principle on August 14, 1997; and

         WHEREAS, SSB and BNI have agreed to the affiliation of their two companies through two Share Exchanges under Virginia law, as a result of which SSB and BNI each would become a wholly-owned subsidiary of EVB (which has been organized at the direction of BNI and SSB) and the shareholders of SSB and BNI each would become shareholders of EVB, all as more specifically provided in this Agreement and the Plans of Share Exchange in the form attached hereto as Exhibit A and Exhibit B (the "Plans"); and

         WHEREAS, the respective Boards of Directors of SSB, BNI and EVB have resolved that the transactions described herein are in the best interests of the parties and their respective shareholders and have authorized and approved the execution and delivery of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

                                    ARTICLE 1

                     The Reorganization and Related Matters

         1.1 The Reorganization. Subject to the terms and conditions of this Agreement, at the Effective Date as defined in Section 1.3 hereof, SSB and BNI each shall become a wholly-owned subsidiary of EVB through the exchange of each outstanding share of common stock of SSB and BNI for shares of the common stock of EVB in accordance with Section 2.1 of this Agreement and pursuant to statutory share exchanges under Section 13.1-717 of the Virginia Stock Corporation Act (the "Reorganization"). At the Effective Date, the Reorganization shall have the effect provided in Section 13.1-721 of the Virginia Stock Corporation Act.

         1.2 Management and Business of SSB and BNI. The directors, officers and employees of SSB and BNI will not change solely as a result of the Reorganization. The Bylaws of EVB contain certain provisions that were reflected in the August 14, 1997 agreement in principle between SSB and BNI concerning the governance of EVB following the Effective Date and such Bylaws will not be amended, except as set forth therein.

         1.3 The Closing and Effective Date. The closing of the transactions contemplated by this Agreement and the Plan of Reorganization shall take place at the offices of Williams, Mullen, Christian & Dobbins, 1021 East Cary Street, Richmond, Virginia or at such other place as may be mutually agreed upon by the parties. The Reorganization shall become effective on the date shown on the

Certificates of Share Exchange issued by the State Corporation Commission of Virginia effecting the Reorganization (the "Effective Date"). Unless otherwise agreed upon in writing by the chief executive officers of EVB, BNI and SSB, subject to the conditions to the obligations of the parties to effect the Reorganization as set forth in Article 6, the parties shall use their best efforts to cause the Effective Date to occur on the first day of the month following the month in which the conditions set forth in Sections 6.1(a) and 6.1(b) are satisfied. All documents required by the terms of this Agreement to be delivered at or prior to consummation of the Reorganization will be exchanged by the parties at the closing of the Reorganization (the "Reorganization Closing"), which shall be held on or before the Effective Date. At or after the Reorganization Closing, EVB and SSB and EVB and BNI shall execute and deliver to the Virginia State Corporation Commission Articles of Share Exchange containing Plans of Share Exchange in substantially the form of Exhibit A and Exhibit B hereto.

         1.4 Definitions. Any term defined anywhere in this Agreement shall have the meaning ascribed to it for all purposes of this Agreement (unless expressly noted to the contrary). In addition:

                 (a) the term "knowledge" when used with respect to a party shall mean the knowledge, after due inquiry, of any "Executive Officer" of such party, as such term is defined in Regulation O, (12 C.F.R. 215);

                 (b) the term "Material Adverse Effect", when applied to a party, shall mean an event, occurrence or circumstance (including without limitation (i) the making of any provisions for possible loan and lease losses, write-downs or other real estate and taxes and (ii) any breach of a representation or warranty by such party) which (a) has or is reasonably likely to have a material adverse effect on the financial position, results of operations or business of the party and its subsidiaries, taken as a whole, or
(b) would materially impair the party's ability to perform its obligations under this Agreement or the consummation of the Reorganization and the other transactions contemplated by this Agreement; provided, however, that solely for purposes of measuring whether an event, occurrence or circumstance has a material adverse effect on such party's results of operations, the term "results of operations" shall mean net interest income plus non-interest income (less securities gains) less gross expenses (excluding provisions for possible loan and lease losses, write-downs of other real estate and taxes); and provided further, that material adverse effect and material impairment shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, and (iii) the Reorganization on the operating performance of the parties to this Agreement; and

                 (c) the term "Previously Disclosed" by a party shall mean information set forth in a written disclosure letter that is delivered by that party to the other party prior to or contemporaneously with the execution of this Agreement and specifically designated as information "Previously Disclosed" pursuant to this Agreement.


                                   ARTICLE 2

                          Basis and Manner of Exchange

         2.1(a) Conversion of SSB Stock. At the Effective Date, by virtue of the Reorganization and without any action on the part of the holders thereof, each share of common stock, par value $5.00 per share, of SSB ("SSB Common Stock") issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares as defined in Section 2.5) shall cease to be outstanding and shall be converted into and exchanged for shares of common stock, par value $2.00 per share, of EVB ("EVB

Common Stock") as follows (the "SSB Exchange Ratio"): Each share of SSB Common Stock shall be converted into and shall become 2.5984 shares of EVB Common Stock, plus cash for fractional shares. Each holder of a certificate representing any shares of SSB Common Stock shall thereafter cease to have any rights with respect to such SSB Common Stock, except the right to receive any dividends previously declared but unpaid as to such stock and the consideration described in this Section 2.1(a) and Section 2.3 upon the surrender of such certificate in accordance with Section 2.2.

         (b) Conversion of BNI Stock. At the Effective Date, by virtue of the Reorganization and without any action on the part of the holders thereof, each share of common stock, par value $1.00 per share, of BNI ("BNI Common Stock") issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares as defined in Section 2.5) shall cease to be outstanding and shall be converted into and exchanged for shares of common stock, par value $2.00 per share, of EVB ("EVB Common Stock") as follows (the "BNI Exchange Ratio"): Each share of BNI Common Stock shall be converted into and shall become
1.000 shares of EVB Common Stock. Each holder of a certificate representing any shares of BNI Common Stock shall thereafter cease to have any rights with respect to such BNI Common Stock, except the right to receive any dividends previously declared but unpaid as to such stock and the consideration described in this Section 2.1(b) upon the surrender of such certificate in accordance with
Section 2.2.

         (c) At the Effective Date, the one (1) share of EVB Common Stock issued and outstanding shall be canceled.

         2.2 Manner of Exchange. As promptly as practicable after the Effective Date, EVB shall cause SSB, acting as the exchange agent ("Exchange Agent"), to send to each former shareholder of record of SSB and BNI immediately prior to the Effective Date transmittal materials for use in exchanging such shareholders' certificates of SSB Common Stock and BNI Common Stock (other than shares held by shareholders who perfect their dissenters' rights as provided under Section 2.5 hereof) for the consideration set forth in Section 2.1 above and Section 2.3 below. Any fractional share checks which a SSB shareholder shall be entitled to receive in exchange for such shareholder's shares of SSB Common Stock, and any dividends paid on any shares of EVB Common Stock that any former shareholder of SSB or BNI shall be entitled to receive prior to the delivery to the Exchange Agent of such shareholder's certificates representing all of such shareholder's shares of SSB Common Stock or BNI Common Stock will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to EVB, in its judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

         2.3 Fractional Shares. EVB shall issue cash in lieu of fractional shares to holders of SSB Common Stock. EVB will pay the value of such fractional shares in cash on the basis of $12.70 per share of EVB Common Stock.

         2.4 Dividends. No dividend or other distribution payable to the holders of record of EVB Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of SSB Common Stock or BNI Common Stock issued and outstanding at the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions shall be paid (without interest).

         2.5 Dissenting Shares. Shareholders of SSB and BNI shall have the right to demand and receive payment of the fair value of their shares of SSB Common Stock or BNI Common Stock pursuant to the provisions of Virginia Code ss. 13.1-729 et seq. (the "Dissenting Shares"). If, however, a holder of BNI Common Stock or SSB Common Stock shall have failed to perfect his right to dissent or shall have effectively withdrawn or lost such right, each of his shares of SSB Common Stock or BNI Common Stock, as the case may be, shall be deemed to have been converted into, at the Effective Date, the right to receive the number of shares of EVB Common Stock based on the SSB Exchange Ratio or the BNI Exchange Ratio, as the case may be, and, as to shares of SSB Common Stock, cash in lieu of any fractional shares pursuant to Section 2.3 hereof.


                                    ARTICLE 3

                          Representation and Warranties

         3.1 Representations and Warranties of SSB. SSB represents and warrants to BNI and EVB as follows:

                 (a)     Organization, Standing  and  Power.  (1)  SSB  is  a
corporation and a Virginia state bank, duly organized, validly existing and in good standing under the laws of Virginia, and it has all requisite corporate power and authority to carry on its business in Virginia as now being conducted and to own and operate its assets, properties and business. SSB has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and the Plan of Share Exchange attached hereto as Exhibit A. SSB is not a member of the Federal Reserve System, and except as Previously Disclosed is in compliance in all material respects with all rules and regulations promulgated by the Federal Deposit Insurance Corporation (the "FDIC"), the Virginia State Corporation Commission ("SCC") and any other relevant regulatory authority, and it has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business.

                 (2) SSB is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. All of the shares of capital stock of SSB are fully paid and nonassessable.

                 (b) Authority. (1) The execution and delivery of this Agreement, the Plan of Share Exchange attached hereto as Exhibit A and the consummation of the Reorganization, have been duly and validly authorized by all necessary corporate action on the part of SSB, except the approval of shareholders. The Agreement represents the legal, valid, and binding obligations of SSB, enforceable against SSB in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                 (2) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated herein, nor compliance by SSB with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of SSB's Articles of Incorporation or Bylaws; (ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of SSB pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease, or other instrument or obligation, to which SSB or any SSB Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 4.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to SSB or any or its properties or assets.

                 (c) Capital Structure. The authorized capital stock of SSB consists of 1,200,000 shares of common stock, par value $5.00 per share, of which, as of the date hereof, a maximum of 1,020,000 shares are issued, outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights and were not issued in violation of any agreement to which SSB is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws. Except as Previously Disclosed, there are no outstanding options, warrants or other rights to subscribe for or purchase from SSB any capital stock of SSB or securities convertible into or exchangeable for capital stock of SSB.

                 (d) Ownership of the SSB Subsidiaries; Capital Structure of the SSB Subsidiaries; and Organization of the SSB Subsidiaries. (1) SSB does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except as Previously Disclosed (collectively the "SSB Subsidiaries" and each individually a "SSB Subsidiary"). The outstanding shares of capital stock of each SSB Subsidiary have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are directly or indirectly owned by SSB free and clear of all liens, claims and encumbrances. No rights are authorized, issued or outstanding with respect to the capital stock of any SSB Subsidiary and there are no agreements, understandings or commitments relating to the right of SSB to vote or to dispose of said shares, except as Previously Disclosed. None of the shares of capital stock of any SSB Subsidiary has been issued in violation of the preemptive rights of any person.

                 (2) Each SSB Subsidiary is a duly organized corporation validly existing and in good standing under applicable laws. Each SSB Subsidiary
(i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of SSB on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of SSB on a consolidated basis. Each SSB Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on the business of such SSB Subsidiary.

                 (e) Financial Statements. SSB's Annual Report on Form 10-K (or the equivalent form designed by the FDIC) for the fiscal year ended December 31, 1996, and all other documents filed or to be filed subsequent to December 31, 1996 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations of the FDIC thereunder, the "Exchange Act"), in the form filed with the FDIC (in each such case, the "SSB Financial Statements") did not and will not contain any untrue statement of a material fact or omit to state a material face required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the SSB Financial Statements (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the SSB Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

                 (f) Absence of Undisclosed Liabilities. At June 30, 1997, SSB had no obligation or liability (contingent or otherwise) of any nature which was not reflected in the SSB Financial Statements, except for those which in the aggregate are immaterial or have been Previously Disclosed.

                 (g) Legal Proceedings; Compliance with Laws. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of SSB's management, threatened against SSB, or against any property, asset, interest or right of SSB, that are reasonably expected to have, either individually or in the aggregate a material adverse effect on the financial condition of SSB or that are reasonably expected to threaten or impede the consummation of the Reorganization. SSB is not a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of SSB. To the best knowledge of SSB's management, SSB has complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

                 (h) Regulatory Approvals. SSB knows of no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 6.1(b).

                 (i) Labor Relations. SSB is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                 (j) Tax Matters. SSB has filed all federal, state and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the SSB Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefor are specifically reflected in the SSB Financial Statements, there are no federal, state or local tax liabilities of SSB other than liabilities that have arisen since June 30, 1997, all of which have been properly accrued or otherwise provided for on the books and records of SSB. Except as Previously Disclosed, no tax return or report of SSB is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against SSB by any taxing authority.

                 (k) Property. Except as disclosed or reserved against in the SSB Financial Statements, SSB has good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the SSB Financial Statements as being owned by SSB as of the dates thereof. To the best knowledge of SSB, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by SSB are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by SSB are in good operating condition and in a state of good maintenance and repair, and to the best knowledge of SSB (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

                 (l) Reports. Since January 1, 1993, SSB has filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SCC, the FDIC, and to the best knowledge of SSB, any other governmental or regulatory authority or agency having jurisdiction over its operations.

                 (m) Employee Benefit Plans. (1) SSB will deliver for review by EVB and BNI, as soon as practicable, true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by SSB for the benefit of employees, retirees or other beneficiaries eligible to participate (collectively, the "SSB Benefit Plans"). Any of the SSB Benefit Plans which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "SSB ERISA Plan." No SSB Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

                 (2) Except as Previously Disclosed, all SSB Benefit Plans are in compliance with the applicable terms of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC") and any other applicable laws, rules and regulations, the breach or violation of which could result in a material liability to SSB on a consolidated basis.

                 (3) No SSB ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

                 (n) Investment Securities. Except for pledges to secure public and trust deposits and obligations under agreements pursuant to which SSB has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the SSB Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time. With respect to any agreements pursuant to which SSB has purchased securities subject to any agreement to resell, it has a valid, perfected first lien or security interest in the government securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                 (o) Certain Contracts. (1) Except as Previously Disclosed, neither SSB nor any SSB Subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by SSB or any SSB Subsidiary or the guarantee by SSB or any SSB Subsidiary of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between SSB or any SSB Subsidiary and any director of officer of SSB or any SSB Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between SSB or any SSB Subsidiary and any 5% or more shareholder of SSB; in each case other than agreements entered into in the ordinary course of the banking business of SSB or any SSB Subsidiary consistent with past practice.

                 (2) Neither SSB nor any SSB Subsidiary, nor to the knowledge of SSB, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreement by borrowers from SSB or a SSB Subsidiary in the ordinary course of its business.

                 (3) Since June 30, 1997 neither SSB nor any SSB Subsidiary has incurred or paid any obligation or liability that would be material to SSB, except obligations incurred or paid in connection with transactions in the ordinary course of business of SSB or a SSB Subsidiary consistent with its practice and, except as Previously Disclosed, from June 30, 1997 to the date hereof, neither SSB nor any SSB Subsidiary has taken any action that, if taken after the date hereof, would breach any of the covenants contained in Section
4.4 hereof.

                 (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of SSB has previously been furnished to EVB and BNI and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by SSB. SSB is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. SSB has not received notice of cancellation or non-renewal of any such policy or binder. SSB has no knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. SSB has not received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                 (q) Absence of Material Changes and Events. Since June 30, 1997, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business of SSB, and SSB has conducted its business only in the ordinary course consistent with past practice.

                 (r) Loans, OREO and Allowance for Loan Losses. (1) Except as Previously Disclosed, and except for matters which individually or in the aggregate do not materially adversely affect the Reorganization or the financial condition of SSB, to the best knowledge of SSB, each loan reflected as an asset in the SSB Financial Statements (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be,
(ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to regulation by the FDIC which have been made by SSB or the SSB Subsidiaries comply therewith.

                 (2) The classification on the books and records of SSB and each SSB Subsidiary of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

                 (3) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the SSB Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and neither SSB nor any SSB Subsidiary has received any notice of denial of any such claim.

                 (4) SSB and each SSB Subsidiary are in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and SSB and/or each SSB Subsidiary are diligently pursuing such eviction or summary proceedings or such rental arrangements. Except as Previously Disclosed, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of SSB and each SSB Subsidiary, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

                 (5) Except as Previously Disclosed, all loans made by SSB to facilitate the disposition of OREO are performing in accordance with their terms.

                 (6) The allowance for possible loan losses shown on the SSB Financial Statements was, and the allowance for possible loan losses shown on the financial statements of SSB as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of SSB and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by SSB.

                 (s) Statements True and Correct. None of the information supplied or to be supplied by SSB for inclusion in the Registration Statement on Form S-4 (the "Registration Statement") to be filed by EVB with the Securities and Exchange Commission (the "SEC"), the Proxy Statement/Prospectus (as defined in Section 4.3) to be mailed to every SSB shareholder and every BNI shareholder or any other document to be filed with the SEC, the SCC, the Federal Reserve, or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement/Prospectus, when first mailed to SSB shareholders and BNI shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any supplement thereto, at the times of the SSB Shareholders' Meeting and the BNI Shareholders' Meeting (as defined in Section 4.3), be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the SSB Shareholders' Meeting or the BNI Shareholders' Meeting.

                 (t) Brokers and Finders. Neither SSB nor any SSB Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for Austin Financial Services, Inc.

                 (u) Administration of Trust Accounts. SSB and SSB Subsidiaries have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of SSB and SSB Subsidiaries, taken as a whole, all accounts for which they act as fiduciaries including but not limited to accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither SSB nor a SSB Subsidiary, nor any director, officer or employee of SSB or a SSB Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of SSB, or a SSB Subsidiary, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

                 (v) Environmental Matters. (1) Except as Previously Disclosed, to the best of SSB's knowledge, neither SSB nor any SSB Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of SSB and the SSB Subsidiaries is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of SSB and the SSB Subsidiary, the premises on which the leasehold is situated. Neither SSB nor any SSB Subsidiary has received any Communication alleging that SSB or such SSB Subsidiary is not in such compliance and, to the best knowledge of SSB and the SSB Subsidiaries, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

                 (2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on SSB and the SSB Subsidiaries of any liability arising under any Environmental Laws pending or, to the best knowledge of SSB and the SSB Subsidiaries, threatened against (A) SSB or any SSB Subsidiary, (B) any person or entity whose liability for any Environmental Claim SSB or any SSB Subsidiary has or may have retained or assumed either contractually or by operation of law, or (C) any real or personal property which SSB or any SSB Subsidiary owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business,
financial   condition  or  results  of  operations  of  SSB.  SSB  and  the  SSB
Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                 (3) To the best knowledge of SSB and the SSB Subsidiaries, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on SSB or any SSB Subsidiary of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which SSB or any SSB Subsidiary holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of SSB. SSB and the SSB Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                 (4) With respect to all real and personal property owned or leased by SSB or any SSB Subsidiary, other than OREO, SSB has made available to EVB copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by SSB or any SSB Subsidiary and all real or personal property which SSB or any SSB Subsidiary has been or is judged to have managed or to have supervised or participated in the management of, SSB has made available to EVB the information relating to such OREO available to SSB. SSB and the SSB Subsidiaries are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

                 (5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against SSB or any SSB Subsidiary or against any person or entity whose liability for any Environmental Claim SSB or any SSB Subsidiary has or may have retained or assumed either contractually or by operation of law.

                 (6) For the purpose of this Agreement, the following terms shall have the following meanings:

                 (i) "Communication" means a communication which is of a substantive nature and which is made (A) in writing to SSB or any SSB Subsidiary on the one hand or to BNI or any BNI Subsidiary on the other hand, or (B) orally to a senior officer of SSB or any SSB Subsidiary or of BNI or any BNI Subsidiary, whether from a governmental authority or a third party.

                 (ii) "Environmental Claim" means any Communication from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern.

                 (iii) "Environmental Laws" means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata). This definition includes, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                 (iv) "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

         3.2 Representations and Warranties of BNI. BNI represents and warrants to EVB and SSB as follows:

                 (a) Organization, Standing and Power. (1) BNI is a corporation and a Virginia state bank, duly organized, validly existing and in good standing under the laws of Virginia, and it has all requisite corporate power and authority to carry on its business in Virginia as now being conducted and to own and operate its assets, properties and business. BNI has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and the Plan of Share Exchange attached hereto as Exhibit B. BNI is a member of the Federal Reserve System, and except as Previously Disclosed is in compliance in all material respects with all rules and regulations promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the SCC and any other relevant regulatory authority, and it has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business.

                 (2) BNI is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. All of the shares of capital stock of BNI are fully paid and nonassessable.

                 (b) Authority. (1) The execution and delivery of this Agreement, the Plan of Share Exchange attached hereto as Exhibit B and the consummation of the Reorganization, have been duly and validly authorized by all necessary corporate action on the part of BNI, except the approval of shareholders. The Agreement represents the legal, valid, and binding obligations of BNI, enforceable against BNI in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                 (2) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated herein, nor compliance by BNI with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of BNI's Articles of Incorporation or Bylaws; (ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of BNI pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease, or other instrument or obligation, to which BNI or any BNI Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 4.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to BNI or any or its properties or assets.

                 (c) Capital Structure. The authorized capital stock of BNI consists of 5,000,000 shares of common stock, par value $1.00 per share, of which, as of the date hereof, _________ shares are issued, outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights and were not issued in violation of any agreement to which BNI is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws. Except as Previously Disclosed, there are no outstanding options, warrants or other rights to subscribe for or purchase from BNI any capital stock of BNI or securities convertible into or exchangeable for capital stock of BNI.

                 (d) Ownership of the BNI Subsidiaries; Capital Structure of the BNI Subsidiaries; and Organization of the BNI Subsidiaries. (1) BNI does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except as Previously Disclosed (collectively the "BNI Subsidiaries" and each individually a "BNI Subsidiary"). The outstanding shares of capital stock of each BNI Subsidiary have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are directly or indirectly owned by BNI free and clear of all liens, claims and encumbrances. No rights are authorized, issued or outstanding with respect to the capital stock of any BNI Subsidiary and there are no agreements, understandings or commitments relating to the right of BNI to vote or to dispose of said shares, except as Previously Disclosed. None of the shares of capital stock of any BNI Subsidiary has been issued in violation of the preemptive rights of any person.

                 (2) Each BNI Subsidiary is a duly organized corporation validly existing and in good standing under applicable laws. Each BNI Subsidiary
(i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of BNI on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of BNI on a consolidated basis. Each BNI Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on the business of such BNI Subsidiary.

                 (e) Financial Statements. BNI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and all other documents filed or to be filed subsequent to December 31, 1996 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations of the FDIC thereunder, the "Exchange Act"), in the form filed with the Federal Reserve (in each such case, the "BNI Financial Statements") did not and will not contain any untrue statement of a material fact or omit to state a material face required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the BNI Financial Statements (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the BNI Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

                 (f) Absence of Undisclosed Liabilities. At June 30, 1997, BNI had no obligation or liability (contingent or otherwise) of any nature which was not reflected in the BNI Financial Statements, except for those which in the aggregate are immaterial or have been Previously Disclosed.

                 (g)     Legal Proceedings; Compliance with  Laws.   Except  as
Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of BNI's management, threatened against BNI, or against any property, asset, interest or right of BNI, that are reasonably expected to have, either individually or in the aggregate a material adverse effect on the financial condition of BNI or that are reasonably expected to threaten or impede the consummation of the Reorganization. BNI is not a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of BNI. To the best knowledge of BNI's management, BNI has complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

                 (h) Regulatory Approvals. BNI knows of no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 6.1(b).

                 (i)     Labor  Relations.  BNI is not a  party  to or bound  by
any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                 (j) Tax Matters. BNI has filed all federal, state and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the BNI Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefor are specifically reflected in the BNI Financial Statements, there are no federal, state or local tax liabilities of BNI other than liabilities that have arisen since June 30, 1997, all of which have been properly accrued or otherwise provided for on the books and records of BNI. Except as Previously Disclosed, no tax return or report of BNI is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against BNI by any taxing authority.

                 (k) Property. Except as disclosed or reserved against in the BNI Financial Statements, BNI has good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the BNI Financial Statements as being owned by BNI as of the dates thereof. To the best knowledge of BNI, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by BNI are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by BNI are in good operating condition and in a state of good maintenance and repair, and to the best knowledge of BNI (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

                 (l) Reports. Since January 1, 1993, BNI has filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SCC, the Federal Reserve, and to the best knowledge of BNI, any other governmental or regulatory authority or agency having jurisdiction over its operations.

                 (m) Employee Benefit Plans. (1) BNI will deliver for review by EVB and SSB, as soon as practicable, true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by BNI for the benefit of employees, retirees or other beneficiaries eligible to participate (collectively, the

"BNI Benefit Plans"). Any of the BNI Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "BNI ERISA Plan." No BNI Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

                 (2) Except as Previously Disclosed, all BNI Benefit Plans are in compliance with the applicable terms of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC") and any other applicable laws, rules and regulations, the breach or violation of which could result in a material liability to BNI on a consolidated basis.

                 (3) No BNI ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

                 (n) Investment Securities. Except for pledges to secure public and trust deposits and obligations under agreements pursuant to which BNI has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the BNI Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time. With respect to any agreements pursuant to which BNI has purchased securities subject to any agreement to resell, it has a valid, perfected first lien or security interest in the government securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                 (o) Certain Contracts. (1) Except as Previously Disclosed, neither BNI nor any BNI Subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by BNI or any BNI Subsidiary or the guarantee by BNI or any BNI Subsidiary of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between BNI or any BNI Subsidiary and any director of officer of BNI or any BNI Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between BNI or any BNI Subsidiary and any 5% or more shareholder of BNI; in each case other than agreements entered into in the ordinary course of the banking business of BNI or any BNI Subsidiary consistent with past practice.

                 (2) Neither BNI nor any BNI Subsidiary, nor to the knowledge of BNI, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreement by borrowers from BNI or a BNI Subsidiary in the ordinary course of its business.

                 (3) Since June 30, 1997 neither BNI nor any BNI Subsidiary has incurred or paid any obligation or liability that would be material to BNI, except obligations incurred or paid in connection with transactions in the ordinary course of business of BNI or a BNI Subsidiary consistent with its practice and, except as Previously Disclosed, from June 30, 1997 to the date hereof, neither BNI nor any BNI Subsidiary has taken any action that, if taken after the date hereof, would breach any of the covenants contained in Section
4.4 hereof.

                 (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of BNI has previously been furnished to EVB and SSB and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by BNI. BNI is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. BNI has not received notice of cancellation or non-renewal of any such policy or binder. BNI has no knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. BNI has not received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                 (q) Absence of Material Changes and Events. Since June 30, 1997, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business of BNI, and BNI has conducted its business only in the ordinary course consistent with past practice.

                 (r) Loans, OREO and Allowance for Loan Losses. (1) Except as Previously Disclosed, and except for matters which individually or in the aggregate do not materially adversely affect the Reorganization or the financial condition of BNI, to the best knowledge of BNI, each loan reflected as an asset in the BNI Financial Statements (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be,
(ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to regulation by the Federal Reserve which have been made by BNI or the BNI Subsidiaries comply therewith.

                 (2) The classification on the books and records of BNI and each BNI Subsidiary of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

                 (3) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the BNI Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and neither BNI nor any BNI Subsidiary has received any notice of denial of any such claim.

                 (4) BNI and each BNI Subsidiary are in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and BNI and/or each BNI Subsidiary are diligently pursuing such eviction or summary proceedings or such rental arrangements. Except as Previously Disclosed, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of BNI and each BNI Subsidiary, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

                 (5) Except as Previously Disclosed, all loans made by BNI to facilitate the disposition of OREO are performing in accordance with their terms.

                 (6) The allowance for possible loan losses shown on the BNI Financial Statements was, and the allowance for possible loan losses shown on the financial statements of BNI as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of BNI and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by BNI.

                 (s) Statements True and Correct. None of the information supplied or to be supplied by BNI for inclusion in the Registration Statement on Form S-4 (the "Registration Statement") to be filed by EVB with the SEC, the Proxy Statement/Prospectus (as defined in Section 4.3) to be mailed to every BNI shareholder and every SSB Shareholder or any other document to be filed with the SEC, the SCC, the Federal Reserve, or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement/Prospectus, when first mailed to BNI shareholders and SSB shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any supplement thereto, at the times of the BNI Shareholders' Meeting and the SSB Shareholders' Meeting (as defined in Section 4.3), be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the BNI Shareholders' Meeting or the SSB Shareholders' Meeting.

                 (t) Brokers and Finders. Neither BNI nor any BNI Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for Crestar Securities Corporation.

                 (u) Administration of Trust Accounts. BNI and BNI Subsidiaries have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of BNI and BNI Subsidiaries, taken as a whole, all accounts for which they act as fiduciaries including but not limited to accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither BNI nor a BNI Subsidiary, nor any director, officer or employee of BNI or a BNI Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of BNI, or a BNI Subsidiary, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

                 (v) Environmental Matters. (1) Except as Previously Disclosed, to the best of BNI's knowledge, neither BNI nor any BNI Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of BNI and the BNI Subsidiaries is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of BNI and the BNI Subsidiary, the premises on which the leasehold is situated. Neither BNI nor any BNI Subsidiary has received any Communication alleging that BNI or such BNI Subsidiary is not in such compliance and, to the best knowledge of BNI and the BNI Subsidiaries, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

                 (2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on BNI and the BNI Subsidiaries of any liability arising under any Environmental Laws pending or, to the best knowledge of BNI and the BNI Subsidiaries, threatened against (A) BNI or any BNI Subsidiary, (B) any person or entity whose liability for any Environmental Claim BNI or any BNI Subsidiary has or may have retained or assumed either contractually or by operation of law, or (C) any real or personal property which BNI or any BNI Subsidiary owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business,
financial   condition  or  results  of  operations  of  BNI.  BNI  and  the  BNI
Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                 (3) To the best knowledge of BNI and the BNI Subsidiaries, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on BNI or any BNI Subsidiary of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which BNI or any BNI Subsidiary holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of BNI. BNI and the BNI Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                 (4) With respect to all real and personal property owned or leased by BNI or any BNI Subsidiary, other than OREO, BNI has made available to EVB copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by BNI or any BNI Subsidiary and all real or personal property which BNI or any BNI Subsidiary has been or is judged to have managed or to have supervised or participated in the management of, BNI has made available to EVB the information relating to such OREO available to BNI. BNI and the BNI Subsidiaries are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

                 (5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against BNI or any BNI Subsidiary or against any person or entity whose liability for any Environmental Claim BNI or any BNI Subsidiary has or may have retained or assumed either contractually or by operation of law.

         3.3 Representations and Warranties of EVB. EVB represents and warrants to BNI and SSB as follows:

                 (a) Organization, Standing and Power. (1) EVB is a corporation duly organized, validly existing and in good standing under the laws of Virginia. EVB has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and Plan of Reorganization.

                 (b) Authority. (1) The execution and delivery of this Agreement and the Plans and the consummation of the Reorganization have been duly and validly authorized by all necessary corporate action on the part of EVB, including the approval of its sole shareholder. The Agreement represents the legal, valid, and binding obligation of EVB, enforceable against EVB in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                 (2) Neither the execution and delivery of the Agreement, the consummation of the transactions contemplated therein, nor the compliance by EVB with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of EVB, (ii) subject to the receipt of the requisite approvals referred to in Section 4.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to EVB.

                 (c) Capital Structure. The authorized capital stock of EVB consists of: 50,000,000 shares of common stock, par value $2.00 per share ("EVB Common Stock), of which one share is issued and outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights, and not issued in violation of any agreement to which EVB is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws. The shares of EVB Common Stock to be issued in exchange for shares of SSB Common Stock and BNI Common Stock upon consummation of the Reorganization will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights. Except as set forth herein, there are no outstanding understandings or commitments of any character pursuant to which EVB could be required or expected to issue shares of capital stock.

                 (d) Financial and Business Status. EVB was incorporated on September 5, 1997. Its sole asset is $10.00 in cash and it has no liabilities. The only obligations of EVB are those set forth in this Agreement and it has not conducted any business. The sole shareholder of EVB is Robert L. Covington, who has subscribed for and purchased one (1) share of EVB Common Stock. EVB is not a party to any contract, except this Agreement.

                 (e) Legal Proceedings; Compliance with Laws. There are no actions, suits or proceedings instituted or pending or, to the best knowledge of EVB's management, threatened or probable of assertion against EVB. To the best knowledge of EVB, it has complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to it.

                 (f) Regulatory Approvals. EVB knows of no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 6.1(b).

                 (g) Statements True and Correct. None of the information supplied or to be supplied by EVB for inclusion in the Registration Statement, the Proxy Statement/Prospectus or any other document to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement/Prospectus, when first mailed to SSB shareholders or BNI Shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any supplement thereto, at the times of the SSB Shareholders' Meeting and the BNI Shareholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the SSB Shareholders' Meeting and the BNI Shareholders' Meeting. All documents that EVB is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated, hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of federal and state securities law.

                                    ARTICLE 4

                       Conduct Prior to the Effective Date

         4.1 Access to Records and Properties. SSB will keep BNI and EVB, and BNI will keep SSB and EVB advised of all material developments relevant to their respective businesses prior to consummation of the Reorganization. Prior to the Effective Date, BNI, on the one hand, and SSB on the other, agree to give to the other party reasonable access to all the premises and books and records (including tax returns filed and those in preparation) of it and its subsidiaries and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the warranties and representations set forth herein; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other.

         4.2 Confidentiality. Between the date of this Agreement and the Effective Date, EVB, BNI and SSB each will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of the other party, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Reorganization is not consummated, each party will return or destroy as much of such written information as may reasonably be requested.

         4.3 Registration Statement, Proxy Statement and Shareholder Approval. The Board of Directors of SSB and the Board of Directors of BNI, each will duly call and will hold a meeting of their respective shareholders as soon as practicable for the purpose of approving the Reorganization (the "SSB Shareholders' Meeting" and the "BNI Shareholders' Meeting", respectively) and, subject to the fiduciary duties of the Board of Directors of SSB and of BNI (as advised in writing by their respective counsel), SSB and BNI each shall use its best efforts to solicit and obtain votes of the holders of its Common Stock in favor of the Reorganization and will comply with the provisions in their respective Articles of Incorporation and Bylaws relating to the call and holding of a meeting of shareholders for such purpose; each member of the Board of Directors of SSB and BNI shall vote all shares of SSB Common Stock and BNI Common Stock under his control (and not held in a fiduciary capacity) in favor of the Reorganization; and SSB and BNI shall, at the other's request, recess or adjourn the meeting if such recess or adjournment is deemed by the other to be necessary or desirable. EVB, BNI and SSB will prepare jointly the proxy statement/prospectus to be used in connection with the SSB Shareholders' Meeting and the BNI Shareholders' Meeting (the "Joint Proxy Statement"). EVB will prepare and file with the SEC the Registration Statement, of which such Joint Proxy Statement shall be a part and will use its best efforts to have the Registration Statement declared effective as promptly as possible. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the dates of the SSB Shareholders' Meeting and the BNI Shareholders' Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by EVB, by SSB relating to the SSB Companies and by BNI relating to the BNI Companies, (i) will comply in all material respects with the provisions of the Securities Act of 1933 and any other applicable statutory or regulatory requirements, including applicable state blue-sky and securities laws, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement.

         4.4 Operation of the Business of SSB, BNI and EVB. SSB and BNI each agrees that from the date hereof to the Effective Date it will operate its business substantially as presently operated and only in the ordinary course, and, consistent with such operation, it will use its best efforts to preserve intact its relationships with persons having business dealings with it. EVB will not conduct any business, except as required by this Agreement. Without limiting the generality of the foregoing, SSB and BNI and EVB each agrees that it will not, without the prior written consent of the others:

                 (a) Make any change in its authorized capital stock, or issue or sell any additional shares of, securities convertible into or exchangeable for, or options, warrants or rights to purchase, its capital stock, nor shall it purchase, redeem or otherwise acquire any of its outstanding shares of capital stock;

                 (b) Voluntarily make any changes in the composition of its officers, directors or other key management personnel;

                 (c) Make any change in the compensation or title of any officer, director or key management employee or make any change in the compensation or title of any other employee, other than permitted by current employment policies in the ordinary course of business, any of which changes shall be reported promptly to the other party;

                 (d) Enter into any bonus, incentive compensation, stock option, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement;

                 (e) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, or as otherwise specifically permitted in this Agreement;

                 (f) Issue or contract to issue any shares of its Common Stock, options for shares of its Common Stock, or securities exchangeable for or convertible into such shares;

                 (g)     Knowingly waive any right to substantial value:

                 (h) Enter into material transactions otherwise than in the ordinary course of its business;

                 (i)     Alter, amend or repeal its  Bylaws  or   Articles   of
Incorporation; or

                 (j) Propose or take any other action which would make any representation or warranty in Section 3.1, Section 3.2 or Section 3.3 hereof untrue.

         4.5 Dividends. BNI and SSB each agree that the other may declare and pay only regular periodic cash dividends in the ordinary course of business and consistent with past practice from the date of this Agreement through the Effective Date.

         4.6 No Solicitation. Unless and until this Agreement shall have been terminated pursuant to its terms, neither SSB or BNI nor any of their respective officers, directors, representatives or agents shall, directly or indirectly, (i) encourage, solicit or initiate discussions or negotiations with any person other than EVB concerning any merger, share exchange, sale of substantial assets, tender offer, sale of shares of capital stock or similar transaction involving SSB or BNI, (ii) enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of a significant amount of assets, or (iii) furnish any information to any other person relating to or in support of such transaction. SSB and BNI will promptly communicate to EVB and to the other the terms of any proposal which it may receive in respect to any of the foregoing transactions. Unless and until the Effective Date or until this Agreement shall have been terminated pursuant to its terms, neither EVB nor any of its officers, directors, representatives or agents shall enter into any agreement or letter of intent that provides for the acquisition by EVB of substantially all of the assets or voting stock of a party other than SSB and BNI.

         4.7 Regulatory Filings. EVB, BNI and SSB shall prepare jointly all regulatory filings required to consummate the transactions contemplated by the Agreement and the Plans and submit the filings for approval with the Federal Reserve and the SCC, and any other governing regulatory authority, as soon as practicable after the date hereof. EVB, BNI and SSB shall use their best efforts to obtain approvals of such filings.

         4.8 Public Announcements. Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Reorganization and shall not issue any such press release or make any such public statement prior to such consultations except as may be required by law.

         4.9 Notice of Breach. EVB, BNI and SSB will give written notice to the others promptly upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants made to the other party in this Agreement and will use its best efforts to prevent or promptly remedy the same.

         4.10    Accounting  Treatment.  EVB, BNI and SSB shall each use their
best    efforts   to   ensure   that   the    Reorganization    qualifies    for
pooling-of-interests accounting treatments.

         4.11 Reorganization Consummation. Subject to the terms and conditions of this Agreement, each party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do or cause to be done all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Reorganization at the earliest possible date, consistent with Section 1.3 herein, and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end, and each of SSB, BNI and EVB shall use, and shall cause each of their respective subsidiaries to use, its best efforts to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 5

                              Additional Agreements


         5.1 Accounting Treatment. This Reorganization shall qualify for pooling-of-interests accounting treatment.

         5.2 Benefit Plans. Except as required by law, the Reorganization shall not affect the pension, welfare benefit, health and similar plans of SSB or BNI; provided, however, after the Effective Date EVB may cause BNI and SSB to adopt uniform employee pension and welfare benefit plans; provided, further, that after the Effective Date, EVB will not reduce, or cause BNI or SSB to reduce the level of benefits provided to employees of BNI or SSB under any pension, welfare benefit, health or similar plan maintained by BNI or SSB on the date hereof. EVB also shall cause SSB and BNI to honor in accordance with their terms as in effect on the date hereof (or as amended after the date hereof with the prior written consent of the parties), all employment, severance, consulting and other compensation contracts and agreements Previously Disclosed and executed in writing by SSB or BNI on the one hand and any individual current or former director, officer or employee thereof on the other hand, copies of which have previously been delivered by SSB and BNI to the other and to EVB.

         5.3 Indemnification. EVB agrees that following the Effective Date, it shall indemnify and hold harmless any person who has rights to indemnification from SSB or BNI, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Virginia law and the Articles of Incorporation or Bylaws of BNI or SSB, as in effect on the date of this Agreement, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Effective Date. EVB further agrees that any such person who has rights to indemnification pursuant to this Section 5.3 is expressly made a third party beneficiary of this Section 5.3 and may directly, in such person's personal capacity, enforce such rights through an action at law or in equity or through any other manner or means of redress allowable under Virginia law to the same extent as if such person were a party hereto. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, EVB shall direct, at the election of the party to be indemnified, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between EVB and the indemnified party. EVB shall use its reasonable best efforts to maintain the existing directors' and officers' liability policies of SSB and BNI, or some other policy, including any policy EVB may obtain existing policy, providing at least comparable coverage, covering persons who are currently covered by such insurance of SSB or BNI for a period of five years after the Effective Date on terms no less favorable than those in effect on the date hereof.

         5.4 Timing. The Articles of Share Exchange to be executed by EVB and SSB and by EVB and BNI will be filed with the SCC on the same date and each of such Articles of Share Exchange shall become effective at the same time.

                                    ARTICLE 6

                        Conditions to the Reorganization

         6.1     Conditions  to Each  Party's   Obligations   to   Effect   the
Reorganization. The respective obligations of each of EVB, BNI and SSB to effect the Reorganization and the other transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

                 (a) Shareholder Approvals. Shareholders of SSB and of BNI shall have approved all matters relating to this Agreement and the Reorganization and the Plans attached hereto as Exhibit A and Exhibit B, as appropriate, required to be approved by such shareholders in accordance with Virginia law.

                 (b) Regulatory Approvals. This Agreement and the Plans attached hereto as Exhibit A and Exhibit B, as appropriate, shall have been approved by the Federal Reserve, the SCC, and any other regulatory authority whose approval is required for consummation of the transactions contemplated hereby, and such approvals shall not have imposed any condition or requirement which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Reorganization in the reasonable opinion of the Board of Directors of EVB, BNI or SSB.

                 (c) Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

                 (d) Tax Opinion. EVB, BNI and SSB shall have received an opinion of Williams, Mullen, Christian & Dobbins, or other counsel reasonably satisfactory to EVB, BNI and SSB, to the effect that the Reorganization will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code and that no gain or loss will be recognized by the shareholders of SSB or BNI to the extent they receive EVB Common Stock solely in exchange for their SSB Common Stock and BNI Common Stock in the Reorganization.

                 (e) Accountants' Letter. EVB and SSB shall have received a letter, dated as of the Effective Date, from Deloitte & Touche LLP, satisfactory in form and substance to each of EVB, BNI and SSB, that the Reorganization will qualify for pooling-of-interests accounting treatment under generally accepted accounting principles.

                 (f) Opinions of Counsel. SSB and BNI shall have delivered to EVB and EVB shall have delivered to SSB and BNI opinions of counsel, dated as of the Effective Date, as to such matters as they may each reasonably request with respect to the transactions contemplated by this Agreement and in a form reasonably acceptable to each of them.

                 (g) Legal Proceedings. Neither EVB nor SSB nor BNI shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Reorganization.

         6.2 Conditions to Obligations of EVB. The obligations of EVB to effect the Reorganization shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

                 (a) Representations and Warranties. Each of the representations and warranties contained herein of SSB and BNI shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Reorganization and the other transactions contemplated by this Agreement and EVB shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of each of SSB and BNI dated the Effective Date, to such effect.

                 (b) Performance of Obligations. SSB and BNI each shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and EVB shall have received a certificate signed by the Chief Executive Officer of each of SSB and BNI to that effect.

                 (c) Affiliate Letters. Each shareholder of SSB or BNI who may be deemed by counsel for EVB to be an "affiliate" of SSB or BNI within the meaning of Rule 145 under the Securities Act of 1933 shall have executed and delivered a commitment and undertaking to the effect that (1) such shareholder will dispose of the shares of EVB Common Stock received by him in connection with the Reorganization only in accordance with the provisions of paragraph (d) of Rule 145 and in a manner that would not prevent the Reorganization from qualifying for pooling-of-interests accounting treatment; (2) such shareholders will not dispose of any such shares until EVB has received an opinion of counsel acceptable to it that such proposed disposition will not violate the provisions of any applicable security laws; and (3) the certificates representing said shares may bear a conspicuous legend referring to the forgoing restrictions.

         6.3 Conditions to Obligations of SSB. The obligations of SSB to effect the Reorganization shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

                 (a) Representations and Warranties. Each of the representations and warranties contained herein of EVB and BNI shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Reorganization and the other transactions contemplated by this Agreement and SSB shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer each of EVB and BNI dated the Effective Date, to such effect.

                 (b) Performance of Obligations. EVB and BNI each shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and SSB shall have received a certificate signed by Chief Executive Officer of EVB and BNI to that effect.

                 (c) Investment Banking Letter. SSB shall have received a written opinion in form and substance satisfactory to SSB from Austin Financial Services, Inc. addressed to SSB and dated the date the Proxy Statement/Prospectus is mailed to shareholders of SSB, to the effect that the terms of the Reorganization, including the Exchange Ratio, are fair, from a financial point of view, to SSB.

         6.4 Conditions to Obligations of BNI. The obligations of BNI to effect the Reorganization shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

                 (a) Representations and Warranties. Each of the representations and warranties contained herein of EVB and SSB shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Reorganization and the other transactions contemplated by this Agreement and BNI shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of each of EVB and SSB dated the Effective Date, to such effect.

                 (b) Performance of Obligations. EVB and SSB each shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and BNI shall have received a certificate signed by Chief Executive Officer of EVB and SSB to that effect.

                 (c) Investment Banking Letter. BNI shall have received a written opinion in form and substance satisfactory to BNI from Crestar Securities Corporation addressed to BNI and dated the date the Proxy Statement/Prospectus is mailed to shareholders of BNI, to the effect that the terms of the Reorganization, including the Exchange Ratio, are fair, from a financial point of view, to BNI.

                                    ARTICLE 7

                                   Termination

         7.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement and the Plan of Share Exchange by the shareholders of BNI and SSB, this Agreement may be terminated and the Reorganization abandoned at any time prior to the Effective
Date:

                 (a) By the mutual consent of the Board of Directors of each of EVB, BNI and SSB;

                 (b) By the respective Boards of Directors of EVB, BNI or SSB if the conditions set forth in Section 6.1 have not been met, or waived by EVB, BNI and SSB;

                 (c) By the Board of Directors of EVB if the conditions set forth in Section 6.2 have not been met, or waived by EVB;

                 (d) By the Board of Directors of SSB if the conditions set forth in Section 6.3 have not been met, or waived by SSB;

                 (e) By the Board of Directors of BNI if the conditions set forth in Section 6.4 have not been met, or waived by BNI;

                 (f) By the respective Boards of Directors EVB, BNI or SSB if the Reorganization is not consummated by March 31, 1998.

                 (g)(i) By the Board of Directors of EVB or BNI if the Board of Directors of SSB receives a subsequent offer to acquire SSB and does not within fourteen (14) days after receipt of such subsequent offer confirm in writing to EVB and BNI that each member of the Board of Directors of SSB supports the Reorganization, will vote his shares of SSB Common Stock in favor of the Reorganization, and will recommend to the shareholders of SSB that they approve the Reorganization.

                 (ii) By the Board of Directors of EVB or SSB if the Board of Directors of BNI receives a subsequent offer to acquire BNI and does not within fourteen (14) days after receipt of such subsequent offer confirm in writing to EVB and SSB that each member of the Board of Directors of BNI supports the Reorganization, will vote his shares of BNI Common Stock in favor of the Reorganization, and will recommend to the shareholders of BNI that they approve the Reorganization.

         7.2 Effect of Termination. In the event of the termination and abandonment of this agreement and the Reorganization pursuant to Section 7.1, this Agreement shall become void and have no effect, except that (i) the last sentence of Section 4.2 and all of Sections 4.8 and 7.4 shall survive any such termination and abandonment and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

         7.3 Non-Survival of Representations, Warranties and Covenants. Except for Sections 1.2, 1.4, 2.1, 2.2, 2.3, 2.4, 5.3 and 7.4 of this Agreement, none of the respective representations and warranties, obligations, covenants and agreements of the parties shall survive the Effective Date, provided that no such representations, warranties, obligations, covenants and agreements shall be deemed to be terminated or extinguished so as to deprive EVB, BNI or SSB (or any director, officer, or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including without limitation any shareholder or former shareholder of any of EVB, BNI or SSB.

         7.4 Expenses. The parties provide for the payment of expenses as follows:

                 (a) Except as provided in this Section 7.4(a) or in Section 7.4(b) below, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated herein, including fees and expenses of its own consultants, investment bankers, accountants and counsel. If for any reason the Reorganization is not consummated, BNI and SSB each will pay one-half the expenses incurred by EVB in connection with the Reorganization.

                 (b) If this Agreement is terminated by BNI or SSB because of a willful and material breach by the other of any representation, warranty, covenant, undertaking or restriction set forth herein, and provided that the terminating party shall not have been in breach (in any material respect) of any representation and warranty, covenant, undertaking or restriction contained herein, then the breaching party shall bear and pay all such costs and expenses of the other, including fees and expenses of consultants, investment bankers, accountants, counsel, printers, and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Joint Proxy Statement.

                 (c) Any liability to the other incurred by SSB or BNI pursuant to this Section 7.4 shall not exceed a total of the sum of (1) $100,000 and (ii) any amount owed pursuant to the last sentence of Section 7.4(a).

                 (d) Final settlement with respect to the payment of such fees and expenses by the parties shall be made within thirty (30) days after the termination of this Agreement.

                                    ARTICLE 8

                               General Provisions

         8.1 Entire Agreement. This Agreement contains the entire agreement among EVB, BNI and SSB with respect to the Reorganization and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

         8.2 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by written instructions duly executed by the parties hereto at any time, whether before or after the meetings of SSB and BNI shareholders referred to in Section 6.1(a) hereof, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

         8.3 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning and construction of any provisions of this Agreement.

         8.4 Governing Law. Except as required otherwise or otherwise indicated herein, this Agreement shall be construed and enforced according to the laws of the Commonwealth of Virginia.

         8.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

         If to EVB:

                  Thomas M. Boyd, Jr.
                  Eastern Virginia Bankshares, Inc.
                  307 Church Lane
                  P. O Box 1005
                  Tappahannock, Virginia 22560-1005
                  (804) 443-4333

         Copy to:

                  Wayne A. Whitham, Jr.
                  Williams, Mullen, Christian & Dobbins
                  1021 East Cary Street
                  P.O. Box 1320
                  Richmond, Virginia 23210-1320
                  (Tel. 804-783-6473)

         If to SSB:

                  Thomas M. Boyd, Jr.
                  Southside Bank
                  307 Church Lane
                  P. O Box 1005
                  Tappahannock, Virginia 22560-1005
                  (804) 443-4333

         Copy to:

                  Wayne A. Whitham, Jr.
                  Williams, Mullen, Christian & Dobbins
                  1021 East Cary Street
                  P.O. Box 1320
                  Richmond, Virginia 23210-1320
                  (Tel. 804-783-6473)

         If to BNI:

                  Lewis R. Reynolds
                  Bank of Northumberland
                  Route 360
                  P. O. Box 9
                  Heathsville, Virginia 22473-0009
                  (804) 580-3621

         Copy to:

                  F. Warren Haynie, Jr., Esq.
                  P. O. Box 220
                  Heathsville, VA 22473
                  (804) 580-3262

         8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

         8.7 Severability. In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

         8.8 Subsidiaries. All representations, warranties, and covenants herein, where pertinent, include and shall apply to the wholly owned subsidiaries belonging to the party making such representations, warranties, and covenants.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the dates first written above.

                                     EASTERN VIRGINIA BANKSHARES, INC.


                                     By:
                                         -----------------------------
                                         Thomas M. Boyd, Jr.
                                         President and Chief Executive Officer

ATTEST:


------------------------------
------------------
Secretary

                                     SOUTHSIDE BANK


                                     By:
                                         -----------------------------
                                         Thomas E. Boyd, Jr.
                                         President and Chief Executive Officer

ATTEST:


------------------------------
------------------
Secretary


                                     BANK OF NORTHUMBERLAND


                                     By:
                                         -----------------------------
                                         Lewis R. Reynolds
                                         President and Chief Executive Officer

ATTEST:


------------------------------
------------------
Secretary

                                 SOUTHSIDE BANK
                               BOARD OF DIRECTORS

         Each of the undersigned members of the Board of Directors of Southside Bank agrees to be bound by his personal obligations as provided in Section 4.3 and 4.6 of this Agreement.


September __, 1997                       _______________________________
                                         E. Gary Ball

September __, 1997                       _______________________________
                                         Thomas M. Boyd, Jr.

September __, 1997                       _______________________________
                                         W. Rand Cook

September __, 1997                       _______________________________
                                         W. Gerald Cox

September __, 1997                       _______________________________
                                         F. L. Garrett, III

September __, 1997                       _______________________________
                                         Eric A. Johnson

September __, 1997                       _______________________________
                                         William L. Lewis

September __, 1997                       _______________________________
                                         William Lowery, III

September __, 1997                       _______________________________
                                         Lawrence R. Moter

September __, 1997                       _______________________________
                                         Thomas M. Newman

September __, 1997                       _______________________________
                                         Charles R. Revere

September __, 1997                       _______________________________
                                         Leslie Taylor

September __, 1997                       _______________________________
                                         Emmett Upshaw

                             BANK OF NORTHUMBERLAND
                               BOARD OF DIRECTORS

         Each of the undersigned members of the Board of Directors of Bank of Northumberland agrees to be bound by his personal obligations as provided in
Section 4.3 and 4.6 of this Agreement.


September __, 1997                       _____________________________
                                         Robert L. Covington

September __, 1997                       _____________________________
                                         S. Lake Cowart, Sr.

September __, 1997                       _____________________________
                                         L. Edelyn Dawson, Jr.

September __, 1997                       _____________________________
                                         F. Warren Haynie, Jr.

September __, 1997                       _____________________________
                                         W. Leslie Kilduff

September __, 1997                       _____________________________
                                         Lewis R. Reynolds

September __, 1997                       _____________________________
                                         Charles R. Rice

September __, 1997                       _____________________________
                                         William E. Sanford, Jr.

September __, 1997                       _____________________________
                                         Howard R. Straughan, Jr.

                                                              EXHIBIT A
                                                              to the
                                                              Agreement and Plan
                                                              of Reorganization

                             PLAN OF SHARE EXCHANGE
                                     BETWEEN
                                 SOUTHSIDE BANK
                                       AND
                        EASTERN VIRGINIA BANKSHARES, INC.

         Pursuant to this Plan of Share Exchange ("Plan of Share Exchange"), Southside Bank ("SSB"), a Virginia state bank, shall become a wholly-owned subsidiary of Eastern Virginia Bankshares, Inc. ("EVB"), a Virginia corporation pursuant to a share exchange under Section 13.1-717 of the Virginia Stock Corporation Act.

                                    ARTICLE 1

                           Terms of the Share Exchange

         1.1 The Share Exchange. Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of September 26, 1997 between SSB, Bank of Northumberland, Incorporated ("BNI") and EVB, at the Effective Date, SSB shall become a wholly-owned subsidiary of EVB through the exchange of each outstanding share of common stock of SSB for shares of the common stock of EVB in accordance with Section 2.1 of this Plan of Share Exchange and pursuant to a share exchange under Section 13.1-717 of the Virginia Stock Corporation Act (the "Share Exchange"). At the Effective Date, the Share Exchange shall have the effect as provided in Section 13.1-721 of the Virginia Stock Corporation Act.

         1.2 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of EVB in effect immediately prior to the consummation of the Share Exchange shall remain in effect following the Effective Date until otherwise amended or repealed.

                                    ARTICLE 2

                           Manner of Exchanging Shares

         2.1 Exchange of Shares. Upon, and by reason of, the Share Exchange becoming effective pursuant to the issuance of a Certificate of Share Exchange by the Virginia State Corporation Commission, no cash, except as set forth in section 2.3 below, shall be allocated to the shareholders of SSB, and stock shall be issued and allocated as follows:

                 (a) The holders of each share of common stock, par value $5.00 per share, of SSB ("SSB Common Stock") issued and outstanding immediately prior to the Effective Date shall be entitled to the exchange rights set forth in this Section 2.1 or to their rights under Article 15 of the Virginia Stock Corporation Act as set forth in Section 2.5 below. On the Effective Date, each shareholder of SSB immediately prior to the Effective Date shall be entitled to exchange each such share of SSB Common Stock held for 2.5984 shares of EVB
Common Stock (the "Exchange Ratio"). Each holder of a certificate which immediately prior to the Effective Date represented shares of SSB Common Stock, upon the surrender of his SSB stock certificates to EVB, duly endorsed for transfer in accordance with Section 2.2 below, will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of EVB Common Stock that such SSB stock certificates shall entitle him to pursuant to the Exchange Ratio. After the Effective Date, each such former holder of SSB Common Stock shall have the right to receive (i) any dividend or such distribution payable at or as of any time after the Effective Date to holders of record of EVB Common Stock at or as of any time after the Effective Date, and (ii) the consideration described in Sections 2.1 and 2.3 upon the surrender of such certificate in accordance with
Section 2.2.

                 (b) Shares of SSB Common Stock issued and outstanding shall, by virtue of the Share Exchange, continue to be issued and outstanding shares shall be denoted on the books and records of SSB as held of record by EVB.

         2.2 Manner of Exchange. As promptly as practicable after the Effective Date, EVB shall cause SSB, acting as the exchange agent ("Exchange Agent") to send to each former shareholder of record of SSB immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates of SSB Common Stock (other than shares held by shareholders who perfect their dissenter's rights as provided under Section 2.5 hereof) for the consideration set forth in Section 2.1 above and Section 2.3 below. Any fractional share checks which a SSB shareholder shall be entitled to receive in exchange for such shareholder's shares of SSB Common Stock, and any dividends paid on any shares of EVB Common Stock that such shareholder shall be entitled to receive prior to the delivery to the Exchange Agent of such shareholder's certificates representing all of such shareholder's shares of SSB Common Stock will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to EVB, in its judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

         2.3 Fractional Shares. EVB shall issue cash in lieu of fractional shares. EVB will pay the value of such fractional shares in cash on the basis of $12.70 per share of EVB Common Stock.

         2.4 Dividends. No dividend or other distribution payable to the holders of record of EVB Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of SSB Common Stock issued and outstanding immediately prior to the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 2.3, promptly after which time all such dividends or distributions shall be paid by EVB (without interest).

         2.5 Rights of Dissenting Shareholders. Shareholders of SSB who object to the Share Exchange will be entitled to the dissenters' rights and remedies set forth in sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act.

                                    ARTICLE 3

                                   Termination

         This Plan of Share Exchange may be terminated at any time prior to the Effective Date by the parties hereto as provided in Article 7 of the Agreement and Plan of Reorganization, dated September 26, 1997, between the parties and BNI.

                                                              EXHIBIT B
                                                              to the
                                                              Agreement and Plan
                                                              of Reorganization

                             PLAN OF SHARE EXCHANGE
                                     BETWEEN

                      BANK OF NORTHUMBERLAND, INCORPORATED

                                       AND
                        EASTERN VIRGINIA BANKSHARES, INC.

         Pursuant to this Plan of Share Exchange ("Plan of Share Exchange"), Bank of Northumberland ("BNI"), a Virginia state bank, shall become a wholly-owned subsidiary of Eastern Virginia Bankshares, Inc. ("EVB"), a Virginia corporation pursuant to a share exchange under Section 13.1-717 of the Virginia Stock Corporation Act.

                                    ARTICLE 1

                           Terms of the Share Exchange

         1.1 The Share Exchange. Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of September 26, 1997 between BNI, Southside Bank ("SSB") and EVB, at the Effective Date, BNI shall become a wholly-owned subsidiary of EVB through the exchange of each outstanding share of common stock of BNI for shares of the common stock of EVB in accordance with
Section 2.1 of this Plan of Share Exchange and pursuant to a share exchange under Section 13.1-717 of the Virginia Stock Corporation Act (the "Share Exchange"). At the Effective Date, the Share Exchange shall have the effect as provided in Section 13.1-721 of the Virginia Stock Corporation Act.

         1.2 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of EVB in effect immediately prior to the consummation of the Share Exchange shall remain in effect following the Effective Date until otherwise amended or repealed.

                                    ARTICLE 2

                           Manner of Exchanging Shares

         2.1 Exchange of Shares. Upon, and by reason of, the Share Exchange becoming effective pursuant to the issuance of a Certificate of Share Exchange by the Virginia State Corporation Commission, no cash shall be allocated to the shareholders of BNI, and stock shall be issued and allocated as follows:

                 (a) The holders of each share of common stock, par value $1.00 per share, of BNI ("BNI Common Stock")issued and outstanding immediately prior to the Effective Date shall be entitled to the exchange rights set forth in this Section 2.1 or to their rights under Article 15 of the Virginia Stock Corporation Act as set forth in Section 2.5 below. On the Effective Date, each shareholder of BNI immediately prior to the Effective Date shall be entitled to exchange each such share of BNI Common Stock held for 1.000 shares of EVB Common Stock (the "Exchange Ratio"). Each holder of a certificate which immediately prior to the Effective Date represented shares of BNI Common Stock, upon the surrender of his BNI stock certificates to EVB, duly endorsed for transfer in accordance with Section 2.2 below, will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of EVB Common Stock that such BNI stock certificates shall entitle him to pursuant to the Exchange Ratio. After the Effective Date, each such former holder of BNI Common Stock shall have the right to receive (i) any dividend or such distribution payable at or as of any time after the Effective Date to holders of record of EVB Common Stock at or as of any time after the Effective Date, and (ii) the consideration described in Sections 2.1 and 2.3 upon the surrender of such certificate in accordance with
Section 2.2.

                 (b) Shares of BNI Common Stock issued and outstanding shall, by virtue of the Share Exchange, continue to be issued and outstanding shares shall be denoted on the books and records of BNI as held of record by EVB.

         2.2 Manner of Exchange. As promptly as practicable after the Effective Date, EVB shall cause SSB, acting as the exchange agent ("Exchange Agent") to send to each former shareholder of record of BNI immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates of BNI Common Stock (other than shares held by shareholders who perfect their dissenter's rights as provided under Section 2.5 hereof) for the consideration set forth in Section 2.1 above. Any dividends paid on any shares of EVB Common Stock that such shareholder shall be entitled to receive prior to the delivery to the Exchange Agent of such shareholder's certificates representing all of such shareholder's shares of BNI Common Stock will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to EVB, in its judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

         2.3 Dividends. No dividend or other distribution payable to the holders of record of EVB Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of BNI Common Stock issued and outstanding immediately prior to the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 2.3, promptly after which time all such dividends or distributions shall be paid by EVB (without interest).

         2.4 Rights of Dissenting Shareholders. Shareholders of BNI who object to the Share Exchange will be entitled to the dissenters' rights and remedies set forth in sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act.

                                    ARTICLE 3

                                   Termination

         This Plan of Share Exchange may be terminated at any time prior to the Effective Date by the parties hereto as provided in Article 7 of the Agreement and Plan of Reorganization, dated September 26, 1997, between the parties and SSB.

                      [This page intentionally left blank]

                                                                     Appendix B

                       Code of Virginia (1950), as amended
                                   Title 13.1
                                    Chapter 9
                                   Article 15.
                               Dissenters' Rights.


ss. 13.1-729.       Definitions.

         In this article:

                  "Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and
         (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

                  "Dissenter" means a shareholder who is entitled to dissent from corporate action under ss. 13.1-730 and who exercises that right when and in the manner required by ss.ss. 13.1-732 through 13.1-739.

                  "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

                  "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                  "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

                  "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

                  "Shareholder" means the record shareholder or the beneficial shareholder.


ss. 13.1-730.       Right to dissent.

         A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                  1. Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by ss. 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under ss. 13.1-719;

                  2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                  3.        Consummation of a sale or exchange of all, or
         substantially   all,  of  the  property  of  the  corporation  if  the
         shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance o a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                  4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

                  1. The articles of incorporation of the corporation issuing such shares provide otherwise;

                  2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

                           a.    Cash;

                           b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

                           c. A combination of cash and shares or membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

                  3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in ss. 13.1-725.

         D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

                  1. The proposed corporate action is abandoned or rescinded;

                  2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

                  3. His demand for payment is withdrawn with the written consent of the corporation.


ss. 13.1-731.       Dissent by nominees and beneficial owners.

         A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

                  1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.


ss. 13.1-732.     Notice of dissenters' rights.

         A. If proposed corporate action creating dissenters' rights under ss. 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         B. If corporate action creating dissenters' rights under ss. 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in ss. 13.1-734.


ss. 13.1-733.     Notice of intent to demand payment.

         A. If proposed corporate action creating dissenters' rights under ss. 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

         B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.


ss. 13.1-734.     Dissenters' notice.

         A. If proposed corporate action creating dissenters' rights under ss. 13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of ss. 13.1-733.

         B.       The dissenters' notice shall:

                  1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

                  2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

                  4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than Sixty days after the date of delivery of the dissenters' notice; and

                  5.       Be accompanied by a copy of this article.


ss. 13.1-735.     Duty to demand payment.

         A. A shareholder sent a dissenters' notice described in ss. 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to subdivision 3 of subsection B of ss. 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

         B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

         C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

ss. 13.1-736.     Share restrictions.

         A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

         B.       The  person  for  whom  dissenters'   rights  are  asserted
as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.


ss. 13.1-737.     Payment.

         A. Except as provided in ss. 13.1-738, within thirty days after receipt of a payment demand made pursuant to ss. 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

         B.       The payment shall be accompanied by:

                  1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                  2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

                  3. A statement of the dissenters' right to demand payment under ss. 13.1-739; and

                  4.       A copy of this article.


ss. 13.1-738.     After-acquired shares.

         A. A corporation may elect to withhold payment required by ss. 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

         B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under ss. 13.1-739.


ss. 13.1-739.     Procedure if shareholder dissatisfied with payment or offer.

         A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under ss. 13.1-737), or reject the corporation's offer under ss. 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under ss. 13.1-737 or offered under ss. 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

         B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.


ss. 13.1-740.     Court action.

         A. If a demand for payment under ss. 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

         E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under ss. 13.1-738.


ss. 13.1-741.     Court costs and counsel fees.

         A. The court in an appraisal proceeding commenced under ss. 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under ss. 13.1-739.

         B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

                  1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ss.ss. 13.1-732 through 13.1-739; or

                  2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

         C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

         D. In a proceeding commenced under subsection A of ss. 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                                                                      Appendix C


SOUTHSIDE BANK


                                                                         Page

         INDEPENDENT AUDITORS' REPORT                                     C-2

         FINANCIAL  STATEMENTS FOR THE YEARS ENDED
         DECEMBER 31, 1996,  1995 AND 1994:

                  Balance Sheets                                          C-3

                  Statements of Income                                    C-4

                  Statements of Shareholders' Equity                      C-5

                  Statements of Cash Flows                                C-6

                  Notes to Financial Statements                      C7 - C13


         FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED
         SEPTEMBER 30, 1997 AND 1996:

                  Balance Sheets                                         C-14

                  Statements of Income                                   C-15

                  Statements of Cash Flows                               C-16

                  Notes to Financial Statements                     C17 - C18

                          Independent Auditors' Report




Directors and Shareholders
Southside Bank
Tappahannock, Virginia:

We have audited the accompanying balance sheets of Southside Bank as of December 31, 1996 and 1995, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Southside Bank as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.




/s/ Deloitte & Touche LLP


Richmond, Virginia
January 13, 1997

Balance Sheets

  December 31                                                                              1996                    1995
--------------------------------------------------------------------------------------------------------------------------
Assets

Cash and cash equivalents                                                         $  10,132,316            $  8,705,201
--------------------------------------------------------------------------------------------------------------------------
Investment securities-available for sale at fair value, amortized cost
  of $14,718,099 and $12,842,393, respectively                                       14,779,954              13,022,575
Investment securities-held to maturity at amortized cost, fair value
  of $18,044,627 and $18,483,489, respectively                                       17,819,803              17,997,758
--------------------------------------------------------------------------------------------------------------------------
Loans, net                                                                          128,007,809             117,447,320
--------------------------------------------------------------------------------------------------------------------------
Deferred income taxes                                                                   835,810                 824,584
Bank premises and equipment                                                           3,022,912               3,333,736
Accrued interest receivable                                                           1,183,738               1,131,316
Other real estate                                                                       152,704                 558,439
Federal Home Loan Bank stock                                                            636,700                 625,900
Other assets                                                                            610,607                 674,413
--------------------------------------------------------------------------------------------------------------------------
         Total Assets                                                             $ 177,182,353           $ 164,321,242
--------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Non interest bearing demand accounts                                              $  15,226,015           $  15,360,017
Interest bearing deposits:
  Money Market accounts                                                              10,404,565              10,827,466
  Now accounts                                                                       18,112,113              17,243,002
  Savings accounts                                                                   42,811,061              39,032,737
  Certificates of deposit $100,000 and over                                          10,188,816               8,835,853
  Other time deposits                                                                61,022,731              55,984,056
--------------------------------------------------------------------------------------------------------------------------
  Total Deposits                                                                    157,765,301             147,283,131
--------------------------------------------------------------------------------------------------------------------------
Accrued interest payable                                                                415,572                 420,627
Other liabilities                                                                     2,165,457               1,351,705
--------------------------------------------------------------------------------------------------------------------------
  Total Liabilities                                                                 160,346,330             149,055,463
--------------------------------------------------------------------------------------------------------------------------
Shareholders' equity:

  Common stock of $5 par value per share; Authorized 1,200,000 shares:
  issued and outstanding 1,018,326 and 1,023,596, respectively                        5,091,630               5,117,980

  Surplus                                                                             2,081,457               2,184,671
  Undivided profits                                                                   9,622,112               7,844,208
  Net unrealized gain on securities available for sale, net of
  tax of $(21,031) in 1996 and $(61,262)  in 1995                                        40,824                 118,920
--------------------------------------------------------------------------------------------------------------------------
  Total Shareholders' Equity                                                         16,836,023              15,265,779
--------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                        $ 177,182,353           $ 164,321,242
--------------------------------------------------------------------------------------------------------------------------

See notes to financial statements.

Statements of Income


  Years ended December 31                                                   1996               1995                1994
--------------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans                                                           $  11,369,223      $  10,564,942        $  9,300,997
   Investment securities:
     U.S. Government obligations                                         323,542            299,569             243,926
     Obligations of U. S. Government agencies                            572,170            623,624             663,346
     Obligations of state/political subdivisions                         913,853            785,463             746,732
     Other                                                               157,996            171,325             190,562
  Federal funds sold                                                     171,199            230,708              86,958
--------------------------------------------------------------------------------------------------------------------------
         Total interest income                                        13,507,983         12,675,631          11,232,521
--------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Deposits                                                             6,027,624          5,963,064           4,505,587
  Obligation under capital lease                                              --                 --               3,158
--------------------------------------------------------------------------------------------------------------------------
  Total interest expense                                               6,027,624          5,963,064           4,508,745
--------------------------------------------------------------------------------------------------------------------------
  Net interest income                                                  7,480,359          6,712,567           6,723,776
Provision for loan losses                                                345,000            324,000             480,000
  Net interest income after provision for loan losses                  7,135,359          6,388,567           6,243,776
--------------------------------------------------------------------------------------------------------------------------
Other income:
  Service charges on deposit accounts                                    730,012            693,257             617,357
  Loss on sale of available for sale securities                         (56,406)                 --            (84,762)
  Other operating income                                                 376,048            326,320             266,530
--------------------------------------------------------------------------------------------------------------------------
                                                                       1,049,654          1,019,577             799,125
--------------------------------------------------------------------------------------------------------------------------
Other expenses:
  Salaries                                                             1,726,777          1,672,055           1,453,231
  Employee benefits                                                      467,927            506,956             496,136
  Occupancy expense                                                      676,726            661,583             606,391
  Other operating expenses                                             1,802,944          1,653,783           1,652,594
--------------------------------------------------------------------------------------------------------------------------
                                                                       4,674,374          4,494,377           4,208,352
--------------------------------------------------------------------------------------------------------------------------
  Income before income taxes                                           3,510,639          2,913,767           2,834,549
Income tax expense                                                       962,096            774,634             768,265
--------------------------------------------------------------------------------------------------------------------------
  Net income                                                        $  2,548,543       $  2,139,133        $  2,066,284
--------------------------------------------------------------------------------------------------------------------------
Net income per share                                                      $ 2.51             $ 2.10              $ 2.03
--------------------------------------------------------------------------------------------------------------------------

See notes to financial statements.

Statements of Shareholders' Equity



                                                                               Net Unrealized
                                                                                  Gain (Loss)
                                                                                on Securities
                                                      Common                        Undivided      Available
Years ended December 31, 1996, 1995, and 1994          Stock       Surplus            Profits       for Sale             Total
------------------------------------------------------------------------------------------------------------------------------------

Balance - January 1, 1994                       $  5,100,000   $  2,101,846      $  5,075,832     $  296,888       $  12,574,566
  Net income                                              --             --         2,066,284             --           2,066,284
  Cash dividends declared                                 --             --          (714,000)            --            (714,000)
  Change in net unrealized loss on
  securities available for sale                           --             --                --      (479,293)            (479,293)
------------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 1994                        5,100,000      2,101,846         6,428,116      (182,405)          13,447,557
Net Income                                                --             --         2,139,133             --           2,139,133
   Cash dividends declared                                --             --          (723,041)            --            (723,041)
   Shares sold under dividend reinvestment plan       39,628        176,961                --             --             216,589
   Shares repurchased and  retired                   (21,648)       (94,136)               --             --            (115,784)
   Change in net unrealized gain on
     securities available for sale                        --             --                --        301,325             301,325
------------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 1995                        5,117,980      2,184,671         7,844,208        118,920          15,265,779
Net income                                                --             --         2,548,543             --           2,548,543
   Cash dividends declared                                --             --          (770,639)            --            (770,639)
   Shares sold under dividend reinvestment plan       28,970        153,309                --             --             182,279
   Shares repurchased and retired                    (55,320)      (256,523)               --             --            (311,843)
   Change in net unrealized loss on
     securities available for sale                        --             --                --        (78,096)            (78,096)
------------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 1996                     $  5,091,630   $  2,081,457      $  9,622,112      $  40,824       $  16,836,023
------------------------------------------------------------------------------------------------------------------------------------

See notes to financial statements.

Statements Of Cash Flows




  Years ended December 31                                                   1996               1995                1994
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net Income                                                        $  2,548,543       $  2,139,133        $  2,066,284
  Adjustments to reconcile net income to net cash
  provided by operating activities:
     Depreciation and amortization                                       581,033            532,117             484,986
     Deferred tax (benefit) provision                                     29,006            (71,486)            (11,330)
     Provision for loan losses                                           345,000            324,000             480,000
     Net loss on other real estate                                            --                 --              12,951
     Losses realized on available for sale securities                     56,406                 --              84,762
     Increase in accrued interest receivable                             (52,422)          (155,246)            (39,054)
     Increase in other assets                                            (56,000)          (231,343)            (22,621)
     Increase (decrease) in accrued interest payable                      (5,055)           113,075              16,226
     Premium amortization-securities                                      73,655             93,342             121,648
     Discount accretion-securities                                       (25,105)           (86,742)            (35,910)
     Increase (decrease) in other liabilities                            813,752           (195,763)            420,085
------------------------------------------------------------------------------------------------------------------------------------
  Total adjustments                                                    1,760,270            321,954           1,511,743
------------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                          4,308,813          2,461,087           3,578,027
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from sales and maturities of securities
  available for sale                                                   6,007,256          5,183,944           4,754,377
  Maturities of securities held to maturity                            1,504,131          2,654,000           1,595,000
  Proceeds from sale of other real estate                                405,734                 --             112,049
  Purchases of investment securities available for sale               (7,970,035)        (4,945,548)         (1,925,284)
  Purchases of investment securities held to maturity                 (1,344,059)        (5,865,076)           (647,342)
  Purchases of Federal Home Loan Bank Stock                              (10,800)           (64,800)            (40,600)
  Purchases of other real estate                                              --           (358,439)                 --
  Net increase in loans                                              (10,905,489)        (5,941,314)        (14,838,577)
  Purchases of bank premises and equipment                              (150,403)          (592,114)         (1,361,405)
------------------------------------------------------------------------------------------------------------------------------------
  Net cash used in investing activities                              (12,463,665)        (9,929,347)        (12,351,782)
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase in total deposits                                      10,482,170         11,278,248           9,670,855
  Principal payments on capital lease obligation                              --                 --             (71,142)
  Proceeds from sale of stock                                            182,279            216,589                  --
  Repurchases and retirement of stock                                   (311,843)          (115,784)
  Dividend paid                                                         (770,639)          (723,041)           (714,000)
------------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by financing activities                          9,581,967         10,656,012           8,885,713
------------------------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                              1,427,115          3,187,752             111,958
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                         8,705,201          5,517,449           5,405,491
  Cash and cash equivalents at end of year                         $  10,132,316       $  8,705,201        $  5,517,449
------------------------------------------------------------------------------------------------------------------------------------


Supplemental disclosures of cash flow information:
The bank paid $6,032,679 in interest on deposits and $990,247 in income tax payments in 1996, $5,849,989 and $632,682, respectively, in 1995, $4,489,361 and
$1,040,348, respectively, in 1994.
-------------------------------------------------------------------------------
See notes to financial statements.

Notes to Financial Statements
December 31, 1996, 1995, and 1994
-------------------------------------------------------------------------------

1.  Summary  of  Significant   Accounting  Policies:
         The accounting and reporting policies of Southside Bank (the Bank) conform to generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant of those policies:
(a)    Nature of Operations
         The Bank operates under a state bank charter and provides full banking services, including commercial and consumer demand and time deposit accounts, commercial and consumer loans, Visa and Mastercard revolving credit accounts, drive-in banking services and automated teller machine transactions. As a state bank, the Bank is subject to regulation of the Federal Deposit Insurance Corporation and The Virginia State Corporation Commission's Bureau of Financial Affairs. The area served by the bank is primarily the counties of Essex, King & Queen, King William, Middlesex and Caroline and services are provided by seven branch offices.
(b)    Estimates
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates
(c)    Cash and Cash  Equivalents
         The Bank's definition of cash and cash equivalents as shown in the statement of cash flows includes Federal funds sold and other short-term, highly liquid investments with original maturities of three months or less.
(d)    Investment Securities
         The Bank has classified securities as either held to maturity or available for sale. The Bank does not have any securities classified as trading securities. Securities classified as held to maturity are accounted for at amortized cost, and require the Bank to have both the positive intent and ability to hold those securities to maturity. All other securities are classified as available for sale and are carried at fair value with unrealized gains and losses included in shareholder's equity on an after tax basis. Realized gains or losses on the sale of investments are recognized at the time of sale using the specific identification method.
(e)    Federal Home Loan Bank Stock
         Federal Home Loan Bank stock is stated at cost. No ready market exists for this stock, and it has no quoted market value. For presentation purposes, such stock is assumed to have market value which is equal to cost. In addition, such stock is not considered a debt or equity security in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities"
 (f)   Loans Receivable
         Loans receivable that management has the ability and intent to hold for the foreseeable future or until maturity or pay off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on origination of loans. Interest on installment loans is recognized based on the interest method. Interest on all other major categories of loans is accrued based upon the principal amounts outstanding. The Bank discontinues the accrual of interest on loans after a delinquency period of 90 days. When interest accruals are discontinued, interest credited to income in the current year is reversed. Loan origination and commitment fees and certain direct costs are deferred and the net amount amortized as an adjustment of the related loan's yields. The bank is generally amortizing these amounts over the contractual life of the related loans. However, for mortgage loans generally made for a 15-year term, the Bank has anticipated prepayments and uses an estimated economic life of eight years.
 (g)   Allowance For Loan Losses
         An allowance is maintained for losses on loans. Loan losses, net of recoveries on loans previously charged off, are charged to the allowance. The allowance for loan losses is based upon management's periodic evaluation of portfolio with consideration given to the overall loss experience, delinquency data, financial condition of the borrowers, and such other factors that, in management's judgment, warrant recognition in providing and adequate allowance.
(h)    Impaired Loans
         Effective January 1, 1995, the Bank adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS 118, which requires that an impaired loan be measured based on the present value of expected future cash flows discounted at the loans effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. A loan is considered impaired when it is probable that a creditor will be unable to collect all interest and principal payments as scheduled in the loan agreement. The Bank records interest receipts on impaired loans as interest income only when the ultimate collectibiltiy of the principal is not in doubt. A valuation allowance is maintained to the extent that the measure of the impaired loans is less than the recorded investment.

(i)    Foreclosed Properties
         Property acquired through foreclosure is stated at the lower of the recorded cost or the estimated fair value of the property. At the time of foreclosure, any excess of cost over estimated fair value is charged to the allowance for loan losses. Subsequent declines in the fair value are recorded in a valuation account and are reflected in operations in the year in which the decline occurred.
(j)    Bank Premises and Equipment
         Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation is charged to expense over the estimated useful lives of the assets and is computed using the straight-line or declining balance method for financial reporting purposes. Depreciation for tax purposes is computed based upon accelerated methods. The costs of major renewals or improvements are capitalized while the costs of ordinary maintenance and repairs are charged to expense as incurred.
(k) Disclosures Concerning the Fair Value of Financial Instruments Disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments". The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. Loan commitments are conditional and subject to market pricing and therefore do not reflect a gain or loss of market value. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counter parties at the reporting date. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.
Cash and  short-term  investments.  The nature  of these  instruments  and their relatively short maturities provides for the reporting of fair value equal to the historical cost.
Investment  securities.  The fair  value of  investment  securities  of based on quoted market prices.
Loans.  The estimate of the fair value of the loan portfolio is estimated  based on present values using applicable rates currently, offered on similar products.
Deposits.  The fair value of all demand  accounts  is the amount  payable at the report date. For all other deposits, the fair value is determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products.
(l)    Income Taxes
         The Bank uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refunded for the period plus or minus the change during the period in deferred tax assets and liabilities.
(m)   Earnings Per Share
         Earnings per share are based upon the weighted average number of shares outstanding during the year. The number of shares used in computing earnings per share was 1,014,281, 1,019,647 and 1,020,000 in 1996, 1995 and 1994 respectively.
(n)    Impact of  Recently  Issued  Accounting  Standards
         Effective January 1, 1996 the Bank adopted issued SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This Statement establishes accounting standards for the impairment of long-lived assets, and certain identifiable intangibles to be disposed of. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The implementation of this standard did not have a significant impact on the Bank financial statements.
(o)    Reclassifications
         Certain reclassification have been made to prior year balances to conform to the current year presentation.

2   Investment Securities:

The following is a comparison of amortized cost and estimated fair values of investment securities at December 31, 1996 and 1995:


                                                                                  1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Gross             Gross        Estimated
                                                            Amortized       Unrealized        Unrealized             Fair
    Available for Sale:                                          Cost             Gain            Losses            Value
------------------------------------------------------------------------------------------------------------------------------------
    U. S. Government obligations                         $  6,527,148        $  20,506          $  9,683     $  6,537,971
    Obligations of U. S. Government agencies                8,190,951           82,934            31,902        8,241,983
------------------------------------------------------------------------------------------------------------------------------------
                                                           14,718,099          103,440            41,585       14,779,954
    Held to Maturity:
    Obligations of state/political subdivisions            16,183,670          267,309            71,173       16,379,806
    Corporate bonds                                         1,636,133           28,688                --        1,664,821
------------------------------------------------------------------------------------------------------------------------------------
                                                           17,819,803          295,997            71,173       18,044,627
------------------------------------------------------------------------------------------------------------------------------------
      Total                                             $  32,537,902       $  399,437        $  112,758    $  32,824,581
------------------------------------------------------------------------------------------------------------------------------------

                                                                                  1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Gross             Gross        Estimated
                                                            Amortized       Unrealized        Unrealized             Fair
    Available for Sale:                                          Cost             Gain            Losses            Value
------------------------------------------------------------------------------------------------------------------------------------
    U. S. Government obligations                         $  4,254,151        $  81,475              $ --     $  4,335,626
    Obligations of U. S. Government agencies                8,588,242          158,025            59,318        8,686,949
------------------------------------------------------------------------------------------------------------------------------------
                                                           12,842,393          239,500            59,318       13,022,575
    Held to Maturity:
    Obligations of state/political subdivisions            16,610,636          483,623            60,204       17,034,055
    Corporate bonds                                         1,387,122           62,312                --        1,449,434
------------------------------------------------------------------------------------------------------------------------------------
                                                           17,997,758          545,935            60,204       18,483,489
------------------------------------------------------------------------------------------------------------------------------------
      Total                                             $  30,840,151       $  785,435        $  119,522    $  31,506,064
------------------------------------------------------------------------------------------------------------------------------------

The following is a summary of the amortized cost and estimated fair values of the bank's investment securities by contractual maturity at December 31, 1996.

------------------------------------------------------------------------------------------------------------------------------------
                                                       Amortized Cost       Fair Value
------------------------------------------------------------------------------------------------------------------------------------
    Available for Sale:
    One year or less                                $  2,503,747          $  2,512,188
    1-5 years                                          7,023,735             7,024,972
    5-10 years                                           943,993               950,290
    After 10 years                                            --                    --
------------------------------------------------------------------------------------------------------------------------------------
                                                      10,471,475            10,487,450
    Mortgage-backed securities                         4,246,624             4,292,504
------------------------------------------------------------------------------------------------------------------------------------
                                                      14,718,099            14,779,954
------------------------------------------------------------------------------------------------------------------------------------
    Held To Maturity:
    One year or less                                   1,651,244             1,673,166
    1-5 years                                          8,531,884             8,632,052
    5-10 years                                         3,904,545             3,958,533
    After 10 years                                     3,732,130             3,780,876
------------------------------------------------------------------------------------------------------------------------------------
                                                      17,819,803            18,044,627
------------------------------------------------------------------------------------------------------------------------------------
      Total $  32,537,902                          $  32,824,581
------------------------------------------------------------------------------------------------------------------------------------

Proceeds from sales of securities available for sale were $1,443,594 for the year ended December 31, 1996. Gross losses of $56,406 were realized on those sales. There were no sales of securities in 1995. Proceeds from sales of securities available for sale were $914,531 for the year ended December 31, 1994. Gross gains of $3,593 and gross losses of $88,355 were realized on those sales. Securities with an amortized cost of $3,449,665 and $5,068,312 and market value of $3,475,466and 5,066,301 at December 31, 1996 and 1995 respectively, were pledged to collateralize public funds as required by law.

3   Loans:

The following is a comparison of loans by type which were outstanding at December 31, 1996 and 1995:

------------------------------------------------------------------------------------------------------------------------------------
                                                                               1996             1995
------------------------------------------------------------------------------------------------------------------------------------
    Real estate loans                                                    $  87,803,244     $  85,502,950
    Commercial, industrial and agricultural loans                           10,331,732         7,937,594
    Loans to individuals for household, family and other
     consumer expenditures                                                  34,064,528        28,002,068
    All other loans                                                            868,187           613,008
------------------------------------------------------------------------------------------------------------------------------------
     Total gross loans                                                     133,067,691       122,055,620
------------------------------------------------------------------------------------------------------------------------------------
    Less unearned income                                                    (2,211,285)       (1,579,149)
    Less deferred loan fee                                                    (469,094)         (477,702)
    Less allowance for loan losses                                          (2,379,503)       (2,551,449)
------------------------------------------------------------------------------------------------------------------------------------
     Total net loans                                                     $ 128,007,809     $ 117,447,320
------------------------------------------------------------------------------------------------------------------------------------

Loans to directors and executive officers of the Bank and loans to companies in which they have a significant interest had outstanding balances of $3,684,527 and $3,769,870 at December 31, 1996 and 1995, respectively, with additions of $2,480,515 and curtailments of $2,565,858 in 1996. The balance of non-accrual loans was $3,500,145 and $3,741,486 at December 31, 1996 and 1995, respectively. If these loans had been accruing interest at their contracted rates, related income for these loans would have been $260,271, $132,545, and $187,916 for the years ended December 31, 1996, 1995 and 1994, respectively. The balance of impaired loans were $1,456,574 and $972,234 at December 31, 1996 and 1995, respectively. The related specific valuation allowance of these loans was $225,000 at December 31, 1995. There was no specific valuation allowance for impaired loans at December 31, 1996. The average recorded investment in impaired loans for the years ended December 31, 1996 and 1995 was $1,214,404 and $856,587, respectively. During the years ended December 31, 1996 and 1995 the Bank did not recognize any interest income on the impaired loans.

4   Allowance For Loan Losses:
The following is a summary of the activity in the allowance for loan losses:


                                                                                  1996              1995            1994
------------------------------------------------------------------------------------------------------------------------------------
    Balance at beginning of year                                           $ 2,551,449       $ 2,436,010     $ 2,015,000
    Provisions charged against income                                          345,000           324,000         480,000
    Recoveries of loans charged off                                            133,384            82,511         193,630
    Loans charged off                                                         (650,330)         (291,072)       (252,620)
------------------------------------------------------------------------------------------------------------------------------------
    Balance at end of year                                                 $ 2,379,503       $ 2,551,449     $ 2,436,010
------------------------------------------------------------------------------------------------------------------------------------


5   Bank Premises and Equipment:

The detail of bank premises and equipment is as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                  1996              1995
------------------------------------------------------------------------------------------------------------------------------------
   Cost:
       Land                                                                 $  742,846        $  742,846
       Buildings                                                             2,585,260         2,673,757
       Furniture, fixtures and equipment                                     2,639,025         2,523,328
       Automobiles                                                              31,199            31,199
       Construction in progress                                                      -           306,566
------------------------------------------------------------------------------------------------------------------------------------
                                                                             5,998,330         5,971,130
------------------------------------------------------------------------------------------------------------------------------------
    Less accumulated depreciation:
       Buildings                                                               867,586           780,903
       Furniture, fixing and equipment                                       2,076,633         1,825,292
       Automobiles                                                              31,199            31,199
------------------------------------------------------------------------------------------------------------------------------------
                                                                             2,975,418         2,637,394
------------------------------------------------------------------------------------------------------------------------------------
     Book value                                                           $  3,022,912      $  3,333,736

The depreciation charged to expense for the years ended December 31, 1996, 1995, and 1994 amounted to $461,227, $500,869, and, $453,738, respectively.

6   Deposits

The aggregate amount of certificate of deposit with a minimum denomination of $100,000, was approximately $10,188,816 and $8,835,853 in 1996 and 1995, respectively.

At December 31, 1996, the scheduled maturities of certificates of deposit were as follows:

             1997                                   $  42,159,907
             1998                                      19,769,557
             1999                                       5,845,420
             2000                                       2,642,958
             2001 and thereafter                          793,705
             ----------------------------------------------------
             Total                                  $  71,211,547


7   Income Taxes:

Income taxes applicable to net income for the years ended December 31, 1996, 1995, and 1994 were as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                  1996              1995             1994
------------------------------------------------------------------------------------------------------------------------------------
    Federal taxes:
     Currently payable                                                      $  933,090        $  846,120       $  779,595
     Deferred income tax provision (benefit)                                    29,006           (71,486)         (11,330)
------------------------------------------------------------------------------------------------------------------------------------
                                                                            $  962,096        $  774,634       $  768,265
------------------------------------------------------------------------------------------------------------------------------------

The following is a reconciliation of the expected tax expense with the reported expense for the years ended December 31, 1996, 1995 and 1994:

------------------------------------------------------------------------------------------------------------------------------------
                                                      1996                       1995                        1994
                                                              % of                       % of                        % of
                                                           Pre-Tax                    Pre-Tax                     Pre-Tax
                                               Amount       Income        Amount       Income         Amount       Income
------------------------------------------------------------------------------------------------------------------------------------
    Expected tax expense at statutory rate$  1,193,617       34.0%    $  990,681       34.0%      $  963,747        34.0%
    Increase (decrease) in taxes resulting from:
    Tax-exempt interest                      (241,832)      (6.9)%      (215,261)      (7.4%)       (250,280)       (8.8%)
    Other                                        8,721         .2%        (1,752)       (.1%)         53,483         1.9%
    Environmental tax                            1,590         .1%           966         .1%           1,315           --
------------------------------------------------------------------------------------------------------------------------------------
           Total                           $   962,096       27.4%    $  774,634       26.6%      $  768,265        27.1%
------------------------------------------------------------------------------------------------------------------------------------

The components of the deferred income tax asset are as follows:

                                                                                  1996                1995
------------------------------------------------------------------------------------------------------------------------------------
   Deferred tax assets:
       Depreciation and amortization                                         $  79,230           $  77,022
       Deferred loan fees                                                       81,557             108,744
       Allowance for loan losses                                               683,281             741,742
------------------------------------------------------------------------------------------------------------------------------------
       Interest on non-accrual loans                                            88,492              45,067
       Other real estate owned                                                  42,500              42,500
------------------------------------------------------------------------------------------------------------------------------------
                                                                            $  975,060        $  1,015,075
------------------------------------------------------------------------------------------------------------------------------------
   Deferred tax liabilities:
------------------------------------------------------------------------------------------------------------------------------------
       Net unrealized gain on available for sale securities                 $  (21,031)         $  (61,262)
       Deferred loan costs                                                    (166,131)           (115,951)
       FHLB dividend                                                            (7,888)             (7,888)
       Other                                                                    55,800              (5,390)
------------------------------------------------------------------------------------------------------------------------------------
                                                                              (139,250)           (190,491)
------------------------------------------------------------------------------------------------------------------------------------
   Net deferred tax asset                                                   $  835,810          $  824,584
------------------------------------------------------------------------------------------------------------------------------------

8   Employee Benefits:

(a) Insurance and retirement plan:

The Bank has a contributory insurance and defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

The following table sets forth the plan's funded status and amounts recognized in the Bank's financial statements at December 31, 1996, 1995 and 1994, as of the most recent actuarial valuation date, October 1, 1996.


                                                                            1996             1995           1994
------------------------------------------------------------------------------------------------------------------------------------
       Actuarial present value of benefit obligations:
       Accumulated benefit obligations, including vested benefits of
         $1,201,231 of  $1,195,414, and $1,188,797, respectively    $ (1,233,145)    $ (1,212,494)  $ (1,204,219)
       Projected benefit obligation for service rendered to date      (1,797,820)      (1,680,817)    (1,671,090)
       Plan assets at fair value                                       1,999,283        1,892,625      1,534,906
       Projected benefit obligation less than (in excess of) plan assets 201,463          211,808       (136,184)
       Unrecognized net gain from past experience different from
         that assumed and effects of changes in assumptions               50,185           54,368         58,551
       Prior service cost not yet recognized in net periodic
         pension cost                                                   (404,151)        (422,479)      (135,842)
------------------------------------------------------------------------------------------------------------------------------------
       Accrued pension cost                                              (27,723)         (21,924)       (69,497)
       Net pension cost included the following components:
         Services cost-benefits earned during the period                 108,018          101,039         87,404
         Interest cost on projected benefit obligations                  124,340          123,956        110,632
         Actual return on plan assets (income)                          (168,270)        (136,491)      (131,105)
         Net amortization and deferral                                     1,507           13,782          5,758
------------------------------------------------------------------------------------------------------------------------------------
       Net periodic pension cost                                       $  65,595       $  102,286      $  72,689
------------------------------------------------------------------------------------------------------------------------------------

The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefits obligation were 7.5%. The expected long-term rate of return on assets was 9%.

(b) Profit sharing plan:

The Bank has a qualified profit sharing plan applicable to all eligible employees. Contributions to the Plan are made in accordance with those proposals set forth and approved by the Board of Directors. Contributions to this Plan of $110,000, $110,000 and $115,000 were included in expenses for the years ended December 31, 1996, 1995, and 1994, respectively.

9   Regulatory  Requirements  and  Restrictions:

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            To Be Well
                                                                                                         Capitalized Under
                                                                              For Capital                Prompt Corrective
                                                 Actual                   Adequacy Purposes:             Action Provisions:
                                          Ratio         Amount          Ratio          Amount          Ratio         Amount
------------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
    Total Capital
      (to Risk-Weighted Assets)          11.45%   $ 17,324,749          8.00%    $ 12,100,971         10.00%   $ 15,126,213
    Tier I Capital
      (to Risk-Weighted Assets)          11.18%     16,914,119          4.00%       6,050,485          6.00%      9,075,728
    Tier I Capital
      (to Average Assets)                 9.47%     16,914,119          4.00%       7,142,041          5.00%      8,927,551
------------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1995:
    Total Capital
      (to Risk-Weighted Assets)          10.69%   $ 14,594,713          8.00%    $ 10,923,476         10.00%   $ 13,654,345
    Tier I Capital
      (to Risk-Weighted Assets)           9.53%     13,007,726          4.00%       5,461,738          6.00%      8,192,607
    Tier I Capital
    (to Average Assets)                   7.90%     13,007,726          4.00%       6,586,162          5.00%      8,232,703
------------------------------------------------------------------------------------------------------------------------------------

10  Financial Instruments:

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. The financial instruments include commitments to extend credit and standby letters of credit. These instruments involve elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instruments for commitments to extend credit and stand by letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk. The total contract amount of standby letters of credit, whose contract amounts represent credit risk was $475,883 and $334,938 at December 31, 1996 and 1995, respectively. Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter party. The total amount of unfunded loan commitments and unused lines of credit were $2,481,580 and $9,042,368, respectively at December 31, 1996.

The estimated fair values of the Bank's financial instruments at:

                                                                December 31, 1996              December 31, 1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                           Estimated                           Estimated
                                                           Carrying           Fair           Carrying             Fair
                                                            Amount            Value           Amount             Value
------------------------------------------------------------------------------------------------------------------------------------
    Financial assets:
      Cash and short-term investments                   $  10,132,316    $  10,132,316      $  8,705,201     $  8,705,201
      Investment securities-available for sale             14,779,954       14,779,954        13,022,575       13,022,575
      Investment securities held to maturity               17,819,803       18,044,627        17,997,758       18.483.489
      Federal Home Loan Bank stock                            636,700          636,700           625,900          625,900
      Loans                                               130,387,312      130,389,912       119,998,769      119,837,567
      Less allowance for loan losses                        2,379,503        2,379,503         2,551,449        2,551,449
------------------------------------------------------------------------------------------------------------------------------------
    Financial liabilities:
      Demand Deposits                                   $  86,553,754    $  86,553,754     $  82,463,172    $  82,463,172
      Time Deposit                                         71,211,547       70,833,465        64,819,959       64,663,457
------------------------------------------------------------------------------------------------------------------------------------

Southside Bank
Balance Sheets
--------------------------------------------------------------------------------
                                                  (dollars in thousands)
                                       September 30, 1997      December 31, 1996
                                          (unaudited)
Assets
Cash & Cash Equivalents                          $  8,320               $ 10,132
Securities available for sale                      13,880                 14,780
Securities held to maturity                        18,218                 17,819
Loans, net                                        138,342                128,007
Deferred Income Taxes                                 847                    836
Premises and Equipment                              3,364                  3,023
Other Real Estate                                       9                    153
Fed Home & Bankers Bank Stock                         728                    637
Accrued Interest Receivable                         1,309                  1,184
Other Assets                                          728                    611
                                                 --------               --------
                                                 $185,745               $177,182


Liabilities and Stockholders' Equity

Non-interest Checking                            $ 16,611               $ 15,226
Money Market Accounts                              10,718                 10,405
NOW Accounts                                       18,092                 18,112
CD's $100M & over                                  10,213                 10,189
CD's under $100M                                   63,196                 61,022
     Total Deposits                               118,830                114,954
Accrued Interest Payable                              450                    416
Other Liabilities                                   1,794                  2,165
                                                 --------               --------
     Total Liabilities                           $166,725               $160,346

Common                                           $  5,094               $  5,092
Surplus                                             2,096                  2,081
Undivided Profit                                   11,810                  9,622
Securities Gain (loss)                                 20                     41
                                                 --------               --------
     Total stockholders' equity                  $ 19,020               $ 16,836

Total Liabilities & Stockholders' Equity         $185,745               $177,182


Southside Bank
Statements of Income
--------------------------------------------------------------------------------


                                                      (dollars in thousands)

                                    nine months ended Sept 30,          three months ended Sept 30,
                                      1997              1996              1997              1996
Interest Income
  Loans                             $  9,377          $  8,453          $  3,199          $  2,867
  Investment Securities
    Treasuries                           312               235               110                81
    Agencies                             335               440                99               156
    Municipals                           657               689               226               231
    Other                                105               105                50                42
  Federal Funds Sold                     229               116                81                20
                                    --------          --------          --------          --------
                                      11,015            10,038             3,765             3,397
Interest Expense
  Deposits                             4,914             4,481             1,690             1,475
                                    --------          --------          --------          --------
                                       4,914             4,481             1,690             1,475

Net Interest Income                    6,101             5,557             2,075             1,922
Provision for Loan Loss                  262               228                90                93
                                    --------          --------          --------          --------
Net Int Income After Provision         5,839             5,329             1,985             1,829

Other Income
  Serv Charge on Deposit Acct            554               536               190               185
  Gain (loss) on Sale of Security        (15)              (51)                8
  Other Operating Income                 349               271               116               100
                                    --------          --------          --------          --------
                                         888               756               314               285
Other Expenses
  Salaries                             1,450             1,270               504               412
  Benefits                               212               274                71                94
  Occupancy                              520               484               196               171
  Other Operating                      1,340             1,261               443               424
                                    --------          --------          --------          --------
                                       3,522             3,289             1,214             1,101

Income Before Taxes                    3,205             2,796             1,068               659
Income Taxes                             855               684          $    300          $    244
                                    --------          --------          --------          --------
Net Income                          $  2,350          $  2,112          $    768          $    415

Net income per share                $   2.31          $   2.08          $   0.76          $   0.71


Southside Bank
Statement of Cash Flows
--------------------------------------------------------------------------------

                                                             (dollars in thousands)

                                                         nine months ended September 30,
                                                           1997                  1996
                                                         --------              --------
Cash flows from operating activities:
Net income                                               $  2,350              $  2,113
Adjustments to reconcile net income to net cash
     provided by operating activities
Depreciation and amortization                                 373                   357
Deferred tax benefit                                          (11)                  (95)
Provision for loan loss                                       262                   228
Gain (loss) on available for sale securities                   15                    51
Increase (decrease) in accrued int receivable                (125)                 (100)
Increase in other assets                                     (198)                 (346)
Increase (decrease) in accrued int payable                     35                   (53)
Premium amortization of securities                             41                    56
Discount accretion of securities                              (52)                  (18)
Decrease in other liabilities                                (372)                 (645)
Total adjustments                                             (32)                 (565)

Net cash by operating activities                            2,318                 1,548

Cash flows from investing activities
Net increase (dec) in investment securities                   491                  (532)
Proceeds from sale of other real estate                       173                   235
Purchases of Federal Home Loan Bank Stock                     (91)                  (11)
Purchases of other real estate
Net increase in loans                                     (10,596)               (6,713)
Purchases of bank premises and equipment                     (714)                  (99)
Net cash used in investing activities                     (10,737)               (7,120)

Cash flows from financing activities:
Net increase in total deposits                              6,716                 3,981
Proceeds from sale of stock                                    53
Repurchases and retirement of stock                          (234)
Dividends paid                                               (163)                 (142)
Net cash provided by financing activities                   6,606                 3,605

Net increase in cash and cash equivalents                  (1,812)               (1,967)
Cash & cash equivalents at beginning of period             10,132                 8,705
Cash & cash equivalents at end of period                    8,320                 6,738


SOUTHSIDE BANK
Notes to Financial Statements

September 30, 1997 and 1996 (unaudited)

--------------------------------------------------------------------------------


1.  ACCOUNTING POLICIES



The information contained in the financial statements is unaudited and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of the interim periods presented have been made. Operating results for the nine month period ended are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.



The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's 1996 Annual Report to Stockholders. Certain previously reported amounts have been reclassified to conform to current period presentation.


2.  ALLOWANCE FOR LOAN LOSSES


         The following summarizes activity in the allowance for loan losses for the nine months ended September 30, (in thousands):


                                               1997             1996
                                           -------------------------
Balance, January 1                         $  2,380         $  2,552

Provisions charged to operations                262              228
Recoveries credited to allowance                345               81
Loans charged off                             (357)            (493)
                                              -----            -----
Balance, September 30                      $  2,630         $  2,368
                                           =========================


3.  EARNINGS PER SHARE


         Earnings per share outstanding has been computed by dividing net income by the weighted average number of shares outstanding for the period. Weighted average shares used for the computation were 1,018,587 and 1,019,355 for the nine months ended September 30, 1997 and 1996.



4.  RECENT ACCOUNTING PRONOUNCEMENTS


         In June 1996, the FASB issued FASB No.125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial components approach that focuses on control of the affected asset or liability that it controls or surrenders. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. SSB is not presently expected to be impacted by this Statement in the foreseeable future.


         In October 1996, the FASB issued FASB Statement No. 127, which deferred for one year paragraphs 9-12 (Accounting for Transfers and Servicing of Financial Assets) under FASB No. 125 for securities lending, repurchase agreements, dollar rolls, and other secured transactions. The FASB also agreed to defer for one year paragraph 15 (Secured Borrowings and Collateral) under FASB No. 125 for all transactions.


         In February 1997, the FASB issued FASB No. 128, Earnings Per Share. FASB No. 128 simplifies the calculation of earnings per share (EPS) and makes it comparable to international standards. Under FASB No. 128, primary EPS is replaced with a calculation known as basic EPS. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Fully diluted EPS has not changed significantly but has been renamed diluted EPS. Under the new rules, income available to common shareholders should be adjusted for the assumed conversion of all potentially dilutive securities. The treasury stock method is used to calculate the dilutive effect of options and warrants. The treasury stock method is applied using the average market price of SSB's common stock during the period rather than the higher of the average market price or ending market price. The dilutive effect of convertible debt of convertible preferred stock will be calculated using the if-converted method, which assumes conversion at the beginning of the period of the effect is dilutive. FASB No. 128 is effective for both interim and annual financial statements for periods ending after December 15, 1997. Earlier application is not permitted.


         In February 1997, the FASB also issued FASB No. 129, Disclosure of Information about Capital Structure. FASB No. 129 consolidates the existing guidance from several other pronouncements relating to an entity's capital structure. Management does not expect the application of this pronouncement to have a material impact on SSB's financial statements.


         During June 1997, the FASB issued FASB No. 130, Reporting Comprehensive Income. This pronouncement establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. FASB No. 130 is effective for financial statements beginning after December 15, 1997.

         Additionally during June of 1997, the FASB issued FASB No. 131, Disclosures about Segments of an Enterprise and Related Information. FASB No. 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement becomes effective for financial statements for periods beginning after December 31, 1997.

                                                                      Appendix D




December 2, 1997



Board of Directors
Southside Bank
307 Church Lane - P.O. Box 1005
Tappahannock, Virginia 22560

Members of the Board

         You have requested our opinion, from a financial point of view, as to the fairness to Southside Bank, ("SSB") Tappahannock, Virginia and its shareholders of the terms of the Agreement and Plan of Reorganization ("Agreement"), dated September 26, 1997, between SSB and the Bank of Northumberland, Inc., ("BNI") Heathsville, Virginia. The terms of the Agreement provide for an affiliation and merger of SSB, BNI, and Eastern Virginia Bankshares, Inc., ("EVB"). Following the Reorganization, BNI and SSB each will continue to carry on its banking business as a wholly-owned subsidiary of EVB in substantially the same manner as before the Reorganization.


         AFSI is a nationally recognized investment banking firm specializing in the banking and financial services industry. AFSI is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. In the past ten years, AFSI has not provided professional services and/or products to BNI or SSB in the ordinary course of business. Furthermore, AFSI does not contemplate any future business with SSB and/or BNI arising from this engagement, nor has its opinion concerning the fairness, from a financial point of view, of the terms of the Agreement been subject to indications of future business with either SSB or BNI.


         In connection with its opinion, AFSI reviewed material bearing upon the financial operating condition of SSB and BNI including, but not limited to: (1) the audited financial statements of SSB and BNI for the years ending 1994-1996;
(2) the financial statements of SSB and BNI for August 31, 1997; (3) Consolidated Reports of Condition and Income of SSB and BNI for the years ending 1992-1996 and for June 30, 1997, (4) federal income tax return of SSB and BNI for the year 1996 (5) certain other public information on SSB and BNI; (6) other internal financial and operating information which was provided to AFSI by SSB and BNI; (7) publicly available information concerning certain other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other merger and acquisition transactions believed relevant to its inquiry; (8) discussed the foregoing as well as other matters relevant to its inquiry, including the past and current business operations, results of regulatory examinations, financial condition, current loan quality and trends, and future prospects of SSB and BNI, both separately and on a combined basis with certain officers and representatives of SSB and BNI; (9) reviewed the reported price and trading activity for SSB Common Stock and BNI Common Stock, compared certain financial and stock market information for SSB and BNI with similar information for certain other companies the securities of which are publicly traded; (10) reviewed the financial terms of certain recent business combinations in the financial institution industry and performed such other studies and analyses as it considered appropriate; (11) the Agreement; and (12) this Joint Proxy Statement. AFSI also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. AFSI's opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to AFSI through that date.


         AFSI relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information provided to it by SSB and BNI or from public sources. AFSI has not made an independent evaluation of the assets of SSB or BNI, but has relied upon the books and records of SSB, BNI and the audited financial statements as presented to AFSI as the valuators of the fair value of SSB. In addition, AFSI did not independently verify and relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheet of each of SSB and BNI at August 31, 1997, were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Furthermore, AFSI did not independently verify the carrying values of other real estate owned and loans classified as in-substance foreclosures of each of SSB and BNI in their respective August 31, 1997, balance sheets and AFSI assumed that such carrying values complied fully with applicable law, regulatory policy and sound banking practice as of such date. AFSI was not retained to and did not conduct a physical inspection of any of the properties or facilities of SSB or BNI, nor did AFSI make any independent evaluation or appraisal of the assets, liabilities or prospects of SSB or BNI, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. AFSI also assumed that the Agreement is, and will be, in compliance with all laws and regulations that are applicable to SSB and BNI.

         In its analyses, AFSI made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of SSB and BNI. Any estimates contained in AFSI's analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. AFSI's estimates of values of companies do not purport to be appraisals or necessarily reflect the price at which companies or their securities actually may be sold. No company or transaction utilized in AFSI's analyses was identical to SSB or BNI or the Agreement. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments by AFSI concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions and prospective buyer interest, as well as other factors that could affect the public trading markets of the company or companies to which they are being compared. None of the analyses performed by AFSI was assigned a greater significance by AFSI than any other.

         The following is a brief description of the analyses performed by AFSI in connection with its opinion as described to SSB's board of directors by AFSI:

         The terms of the Agreement between SSB, BNI, and EVB provide that each share of SSB and BNI common stock will be exchanged for EVB common stock under the exchange ratio described in the Agreement. Under the terms of the Agreement, each share of common stock of BNI outstanding immediately prior to consummation of the Reorganization will be exchanged for
1.0000 share of EVB Common Stock. In addition, each share of common stock of SSB outstanding immediately prior to consummation of the Reorganization will be exchanged for 2.5984 shares of EVB Common Stock. Following the Reorganization, BNI and SSB each will continue to carry on its banking business as a wholly-owned subsidiary of EVB in substantially the same manner as before the Reorganization.

         Using a discounted cash flow analysis, AFSI projected SSB's cash flow from June 30, 1997, through June 30, 2002, assuming a minimum equity capital to asset ratio of 6.00%. AFSI also estimated the residual value of SSB's common equity as of June 30, 2002. The steps involved in determining the discounted cash flow value of SSB included the following: (1) the projected earnings in excess over the amount necessary to maintain a 6.00% equity capital to asset ratio were added to book charges such as deprecation less any projected capital expenditures in order to determine future cash flows; (2) the future cash flows were then converted to a present value equivalent using a discount rate of 17.96%, which was determined from the use of the Capital Asset Pricing Model ("CAPM"); (3) the residual value was then calculated by dividing the projected cash flows for the year 2002 by the capitalization rate. The capitalization rate not only includes all aspects of the CAPM but also reflects the long-term income growth prospects of SSB, as well as specific company risk factors, (4) the present value equivalent of the projected residual value was calculated using the 17.96% discount rate; and (5) the present value of the cash flows and the residual value were added together. The present value per fully diluted share of SSB Common Stock resulting from this analysis was $31.84. Using the same approach for BNI resulted in a per fully diluted share of BNI Common Stock of $12.76.

         Based on these values, the resulting exchange ratio of each share of common stock of SSB outstanding would be for 2.5666 shares of EVB Common Stock. Correspondingly, the resulting exchange ratio of each share of common stock of BNI outstanding would be for 1.0000 share of EVB Common Stock. Therefore, the exchange terms of the Agreement provide an additional 0.032 shares of EVB stock for each share of SSB stock in comparison to the exchange ratio based on the values of SSB and BNI determined by AFSI.

         AFSI analyzed certain other mergers and acquisitions that have consummated over the past twelve months in Virginia as well as other nearby states (including the states of Maryland, North Carolina, South Carolina, Kentucky, and West Virginia) involving financial institutions with assets between $200 million and $600 million. AFSI compared the multiples produced by this Reorganization to the median multiples for the transactions analyzed. Set forth below are the median transaction multiples.


                             Selected Bank             SSB             BNI
                             Acquisitions
Price/Earnings Multiple          24.32                10.54           11.47

Price/Book Value                172.91%              182.30%         165.63%

         The financial institution acquisition transactions announced for the six-state area during the past twelve months included in the above multiples are:


   State of            State of
     Buyer              Target                Buyer                           Target                   Bank/Thrift
     -----              ------                -----                           ------                   -----------

       WV                 WV              WesBanco, Inc.               Commercial Bancshares              Bank
       SC                 SC           Carolina First Corp.          First Southeast Financial           Thrift
       VA                 MD             Crestar Financial            American Nat'l Bancorp             Thrift
       NC                 NC             Triangle Bancorp               Bank of Mecklenburg               Bank
       PA                 MD            Keystone Financial        First Financial Corp. West. MD         Thrift



         AFSI's analysis showed that the range of implied valuations of SSB, applying the median transaction multiples described above to SSB's earnings and book value was $68.34 to $31.06 per share. Furthermore, AFSI's analysis showed that the range of implied valuations of BNI, applying the median transaction multiples described above to BNI's earnings and book value was $25.54 to $13.31 per share. The results produced in this analysis do not purport to be indicative of actual values or expected values of SSB and BNI or shares of SSB and BNI Common Stock.

         AFSI also examined the operation and trading performance of SSB and BNI in comparison to selected publicly-traded bank/bank holding companies located in Virginia with total assets between $200 million and $600 million. The group of companies included:

Union Bankshares Corporation
American National Bankshares Inc.
James River Bankshares, Inc.
Southern Financial Bancorp, Inc.
FNB Corporation
National Bankshares, Inc.
C&F Financial Corporation

         AFSI analyzed the relative performance and outlook for SSB and BNI by comparing certain financial and trading market information of SSB and BNI with the group of comparable banks. AFSI compared SSB and BNI with the comparable banks based upon selected operating statistics, including capitalization, profitability and credit quality. Using data at, or for the 12 months ended, June 30, 1997, the multiple of median market price to latest 12 months earnings was 16.54 for the comparable banks. The median price to stated book value was
172.64 percent for the comparable banks. The implied market trading values for SSB derived from such comparable company analysis utilizing the resulting median valuation ratios ranged from approximately $46.46 to $31.01 per share. The implied market trading values for BNI derived from such comparable company analysis utilizing the resulting median valuation ratios ranged from approximately $17.36 to $13.29 per share.

         SSB and AFSI have entered into an arrangement relating to the services to be provided by AFSI in connection with the Agreement. SSB has agreed to pay AFSI on an hourly basis for its services which as of August 31, 1997, totaled $25,514. In regards to AFSI's services in determining an opinion as to the fairness, from a financial point of view, of the terms of the Agreement, the cost is a contractual $10,000, plus out-of-pocket expenses. In addition, SSB also has agreed to indemnify AFSI and its officers, directors, shareholders, employees and agents for all of its time, expenses, and any liability incurred as a result of AFSI's proposed engagement by means of legal action, administrative proceedings or threat thereof, unless such action, pending or threat thereof is caused by AFSI's own unlawful conduct, breach of duty or negligence during the course of performing AFSI's services.

         AFSI, in rendering its opinion, has assumed that the transaction will be a tax-free reorganization with no material adverse tax consequences to any of the parties involved, or to SSB shareholders receiving holding company stock of EVB. In addition, AFSI has assumed that in the course of obtaining the necessary regulatory approvals for the transaction, no condition will be imposed upon SSB or BNI that will have a materially adverse impact on the contemplated benefits of the proposed transaction to SSB and BNI and their shareholders.

         Based upon AFSI's analysis and subject to the qualifications described herein, considering all circumstances known to us and based upon other matters considered relevant, AFSI believes that as of the date of this letter, the terms of the Agreement from a financial point of view are fair to SSB and its shareholders.

         AFSI hereby consents to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.


On behalf of Austin Financial Services, Inc.


/s/ Dr. Douglas V. Austin

-------------------------
Dr. Douglas V. Austin
President and CEO

                                                                      Appendix E

                                      INDEX



                                                                           PAGE
                                                                           ----

AUDITED FINANCIAL STATEMENTS:

REPORT OF INDEPENDENT AUDITORS                                              E-2

FINANCIAL STATEMENTS:

     BALANCE SHEETS AS DECEMBER 31, 1996 AND 1995                           E-3

     STATEMENTS OF INCOME FOR EACH OF THE YEARS ENDED
         DECEMBER 31, 1996, 1995 AND 1994                                   E-4

     STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY FOR EACH
         OF THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994                E-5

     STATEMENTS OF CASH FLOWS FOR EACH OF THE YEARS ENDED
         DECEMBER 31, 1996, 1995 AND 1994                             E-6 - E-7

NOTES TO FINANCIAL STATEMENTS                                        E-8 - E-19

UNAUDITED INTERIM FINANCIAL STATEMENTS:

     BALANCE SHEETS AS OF SEPTEMBER 30, 1997 AND DECEMBER 31, 1996         E-20



     STATEMENTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED
         SEPTEMBER 30, 1997 AND 1996                                       E-21


     STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED
         SEPTEMBER 30, 1997 AND 1996                                       E-22


NOTES TO INTERIM FINANCIAL STATEMENTS                                      E-23

                         REPORT OF INDEPENDENT AUDITORS




The Shareholders and Board of Directors
Bank of Northumberland, Inc.


         We have audited the accompanying balance sheets of Bank of Northumberland, Inc. (the "Bank") as of December 31, 1996 and 1995, and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank of Northumberland, Inc., as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.




                                                   /s/ GOODMAN & COMPANY, L.L.P.


7301 Forest Avenue
Richmond, Virginia
January 15, 1997

BANK OF NORTHUMBERLAND, INC.

BALANCE SHEETS



December 31,                                                                     1996                1995
-------------------------------------------------------------------------------------------------------------------
                                     ASSETS

Cash and due from banks                                                    $     3,994,235     $     3,521,358
Federal funds sold                                                                 490,000           2,930,000
Securities available-for-sale (amortized cost of
     $28,240,205 and $23,221,190, respectively)                                 28,025,713          23,253,781
Securities held-to-maturity (fair value of
     $22,093,903 and $19,186,822, respectively)                                 21,666,388          18,432,687
Loans receivable, net                                                           74,695,951          71,621,104
Accrued interest receivable                                                      1,218,544           1,160,712
Bank premises and equipment                                                        581,100             670,059
Deferred income taxes                                                              485,553             399,366
Income taxes receivable                                                            128,121              39,185
Other assets                                                                       260,099             253,911
                                                                          -----------------------------------------

                                                                           $   131,545,704     $   122,282,163
                                                                          -----------------------------------------


                      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
     Demand deposits                                                       $    10,127,768     $     8,586,322
     Interest bearing demand deposits                                           29,687,521          27,286,132
     Savings                                                                    12,543,567          11,847,468
     Time deposits                                                              59,737,502          56,615,040
                                                                          -----------------------------------------
               Total deposits                                                  112,096,358         104,334,962

Accrued interest payable                                                           330,537             323,810
Other liabilities                                                                  498,292             495,929
                                                                          -----------------------------------------
               Total liabilities                                               112,925,187         105,154,701
                                                                          -----------------------------------------

Shareholders' equity
     Common stock, $1 par value, 5,000,000 shares
        authorized; 2,541,920 shares issued and
        outstanding in 1996 and 1995                                             2,541,920           2,541,920
     Capital surplus                                                               865,420             865,420
     Undivided profits                                                          15,354,742          13,698,612
     Net unrealized  appreciation (depreciation)
        on available-for-sale securities                                          (141,565)             21,510
                                                                          -----------------------------------------
               Total shareholders' equity                                       18,620,517          17,127,462
                                                                          -----------------------------------------

                                                                           $   131,545,704     $   122,282,163
                                                                          -----------------------------------------







   The accompanying notes are an integral part of these financial statements.

BANK OF NORTHUMBERLAND, INC.

STATEMENTS OF INCOME




Years Ended December 31,                                                          1996               1995               1994
---------------------------------------------------------------------------------------------------------------------------------
Interest income
     Interest and fees on loans                                             $    6,664,004     $    6,451,537     $    5,779,352
     Interest on federal funds sold                                                177,537            224,165            158,260
     Interest on investment securities:
        Available-for-sale                                                       1,513,475          1,298,295            958,042
        Held-to-maturity                                                         1,142,937          1,019,809          1,339,884
                                                                            -----------------------------------------------------
            Total interest income                                                9,497,953          8,993,806          8,235,538
                                                                            -----------------------------------------------------

Interest expense
     Savings                                                                       596,692            658,782            598,274
     Interest bearing demand deposits                                              823,271            999,481            943,556
     Certificates of deposit, $100,000 or more                                     213,373            180,894            135,343
     Other time deposits                                                         2,699,085          2,513,001          1,910,715
                                                                            -----------------------------------------------------
            Total interest expense                                               4,332,421          4,352,158          3,587,888
                                                                            -----------------------------------------------------

Net interest income                                                              5,165,532          4,641,648          4,647,650

Provision for loan losses                                                          (92,186)          (251,473)          (316,064)
                                                                            -----------------------------------------------------

Net interest income after provision for loan losses                              5,073,346          4,390,175          4,331,586
                                                                              ---------------------------------------------------

Noninterest income
     Service charges on deposit accounts                                           215,997            208,055            209,855
     Other service charges and fees                                                140,694            132,645            145,917
     Net investment securities gains (losses)                                        4,079             (9,127)            32,838
     Other income                                                                   74,495             85,524             56,710
                                                                            -----------------------------------------------------
            Total noninterest income                                               435,265            417,097            445,320
                                                                            -----------------------------------------------------

Noninterest expenses
     Salaries and employee benefits                                              1,177,403          1,112,872          1,103,832
     Occupancy expenses                                                            301,078            334,088            253,806
     Other expenses                                                                787,281            832,059            867,382
                                                                            -----------------------------------------------------
            Total noninterest expenses                                           2,265,762          2,279,019          2,225,020
                                                                            -----------------------------------------------------

Income before income taxes                                                       3,242,849          2,528,253          2,551,886

Income tax expense                                                                (747,885)          (542,129)          (524,090)
                                                                            -----------------------------------------------------

Net income                                                                  $    2,494,964     $    1,986,124     $    2,027,796
                                                                            -----------------------------------------------------

Earnings per common share                                                   $         0.98     $         0.78     $         0.80
                                                                            -----------------------------------------------------



   The accompanying notes are an integral part of these financial statements.

BANK OF NORTHUMBERLAND, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY




                                                                                                      Net Unrealized
                                                                                                       Appreciation
                                                                                                      (Depreciation)
                                                       Common           Capital         Undivided    on Available-for-
                                                        Stock           Surplus         Profits       Sale Securities      Total
                                                     ------------------------------------------------------------------------------

Balance
     December 31, 1993                               $  2,541,920    $    865,420    $ 10,803,137     $          -     $ 14,210,477

Adjustment of beginning balance
     for change in accounting method
     - net unrealized appreciation on
     available-for-sale securities, net
     of applicable deferred income
     taxes of $65,000                                           -               -               -          106,000          106,000

Net income - 1994                                               -               -       2,027,796                -        2,027,796

Cash dividends paid - $.21 per share                            -               -        (533,803)               -         (533,803)

Net unrealized depreciation on
     available-for-sale securities,
     net of applicable deferred
     income taxes of $422,373                                   -               -               -         (819,133)        (819,133)
                                                     ------------------------------------------------------------------------------

Balance
     December 31, 1994                                  2,541,920         865,420      12,297,130         (713,133)      14,991,337

Net income - 1995                                               -               -       1,986,124                -        1,986,124

Cash dividends paid - $.23 per share                            -               -        (584,642)               -         (584,642)

Net unrealized appreciation on
     available-for-sale securities,
     net of applicable deferred
     income taxes of $378,453                                   -               -               -          734,643          734,643
                                                     ------------------------------------------------------------------------------

Balance
     December 31, 1995                                  2,541,920         865,420      13,698,612           21,510       17,127,462

Net income - 1996                                               -               -       2,494,964                -        2,494,964

Cash dividends paid - $.33 per share                            -               -        (838,834)               -         (838,834)

Net unrealized depreciation on
     available-for-sale securities,
     net of applicable deferred
     income taxes of $84,008                                    -               -               -         (163,075)        (163,075)
                                                     ------------------------------------------------------------------------------

Balance
     December 31, 1996                               $  2,541,920    $    865,420    $ 15,354,742     $   (141,565)    $ 18,620,517
                                                     ------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

BANK OF NORTHUMBERLAND, INC.

STATEMENTS OF CASH FLOWS




Years Ended December 31,                                                     1996                 1995                1994
----------------------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities
     Interest received from:
        Loans and leases                                             $        6,693,247    $      6,352,485     $       5,761,755
        Securities available-for-sale                                         1,452,984           1,251,630               910,419
        Securities held-to-maturity                                           1,112,505           1,029,437             1,392,485
        Federal funds sold                                                      177,537             224,165               158,260
     Interest paid:
        Depositors                                                           (4,325,694)         (4,274,595)           (3,579,536)
     Income taxes paid                                                         (839,000)           (507,396)             (703,351)
     Noninterest income received                                                407,086             387,542               445,320
     Cash paid to suppliers and employees                                    (2,113,855)         (2,031,948)           (2,091,678)
                                                                     -------------------------------------------------------------
            Net cash provided by operating activities                         2,564,810           2,431,320             2,293,674
                                                                     -------------------------------------------------------------

Cash flows from investing activities
     Securities available-for-sale:
        Proceeds from maturities                                              6,265,000           4,050,000             4,450,000
        Proceed from sales                                                    1,580,686           4,758,785             1,059,383
        Purchases                                                           (12,860,816)         (8,624,146)           (2,790,261)
     Securities held-to-maturity:
        Proceeds from maturities and redemption                               1,915,161           2,979,265             1,998,500
        Purchases                                                            (5,153,735)         (5,509,828)           (4,692,595)
     Net increase in customer loans                                          (3,210,033)         (3,559,733)           (2,698,880)
     Proceeds from sale of bank premises, and equipment                             100                 750                     -
     Proceeds from sales of foreclosed real estate                               84,000             244,682                     -
     Capital expenditures                                                       (51,670)           (196,437)             (230,824)
     Increase in other assets                                                   (23,188)            (28,272)              (32,163)
                                                                     -------------------------------------------------------------
            Net cash used in investing activities                           (11,454,495)         (5,884,934)           (2,936,840)
                                                                     -------------------------------------------------------------

Cash flows from financing activities
     Net increase (decrease) in demand deposit accounts,  interest
        bearing demand deposit accounts and savings accounts                  4,638,934          (3,937,477)              198,839
     Net increase in time deposits                                            3,122,462           5,396,895               933,661
     Dividends paid                                                            (838,834)           (584,642)             (533,803)
                                                                     -------------------------------------------------------------
            Net cash provided by financing activities                         6,922,562             874,776               598,697
                                                                     -------------------------------------------------------------

Net decrease in cash and cash equivalents                                    (1,967,123)         (2,578,838)              (44,469)

Cash and federal funds sold, beginning of year                                6,451,358           9,030,196             9,074,665
                                                                     -------------------------------------------------------------

Cash and federal funds sold, end of year                             $        4,484,235    $      6,451,358     $       9,030,196
                                                                     -------------------------------------------------------------


(Continued on next page)

BANK OF NORTHUMBERLAND, INC.

STATEMENTS OF CASH FLOWS



Years Ended December 31,                                                       1996                 1995               1994
-----------------------------------------------------------------------------------------------------------------------------------
Reconciliation of net income to net cash
     provided by operating activities
     Net income                                                        $        2,494,964    $      1,986,124     $      2,027,796
     Adjustments to reconcile net income to net cash provided by operating activities:
            Loss from equity investment in partnership                              8,915               7,874                    0
            Depreciation                                                          140,629             154,687              108,937
            Provision for loan losses                                              92,186             251,473              316,064
            Accretion of discounts and amortization of premiums, net               (3,848)            (18,772)             (17,007)
            Deferred taxes                                                         (2,179)            (50,185)             (53,807)
            Net loss (gain) on sale of investment securities                       (4,079)              9,127              (32,838)
            Net gain on sale of bank premises and equipment                          (100)               (750)                   -
            Gain on sales of foreclosed real estate                               (24,000)            (37,932)                   -
            Changes in:
               Interest receivable                                                (57,832)           (117,318)               4,388
               Income taxes receivable                                            (88,936)             84,918             (124,103)
               Accrued interest payable                                             6,727              77,563                8,352
               Other liabilities                                                    2,363              84,511               57,243
               Income taxes payable                                                     -                   -               (1,351)
                                                                       ------------------------------------------------------------
                  Net cash provided by operating activities            $        2,564,810    $      2,431,320     $      2,293,674
                                                                       ------------------------------------------------------------


Supplemental disclosures of noncash financing activities

     Transfers from loans to foreclosed real estate amounted to $43,000, $60,000 and $201,750 during 1996, 1995 and 1994, respectively.





   The accompanying notes are an integral part of these financial statements.

BANK OF NORTHUMBERLAND, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 1996


NOTE 1 - ORGANIZATION

         Bank of Northumberland, Inc. (the "Bank") was organized under the laws of the Commonwealth of Virginia in 1910 and has operated under its original name since its inception. The Bank, headquartered in Heathsville, Virginia, is a state-chartered bank and a member of the Federal Reserve System. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent and subject to the limitations set forth in the Federal Deposit Insurance Act, as amended.

         The Bank is a full-service bank conducting a general commercial and consumer banking business with its customers located throughout the Northern Neck area of Virginia and is the bank of choice for the residents of Northumberland County. The Bank maintains three branches which are located in Northumberland County. Its principal banking activities include receiving demand, savings and time deposits for personal and commercial accounts; making commercial, agricultural, real estate and consumer loans; acting as a United States tax depository facility; providing money transfer and cash management services; selling traveler's checks, bank money orders; issuing letters of credit; and investing in U.S. Treasury securities and securities of other U.S. government agencies and corporations, state and municipal securities, and mortgage-backed and other securities.

         The earnings of the Bank are affected not only by the general economic conditions of the Northern Neck area of Virginia, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve System. The monetary policies of the Federal Reserve System influence to a significant extent the overall growth of loans, investments, policies, interest rates charged on loans and interest rates paid on deposits. The nature and impact of future changes in monetary policies are often not predictable. Flexibility is a key attribute in successfully responding to these varied forces.

         The financial services industry in the Northern Neck is highly competitive. Bank of Northumberland competes with local financial institutions as well as larger Virginia financial institutions. These financial institutions include not only banks and savings associations, but also insurance companies, brokerage houses, mortgage companies, merchandise retailers, consumer finance companies, credit unions and diversified financial services companies that provide many or all of the services offered by commercial banks and savings institutions but operate without a banking charter. Therefore, these other financial institutions are free of most of the associated regulatory requirements.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of the Bank conform to generally accepted accounting principles and to predominant practices within the banking industry.

         Securities

         Investments in debt securities that management has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and reflected at amortized cost. Investments that are purchased and held principally for the purpose of selling them in the near term, if any, are classified as "trading securities" and reflected at fair value, with unrealized gains and losses included in earnings. Investments not classified as either of the above are classified as "available-for-sale" and reflected at fair value, with unrealized gains and losses excluded from operations and reported as a separate component of shareholders' equity. Premiums and discounts are recognized in interest income using the interest method over the period to maturity on held-to-maturity and available-for-sale securities. Other-than-temporary declines in the fair value of individual held-to-maturity and available-for-sale securities, if any, result in write-downs of the individual securities to fair value that are charged against earnings. Gains and losses on the sale of investment securities are recorded on the trade date and are determined using the specific-identification method.

         On October 18, 1995, the Financial Accounting Standards Board ("FASB") announced that a one-time reassessment may be allowed in which an enterprise may reassess the appropriateness of the classifications of all securities held at that time. The FASB noted in this meeting that any reclassifications made as a result of this one-time reassessment should occur no later than December 31, 1995. Accordingly, and in conjunction with this one-time reassessment, the Bank elected to transfer on December 15, 1995, held-to-maturity securities with an amortized cost basis of $3,744,841, and gross unrealized gains of $58,094 and gross unrealized losses of $51,941 to the available-for-sale classification.

         Loans Receivable

         Loans receivable for which management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their principal amounts outstanding. Such principal amounts outstanding are adjusted for any charge-offs, the allowance for loan losses, unearned discounts, any deferred fees or costs on originated loans. Unearned discount on installment loans is recognized as income over the terms of the loans by a method which generally results in level rates of return on principal amounts outstanding. Interest on other loans is credited to operations based on the principal amount outstanding. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.


                         (Notes continued on next page)

         Income Recognition on Impaired and Nonaccrual Loans

         Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful, or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual, if repayment in full of principal and/or interest is in doubt.

         Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

         While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

         Allowance for Loan Losses

         The allowance for loan losses is established through a provision for loan losses charged to expense. The allowance represents an amount which, in management's judgment, will be adequate to absorb any losses on existing loans which may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans, while taking into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions which may affect a borrower's ability to repay, overall portfolio quality, and review of specific potential losses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal balance is unlikely. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

         The Bank adopted FASB Statement No. 114 ("FASB 114"), Accounting by Creditors for Impairment of a Loan, as amended by FASB 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, on January 1, 1995. Under the new standard, a loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The adoption of FASB 114, as amended by FASB 118 did not result in an additional provision for loan losses.

         Bank Premises and Equipment

         Bank premises and equipment are stated at cost less accumulated depreciation computed using straight line or accelerated methods over the estimated useful lives of the assets. Estimated useful lives range from 15 to 33 years for buildings and from 4 to 20 years for equipment, furniture and fixtures. Maintenance and repairs are charged to expense as incurred and major improvements are capitalized. Upon sale or retirement of depreciable properties, the cost and related accumulated depreciation are netted against proceeds and any resulting gain or loss is reflected in income.

         Other Real Estate Owned

         Other real estate owned includes property acquired through foreclosure or the acceptance of a deed in lieu of foreclosure and is included in other assets. Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and these properties are carried at the lower of cost or fair value less estimated costs to sell. Losses from the acquisition of property in satisfaction of debt are treated as credit losses. Routine holding costs are included in other expenses.

         Pension Costs

         Pension costs are charged to salaries and employee benefits as accrued.

         Income Taxes

         Income  taxes are  provided  for the tax  effects  of the  transactions reported in the financial statements and consist of taxes currently due and deferred taxes related primarily to differences between the basis of available-for-sale securities, deferred loan fees, allowance for loan losses and accrued pension expense for financial and income tax reporting.


                         (Notes continued on next page)

         Off-Balance-Sheet Financial Instruments

         In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

         Use of Accounting Estimates

         The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions and other factors.

         Earnings Per Common Share

         Earnings per common share are based on the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding during 1996, 1995 and 1994 were 2,541,920 as retroactively adjusted by the 1994 stock split in the form of a dividend.

         Cash and Cash Equivalents

         For purposes of the statement of cash flows, the Bank considers federal funds sold to be cash equivalents. The Bank is required to maintain reserves with the Federal Reserve Bank of Richmond. The average reserves required for 1996 and 1995 were $571,000 and $497,000, respectively

         Reclassifications

         Certain reclassifications have been made to prior year amounts for comparative purposes. These amounts do not affect net income or cash flows.


NOTE 3 - INVESTMENT SECURITIES

         The amortized cost and estimated fair value of investment securities are summarized as follows:

         Available-for-sale


                                                                           December 31, 1996
                                               --------------------------------------------------------------------------
                                                                        Gross              Gross
                                                   Amortized         Unrealized          Unrealized
                                                      Cost              Gains             (Losses)         Fair Value
                                               -----------------  ----------------- ------------------ ------------------

         U.S. Treasury securities              $      5,105,315   $         21,772  $        (12,527)  $       5,114,560
         U.S. Government agencies
            and corporations                         15,234,245             27,451          (143,359)         15,118,337
         Obligations of states and
            political subdivisions                      410,549              1,702            (3,104)            409,147
         Mortgage-backed securities                   7,044,259              5,499          (111,926)          6,937,832
                  Other securities                      445,837                  -                 -             445,837
                                               -----------------  ----------------- ------------------ ------------------
                                               $     28,240,205   $         56,424  $       (270,916)  $      28,025,713
                                               -----------------  ----------------- ------------------ ------------------



                      (Notes continued on next page)

         Held-to-maturity

                                                                           December 31, 1996
                                               --------------------------------------------------------------------------
                                                                        Gross              Gross
                                                   Amortized         Unrealized          Unrealized
                                                      Cost              Gains             (Losses)         Fair Value
                                               -----------------  ----------------- ------------------ ------------------
         U.S. Government agencies
           and corporations                    $        200,000   $              -  $         (1,125)  $         198,875
         Obligations of states and
           political subdivisions                    21,466,388            507,738           (79,098)         21,895,028
                                               -----------------  ----------------- ------------------ ------------------
                                               $     21,666,388   $        507,738  $        (80,223)  $      22,093,903
                                               -----------------  ----------------- ------------------ ------------------

         Available-for-sale


                                                                           December 31, 1995
                                               --------------------------------------------------------------------------
                                                                        Gross              Gross
                                                   Amortized         Unrealized          Unrealized
                                                      Cost              Gains             (Losses)         Fair Value
                                               -----------------  ----------------- ------------------ ------------------

         U.S. Treasury securities              $      4,591,964   $         56,664  $           (347)  $       4,648,281
         U.S. Government agencies
            and corporations                         12,912,064            118,440          (104,648)         12,925,856
         Obligations of states and
            political subdivisions                      203,940              6,280                  -            210,220
         Mortgage-backed securities                   5,175,345             26,965           (74,263)          5,128,047
            Other securities                            337,877              3,500                  -            341,377
                                               -----------------  ----------------- ------------------ ------------------
                                               $     23,221,190   $        211,849  $       (179,258)  $      23,253,781
                                               -----------------  ----------------- ------------------ ------------------

         Held-to-maturity

                                                                           December 31, 1995
                                               --------------------------------------------------------------------------
                                                                        Gross              Gross
                                                   Amortized         Unrealized          Unrealized
                                                      Cost              Gains             (Losses)         Fair Value
                                               -----------------  ----------------- ------------------ ------------------
         Obligations of states and
            political subdivisions             $     18,182,293   $        769,276  $        (14,722)  $      18,936,847
         Other securities                               250,394                  -              (419)            249,975
                                               -----------------  ----------------- ------------------ ------------------
                                               $     18,432,687   $        769,276  $        (15,141)  $      19,186,822
                                               -----------------  ----------------- ------------------ ------------------

         Available-for-sale

                                                                           December 31, 1994
                                               --------------------------------------------------------------------------
                                                                        Gross              Gross
                                                   Amortized         Unrealized          Unrealized
                                                      Cost              Gains             (Losses)         Fair Value
                                               -----------------  ----------------- ------------------ ------------------

         U.S. Treasury securities              $      5,937,644   $          1,177  $       (134,447)  $       5,804,374
         U.S. Government agencies
            and corporations                          5,988,088                  -          (571,795)          5,416,293
         Obligations of states and
            political subdivisions                            -                  -                  -                  -
         Mortgage-backed securities                   4,453,672                  -          (360,441)          4,093,231
            Other securities                            296,725                  -           (15,000)            281,725
                                               -----------------  ----------------- ------------------ ------------------
                                               $     16,676,129   $          1,177  $     (1,081,683)  $      15,595,623
                                               -----------------  ----------------- ------------------ ------------------

                         (Notes continued on next page)

         Held-to-maturity

                                                                           December 31, 1994
                                               --------------------------------------------------------------------------
                                                                        Gross              Gross
                                                   Amortized         Unrealized          Unrealized
                                                      Cost              Gains             (Losses)         Fair Value
                                               -----------------  ----------------- ------------------ ------------------

         U.S. Treasury securities              $      1,342,614   $              -  $        (14,660)  $       1,327,954
         U.S. Government agencies
            and corporations                          3,893,392              2,080          (171,323)          3,724,149
         Obligations of states and
            political subdivisions                   17,142,827            378,838          (262,827)         17,258,838
         Other securities                               251,221                  -           (10,321)            240,900
                                               -----------------  ----------------- ------------------ ------------------
                                               $     22,630,054   $        380,918  $       (459,131)  $      22,551,841
                                               -----------------  ----------------- ------------------ ------------------

         The amortized cost and fair value of investment securities held-to-maturity and those which are available-for-sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   Held-to-Maturity Securities         Available-for-Sale Securities
                                               ------------------------------------ -------------------------------------
                                                                      Estimated                             Estimated
                                                   Amortized         Market Value      Amortized Cost     Market Value
                                                      Cost
                                               -----------------  ----------------- ------------------ ------------------

         Due in one year or less               $      1,050,971   $      1,058,064  $       3,000,893  $       3,008,997
         Due after one year through
                  five years                          7,606,016          7,732,118         16,088,640         15,973,142
         Due after five years through
                  ten years                          11,717,214         11,999,140          1,760,576          1,759,905
         Due after ten years                          1,292,187          1,304,581            345,837            345,837
                                               -----------------  ----------------- ------------------ ------------------
                                                     21,666,388         22,093,903         21,195,946         21,087,881
         Mortgage-backed securities                           -                  -          7,044,259          6,937,832
                                               -----------------  ----------------- ------------------ ------------------
                                               $     21,666,388   $     22,093,903  $      28,240,205  $      28,025,713
                                               -----------------  ----------------- ------------------ ------------------

         Gross realized gains and gross realized losses on sales of investment securities were as follows:

                                                               1996               1995               1994
                                                         ------------------ -----------------  -----------------
Gross realized gains on held-to-maturity securities
       resulting from early call by municipalities       $           3,095  $              -   $       1,256
Gross realized gains on available-for-sale
     securities                                                      5,098            58,794          34,194
Gross realized losses on available-for-sale
     securities                                                    (4,114)          (67,921)          (2,612)
                                                         ------------------ -----------------  -----------------
                                                         $           4,079  $        (9,127)   $      32,838
                                                         ------------------ -----------------  -----------------

         The Bank held no trading securities as of December 31, 1996, 1995 and 1994. Investment securities with an aggregate carrying value of $2,495,481, $3,988,799 and $2,717,284 were pledged as security for public deposits at December 31, 1996, 1995 and 1994, respectively. The Bank did not hold investment securities of any single issuer (other than the U.S. Government and its agencies) that were in excess of 10% of shareholders' equity at December 31, 1996. At December 31, 1996, collateralized mortgage obligations amounting to $1,387,327 in available-for-sale securities were comprised of FHLMC and FNMA real estate mortgage investment conduits with an estimated average life of 10.2 years.

                         (Notes continued on next page)

NOTE 4 - LOANS

         Major classifications of loans are summarized as follows:

                                                   December 31,
                                       -------------------------------------
                                             1996               1995
                                       ------------------ ------------------
Commercial                             $      18,864,343  $      18,595,270
Real estate construction                       1,596,044            867,752
Commercial real estate                         5,243,650          5,389,548
Residential real estate                       43,132,298         41,877,541
Installment                                    7,826,641          6,744,260
                                       ------------------ ------------------
                                              76,662,976         73,474,371
Deduct:
   Unearned discount                            (703,775)          (590,017)
   Allowance for loan losses                  (1,263,250)        (1,263,250)
                                       ------------------ ------------------
                                       $      74,695,951  $      71,621,104
                                       ------------------ ------------------


         At December 31, 1996, 1995 and 1994, nonaccrual loans aggregated $370,843, $429,221 and $364,297 respectively. The amount of interest income on these loans that would have been recognized for 1996, 1995 and 1994 is $30,424, $64,725 and $27,349, respectively. No interest income was recognized on these loans in 1996, 1995 and 1994.


NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

                                                                            December 31,
                                                       -------------------------------------------------------
                                                             1996               1995               1994
                                                       ------------------ ------------------ -----------------
         Balance at the beginning of year              $       1,263,250  $       1,163,250  $        983,250
         Provision charged to operations                          92,186            251,473           316,064
         Loans charged off                                     (179,001)          (200,305)         (201,487)
         Recoveries of loan previously charged off                86,815             48,832            65,423
                                                       ------------------ ------------------ -----------------
                                                       $       1,263,250  $       1,263,250  $      1,163,250
                                                       ------------------ ------------------ -----------------


         At December 31, 1996, the recorded investment in nonhomogeneous loans for which impairment has been recognized in accordance with FASB 114 totaled $82,280, of which $61,052 related to loans with no valuation allowance, because the loans have been partially written down through charge-offs, and $21,228 related to a loan with a corresponding valuation allowance of $21,228. For the year ended December 31, 1996, the average recorded investment in impaired loans was approximately $210,790. No interest income was recognized on impaired loans during the portion of the year that they were impaired.

         At December 31, 1995, the recorded investment in nonhomogeneous loans for which impairment has been recognized totaled $339,301, of which $99,598 related to loans with no valuation allowance, because the loans had been partially written down through charge-offs, and $239,703 related to a loan with a corresponding valuation allowance of $180,000. In 1995, the average recorded investment in impaired loans was approximately $339,000. No interest income was recognized in 1995 for these loans during the period of their impairment.


NOTE 6 - BANK PREMISES AND EQUIPMENT

         Major classifications of bank premises and equipment are summarized as follows:

                                                            December 31,
                                                 ------------------------------------
                                                       1996               1995
                                                 ------------------ -----------------
         Land                                    $         227,328  $        227,327
         Buildings                                         868,441           854,181
         Equipment, furniture and fixtures               1,095,897         1,060,524
                                                 ------------------ -----------------
                                                         2,191,666         2,142,032
         Less- accumulated depreciation                (1,610,566)       (1,471,973)
                                                 ------------------ -----------------
                                                 $         581,100  $        670,059
                                                 ------------------ -----------------

         Occupancy expense includes depreciation expense in the amounts of $140,629, $154,087 and $108,937 for 1996, 1995 and 1994, respectively.

                         (Notes continued on next page)

NOTE 7 - TIME DEPOSITS

         Time deposits are summarized as follows:

                                                                December 31,
                                                     ------------------------------------
                                                           1996               1995
                                                     ------------------ -----------------
         Certificates of deposit, $100,000 or more   $       7,729,024  $      5,297,111
         Other time deposits                                52,008,478        51,317,929
                                                     ------------------ -----------------
                                                     $      59,737,502  $     56,615,040
                                                     ------------------ -----------------

         Time deposits mature as follows:

                                                           1996               1995
                                                     ------------------ -----------------
         Within three months                         $      15,311,305  $     14,267,805
         Three to twelve months                             27,002,938        22,988,087
         One to five years                                  17,423,259        19,359,148
                                                     ------------------ -----------------
                                                     $      59,737,502  $     56,615,040
                                                     ------------------ -----------------

NOTE 8 - INCOME TAXES

         Principal components of income tax expense are as follows:


                                                      December 31,
                                -------------------------------------------------------
                                      1996               1995               1995
                                ------------------ ------------------ -----------------
         Federal - current      $         750,065  $         582,817  $        577,897
         Federal - deferred               (2,180)           (40,688)          (53,807)
                                ------------------ ------------------ -----------------
                                $         747,885  $         542,129  $        524,090
                                ------------------ ------------------ -----------------

         The  income  tax  provision  is  less  than  the  amount   obtained  by
application of the statutory federal corporate rate to pretax accounting income as a result of the following items:

                                                                                          December 31,
                                                                     -------------------------------------------------------
                                                                            1996              1995             1994
                                                                     ------------------ ------------------ -----------------
         Income tax computed at federal statutory rates              $       1,102,568  $    859,606       $   867,642
         Tax effects of:
                  Exclusion of interest income on obligations of
                      states and political subdivisions                      (343,220)      -299,189          -335,554
                  Interest income on tax-exempt loans                                -        (3,521)           (3,969)
                  Officers' life insurance                                     (2,334)        (1,448)           (1,084)
                  Other                                                        (9,129)       (13,841)           (3,482)
                  Environmental tax                                                  -           522               537
                                                                     ------------------ ------------------ -----------------
                                                                     $         747,885  $    542,129       $   524,090
                                                                     ------------------ ------------------ -----------------

          Amounts of deferred tax benefit (expense) attributable to temporary differences are as follows:


                                                              December 31,
                                         -------------------------------------------------------
                                               1996               1995               1994
                                         ------------------ ------------------ -----------------
          Loan loss provision            $               -  $          34,000  $    61,093
          Pension expense                          (4,438)              3,657       (8,078)
          Deferred loan fees                         2,213              2,470       (1,474)
          Depreciation                                   -                  -          993
          Nonaccrual interest income                 4,405                561        1,273
                                         ------------------ ------------------ -----------------
                                         $           2,180  $          40,688  $    53,807
                                         ------------------ ------------------ -----------------

                         (Notes continued on next page)

         The Bank has the following deferred tax assets and liabilities at December 31:

                                                                                               1996               1995
                                                                                         ------------------ -----------------
          Deferred tax assets:
                    Unrealized depreciation in securities available-for-sale             $          72,927  $              -
                    Loans                                                                          340,796           340,796
                    Pension liability                                                               51,412            55,850
                    Deferred loan fees                                                               4,683             2,470
                    Nonaccrual interest receivable                                                  15,735            11,331
                                                                                         ------------------ -----------------
                                                                                                   485,553           410,447
                                                                                         ------------------ -----------------
          Deferred tax liabilities -
                    Unrealized appreciation in securities
                         available-for-sale                                                              -          (11,081)
                                                                                         ------------------ -----------------
                                                                                         $         485,553  $        399,366
                                                                                         ------------------ -----------------


          Income tax returns subsequent to 1992 are subject to examination by taxing authorities.


NOTE 9 - PENSION

          The Bank has a non-contributory, defined benefit pension plan for all full-time employees over 21 years of age. Benefits are based upon years of service (up to 40 years) and average compensation for the 5 highest consecutive years during the last 10 years of services.

          The following table sets forth the plan's funded status and amounts recognized in the balance sheet, as of December 31, 1996 and 1995, computed as of October 1:

                                                              1996               1995
                                                        ------------------ -----------------

          Vested benefit obligation                     $       (506,232)  $      (467,881)
                                                        ------------------ -----------------

          Accumulated benefit obligation                $       (511,564)  $      (468,407)
                                                        ------------------ -----------------

          Projected benefit obligation                  $       (956,508)  $      (891,483)
          Plan assets at fair value, primarily listed
                    stocks and U.S. Bonds                         837,747           754,674
                                                        ------------------ -----------------
          Funded status                                         (118,761)         (136,809)
          Unrecognized net obligation being amortized
                    over 24 years in 1996 and 1995                (5,835)           (6,224)
          Unrecognized net gain                                 (167,571)         (162,823)
          Unrecognized prior service cost                          68,175            72,720
                                                        ------------------ -----------------
          Accrued pension cost                          $       (223,992)  $      (233,136)
                                                        ------------------ -----------------

         During 1996, contributions to the Plan in the amount of $77,137 and $73,227 were made for the plan years ending September 30, 1997 and 1996, respectively. In 1994, contributions to the Plan in the amount of $90,115 were made for the plan year ending September 30, 1995. No contributions were made to the Plan during 1995. These contributions reduced accrued pension cost to $146,855 at December 31, 1996. Accrued pension cost at December 31, 1995 was $233,136. Accrued pension cost is included in other liabilities.

         Net pension cost for 1996. 1995 and 1994 include the following components:

                                                                            1996               1995               1994
                                                                      ------------------ ------------------ -----------------
          Service cost - benefits earned during the year              $          64,479  $          65,716  $         60,964
          Interest cost on projected benefit obligations                         66,784             60,276            52,129
          Actual return on plan assets                                         (11,911)          (109,806)           (9,959)
          Expected (return) loss during the year                               (55,917)             59,785          (39,351)
          Net amortization                                                          648              4,156             2,574
                                                                      ------------------ ------------------ -----------------
                    Net pension cost for the year                     $          64,083  $          80,127  $         66,357
                                                                      ------------------ ------------------ -----------------

          The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5% and 6.0%, respectively. The expected long-term rate of return on plan assets was 9.0%.

                         (Notes continued on next page)

NOTE 10 - OTHER EXPENSES

          For the years ended December 31, 1996, 1995 and 1994, other expenses included the following:



                                                   1996               1995               1994
                                             ------------------ ------------------ -----------------
          Data processing services           $         183,679  $         180,120  $        176,258
          Stationery, printing and supplies            153,204            145,909           121,674
          Taxes other than income                      149,554            160,482           128,838
          FDIC premiums                                  2,000            116,927           221,933
          Other                                        298,844            228,621           218,679
                                             ------------------ ------------------ -----------------
                                             $         787,281  $         832,059  $        867,382
                                             ------------------ ------------------ -----------------



NOTE 11 - RELATED PARTY TRANSACTIONS

          The Bank has entered into transactions with certain of its directors, significant shareholders and their affiliates (related parties). In the opinion of management, such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not involve more than normal credit risk or present other unfavorable features. The following is an analysis of the changes in the loans to related parties during the years ended December 31, 1996 and 1995:


                                                     1996               1995
                                               ------------------ -----------------
          Borrowings at beginning of year      $       2,848,622  $      2,796,151
          Borrowings during year                       1,439,580         1,058,649
          Payments made during year                  (1,552,036)       (1,006,178)
                                               ------------------ -----------------
          Borrowings at end of year            $       2,736,166  $      2,848,622
                                               ------------------ -----------------


NOTE 12 - REGULATORY MATTERS

          The Bank, as a member of the Federal Reserve is subject to the dividend restrictions set forth by regulatory authorities. Under such restrictions, the Bank may not, without the prior approval of the regulatory authorities, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends that the Bank could declare, without such approval, amounted to $6,508,884, $6,061,377 and $6,047,324 at December 31, 1996, 1995 and
1994, respectively.

          Additionally, the Bank is subject to various regulatory capital requirements administered by the Federal Reserve System. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that the Bank meets all capital adequacy requirements to which it is subject as of December 31, 1996.

          As of September 30, 1996, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                         (Notes continued on next page)

          The following table presents the Bank's actual capital position, the minimum amounts and ratios required for regulatory capital adequacy purposes and amounts that allow the Bank to be considered as well capitalized at December 31, 1996 and 1995.

                                                                                                    To Be Well Capitalized
                                                                             For Capital           Under Prompt Corrective
                                                  Actual                  Adequacy Purposes           Action Provisions
                                        ---------------------------- ---------------------------- ---------------------------
                                            Amount         Ratio         Amount         Ratio         Amount         Ratio
                                        ---------------- ----------- ---------------- ----------- ---------------- ----------
      December 31, 1996:
            Total Capital
            (to Risk Weighted Assets)   $    19,613,758     28.79 %  $     5,450,735     8.00  %  $     6,813,419    10.00 %
            Tier I Capital
            (to Risk Weighted Assets)   $    18,762,081     27.54 %  $     2,725,368     4.00  %  $     4,088,052     6.00 %
            Tier I Capital
            (to Average Assets)         $    18,762,081     14.89 %  $     5,038,880     4.00  %  $     6,298,600     5.00 %
      December 31, 1995:
            Total Capital
            (to Risk Weighted Assets)   $    17,908,872     27.88 %  $     5,138,681     8.00  %  $     6,423,351    10.00 %
            Tier I Capital
            (to Risk Weighted Assets)   $    17,105,953     26.63 %  $     2,569,340     4.00  %  $     3,854,011     6.00 %
            Tier I Capital
            (to Average Assets)         $    17,105,953     14.32 %  $     4,777,920     4.00  %  $     5,972,400     5.00 %



NOTE 13 - OFF-BALANCE-SHEET ITEMS, COMMITMENTS AND CONTINGENCIES

         In the normal course of business, there are various outstanding financial instruments, which involve elements of credit and interest rate risk, to varying degrees, that are not recognized in the financial statements. Commitments to extend credit, standby letters of credit, and the use of three to five year mortgage and installment loans are some of the vehicles used by the Bank in meeting the needs of its customers and reducing its own exposure to fluctuations in interest rates. Notional principal amounts often are used to express the volume of the transaction, but the amounts potentially subject to credit risk are usually smaller.

         The following table presents the contract or notional amount of each class of instrument at December 31:



                                                                1996                                 1995
                                                ------------------------------------- ------------------------------------
                                                  Variable Rate       Fixed Rate       Variable Rate        Fixed Rate
                                                   Commitments        Commitments       Commitments        Commitments
                                                ------------------ ------------------ -----------------  -----------------
          Financial  instruments  whose
               notional or contract amounts
               represent credit risk (assumes
               counterparty defaults and
               collateral proves to be worthless):
          Legally binding unfunded
               commitments to extend credit     $       3,244,301  $         935,641  $      5,075,270   $        831,435
          Standby letters of credit                       752,434                  -           494,045                  -
                                                ------------------ ------------------ -----------------  -----------------
                                                $       3,996,735  $         935,641  $      5,569,315   $        831,435
                                                ------------------ ------------------ -----------------  -----------------


          At December 31, 1996 and 1995, the Bank was not participating in interest rate swaps, futures, or forward and exchange rate contracts. Commitments to extend credit are legally binding agreements to lend to a customer which typically contain clauses that permit cancellation of the commitment in the event of credit deterioration of the borrower. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of customers to a third party. The Bank receives a nominal fee for entering into such agreements.

          To meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates, the Bank controls and monitors the credit risk associated with commitments to extend credit and standby letters of credit through credit approvals, and the same credit policy procedures as it does for on-balance sheet instruments. No material losses are anticipated as a result of these transactions.

          There are no pending litigation or claims asserted against the Bank that has required the attention of management or its legal counsel. The Bank has been a party to various legal proceedings relating to foreclosed real estate. In the opinion of management, based upon advice of counsel, the aggregate liability, if any, resulting from these proceedings would not have a material effect on the Bank's financial position or results of operations.



                         (Notes continued on next page)

NOTE 14 - CONCENTRATIONS OF CREDIT

          Concentrations of credit risk (whether on or off balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Bank does not have significant exposure to any individual customer or counterparty. However, the Bank's loan portfolio is comprised of credit extensions principally to customers in the Northern Neck area of Virginia. Most of these customers are also depositors of the Bank.

          The following table reflects the Bank's group concentration of loans and credit commitments at December 31, 1996 and 1995:



                                        Commercial       Residential                       Installment
          December 31, 1996              Property         Property      Small Business    and Consumer         Total
                                      ---------------- ---------------- ---------------- ---------------- ----------------

          Loans                       $     6,839,694  $    43,132,298  $    18,864,343  $     7,826,641  $    76,662,976
          Credit commitments                1,103,721        1,001,579        2,827,076                -        4,932,376
                                      ---------------- ---------------- ---------------- ---------------- ----------------
                                      $     7,943,415  $    44,133,877  $    21,691,419  $     7,826,641  $    81,595,352
                                      ---------------- ---------------- ---------------- ---------------- ----------------



                                        Commercial       Residential                       Installment
          December 31, 1995              Property         Property      Small Business    and Consumer         Total
                                      ---------------- ---------------- ---------------- ---------------- ----------------

          Loans                       $     6,257,300  $    41,877,541  $    18,595,270  $     6,744,260  $    73,474,371
          Credit commitments                1,250,812          912,963        4,236,975                -        6,400,750
                                      ---------------- ---------------- ---------------- ---------------- ----------------
                                      $     7,508,112  $    42,790,504  $    22,832,245  $     6,744,260  $    79,875,121
                                      ---------------- ---------------- ---------------- ---------------- ----------------


          The credit risk amounts represent the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. The Bank has experienced little difficulty in accessing collateral when required. The amounts of credit risk shown, therefore, greatly exceed expected losses, which are included in the allowance for loan losses.

          Loans secured by real estate are approximately 65% and 66% of total loans for 1996 and 1995. Approximately 89% and 87% of these real estate loans in 1996 and 1995, respectively, are secured by 1-4 family residential real estate. Commercial and standby letters of credit were granted primarily to commercial borrowers.


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

          Statement No. 107, Disclosure about Fair Value of Financial Instruments ("FASB 107"), requires disclosure of fair value information about financial instruments, whether or not to be recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to individual markets and, in many cases, could not be realized in immediate settlement. FASB 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

          The following methods and assumptions were used by the Bank in estimating the fair value for its financial instruments as required by FASB 107:

          Cash and Due From Banks:  The carrying amount approximates fair value.

          Federal Funds Sold: For federal funds sold, the carrying amount approximates fair value.

          Investment  Securities:   Fair  values  for securities  are  based on
          published market prices, if available. For unquoted securities, the fair value is estimated by the Bank on the basis of financial and other information.

          Loans: For equity line receivables with short-term and variable characteristics, the total receivables outstanding approximates fair value. This amount excludes any value related to account relationships. The fair value of other types of loans is estimated by discounting future cash flows using the contractual rates in effect for similar loans at the reporting date.

          Interest  Receivable  and  Interest   Payable:   The  carrying  amount
          approximates fair value.

          Non-Interest Bearing Deposits: The fair value of these instruments is the amount payable on demand at the reporting date.


                         (Notes continued on next page)
                                      E-18

          Interest Bearing Deposits: The fair value of demand deposits, savings accounts and money market deposits with no defined maturity is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows using rates currently offered for deposits of similar remaining maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating the fair values disclosed.

          Commitments  To Extend  Credit and Standby and  Commercial  Letters of
          Credit: It is not practicable to separately estimate the fair values for off-balance-sheet credit commitments, including standby letters of credit, due to the lack of cost-effective reliable measurement methods for these instruments.

          The estimated fair values of the Bank's financial instruments are as follows at December 31:


                                                                1996                                 1995
                                                 ------------------------------------ ------------------------------------
                                                                         Fair                                  Fair
                                                  Carrying Value         Value         Carrying Value         Value
                                                 ----------------- ------------------ -----------------  -----------------
          Assets
                    Cash and due from banks      $      3,994,235  $       3,994,235  $      3,521,358   $      3,521,358
                    Temporary investments                 490,000            490,000         2,930,000          2,930,000
                    Investment securities              49,692,101         50,119,616        41,686,468         42,440,603
                    Loans                              74,695,951         74,514,992        71,621,104         71,384,835
                    Interest receivable                 1,218,544          1,218,544         1,160,712          1,160,712
                                                 ----------------- ------------------ -----------------  -----------------
                                                 $    130,090,831  $     130,337,387  $    120,919,642   $    121,437,508
                                                 ----------------- ------------------ -----------------  -----------------
          Liabilities
             Non-interest bearing deposits       $     10,127,768  $      10,127,768  $      8,586,322   $      8,586,322
                    Interest bearing deposits         101,968,590        101,559,114        95,748,640         96,038,686
                    Interest payable                      330,537            330,537           323,810            323,810
                                                 ----------------- ------------------ -----------------  -----------------
                                                 $    112,426,895  $     112,017,419  $    104,658,772   $    104,948,818
                                                 ----------------- ------------------ -----------------  -----------------



                                    * * * * *

                          BANK OF NORTHUMBERLAND, INC.

                                 BALANCE SHEETS


                                                  September 30,     December 31,
                                                      1997              1996
                                                  (Unaudited)

(Dollar amounts in thousands)

                                     ASSETS

Cash and due from banks                           $      2,820       $    3,994
Federal funds sold                                       1,960              490
Securities available-for-sale                           25,056           28,026
Securities held-to-maturity                             21,430           21,666
Loans receivable, net                                   79,512           74,696
Accrued interest receivable                              1,266            1,219
Bank premises and equipment                                519              581
Deferred income taxes                                      426              486
Income taxes receivable                                      0              128
Other assets                                               621              260
                                                    ----------       ----------

                                                    $  133,610       $  131,546
                                                    ----------       ----------



                      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
  Demand deposits                                   $   11,395       $   10,128
  Interest bearing demand deposits                      27,683           29,688
  Savings                                               12,024           12,544
  Time deposits                                         61,411           59,737
                                                    ----------       ----------
                Total deposits                         112,513          112,097

Accrued interest payable                                   352              331
Other liabilities                                          316              498
                                                    ----------       ----------
                Total liabilities                      113,181          112,926
                                                    ----------       ----------

Shareholders' equity
  Common stock, $1 par value, 5,000,000 shares
    authorized; 2,541,920 shares issued and
    outstanding in 1997 and 1996                         2,542            2,542
  Capital surplus                                          865              865
  Undivided profits                                     17,045           15,355
  Net unrealized  appreciation (depreciation)
     on available-for-sale securities                      (23)            (142)
                                                    ----------       ----------
             Total shareholders' equity                 20,429           18,620
                                                    ----------       ----------

                                                    $  133,610       $  131,546
                                                    ----------       ----------



                    See notes to interim financial statements

                          BANK OF NORTHUMBERLAND, INC.

                              STATEMENTS OF INCOME


                                                              Three Months Ended                  Nine Months Ended
                                                                September 30,                       September 30,
                                                             1997              1996              1997              1996
                                                                 (Unaudited)                         (Unaudited)
----------------------------------------------------------------------------------------   ---------------------------------
(Dollars in thousands, except per share amounts)
Interest income
     Interest and fees on loans                         $       1,804     $       1,680     $       5,307     $       4,979
     Interest on federal funds sold                                29                44                52               124
     Interest on investment securities:
        Available-for-sale                                        393               383             1,226             1,110
        Held-to-maturity                                          276               277               858               819
                                                       ---------------------------------   ---------------------------------
            Total interest income                               2,502             2,384             7,443             7,032
                                                       ---------------------------------   ---------------------------------

Interest expense
     Savings                                                      164               148               460               441
     Interest bearing demand deposits                             211               201               644               599
     Certificates of deposit, $100,000 or more                    107               120               315               276
     Other time deposits                                          654               602             1,914             1,907
     Interest on federal funds purchased                            0                 0                 6                 0
                                                       ---------------------------------   ---------------------------------
            Total interest expense                              1,136             1,071             3,339             3,223
                                                       ---------------------------------   ---------------------------------

Net interest income                                             1,366             1,313             4,104             3,809

Provision for loan losses                                           0                 0                 0                 0
                                                       ---------------------------------   ---------------------------------

Net interest income after provision for loan losses             1,366             1,313             4,104             3,809
                                                          ------------------------------      ------------------------------

Noninterest income
     Service charges on deposit accounts                           83                79               245               239
     Other service charges and fees                                21                24                74                73
     Net investment securities gains (losses)                       0                 0                (2)                3
     Other income                                                   0                 0                 0                15
                                                       ---------------------------------   ---------------------------------
            Total noninterest income                              104               103               317               330
                                                       ---------------------------------   ---------------------------------

Noninterest expenses
     Salaries and employee benefits                               269               261               795               748
     Occupancy expenses                                            59                70               206               228
     Other expenses                                               163               171               585               574
                                                       ---------------------------------   ---------------------------------
            Total noninterest expenses                            491               502             1,586             1,550
                                                       ---------------------------------   ---------------------------------

Income before income taxes                                        979               914             2,835             2,589

Income tax expense                                               (244)             (225)             (686)             (625)
                                                       ---------------------------------   ---------------------------------

Net income                                              $         735     $         689     $       2,149     $       1,964
                                                       ---------------------------------   ---------------------------------

Earnings per common share                               $        0.29     $        0.27     $        0.85     $        0.77
                                                       ---------------------------------   ---------------------------------



                    See notes to interim financial statements

                          BANK OF NORTHUMBERLAND, INC.

                            STATEMENTS OF CASH FLOWS



Nine Months Ended September 30,                                                     1997               1996
                                                                                         (Unaudited)
-----------------------------------------------------------------------------------------------------------------
(Dollar amounts in thousands)
Cash flows from operating activities
     Interest received from:
        Loans and leases                                                      $        5,262     $         4,975
        Securities available-for-sale                                                  1,193               1,001
        Securities held-to-maturity                                                      889                 812
        Federal funds sold                                                                58                 124
     Interest paid:
        Depositors                                                                    (3,323)             (3,221)
     Income taxes paid                                                                  (583)               (602)
     Noninterest income received                                                         318                 303
     Cash paid to suppliers and employees                                             (1,664)             (1,569)
                                                                             ------------------------------------
            Net cash provided by operating activities                                  2,150               1,823
                                                                             ------------------------------------

Cash flows from investing activities
     Securities available-for-sale:
        Proceeds from maturities                                                       2,515               3,494
        Proceed from sales                                                             4,997               1,158
        Purchases                                                                     (4,307)             (7,383)
     Securities held-to-maturity:
        Proceeds from maturities and redemption                                        3,484               1,482
        Purchases                                                                     (3,200)             (3,395)
     Net increase in customer loans                                                   (4,816)             (1,338)
     Proceeds from sales of foreclosed real estate                                         0                  84
     Capital expenditures                                                                (21)                (16)
     Increase in other assets                                                           (465)               (211)
                                                                             ------------------------------------
            Net cash used in investing activities                                     (1,813)             (6,125)
                                                                             ------------------------------------

Cash flows from financing activities
     Net increase (decrease) in demand deposit accounts,  interest
        bearing demand deposit accounts and savings accounts                          (1,256)              2,082
     Net increase in time deposits                                                     1,673               2,297
     Dividends paid                                                                     (458)                  0
                                                                             ------------------------------------
            Net cash provided by financing activities                                    (41)              4,379
                                                                             ------------------------------------

Net decrease in cash and cash equivalents                                                296                  77

Cash and federal funds sold, beginning of year                                         4,484               6,451
                                                                             ------------------------------------

Cash and federal funds sold, end of year                                      $        4,780     $         6,528
                                                                             ------------------------------------

BANK OF NORTHUMBERLAND, INC.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)


SEPTEMBER 30, 1997 AND 1996

--------------------------------------------------------------------------------



NOTE 1 - BASIS OF PRESENTATION


         The unaudited financial statements as of and for the three and nine months ended September 30, 1997 and September 30, 1996 have not been audited but, in the opinion of management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position and results of operations of the Bank as of such date and for such periods. The unaudited financial statements should be read in conjunction with the Financial Statements of the Bank and the Notes thereto appearing elsewhere herein. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1997 or for any future periods.


NOTE 2 - RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1996, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 125, ("Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." FASB No. 125 establishes the accounting for transfers and servicing of financial assets and extinguishment of liabilities. There has been no impact on the financial statements taken as a whole relating to this Statement. In accordance with the statement, an entity recognizes financial assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The Statement also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on the relative fair values at the date of transfer. Servicing assets and liabilities would subsequently be measured by (a) amortization in proportion to and over the period of estimated net servicing income or loss and (b) assessment for asset impairment or increased obligation based on their fair values. This Statement is effective for transfers and servicing of financial assets and extinguishment of liabilities after December 31, 1996.

         In October 1996, the Financial Accounting Standards Board issued FASB Statement No. 127, which deferred for one year certain provisions of FASB No. 125 for securities lending, repurchase agreements, dollar rolls, and other secured transactions.


         In February 1997, the FASB issued FASB No. 128, "Earnings Per Share" and FASB No. 129, "Capital Structure." FASB No. 128 simplifies the calculation of earnings per share (EPS) and makes it comparable to international standards. FASB No. 129 consolidates the existing guidance from several other pronouncements relating to an entity's capital structure. FASB No. 128 is effective for both interim and annual financial statements for periods ending after December 15, 1997. Earlier application is not permitted. Under FASB No. 128 basic EPS for the three and nine months ended September 30, 1997 would have been $.29 and $.85, respectively. The Bank did not have securities or other financial instruments that would be considered dilutive during the first nine months of 1997.


         Under FASB No. 128, primary EPS is replaced with a calculation known as basic EPS. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Fully diluted EPS has not changed significantly but has been renamed diluted EPS. Under the new rules, income available to common shareholders should be adjusted for the assumed conversion of all potentially dilutive securities. The treasury stock method is used to calculate the dilutive effect of options and warrants. The treasury stock method is applied using the average market price of the Bank's common stock during the period rather than the higher of the average market price or ending market price. The dilutive effect of convertible debt or convertible preferred stock will be calculated using the if-converted method, which assumes conversion at the beginning of the period if the effect is dilutive.


NOTE 3 - INCOME TAXES

         The provision for income taxes is computed by applying statutory federal rates to income before income taxes as reported in the financial statements after deducting non-taxable items, principally tax-exempt interest income on obligations of state and political subdivisions. The Bank is subject to state income taxes.

NOTE 4 - PENDING MERGER

         The Boards of Directors of the Bank of Northumberland and Southside Bank have approved a Reorganization Agreement to merge these financial institutions into Eastern Virginia Bankshares. The Reorganization Agreement contemplates a share exchange between the respective bank's shareholders.
Shareholders  of Bank of  Northumberland  will  receive  one  share  of  Eastern
Virginia Bankshares Common Stock for each outstanding share of Bank of Northumberland Common Stock. Shareholders of Southside Bank will receive 2.5984 shares of Eastern Virginia Bankshares Common Stock for each outstanding share of Southside Bank Common Stock, with cash being paid in lieu of fractional shares.

                                                                      Appendix F


                 [Letterhead of Crestar Securities Corporation]




December 2, 1997


Board of Directors
Bank of Northumberland, Inc.
Route 360  Box 9
Heathsville, Virginia 22473

Gentlemen:

         You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Bank of Northumberland, Inc. ("BNI") of the terms of the Agreement and Plan of Reorganization, dated as of September 26, 1997, between BNI, Southside Bank ("SSB") and Eastern Virginia Bankshares, Inc. ("EVB") and a related Plan of Share Exchange (collectively, the "Reorganization Agreement"). Pursuant to the Reorganization Agreement, each issued and outstanding share of BNI common stock will be exchanged for 1.0 share of EVB common stock. The Reorganization Agreement also provides for the simultaneous exchange of 2.5984 shares of EVB common stock for each issued and outstanding share of SSB common stock.

         Crestar Securities Corporation, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. We are familiar with BNI, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to the Reorganization Agreement. Crestar Bank's Financial Institutions Division has also provided certain correspondent banking services to BNI from time to time and Crestar Securities Corporation's Investment Division has sold investment securities to BNI from time to time.

         In developing our opinion, we have, among other things, reviewed and analyzed the (1) Reorganization Agreement; (2) the Registration Statement on Form S-4, including the Joint Proxy Statement; (3) BNI's audited financial statements for the three years ending December 31, 1996; (4) BNI's unaudited financial statements for the six-months ended June 30, 1997 and 1996, and other internal information relating to BNI prepared by BNI's management; (5) information regarding the trading market for the common stocks of BNI and SSB and the price range within which the respective stocks have traded; (6) the relationship of prices paid to relevant financial data such as net worth, assets, deposits, and earnings in certain bank and bank holding company mergers and acquisitions in recent years; (7) SSB's annual report to shareholders and its audited financial statements for the three years ending December 31, 1996; (8) SSB's unaudited financial statements for the six-months ended June 30, 1997 and 1996, and (9) other information relating to SSB prepared by SSB's management. We have discussed with members of management of BNI and SSB the background of the Reorganization, reasons and basis for the Reorganization, and the business and future prospects of BNI and SSB individually and as a combined entity. We have also conducted such other studies, analyses and investigations, particularly of the banking industry, and considered such other information as we deemed appropriate.

         In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of BNI and SSB or from public sources. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of BNI or SSB. Our opinion is necessarily based on economic, financial market and industry conditions as they exist and can be evaluated at the date hereof.

         Our opinion is directed to the Board of Directors of BNI and does not constitute a recommendation to any shareholder of BNI as to how such shareholder should vote at the shareholder's meeting held in connection with the Reorganization.

         Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the terms of the Reorganization Agreement are fair, from a financial point of view, to the shareholders of BNI.

                                            Very truly yours,



                                            Crestar Securities Corporation


                                            By: /s/ Charles W. Byrd, Jr.
                                               --------------------------------

                                            Charles W. Byrd, Jr.
                                            Managing Director


                                      F-2